Form 10-K, Exhibit 13
UNIVEST CORP OF PENNSYLVANIA
filed 1995-03-29
CIK 102212

Univest Corporation of Pennsylvania

Consolidated Financial Highlights

                                                                                Percentage
                                                    1994            1993          Change
Earnings:
 Net interest income                            $34,647,923      $31,633,168       9.5
 Income before income taxes and cumulative
   effect of a change in accounting principle    14,656,886       13,477,566       8.8
 Applicable income taxes                          4,536,404        4,120,675      10.1
 Income before cumulative effect of a change
   in accounting principle                       10,120,482        9,356,891       8.2
 Net income                                      10,120,482        8,786,512      15.2

Per share:
 Average shares outstanding                       3,137,016        3,137,016         -
 Income before income taxes and
   cumulative effect of a change in
   accounting principle                              $ 4.67           $ 4.29       8.9
 Applicable income taxes                             $ 1.44           $ 1.31       9.9
 Income before cumulative effect of a
   change in accounting principle                    $ 3.23           $ 2.98       8.4
 Net income                                          $ 3.23           $ 2.80      15.4
 Book value                                          $25.55           $23.23      10.0

Balance sheets:
 Investments                                   $202,060,206     $139,326,861      45.0
 Net loans                                      571,903,335      563,583,948       1.5
 Deposits                                       699,072,720      668,851,440       4.5
 Shareholders' equity                            80,157,936       72,872,658      10.0
 Assets                                         847,153,657      789,887,067       7.2

Univest Corporation of Pennsylvania

Consolidated Balance Sheets
                                                              December 31,
                                                         1994              1993
Assets
 Cash and due from banks                             $ 35,176,956      $ 34,701,868
 Time deposits with other banks                           501,244         3,299,273
 Investment securities held to maturity (market
   value $167,604,794 and $91,405,253 at
   December 31, 1994 and 1993, respectively)          171,725,681        91,056,109
 Investment securities available for sale
   (market value of $48,714,712 in 1993)               30,334,525        48,270,752
 Federal funds sold and other short-term                6,847,794        12,678,108
   investments
 Mortgage loans held for sale                                   -         8,916,100
 Loans                                                580,778,786       570,782,161
   Less:  Reserve for possible loan losses             (8,875,451)       (7,198,213)
     Net loans                                        571,903,335       563,583,948
 Premises and equipment, net                           13,948,531        12,632,889
 Accrued interest and other assets                     16,715,591        14,748,020
Total assets                                         $847,153,657      $789,887,067


Liabilities
 Demand deposits, noninterest bearing                $104,403,816      $103,058,755
 Demand deposits, interest bearing                    155,636,331       165,429,430
 Savings deposits                                     126,975,026       123,675,277
 Time deposits                                        312,057,547       276,687,978
      Total deposits                                  699,072,720       668,851,440

 Securities sold under agreements to repurchase        43,767,554        28,123,589
 Other short-term borrowings                            1,155,000         1,155,000
 Accrued expenses and other liabilities                13,562,042         8,607,251
 Long-term debt                                         9,438,405        10,277,129
      Total liabilities                               766,995,721       717,014,409


Shareholders' equity
 Common stock, $5 par value; 12,000,000 shares
  authorized at December 31, 1994 and 5,000,000
  shares authorized at December 31, 1993, and
  3,143,346 shares issued and 3,137,016 shares
  outstanding at December 31, 1994 and 1993            15,716,728        15,716,728
 Additional paid-in capital                             8,090,128         8,090,128
 Retained earnings                                     56,983,044        49,215,323
 Net unrealized securities losses                        (482,443)               -
 Treasury stock, 6,330 shares at cost                    (149,521)         (149,521)
      Total shareholders' equity                       80,157,936        72,872,658
 Total liabilities and shareholders' equity          $847,153,657      $789,887,067

See accompanying notes to consolidated financial statements.

Univest Corporation of Pennsylvania

Consolidated Statements of Income

                                                                   Year ended December 31
                                                             1994           1993           1992
Interest income:
 Interest and fees on loans:
   Taxable                                              $ 45,793,675   $ 43,749,199   $ 45,795,766
   Exempt from federal income taxes                        1,880,110      2,073,297      2,353,704
Total interest and fees on loans                          47,673,785     45,822,496     48,149,470
 Interest and dividends on investment securities:
   U.S. Government obligations                             6,404,798      5,621,534      6,146,809
   Obligations of state and political subdivisions            94,812        125,295        145,674
   Other securities                                          968,492      2,246,373      3,186,750
 Interest on time deposits with other banks                  118,508        179,608        181,011
 Interest on federal funds sold                              660,950        406,644        736,968
 Bankers' acceptances and long-term federal funds sold             -              -         65,000
             Total interest income                        55,921,345     54,401,950     58,611,682

Interest expense:
 Interest on demand deposits                               3,417,669      4,197,638      5,177,864
 Interest on savings deposits                              3,151,961      3,092,200      3,089,547
 Interest on time deposits                                12,843,452     13,864,921     18,858,859
 Interest on long-term debt                                  565,598        793,564        784,521
 Interest-all other                                        1,294,742        820,459        865,717
             Total interest expense                       21,273,422     22,768,782     28,776,508
Net interest income                                       34,647,923     31,633,168     29,835,174
Provision for loan losses                                  1,950,000      2,480,000      2,852,300
Net interest income after provision for loan losses       32,697,923     29,153,168     26,982,874

Other income:
 Trust                                                     1,828,037      1,630,365      1,543,675
 Service charges on demand deposits                        1,632,508      1,560,583      1,548,215
 (Losses) gains on sales of securities                       (26,870)             -        120,328
 (Losses) gains on sales of mortgages                        (12,189)       955,872        509,466
 Other                                                     2,150,671      2,303,943      1,945,436
             Total other income                            5,572,157      6,450,763      5,667,120

Other expenses:
 Salaries and benefits                                    12,403,346     11,764,170     10,993,299
 Net occupancy                                             1,664,944      1,584,429      1,490,544
 Equipment                                                 1,723,744      1,623,200      1,590,774
 Other                                                     7,821,160      7,154,566      6,842,683
             Total other expenses                         23,613,194     22,126,365     20,917,300

Income before income taxes and cumulative effect
 of a change in accounting principle                      14,656,886     13,477,566     11,732,694
Applicable income taxes                                    4,536,404      4,120,675      3,318,856
Income before cumulative effect of a change in
 accounting principle                                     10,120,482      9,356,891      8,413,838
Cumulative effect of a change in accounting principle,
 net of income taxes of $293,831                                   -       (570,379)             -
Net income                                               $10,120,482    $ 8,786,512    $ 8,413,838

Per common share data:
 Income before cumulative effect of a change in
   accounting principle                                  $      3.23    $      2.98    $      2.68
 Cumulative effect of a change in accounting principle             -          (0.18)             -
Net income per share                                     $      3.23   $       2.80    $      2.68

See accompanying notes to consolidated financial statements.

Univest Corporation of Pennsylvania
Consolidated Statements of Changes in Shareholders' Equity


                                                                                          Net
                                                            Additional                 Unrealized
                                                Common        Paid-in     Retained     Securities   Treasury
                                                 Stock        Capital     Earnings       Losses      Stock        Total
Balance at December 31, 1991                  $ 7,858,364   $8,090,128  $44,029,883   $      -    $(149,521)   $59,828,854
 Net income for 1992                                                      8,413,838                              8,413,838
 Cash dividends declared ($.625 per share)                               (1,960,635)                            (1,960,635)
Balance at December 31, 1992                    7,858,364    8,090,128   50,483,086          -     (149,521)    66,282,057
 Net income for 1993                                                      8,786,512                              8,786,512
 Cash dividends declared ($.70 per share)                                (2,195,911)                            (2,195,911)
 Two-for-one common stock split
   in the form of a 100% stock dividend         7,858,364                (7,858,364)                                     -
Balance at December 31, 1993                   15,716,728    8,090,128   49,215,323          -     (149,521)    72,872,658
 Adjustment to beginning balance for
   change in accounting method, net
   of income taxes of $150,946                                                           293,013                   293,013
 Change in unrealized gains and (losses)
   on investment securities available for
   sale, net of income taxes of $(399,478)                                              (775,456)                 (775,456)
 Net income for 1994                                                     10,120,482                             10,120,482
 Cash dividends declared ($.75 per share)                                (2,352,761)                            (2,352,761)
Balance at December 31, 1994                  $15,716,728   $8,090,128  $56,983,044   $ (482,443) $(149,521)   $80,157,936

See accompanying notes to consolidated financial statements.

Univest Corporation of Pennsylvania

Consolidated Statements of Cash Flows

                                                                                 Year ended December 31
                                                                           1994           1993           1992
Cash flows from operating activities
Net income                                                             $10,120,482    $ 8,786,512    $ 8,413,838
Adjustments to reconcile net income to net cash provided
 by operating activities:
   Provision for loan losses (less than) in excess of
     net charge-offs                                                     1,677,238     (1,042,112)     1,505,361
   Depreciation of premises and equipment                                1,526,874      1,292,796      1,252,728
   Cumulative effect of a change in accounting principle                         -        570,379              -
   Premium amortization (discount accretion) on
     investment securities and time deposits                               289,522        511,479         91,307
   Deferred income tax (benefit)                                           139,305        472,521       (818,294)
   Realized losses (gains) on investment securities                         26,870              -       (120,328)
   Realized losses (gains) on sales of mortgages                            12,189       (955,872)      (509,466)
   (Decrease) increase in net deferred loan fees                          (552,398)       (53,506)       729,708
   (Increase) decrease in interest receivable and other assets          (1,320,110)       794,673       (471,376)
   Decrease in accrued expenses and other liabilities                    5,001,277     (1,408,439)      (588,113)
Net cash provided by operating activities                               16,921,249      8,968,431      9,485,365

Cash flows from investing activities
Purchases of time deposits                                                       -              -     (2,162,122)
Proceeds from maturing time deposits                                     2,798,029         48,666      1,000,000
Proceeds from maturing securities                                                -     98,634,461     59,006,991
Proceeds from sales of securities                                                -              -     11,716,425
Proceeds from maturing securities held to maturity                      24,334,687              -              -
Proceeds from maturing securities available for sale                    29,987,404              -              -
Proceeds from sales of securities available for sale                     7,246,544              -              -
Purchases of investment securities held to maturity                   (108,784,018)   (67,751,172)  (102,705,594)
Purchases of investment securities available for sale                  (16,565,327)             -              -
Net decrease in federal funds sold and other short-term
 investments                                                             5,830,314      1,550,934      4,814,744
Net decrease (increase) in loans held for sale                           8,916,100     (1,422,200)    (7,493,900)
Proceeds from sales of mortgages                                        14,917,616     34,499,131     35,791,048
Net increase in loans                                                  (24,374,032)   (62,431,316)   (37,667,607)
Capital expenditures                                                    (2,842,516)    (1,340,979)    (1,221,683)
Net cash (used in) provided by investing activities                    (58,535,199)     1,787,525    (38,921,698)

Cash flows from financing activities
Assumption of deposits                                                  10,607,692              -              -
Net increase (decrease) in deposits                                     18,966,127     (8,419,081)    26,593,358
Net increase (decrease) in short-term borrowings                        15,643,965     (2,587,151)     5,095,740
Proceeds from long-term debt                                                     -      4,000,000              -
Cash dividends                                                          (2,290,021)    (2,101,800)    (1,897,894)
Repayments of long-term debt                                              (838,725)    (1,798,875)    (2,000,000)
Net cash provided by (used in) financing activities                     42,089,038    (10,906,907)    27,791,204
Net increase (decrease) in cash and due from banks                         475,088       (150,951)    (1,645,129)
Cash and due from banks at beginning of year                            34,701,868     34,852,819     36,497,948
Cash and due from banks at end of year                                 $35,176,956    $34,701,868    $34,852,819

Supplemental disclosures of cash flow information
Cash paid during the year for:
 Interest                                                              $20,600,157    $23,575,877    $30,308,462
 Income taxes                                                          $ 4,449,625    $ 4,350,959    $ 3,901,979

Supplemental disclosure of noncash activity
During the year ended December 31, 1993, the Corporation entered into a capital lease obligation for $491,004.

See accompanying notes to consolidated financial statements.

Note 1.  Summary of Significant Accounting Policies

Principles of Consolidation

The consolidation financial statements include the accounts of Univest Corporation of Pennsylvania (Univest) and its wholly owned subsidiaries, including Union National Bank and Trust Company (Union) and Pennview Savings Bank (Pennview), collectively referred to herein as the "Banks." All significant intercompany balances and transactions have been eliminated in consolidation.

Investment Securities

Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards ("FAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securites." Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investment or trading are designated securities available for sale and carried at fair value with unrealized gains and losses reflected in shareholders' equity. Prior to the adoption of FAS No. 115, securities available for sale were carried at the lower of cost or fair value. As a result of adopting FAS 115, securities with an original carrying value of $48,714,712 were classified as available-for-sale at January 1, 1994 and were written up to their aggregate fair value of $48,714,712. After the related tax effects, shareholders' equity at January 1, 1994 was increased by $293,013 to reflect the write-up of those securites to fair value. The accumulated net unrealized loss on available-for-sale securities included in retained earnings was $482,443 at December 31, 1994.
Gains and losses on sales of securites are generally computed on a specific security basis.

Loans

Loans are stated at the principal amount less net deferred loan fees and unearned discount. Interest income on commercial and mortgage loans is recorded on the outstanding balance method, using actual interest rates applied to daily principal balances. Unearned discount on installment loans is recognized in income using the "rule of 78ths" method (sum-of-the-digits), which materially approximates the interest method. Accrual of interest income on loans ceases when collectibility of interest and/or principal is questionable. If it is determined that the collection of interest previously accrued is uncertain, such accrual is reversed and charged to current earnings. Thereafter, income is only recognized as payments are received for loans on which there is no uncertainty as to the collectibility of principal.

Mortgage Loans Held for Sale

The Corporation originates mortgage loans for portfolio investment or for sale in the secondary market. All fixed-rate mortgage loans originated after January 1, 1992 with a 15-year to 30-year term are designated as held for sale. There were no loans held for sale as of December 31, 1994. The estimated fair market value of mortgage loans held for sale at December 31, 1993 was approximately $9,177,400. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis.

Loan Fees

Fees collected upon loan origination and certain direct costs of originating loans are deferred and recognized over the contractual lives of the related loans as yield adjustments. Upon prepayment or other disposition of the underlying loans before their contractual maturities, any associated unamortized fees or costs are recognized.

Reserve for Possible Loan Losses

The reserve for loan losses is based on management's evaluation of the loan portfolio under current economic conditions and such other factors which deserve recognition in estimating possible loan losses. Additions to the reserve arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the reserve. Loans are charged off when there has been permanent impairment.
The Corporation will adopt Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. As a result of applying the new rules, certain impaired loans will be reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Corporation does not expect the adoption of the standard to have a material impact on the Corporation's financial position or results of operations.

Premises and Equipment

Land is stated at cost, and bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method and charged to operating expenses over the estimated useful lives of the assets (bank premises and improvements - average life 25 years; furniture and equipment - average life 10 years).

Other Real Estate Owned

Other real estate owned represents properties acquired through customers' loan defaults, and is included in accrued interest and other assets. The real estate is stated at an amount equal to the loan balance prior to foreclosure, plus costs incurred for improvements to the property, but no more than the fair market value of the property, less estimated costs to sell.

Net Income Per Share

Net income per common share is based on the weighted average number of shares outstanding during each fiscal year. The assumed exercise of the options under the Long-Term Incentive Plan did not have a materially dilutive effect on the earnings per share in 1993 and 1994.

Income Taxes

In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes." The Corporation adopted the provisions of the new standard in its financial statements for the year ended December 31, 1993. The adoption of Statement 109 did not produce materially different results from using the deferred method. As permitted by the Statement, prior years' financial statements have not been restated to reflect the change in accounting method.

Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

Intangible Assets

The purchase price of Pennview in excess of the fair value of the net assets acquired is recorded as goodwill and amortized on a straight-line basis over a 15-year period. At December 31, 1994, the unamortized balance is approximately $1,924,000 ($2,106,000 at December 31, 1993), net of accumulated amortization of approximately $804,000 ($622,000 at December 31, 1993).

Retirement Plan

Nearly all employees are covered by a noncontributory retirement plan. The plan provides benefits based on a formula of each participant's final average pay. The amount funded is not more than the maximum amount deductible for federal income tax purposes. In addition, Univest sponsors a 401(k) deferred salary savings plan, which is a qualified defined contribution plan, and which covers all employees of Univest and its subsidiaries, and provides that the Corporation make matching contributions as defined by the plan.

Postretirement Benefits Other Than Pensions

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106). FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees. As permitted under FAS 106, the Corporation elected to immediately recognize the January 1, 1993 transitional liability of $864,210, $570,379 after-tax or $.18 per share, as the cumulative effect of a change in accounting principle.

Statement of Cash Flows

Univest has defined those items included in the caption "Cash and due from banks" as cash and cash equivalents.

Trust Assets

Assets held by Union in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of Union. Trust service income is reported on a cash basis. Reporting such income on a cash basis instead of the accrual basis does not materially affect net income or financial position.

Note 2.  Restrictions on Cash and Due from Bank Accounts

Union is required to maintain reserve balances with the Federal
Reserve Bank. The average amount of those reserve balances for 1994 was $5,293,490 and for 1993 was $5,003,289.

Note 3.  Investment Securities

Securities with a market value of $93,480,992 and $84,808,267 at December 31, 1994 and 1993, respectively, were pledged to secure public deposits and for other purposes as required by law. The following table shows the amortized cost and approximate market value of the held-to-maturity securities and available-for-sale securities at December 31, 1994 and 1993, by maturity within each type:

                                                December 31, 1994                            December 31, 1993
                                                Gross       Gross                            Gross       Gross
                                    Amortized Unrealized  Unrealized  Market   Amortized  Unrealized  Unrealized  Market
Held-to-Maturity Securities            Cost      Gains     (Losses)   Value      Cost        Gains     (Losses)   Value
                                                                             (In Thousands)
U.S. Treasury, government
  corporations and
  agencies obligations:
 Within 1 year                      $  41,113    $ -      $ (481)    $40,632    $19,705      $113       $  -      $19,818
 1 to 5 years                         122,661      -      (3,490)    119,171     57,266       190       (117)      57,339
                                      163,774      -      (3,971)    159,803     76,971       303       (117)      77,157
State and political subdivisions:
 Within 1 year                             15      -           -          15        485         1          -          486
 1 to 5 years                           2,515      -         (61)      2,454      1,000         2          -        1,002
 5 to 10 years                              -      -           -           -         20         -          -           20
                                        2,530      -         (61)      2,469      1,505         3          -        1,508

Mortgage-backed securities:
 1 to 5 years                           3,520     34         (45)      3,509      5,877       166         (1)       6,042
 5 to 10 years                            402      -          (1)        401          -         -          -            -
 Over 10 years                            100      -           -         100      1,831         8         (2)       1,837
                                        4,022     34         (46)      4,010      7,708       174         (3)       7,879

Other:
 1 to 5 years                           1,200      -         (70)      1,130      1,076         -        (13)       1,063
 5 to 10 years                            200      -          (7)        193        200         -          -          200
 Over 10 years                              -      -           -           -      3,596         2          -        3,598
                                        1,400      -         (77)      1,323      4,872         2        (13)       4,861
Total                               $ 171,726    $34     $(4,155)   $167,605    $91,056      $482      $(133)     $91,405


                                                 December 31, 1994                          December 31, 1993
                                                  Gross      Gross                           Gross       Gross
                                    Amortized  Unrealized  Unrealized  Market  Amortized  Unrealized  Unrealized  Market
Securities Available for Sale         Cost        Gains     (Losses)   Value     Cost       Gains      (Losses)   Value
                                                            (In Thousands)
U.S. Treasury, government
  corporations and
  agencies obligations:
 Within 1 year                       $ 8,012     $  -       $ (42)    $ 7,970   $23,535      $209       $ (15)    $23,729
 1 to 5 years                         11,990       20        (174)     11,836     8,045       283           -       8,328
                                      20,002       20        (216)     19,806    31,580       492         (15)     32,057

Mortgage-backed securities:
 5 to 10 years                         3,534        -        (303)      3,231     1,009         -          (1)      1,008
 Over 10 years                         3,823        -        (233)      3,590    15,682        55         (87)     15,650
                                       7,357        -        (536)      6,821    16,691        55         (88)     16,658

Other:
 Over 10 years                         3,707        1           -       3,708         -         -           -           -
                                       3,707        1           -       3,708         -         -           -           -

Total                                $31,066     $ 21       $(752)    $30,335   $48,271      $547       $(103)    $48,715

The amortized cost and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown above.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

During the year ended December 31, 1994, debt available-for-sale securities with a fair value at the date of sale of $7,246,543 were sold. The gross realized gains on such sales totaled $18,809, and the gross realized losses totaled $45,679. The net adjustment to unrealized holding losses on available-for-sale securities included as a separate component of shareholders' equity totaled $482,443, in 1994.

There were no sales of investments in debt securities during 1993. Proceeds from sales of investments in debt securities were $5,622,750 during 1992. Gross gains of $26,951 and gross losses of $351 were realized on those sales during 1992.

Unrealized losses in investment securities at December 31, 1994 and 1993 do not represent permanent impairments.

At December 31, 1994 and 1993, there were no investments in any single non-federal issuer representing more than 10% of shareholders' equity.


Note 4.  Loans

The following is a summary of the major loan categories at
December 31 of the noted years:
                                  Carrying    Estimated   Carrying    Estimated
                                   Amount     Fair Value   Amount     Fair Value
                                    1994         1994       1993         1993
                                                  (In Thousands)
Real estate loans--construction   $ 50,954   $ 50,614   $ 60,437   $ 60,430
Real estate loans--commercial      160,234    151,444    164,304    166,301
Real estate loans--residential     221,098    216,021    200,018    202,033
Commercial and industrial loans    114,103    111,290    115,375    115,679
Loans to individuals                36,810     35,757     34,130     33,503
All other loans                      5,639      5,456      4,402      4,381
Total loans                        588,838    570,582    578,666    582,327
Less:  Unearned income              (8,059)    (8,059)    (7,884)    (7,884)
                                  $580,779   $562,523   $570,782   $574,443

At December 31, 1994, loans to directors and executive officers of Univest and companies in which directors have an interest aggregated $16,426,265. These loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with customers and did not involve more than the normal risk of collectibility or present other unfavorable terms. The summary of activity for the past year is as follows:

 Balance at                      Amounts         Current Balance
Beginning of    Additions       Collected       at the End of 1994
   1994
$17,079,374    $32,152,713     $32,805,822          $16,426,265


Note 5.  Reserve for Possible Loan Losses

A summary of the transactions in the reserve for possible loan losses is as follows:

                                   1994          1993         1992
Balance at beginning of year    $7,198,213    $8,240,325   $6,734,964
Provision charged to operating
 expenses                        1,950,000     2,480,000    2,852,300
Recoveries                       1,170,989       329,531      484,089
Loans charged off               (1,443,751)   (3,851,643)  (1,831,028)
Balance at end of year          $8,875,451    $7,198,213   $8,240,325

At December 31, 1994, the total of nonaccrual and restructured loans was $4,747,602 ($6,099,988 at December 31, 1993), and the
total of other real estate owned was $1,750,000 ($2,400,000 at December 31, 1993). If these loans had been performing in accordance with their contractual terms, additional interest income of $567,063, $661,348, and $698,552 would have been recorded in 1994, 1993, and 1992, respectively. In addition, Pennview had first residential mortgage loans of $823,586 at December 31, 1994 ($891,403 at December 31, 1993) which were over 90 days delinquent on which interest income of $7,600 ($10,164 at December 31, 1993) had been reversed.

Note 6. Premises and Equipment

                                             December 31,
                                          1994              1993
                                             (In thousands)
Land and land improvements              $ 3,265           $ 3,001
Premises and improvements                12,579            11,121
Furniture and equipment                  12,659            11,696
                                         28,503            25,818
Less:accumulated depreciation           (14,554)          (13,185)
                                        $13,949           $12,633


     As of December 31, 1994, Univest and its subsidiaries were obligated under noncancelable leases for various premises and equipment. A summary of the future minimum rental commitments under noncancelable operating leases net of related sublease revenue is as follows: 1995--$190,000; 1996--$215,000; 1997--
$172,000; 1998--$155,000; 1999--$107,000.  Rental expense charged to operations was $135,000, $87,000, and $76,000 for 1994, 1993,
and 1992, respectively.



Note 7.  Income Taxes

Effective January 1, 1993, the Corporation changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated.


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The assets and liabilities giving rise to the Corporation's deferred tax liabilities and assets as of December 31, 1994 and 1993 are as follows:

                                        1994        1993
Deferred tax assets:
 Loan loss                           $2,851,000   $2,206,000
 Deferred compensation                  306,000      309,000
 Deferred fee income                    469,000      883,000
 Postretirement benefits                323,000      305,000
 Net unrealized securities losses       249,000            -
 Other                                        -      171,000
                                      4,198,000    3,874,000

Deferred liabilities:
 Accretion                               71,000       51,000
 Retirement plans                       148,000      173,000
 Depreciation                           250,000      245,000
 Intangible assets                      403,000      416,000
 Mark-to-market adjustment              226,000            -
 Other                                   36,000            -
Net deferred tax assets              $3,064,000   $2,989,000


The provision for federal and state income taxes included in the accompanying consolidated statements of income consists of the following:

                           Liability     Liability    Deferred
                            Method        Method       Method
                             1994          1993         1992
Currently payable          $4,397,099   $3,648,154   $4,137,150
Deferred                      139,305      472,521     (818,294)
                           $4,536,404   $4,120,675   $3,318,856


The effective tax rates are less than the statutory federal rate of 35% because interest on loans and investment securities of state and political subdivisions is exempt from income tax. Deferred federal income taxes (tax benefits) arise from timing differences in the recognition of income and expenses for tax and financial reporting purposes. The sources and tax effects of each are as follows for 1992:

                                                           1992
Provision for possible loan losses                      $(645,709)
Bond discount accretion, net                               43,450
Excess (book) amortization of unearned discount over
 (tax) amortization                                        59,918
Tax (book) depreciation in excess of book (tax)            (7,440)
  depreciation
Retirement plan                                            44,175
Deferred compensation                                     (29,615)
Deferred loan fees                                       (316,600)
Other, net                                                 33,527
Total deferred                                          $(818,294)

Pennview is permitted to deduct an annual addition to a tax reserve for bad debts, which differs from the method used for financial accounting purposes. As of December 31, 1994, Pennview has taken approximately $2,596,000 in bad debt deductions for which no deferred income taxes have been provided, since management does not intend to use the reserve for purposes other than to absorb bad debt losses.


Note 8.  Retirement Plan

Net pension expense recognized in 1994, 1993, and 1992 amounted to $193,001, $351,114, and $250,676, respectively, and is summarized as follows:

                                                                             1994        1993        1992
                      Service cost-benefits earned during the period    $  418,775   $ 364,741   $ 342,838
                      Interest cost on projected benefit obligation        686,195     722,816     633,539
                      Actual return on plan assets                         189,226    (871,950)   (518,572)
                      Net amortization and deferral                     (1,101,195)    135,507    (207,129)
                                                                        $  193,001   $ 351,114   $ 250,676


The funded status is reconciled to prepaid pension expense recognized in the financial statements at December 31, 1994 and 1993, as follows:

                                                               1994           1993
            Fair value of plan assets                       $9,023,703     $9,448,323
            Actuarial present value of benefit obligations:
             Vested                                          6,221,989      6,587,635
             Nonvested                                         330,905        361,347
            Accumulated benefit obligation                   6,552,894      6,948,982
            Effect of projected future salary increase       1,661,977      2,373,269
            Projected benefit obligation                     8,214,871      9,322,251
            Plan assets in excess of (less than) projected
             benefit obligation                                808,832        126,072
            Unrecognized net asset at transition              (756,616)      (882,718)
            Unrecognized prior service costs                  (836,254)      (711,996)
            Unrecognized net loss                            1,210,562      1,980,400
            Prepaid pension expense                         $  426,524     $  511,758

            Assumed discount rate for obligation                 8.50%          7.35%
            Assumed long-term rate of investment return          8.50%          8.50%
            Assumed salary increase rate                         5.60%          5.60%

The unrecognized net asset at transition is being amortized on the straight-line method over 15 years. Plan assets include marketable equity securities, corporate and government debt securities, and certificates of deposit.

Pension expense for the 401(k) deferred salary savings plan for the years ended December 31, 1994, 1993, and 1992, was $196,000,
$177,000, and $166,000, respectively.


Note 9.  Other Postretirement Benefit Plans

The Corporation provides certain postretirement health care and life insurance benefits for retired employees. The liability for these postretirement benefits is unfunded. Statement of Financial Accounting Standards No. 106, "Employers' accounting for Postretirement Benefits Other Than Pensions" (FAS 106) was issued in December 1990, to establish the accounting for postretirement benefits. FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees, rather than the previously accepted accounting practice of recognizing those costs on a pay-as-you-go basis.

Effective January 1, 1993, the Corporation adopted FAS 106. As permitted under FAS 106, the Corporation elected to recognize immediately the transitional postretirement benefit liability of $864,000, $570,000 after-tax or $.18 per share, as the cumulative effect of a change in accounting principle. The impact of FAS 106 included in salaries and benefits on the Consolidated Statements of Income for the year ended December 31, 1994 and 1993, was an increase of $26,000 and $33,000, respectively.

The liability for postretirement benefits included in other
liabilities at December 31, 1994 and 1993, was as follows:
                                                           1994         1993
        Accumulated postretirement benefit obligation:
         Retirees                                       $(596,000)   $(667,000)
         Fully eligible active plan participants          (32,000)     (36,000)
         Other active plan participants                  (189,000)    (211,000)
         Unrecognized net gain                           (160,000)           -
        Accrued postretirement benefit cost             $(977,000)   $(914,000)

Net periodic postretirement benefit cost for the years ended
December 31, 1994 and 1993 includes the following components:

                                                                     1994         1993
               Service cost-benefits earned during the period      $15,941      $13,857
               Interest cost on accumulated postretirement
                 benefit obligation                                 67,609       66,513
                                                                   $83,550      $80,370

The cost of providing postretirement benefits in 1992 was recognized by expensing the annual payments to the retirees, which were $41,000.
For measurement purposes, a 10.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed in 1994; the rate was assumed to decrease gradually by 1/2 percent per year, reaching 5 percent in 2003 and after. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $45,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended by $500.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.50 percent and 7.35 percent, at December 31, 1994 and 1993, respectively, and the assumed salary increase rate was 5.60 percent at December
31, 1994 and 1993.

Note 10.  Long-Term Incentive Plan

During 1993, the Corporation adopted the 1993 Long-Term Incentive Plan, whereby the Corporation may grant options to employees to purchase up to 156,850 shares of common stock. The plan provides for the issuance of options to purchase common shares at prices not less than 100 percent of the fair market value at the date of option grant. Options are exercisable as to 33 percent of the optioned shares each year, commencing January 1, 1996. 131,850 common shares were available for future options at December 31, 1994. All options expire December 31, 1999. Transactions involving the plan are summarized as follows:

                                                    Option
                                                  Price Per
                                       Shares       Share
Outstanding at December 31, 1992            -            -
Granted                                25,000       $34.00
Exercised                                   -            -
Outstanding at December 31, 1993       25,000        34.00
Granted                                     -            -
Exercised                                   -            -
Outstanding at December 31, 1994       25,000       $34.00

Note 11.  Time Deposits

The aggregate amount of certificates of deposit in denominations of $100,000 or more was $21,725,000 at December 31, 1994, and
$23,833,000 at December 31, 1993, with interest expense of $1,104,000 for 1994, and $1,268,000 for 1993. Other time deposits in denominations of $100,000 or more were $21,546,000 at December 31, 1994, and $12,512,000 at December 31, 1993, with interest expense of $549,000 for 1994, and $309,000 for 1993.

In accordance with FAS 107, financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. Financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balances.

                                                          Estimated                 Estimated
                                         Book Value       Fair Value   Book Value   Fair Value
                                             1994             1994         1993         1993
                                                                  (In thousands)

Deposits with stated maturities          $312,058          $307,635    $276,688       $277,911
Noninterest-bearing demand deposit
 accounts                                 104,404           104,404     103,059        103,059
Interest-bearing demand deposit accounts   80,531            80,531      74,065         74,065
Money Market Savings                       75,105            75,105      91,364         91,364
Regular Savings Deposits                  126,975           126,975     123,675        123,675

Note 12.  Long-Term Debt

At December 31, 1994 and 1993, long-term debt consisted of the following amounts:

                    December 31  December 31              Interest
Description           1994         1993                     Rate                     Maturity
Subordinated Note   $       -    $ 750,000     Prime (6.0% at December 31, 1993)
Subordinated Note   5,000,000    5,000,000        10.35% through July 31, 1995     July 31, 2000
Federal Home Loan
 Bank Advance       4,000,000    4,000,000                4.82%                    February 1996
Federal Home Loan
 Bank Advance          75,000       75,000                4.00%                    September 2006
Federal Home Loan
 Bank Advance          10,000       10,000                2.50%                    March 1996
                   $9,085,000   $9,835,000

The $5,000,000 subordinated note does not permit prepayment before the conversion date (July 31, 1995) without a substantial penalty. The note bears interest at a fixed rate of 10.35% until the conversion date. Thereafter, the note shall bear interest either at a floating rate equal to the prime rate or at a fixed rate to be mutually agreed upon by the lender and the Corporation. The terms of the $5,000,000 note require interest payments only through July 31, 1995, and principal payments of $1,000,000 per year, plus interest payable quarterly through July 31, 2000. Advances from the Federal Home Loan Bank are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans of Pennview. The advances are subject to the payment of a prepayment fee in the event of repayment of the advance in whole or in part prior to maturity.

During 1993, Univest Electronic Services Corporation entered into a capital lease for equipment. The balance of this obligation at December 31, 1994 is $353,405 with principal repayments as follows: 1995--$94,969; 1996--$101,746; 1997--$109,006; 1998--
$47,684.  This amount is also included in other long-term debt.

The estimated fair value of long-term debt, in accordance with FAS 107, was $8,903,000 and $10,235,000 at December 31, 1994 and
1993, respectively, and was arrived at by using a present value discounted cash flow, based on expected current borrowing rates for similar types of borrowing arrangements.

Note 13. Loan Commitments, Standby Letters of Credit, and
Concentrations of Credit Risk

Loan commitments are made to accommodate the financial needs of the Institutions' customers. Standby letters of credit commit the Institutions to make payments on behalf of customers when certain specified future events occur. They primarily are issued to support commercial paper, medium- and long-term notes and debentures, including industrial revenue obligations. Historically, substantially all standby letters of credit expire unfunded.

Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Institutions' normal credit policies. Collateral (e.g., securities, receivables, inventory, equipment) is obtained based on management's credit assessment of the customer.


The Banks offer commercial, mortgage, and consumer credit products to their customers in the normal course of business which are detailed in Note 4. These products represent a diversified credit portfolio and are generally issued to borrowers within the Banks' branch office systems in eastern Pennsylvania. The ability of the customers to repay their credit is, to some extent, dependent upon the economy in the Banks' market areas.

The Banks also control their credit risks by limiting the amount of credit to any business, institution, or individual, but as of December 31, 1994, the Banks have identified the due from banks' balance as a significant concentration of credit risk because it contains a balance due from a depository institution in the amount of $16,230,735 which is unsecured. Management evaluates the creditworthiness of the institution on at least a quarterly basis in an effort to minimize its credit risk associated with this concentration.

The estimated fair value of off-balance-sheet financial instruments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The lending commitments for residential mortgage loans are based on quoted market prices for similar instruments traded in the secondary market.

The Institutions' maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, 1994, was as follows:

                                                            Contract or           Estimated
                                                           Notional Amount       Fair Value
                                                                      (In thousands)
Financial instruments representing credit risk:
 Commitments to extend credit                                  $120,277              $(190)
 Standby letters of credit or commercial letters of credit       19,663               (295)

As of December 31, 1994, the Banks were servicing loans for others amounting to approximately $81,993,000. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

Note 14.  Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107 (FAS 107), "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instruments whether or not recognized in the balance sheet. For Univest, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments as defined in FAS 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities other than residential mortgage loans held for sale and those investment securities classified as available for sale. Significant estimations and present value calculations, which are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows, were used by the Corporation for the purposes of this disclosure.

Estimated fair values have been determined by the Corporation using the best available data, and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Various methodologies are described in the accompanying notes.

FAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.
Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of readily available active secondary market valuations for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values. Certain estimated fair values cannot be substantiated by comparison to independent valuation sources and, in many cases, might not be realized in immediate settlement of the instrument.


The following table represents the estimates of fair value of financial instruments:

                                       December 31, 1994             December 31, 1993
                                      Carrying       Fair           Carrying       Fair
                                       Amount        Value           Amount        Value
Assets
Cash and short-term assets            $ 42,526,000  $ 42,526,000   $ 50,679,000  $ 50,679,000
Loans held for sale                              -             -      8,916,100     9,177,000
Investment securities                  202,060,000   197,939,000    139,327,000   140,120,000
Net loans                              571,903,000   553,648,000    563,584,000   567,245,000

Liabilities
Demand deposits and savings deposits   387,015,000   387,015,000    392,163,000   392,163,000
Time deposits                          312,058,000   307,635,000    276,688,000   277,911,000
Short-term borrowings                   44,923,000    44,923,000     29,279,000    29,279,000
Long-term debt                           9,439,000     8,903,000     10,277,000    10,235,000

Off-Balance-Sheet
Commitments to extend credit           120,277,000      (190,000)   102,525,000      (241,000)
Letters of credit                       19,663,000      (295,000)    19,514,000      (244,000)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and due from banks and short-term investments: The carrying amounts reported in the balance sheets for cash and due from banks, time deposits with other banks, and federal funds sold and other short-term investments approximates those assets' fair values.

Investment securities (including mortgage-backed securities):
Fair values for investment securities are based on quoted market prices.

Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Off-balance-sheet instruments: Fair values for the Corporation's off-balance-sheet instruments are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e. ,their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings: The carrying amounts of securities sold under repurchase agreements, and other short-term borrowings approximate their fair values.

Long-term debt: The fair values of the Corporation's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Corporation's current borrowing rates for similar types of borrowing arrangements.



Note 15.  Parent Company Financial Information

Condensed financial statements of Univest, Parent Company only, follow:

Balance Sheets
                                                                 December 31
                                                              1994           1993
Assets:
 Deposits with bank subsidiary                           $    11,300       $   723,210
 Loan to non-bank subsidiary                                 275,000           275,000
 Investments in U.S. Government obligations
   held to maturity                                        5,838,377                -
 Investments in U.S. Government obligations                        -        2,902,907
 Investments in subsidiaries, at equity in net assets:
   Banks                                                  76,442,264       72,268,932
   Non-banks                                               4,292,711        3,732,058
 Other assets                                              1,227,620        1,156,787
Total assets                                             $88,087,272      $81,058,894

Liabilities:
 Dividends payable                                      $    941,105      $   878,365
 Subordinated note                                         5,000,000        5,750,000
 Other liabilities                                         1,988,231        1,557,871
Total liabilities                                          7,929,336        8,186,236
Shareholders' equity                                      80,157,936       72,872,658
Total liabilities and shareholders' equity               $88,087,272      $81,058,894

Statements of Income
                                                                 Year ended December 31
                                                            1994         1993          1992
Dividends from banks                                    $ 5,625,664  $ 6,205,974   $ 5,176,365
Other income                                              6,358,364    5,289,852     5,168,768
Total operating income                                   11,984,028   11,495,826    10,345,133
Operating expenses                                        6,478,891    5,983,069     6,097,610
Income before income tax benefit and equity in
 undistributed income of subsidiaries                     5,505,137    5,512,757     4,247,523
Applicable income tax expense (benefit)                       1,083     (199,690)     (315,144)
Income before equity in undistributed income
 of subsidiaries                                          5,504,054    5,712,447     4,562,667
Equity in undistributed income (loss) of subsidiaries:
 Banks                                                    4,655,775    3,604,490     3,863,395
 Non-banks                                                  (39,347)      39,954       (12,224)
Income before cumulative effect of a change
 in accounting principle                                 10,120,482    9,356,891     8,413,838
Cumulative effect of a change in accounting principle             -     (570,379)            -
Net income                                              $10,120,482  $ 8,786,512   $ 8,413,838

Statements of Cash Flows
                                                           Year ended December 31
                                                     1994          1993          1992

Cash flows from operating activities
Net income                                       $10,120,482   $ 8,786,512   $ 8,413,838
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Cumulative effect of a change in accounting
     principle                                             -       570,379             -
   Equity in undistributed net income of
     subsidiaries                                 (4,616,428)   (3,644,444)   (3,851,171)
   (Increase) decrease in other assets              (338,478)      164,476      (724,949)
   Depreciation of premises and equipment            267,645       265,036       183,267
   Increase (decrease) in other liabilities          430,360       (28,265)      (36,199)
Net cash provided by operating activities          5,863,581     6,113,694     3,984,786

Cash flows from investing activities
Proceeds from maturities of securities held to     1,899,423             -             -
maturity
Purchases of investment securities held to        (4,834,893)            -             -
maturity
Proceeds from maturities of securities                     -     1,736,654     1,596,238
Purchases of investment securities                         -    (2,902,907)   (1,736,654)
Investment in non-bank subsidiaries                 (600,000)     (400,000)     (150,475)
Net cash used in investing activities             (3,535,470)   (1,566,253)     (290,891)

Cash flows from financing activities
Repayment of subordinated note                      (750,000)   (1,750,000)   (2,000,000)
Cash dividends                                    (2,290,021)   (2,101,800)   (1,897,894)
Net cash used in financing activities             (3,040,021)   (3,851,800)   (3,897,894)
Net (decrease) increase in deposits with
 bank subsidiary                                    (711,910)      695,641      (203,999)
Deposits with bank subsidiary at beginning of        723,210        27,569       231,568
year
Deposits with bank subsidiary at end of year     $    11,300   $   723,210   $    27,569

During 1994, 1993, and 1992, the parent company made income tax payments of $4,149,701, $4,116,234, and $3,878,500, respectively, and made interest payments of $537,896, $598,229, and $784,521, respectively.

Dividend and Other Restrictions

The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Union can declare dividends in 1995 without approval of the Comptroller of the Currency of approximately $7,993,656 plus an additional amount equal to the Bank's net profits for 1995 up to the date of any such dividend declaration.

The Federal Reserve Act requires that extension of credit by the Bank to certain affiliates, including Univest (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the Bank's capital and surplus as defined, and that extensions of credit to all such affiliates be limited to 20% of Union's capital and surplus.

Note 16.  Quarterly Data (Unaudited)

The unaudited results of operations for the quarters for the years ended December 31, 1994 and 1993 were as follows:

                                      December 31  September 30    June 30      March 31

1994 Quarterly Financial Data

Interest income                       $14,914,877  $14,345,355   $13,631,931  $13,029,182
Interest expense                        5,842,261    5,391,161     5,058,027    4,981,973
Net interest income                     9,072,616    8,954,194     8,573,904    8,047,209
Provision for loan losses                 315,000      345,000       645,000      645,000

Net interest income after provision
 for loan losses                        8,757,616    8,609,194     7,928,904    7,402,209
Other income                            1,385,746    1,433,560     1,306,599    1,446,252
Other expenses                          5,901,939    6,188,184     5,793,683    5,729,388
Income before income taxes              4,241,423    3,854,570     3,441,820    3,119,073

Applicable income taxes                 1,334,159    1,194,637     1,055,763      951,845
Net income                            $ 2,907,264  $ 2,659,933   $ 2,386,057  $ 2,167,228
Per share data:
 Net earnings per share               $       .93  $       .85   $       .76  $       .69
 Dividends per share                  $       .30  $       .15   $       .15  $       .15
                                      December 31  September 30     June 30      March 31

1993 Quarterly Financial Data
Interest income                       $ 13,612,331 $ 13,330,161  $ 13,725,372 $13,734,086
Interest expense                         5,278,622    5,580,001     5,929,126   5,981,033
Net interest income                      8,333,709    7,750,160     7,796,246   7,753,053
Provision for loan losses                  645,000      545,000       645,000     645,000

Net interest income after provision
 for loan losses                         7,688,709    7,205,160     7,151,246   7,108,053
Other income                             1,994,184    1,669,655     1,455,126   1,331,798
Other expenses                           5,595,386    5,620,886     5,624,231   5,285,862
Income before income taxes and
 cumulative effect of a change in
 accounting principle                    4,087,507    3,253,929     2,982,141   3,153,989

Applicable income taxes                  1,302,166      990,269       892,694     935,546

Income before cumulative effect of a
 change in accounting principle          2,785,341    2,263,660     2,089,447   2,218,443

Cumulative effect of a change in
accounting
 principle, net of income taxes of
 $293,831                                                                        (570,379)
Net income                            $  2,785,341 $  2,263,660  $  2,089,447 $ 1,648,064
Per share data:
 Earnings before cumulative effect
   of a change in accounting          $       0.88 $       0.72  $       0.67 $      0.71
principle
 Cumulative effect of a change in
   accounting principle                          -            -             -       (0.18)
 Net earnings per share               $       0.88 $       0.72  $       0.67 $      0.53
 Dividends per share                  $       0.28 $       0.14  $       0.14 $      0.14

Report of Independent Auditors



Board of Directors and Shareholders
Univest Corporation of Pennsylvania


We have audited the accompanying consolidated balance sheets of Univest Corporation of Pennsylvania as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univest Corporation of Pennsylvania at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1994 the Company changed its method of accounting for certain investments in debt and equity securities and in 1993 changed its method of accounting for postretirement benefits other than pensions.



Ernst & Young LLP
Philadelphia, Pennsylvania
January 20, 1995

Selected Financial Data
                                         (In Thousands, except per share data)
                                                 Year ended December 31
                                      1994      1993      1992      1991      1990
Total assets                        $847,154  $789,887  $791,335  $756,536  $746,943
Long-term obligations                  9,438    10,277     7,585     9,500    10,644
Interest income                       55,921    54,402    58,612    66,553    61,903
Net interest income                   34,648    31,633    29,835    27,727    25,941
Provision for loan losses              1,950     2,480     2,852     1,895     2,768
Net income                            10,120     8,787     8,414     7,656     7,454

Net income per share                $   3.23   $  2.80   $  2.68  $   2.44  $   2.38
Dividends declared per share            0.75      0.70      0.625     0.575     0.575


Management's Discussion and Analysis of
Financial Condition and Results of Operations

Shareholders' Equity

Shareholders' equity has grown over the last three (3) years, and is positioned strongly at 9.46% percent of assets at December 31, 1994. The strength and stability given a corporation by its shareholders' equity is understood by Univest, therefore, a serious commitment is made to assure the continuation of strong, stable equity as shown in the following table. Shareholders' support, reliable earnings, and controlled dividend distribution represent the elements needed to continue a strong shareholders' equity position. These factors have been relied on in the past and are expected to provide the equity growth needed for future investment requirements in addition to meeting all regulatory standards.

Growth in shareholders' equity exceeded the Consumer Price Index
(CPI) which is considered a positive result. The equity growth patterns relative to the CPI are also reflected in the following table for the last three (3) years.

              Shareholder's   Percent of    Dollar     Percentage   CPI Percentage
December 31,     Equity         Assets     Increase     Increase       Increase
  1994         $80,157,936       9.46     $7,285,278      10.00           2.70
  1993          72,872,658       9.23      6,590,601       9.94           2.70
  1992          66,282,057       8.38      6,543,203      10.79           2.90


Risk-Based Capital

The Corporation's strong capital position also assures compliance with the risk-based capital guidelines. Risk weights are assigned to assets to determine the required capital in relation to the risk of the assets. Under the guidelines, certain minimum ratios of core capital and total capital as a percentage of risk-weighted assets and certain off-balance-sheet instruments are required by year end 1994 and 1993. Risk-based capital ratios at December 31, 1994 and 1993 as computed under the guidelines, exceed all minimum levels.


                                      December 31,      December 31,
                                         1994              1993
Capital Components ($000)
 Core capital                           $ 78,101         $ 70,766
 Total risk-based capital                 88,314           80,964
 Risk-weighted assets                   $617,008         $607,709

Capital Ratios
 Core capital (Tier 1)                    12.66%           11.64%
 Minimum standards                         4.00%            4.00%
 Total risk-based capital                 14.31%           13.32%
 Minimum standards                         8.00%            8.00%

Asset/Liability Management, Liquidity, Inflation

The primary functions of asset/liability management are to assure adequate liquidity while maintaining an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

The asset/liability management process continues as a very important aspect of Univest's management effort to sustain stable earnings. The Asset/Liability Management Committee
(ALCO) works closely with the Funds Management Department to match asset/liability positions for maximization of interest margins. A few of the tools used in this process include gap analysis, flow of funds reports, and a simulation model. More emphasis continues to be placed on the simulations which show the impact of different rate environments and their respective projected results relative to the current balance sheet makeup. Funds flow reporting aids in the analysis of the Corporation's liquidity, and provides important data for interest rate risk assessment through changing economies.

Flexibility during volatile rate environments is a key management issue in this area of asset/liability management, and for this reason, flow of funds reporting and the like are critical to the monitoring process that assures the Corporation of its flexibility. It should be noted that current policy continues to favor short-term investment purchases (short-term defined as up to three years in maturity). This overall corporate direction of investment philosophy helps to provide the liquidity needed to meet demand for loans as well as other investment goals. Another part of the ALCO process is cash management, which involves the daily process of balancing the Bank's Federal Reserve position, including the daily reserve requirement and correspondent bank balances needed to cover the needs of transaction processing and the commercial Bank's excess cash position which can result in federal funds purchased or sold on a daily basis. The ongoing goal of this process is to maximize the amount of funds available for investment at the highest yields. An important objective of cash management is to maximize earning assets compared to total assets of the organization. Univest's target is to have a ratio that exceeds 90 percent on a constant basis.

The results for the past three years can be seen in the following table.
                              Average
Year           Average        Earnings      Percentage
               Assets          Assets
1994         $809,596,000  $741,284,000       91.56
1993          786,800,000   723,897,000       92.01
1992          770,168,000   707,783,000       91.90

Univest, as a financial institution, is made up of assets and liabilities that are primarily monetary, which are thus affected by inflation as well as interest rate changes. The Corporation does not utilize, nor is it a party to, any off-balance-sheet derivative financial instruments. The Corporation remained asset sensitive during periods covered in this report, mainly as a result of a large floating-rate loan portfolio held by the commercial bank subsidiary. The floating loans mentioned here are tied to prime, and fall into the one-month gap category, causing an asset-sensitive position on a dynamic or rolling basis. The three years covered in this report show a trend of increasing net interest income which is mainly the result of asset/liability management with appropriate pricing and fairly constant inflation.

Interest Income

Interest and fees on loans increased 4.04 percent or $1,851,289 from the $45,822,496 recorded for the year ended December 31, 1993, as compared to the $47,673,785 for the year ended December 31, 1994. The increase was due to higher interest rates, which included four prime rate increases from 6.0% at December 31, 1993 to 8.5% at December 31, 1994, and higher volume. Interest and fees on loans decreased $2,326,974 or 4.83 percent when comparing the $45,822,496 for 1993 to the $48,149,470 for 1992. This
decrease was due to lower rates during 1993, offset by higher volume.

Tax-free interest decreased from $2,073,297 in 1993 to $1,880,110 in 1994. This decrease is primarily due to a decreasing trend due to the 1986 Tax Reform Act which removed a significant benefit associated with Industrial Development Authority (IDA) lending. Tax-free interest income decreased $280,407 for the year ended December 31, 1993 as compared to December 31, 1992. This decrease was also due to decreasing loan volume.


Interest on U.S. Government obligations increased from $5,621,534 for the year ended December 31, 1993 to $6,404,798 at December 31, 1994 and decreased from $6,146,809 at December 31, 1992 to $5,621,534 in 1993. The decrease of $525,275 between 1992 and
1993 was due to lower yields being paid and maturing investments being re-invested in other securities to obtain higher yields. The increase of $783,264 or 13.93 percent between 1993 and 1994 was due to investment in higher yielding securities.

Interest and dividends on state and political subdivisions remains fairly consistent showing income of $94,812 for 1994, $125,295 for 1993, and $145,674 for 1992. Activity decreased slightly in 1993 and 1994, after increasing slightly in 1992. Yields have been decreasing in all periods.

The other securities category consists mainly of mortgage-backed securities. Income on other securities decreased 56.89 percent or $1,277,881 from $2,246,373 in 1993 to $968,492 in 1994. This decrease was due to prepayments, maturities, and sales of the mortgage-backed securities from the available-for-sale category. Other securities income also decreased from $3,186,750 in 1992 to $2,246,373 in 1993. This decrease was due to high prepayments of the mortgage-backed securities that were refinanced for lower interest rates.

The interest on time deposits represents the Corporation's investment in other bank certificates (CDs). Income from these certificates decreased to $118,508 for 1994, from $179,608 for 1993, and $181,011 for 1992. The decreasing trend is due to lower yields and substantially reduced volume.

Interest on federal funds sold is the resulting daily investment activity that can be volatile in both interest yield and volume. Interest on federal funds sold increased from $406,644 in 1993 to $660,950 in 1994. The increase was due to higher yields along with increased volume. Income decreased from $736,968 in 1992 to $406,644 in 1993. This decrease was due to lower yields and less daily volume. The activity in the area of bankers' acceptances and long-term federal funds sold has been declining, resulting in income of only $65,000 in 1992, and with no activity in 1993 and 1994. Maturities of bankers' acceptances have been re-invested in other financial instruments.

Interest Expense

Interest is paid on two types of demand deposit accounts; one is a checking account that pays interest on the outstanding balance and the other is a money market account that has limited check-writing privileges, also paying interest on the balance. Interest expense on demand deposits decreased 18.58 percent or $779,969 from $4,197,638 in 1993 to $3,417,669 in 1994. The decrease was due mainly to decreased yields and lower volume. For the year ended December 31, 1993, interest expense on demand deposits decreased 18.93 percent or $980,226 from $5,177,864 in 1992 to $4,197,638 in 1993. This decrease was due mainly to decreased yields offset by increased volume.

Interest expense on savings deposits remained stable increasing from $3,092,200 in 1993 to $3,151,961 in 1994. For the year ended December 31, 1993, interest expense on savings deposits increased from $3,089,547 in 1992 to $3,092,200 in 1993. This increase was due to increased volume offset by decreased yields.

Interest expense on time deposits for the year ended December 31, 1994 was $12,843,452 which is 7.37 percent or $1,021,469 less than the $13,864,921 paid in 1993. The decrease was due to lower yields, especially during the first and second quarters of 1994. Yields began to increase slightly in the third quarter and more rapidly in the fourth quarter of 1994. Volumes also increased partially due to the assumption of approximately $12 million of deposits from the acquisition of a bank branch in the second quarter of 1994. The 1993 expense was 26.48 percent or $4,993,938 less than the $18,858,859 paid in 1992. The decrease was due to decreases in both volume and yield.

Interest expense - all other, consists of interest paid on short-term borrowings such as federal funds purchased, the corporate line of credit, repurchase agreements and treasury tax and loan deposits. In addition, Union offers an automated cash management checking account that sweeps funds daily into a repurchase agreement account. Interest expense increased to $1,294,742 in 1994 from $820,459 in 1993, and $865,717 in 1992. The increase in 1994 was mainly due to increased volume along with increasing yields, especially during third and fourth quarters of 1994. The decrease in 1993 was mainly due to lower interest rates on the various accounts.

Long-Term Debt

Interest on long-term debt includes interest paid by the Corporation on the subordinated debt whose balance as of December 31, 1994 was $5,000,000. The debt was incurred by the Corporation in 1990 to partially finance the acquisition of Pennview Savings Bank. Interest onlong-term debt also includes interest paid on $4,085,000 borrowed by Pennview Savings Bank, for liquidity purposes, from the Federal Home Loan Bank (FHLB) of Pittsburgh, and interest paid by Univest Electronic Services Corporation on a long-term capital lease obligation to finance computer equipment whose balance, as of December 31, 1994 was $353,405. (Refer to Note 12 of the Notes to Consolidated Financial Statements.) Interest on long-term debt for the year ended December 31, 1994 was $565,598 as compared to $793,564 in 1993. The decrease was mainly due to a $750,000 payment on the subordinated debt, using funds received by the Corporation from dividend payments made by the subsidiary banks during 1994. Interest paid on long-term debt in 1993 increased from $784,521 in 1992 to $793,564 in 1993. The increase in 1993 was due to the payment of interest on the FHLB borrowing and the capital lease obligation, both of which were borrowed in 1993, offset by a $1,750,000 payment on the subordinated debt.

Net Interest Income

Net interest income is the result of interest income less interest expense. The following graph and table demonstrates a trend of increasing amounts for 1992 through 1994. Sensitivities associated with the mix of assets and liabilities are numerous and very complex, thus the Corporation commits significant time to maximizing the net interest margin. The Asset/Liability Management and Investment Committees, along with the Funds Management Department, work to implement strategies with the intent and effort to at least maintain or improve the net interest margin. Significant consideration is given to asset/liability pricing, which was especially true for the year ended December 31, 1994. During the year, the committees focused on liability pricing to maintain a positive margin. If the 1995 rate environment is similar to 1994, it is anticipated that the 1995 net interest margin will increase because there are more asset repricing opportunities available.

The investment portfolio is and has been primarily short-term in nature, resulting in frequent repricing opportunities for Univest over the three (3) year period analyzed in this report. Investments maturing during the year 1994 were repriced with replacement purchases at higher yields. It is important to again underscore the complexities associated with asset/liability pricing noting the competition within the marketplace that can dramatically impact the margin results. For this reason, as we look to the future, it must be understood that an improving or increasing net interest income is not certain. As already discussed under this section, Univest does have a short-term positive gap resulting from a large floating-rate loan portfolio.

            Average       Net Interest      Margin        Net Interest
Year        Earning         Margins       Percentage         Margin
            Assets                                          Changes
1994      $741,284,000    $34,647,923        4.67          $3,014,755
1993       723,897,000     31,633,168        4.37           1,797,994
1992       707,783,000     29,835,174        4.22           2,107,867

Allowance For Loan Losses

Management believes the allowance for loan losses is maintained at a level which is adequate to absorb potential losses within the loan portfolio. Management's methodology to determine the adequacy of and the provisions to the allowance considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth, and3 composition of the loan portfolio.

Each credit on the Company's internal loan "watchlist" is evaluated periodically to estimate potential losses. In addition, minimum estimates for each category of watchlist credits are also provided based on management's judgment which considers past loan loss experience and other factors. For installment and real estate mortgage loans, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total reserves resulting from this analysis are "allocated" reserves. The amounts specifically provided for individual loans and pools of loans are supplemented by an unallocated amount for loan losses. This unallocated amount is determined based on judgments regarding risk of error in the specific allocation, and other potential exposure in the loan portfolio, which is not easily identifiable.

The allowance for loan losses is determined through a quarterly evaluation of reserve adequacy which takes into consideration the growth of the loan portfolio, the status of past-due loans, current economic conditions, various types of lending activity, policies, real estate and other loan commitments, and any significant change in the charge-off activity_all of which may cause the provision to fluctuate. The provision for loan losses for the year ended December 31, 1994 was $1,950,000 as compared to $2,480,000 for 1993 and $2,852,300 for 1992. Total nonaccrual and restructured loans at December 31, 1994 of $5,571,188 are mainly real estate related and have slowed in performance due to the economy. These loans include $4,325,686 of nonaccrual commercial loans of which $994,010 are performing in accordance with contractual terms. Nonaccrual and restructured loans at December 31, 1993 totaled $6,991,391 and at December 31, 1992 totaled $14,969,452. The large decrease in 1993 was due to approximately $3,000,000 of commercial and 1-to-4 family residential real estate loans being returned to performing status, approximately $3,400,000 being either totally or partially charged off and one commercial real estate loan of approximately $2,000,000 along with one residential mortgage loan of $400,000 being transferred to "Other Real Estate Owned." The
Corporation currently has approximately $1,750,000 of "Other Real
Estate Owned" consisting of two commercial properties ($1,600,000 and $150,000). These amounts are recorded in "Other Assets" at the lower of cost or fair market value in the accompanying consolidated balance sheets. During the quarter ended
September 30, 1994, a commercial property was written down a total of $300,000 based on a current appraisal to properly reflect the market value. The $400,000 residential loan included in "Other Real Estate Owned" in 1993 was sold during fourth quarter 1994. For the year ended December 31, 1994, nonaccrual and restructured loans resulted in lost interest income of $574,663 as compared to $671,512 in 1993 and $774,536 in 1992.
Based on a comprehensive evaluation, management has determined that the level of the reserve is adequate at this time. At
December 31, 1994, the Corporation has no material commitments to lend additional funds with respect to nonperforming loans. In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans are dependent to a large extent on the economic environment.

At December 31, 1994, the reserve for loan losses is 1.53 percent of total loans as compared to 1.26 percent at December 31, 1993.
The reason for the increase was due to the recovery of a previously charged-off commercial real estate loan totaling approximately $900,000.

During the fourth quarter of 1994, the Office of the Comptroller of the Currency completed a safety and soundness examination at Union National Bank, the Corporation's subsidiary commercial bank. During the second quarter, a similar examination was completed by the Pennsylvania State Department of Banking at Pennview Savings Bank. The dollar value of identified potential problem loans was not revised significantly as a result of either examination. Examination procedures require individual judgments about a borrower's ability to repay loans, sufficiency of collateral values, and the effects of changing economic circumstances. The procedures are similar to those employed by the Corporation in determining the adequacy of the allowance for loan losses and in classifying loans. Judgments made by regulatory examiners may differ from those made by management.

The Corporation will adopt Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. As a result of applying the new rules, certain impaired loans will be reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Corporation does not expect the adoption of the standard to have a material impact on the Corporation's financial position or results of operations.

The following table shows the major real estate loan categories for Univest over the past three years.

                                    1994        1993         1992
                                          (In thousands)
Real estate loans-construction   $ 50,954    $ 60,437      $ 50,104
Real estate loans-commercial      160,234     164,304       174,333
Real estate loans-residential     221,098     200,018       165,313
Real estate commitments             7,653       7,996        12,822

Real estate loans-construction includes residential tract development loans comprising less than ten percent of the outstanding real estate construction loan balances for each year.
Our credit criteria for residential tract development continue stringent, and with local developers who have proven track records. The balance of the construction loans would be for locally owned business real estate expansion.

The real estate-commercial loan category consists of loans for locally owned business real estate purposes. Investment-type loans (multi-family, 5 and up per unit) are included in this total. These types of loans are supported by operating performance, cash flows, etc. to repay the debt.

Residential loans (1- to 4-family dwellings) present minimal delinquency problems and loss exposure through varied economic cycles. On a comparative basis, this is the category of least risk for total real estate loans.

Real estate commitments, although off-balance-sheet, still present risk as discussed above, and, for this reason, receive careful attention. If the economy continues to weaken, this category is expected to decline because of reduced demand.

Management continues to closely monitor the entire loan portfolio, and early identification of troubled loans is still a priority for all lending personnel. Adequate reserves have been established for both nonperforming and nonaccrual loans, and the loan loss reserve as of December 31, 1994, is considered sufficient relative to the risk inherent within the loan portfolio.

Noninterest Income

Trust income continues to be a major source of noninterest income, generating income for the year ended December 31, 1994 of $1,828,037 which was $197,672 or 12.12 percent more than the $1,630,365 reported for year end December 31, 1993. The 1993 income was 5.62 percent or $86,690 more than the $1,543,675 reported for year end December 31, 1992. Although the results are encouraging, it should be noted that fluctuations usually occur with this type of income, and are anticipated, since trust commissions are derived partially from estate settlements and other types of trust services that may result in nonrecurring, one-time fees.

Service charges on demand deposits remained fairly constant from $1,560,583 for the year ended December 31, 1993 to $1,632,508 at December 31, 1994 and also increased from $1,548,215 in 1992 to $1,560,583 in 1993. Both increases were due to increased average balances and increases to certain type fees in August 1992. It is not possible to determine exactly what future trends will be for this income category; however, it is hoped that the 1994 level will at least be matched in 1995. The Corporation's pricing committee continuously monitors the entire fee structure and process.

Other income which is noninterest related consists mainly of general fee income and other miscellaneous nonrecurring types of income. It includes various types of service charges such as account analysis fees, ATM fees, overdraft fees, and safe deposit box rent, along with various one-time fees, thus resulting in noticeable income fluctuations on a year-to-year basis. Other income of $2,150,671 for 1994 is 6.65 percent or $153,272 less than the $2,303,943 shown for 1993. The 1993 other income of $2,303,943 is 18.43 percent or $358,507 more than the $1,945,436 shown for 1992.

Asset Sales

Sales of mortgage loans during the year ended December 31, 1994 resulted in a loss of $12,189. For the years ended December 31, 1993 and 1992, sales of mortgage loans resulted in gains of $955,872 and $509,466, respectively. The change was due to variations of market prices caused by increasing long-term rates. Because of the increase in long-term mortgage rates, mortgage lending, especially in the area of refinancing, decreased considerably. Due to these conditions, during the second quarter of 1994, a Corporate decision was made to discontinue holding loans for sale. All long-term fixed rate loans not granted for a third party by prior commitment, from such third party, will be held in portfolio. The Corporation has both the intent and ability to hold these loans until maturity.

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. Under the new rules, which were adopted by the Corporation as of January 1, 1994, debt securities that the Corporation has both the positive intent and ability to hold to maturity are carried at amortized cost. All other debt securities and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a component of shareholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

Previously, the Corporation classified most debt securities as held-for-investment and carried them at amortized cost. The $91,056,109 recorded as held-for-investment at December 31, 1993 was transferred to the held-to-maturity account as of January 1, 1994 in accordance with the new rule. Accordingly, the $48,270,752 recorded as held-for-sale and carried at lower of cost or market at December 31, 1993 was transferred to available-for-sale as of January 1, 1994 and resulted in an increase of approximately $300,000 in shareholders' equity at that date, representing the unrealized appreciation, net of taxes, of the Corporation's investment in debt and equity securities determined to be available-for-sale.

During the first quarter ended March 31, 1994, securities totaling approximately $7,200,000 were sold from the available-for-sale account and a net loss of $26,870 was recorded. The Corporation did not record any gain or loss for the year ended December 31, 1993. Gains on sales for the year ended
December 31, 1992 were $120,328. The total of debt and equity securities held in the available-for-sale account as of December 31, 1994, is $30,334,525. The unrealized cumulative loss of $482,443, net of taxes, has been charged against equity as of December 31, 1994. The Corporation has not designated any of its securities as trading for the year ended December 31, 1994.

Noninterest Expense

The operating costs of the Corporation are known as other expense, and include, but are not limited to, salaries and benefits, equipment expense, and occupancy costs. Expense control is very important to the management of the Corporation, and every effort is made to contain and minimize the growth of operating expenses, while attempting to provide technological innovation whenever practical, as operations change or expand. Salaries and benefits increased $639,176 or 5.43 percent from $11,764,170 in 1993 to $12,403,346 in 1994. Salaries and
benefits also increased 7.01 percent or $770,871 from $10,993,299 in 1992 to $11,764,170 in 1993. The increases were due to normal salary increases and staff increases due to the opening of an additional branch. A serious effort to contain salaries and benefits is being made by management with an ongoing goal to work "smarter" being communicated throughout the Corporation.

Net occupancy expense increased by 5.08 percent or $80,515 from $1,584,429 as of December 31, 1993 to $1,664,944 as of December
31, 1994. For the year ended 1993, net occupancy expense was $93,885 or 6.30 percent higher than the $1,490,544 reported in 1992. These changes were due to routine property cost increases and the addition of a new branch. Equipment expense increased
6.19 percent from $1,623,200 in 1993 to $1,723,744 in 1994, an increase of $100,544. Equipment expense also increased $32,426 or 2.04 percent from $1,590,774 for the year ended December 31, 1992 to $1,623,200 for the year ended December 31, 1993. The increase in 1993 and 1994 was mainly due to the purchase of new equipment.

Other expenses of $7,821,160 increased $666,594 or 9.32 percent for the year ended December 31, 1994, as compared to the $7,154,566 expense for 1993. The increase was mainly due to the write-down of other real estate owned of $300,000, along with increased advertising, postage, and acquisition costs. The $7,154,566 for 1993 exceeds the 1992 expense of $6,842,683 by
$311,883 or 4.56 percent. The increase was mainly due to increased accounting and legal fees and capital shares tax. Other expense includes but is not limited to items such as data processing, goodwill amortization, marketing, audit, exam, legal and other fees, other taxes, along with insurance, printing, stationery, supplies and contributions, any of which can fluctuate up or down in a given year.

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106). FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees, rather than the previously accepted accounting practice of recognizing these costs on a pay-as-you-go basis. As permitted under FAS 106, the Corporation elected to recognize immediately a one-time, non-cash charge for the January 1, 1993 transitional liability of $864,000, ($570,000 after-tax), as the cumulative effect of a change in accounting principle. Adoption of FAS 106 did not have a material impact on salaries and benefits expense in 1994 or 1993.

In November 1992, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standards No. 112 (FAS 112), "Employers' Accounting for Postemployment Benefits." FAS 112 is effective for fiscal years beginning after December 15, 1993. Management has evaluated the impact of FAS 112 and has concluded that the impact was not material for the year ended December 31, 1994.

Tax Provision

A tax provision of $4,536,404 is shown for the year ended December 31, 1994 and $4,120,675 for 1993 and $3,318,856 for
1992, with effective tax rates of 31 percent, 30 percent, and 28 percent, respectively. If the Corporation's income which is exempt from federal income tax continues to decline, it is anticipated that the Corporation's effective tax rate will continue to increase. Also, rates will continue to grow if the Corporation's taxable income remains over $10,000,000, since under the 1993 Revenue Reconciliation Act, the marginal corporate tax rate changed from 34 percent to 35 percent on taxable income that exceeds $10,000,000. For the years ended December 31, 1994 and 1993, the Corporation's tax provision increased by $27,000 and $15,000, respectively, due to taxable income exceeding $10,000,000 by $2,700,000 and $1,500,000, respectively.

Effective January 1, 1993, Univest adopted Statement of Financial
Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109). The adoption of FAS 109 did not produce materially different results from using the deferred method. As permitted by the Statement, prior-period financial statements have not been restated to reflect the change in accounting method. As of December 31, 1994, the Corporation's net deferred tax asset was $3.1 million. Realization of this asset over time is dependent in part upon the Corporation generating earnings in future periods.
In determining that the realization of the deferred tax asset was "more likely than not," the Corporation gave consideration to a number of factors, including its recent earnings history and its expectations for earnings in the future and concluded that no valuation allowance was necessary at December 31, 1994. The Corporation will continue to review the tax criteria of "more likely than not" for the recognition of the deferred tax asset on a quarterly basis.

Impact of Inflation and Changing Prices

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investment in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher-than-normal rates in order to maintain an appropriate equity-to-assets ratio. Inflation does have a significant and direct impact on other expenses, which tend to rise during periods of higher inflation.

Management believes the most significant impact on financial results is the Company's ability to manage the effect of changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

Net Income

The net income for 1994 of $10,120,482 ($3.23 per share) is 15.18 percent or $1,333,970 greater than the net income of $8,786,512 ($2.80 per share) for 1993. The 1993 net income of $8,786,512 was 4.43 percent or $372,674 more than the $8,413,838 ($2.68 per share) reported for 1992. The increase in both periods was mainly due to increased net interest income and, for 1994, by the cumulative effect of the adoption of FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for the year ended December 31, 1993.

Range of Market Prices

The following table shows the range of market values of the Corporation's stock. The Trust Department, Union National Bank and Trust Company, serves as the Corporation's Stock
Transfer Agent and Registrar and Dividend Disbursement Agent pursuant to the trust powers of national banks. The prices shown on this page represent transactions between dealers and do not include retail markups, markdowns, or commissions.

                           High         Low

1994
January - March            35           34
April - June               36           36
July - September           36-1/2       34-1/4
October - December         35-1/2       34-1/2


                           High         Low

1993
January - March            30           23
April - June               32           30
July - September           34           32
October - December         34           34

Cash Dividends Paid Per Share

1994
January 2                        $0.14 regular
                                  0.14 extra
                                  0.28
April 1                           0.15
July 1                            0.15
October 1                         0.15
                                 $0.73  for the year 1994
1993
January 2                        $0.125 regular
                                  0.125 extra
                                  0.25
April 1                           0.14
July 1                            0.14
October 1                         0.14
                                 $0.67 for the year 1993

Description of Business

Univest Corporation of Pennsylvania is a multibank holding company with banking and financial subsidiaries operating in eastern Pennsylvania.

Union National Bank and Trust Company of Souderton, Pennsylvania has 16 offices and offers all normal commercial bank and trust services.

Pennview Savings Bank has 5 offices and emphasizes deposits from the general public and residential mortgage loans.

Univest Leasing Corporation offers services of leasing commercial, industrial, and institutional equipment to firms and individuals in the same geographical area.

Univest Realty Corporation owns and manages real estate for all subsidiaries of the holding company.

Univest Mortgage Company provides real estate financing for individuals, with funding through the secondary mortgage market.

Univest Financial Planning Corporation provides various financial management services to individuals and businesses within the holding company's market area.

Univest Insurance Company, as a reinsurer, offers life and disability insurance to individuals in connection with credit extended to them by the bank.

Univest Electronic Services Corporation provides the data processing operation and electronic development for all subsidiaries of the holding company.

Securities Market

Univest Corporation of Pennsylvania stock is traded over the counter and is generally held by individuals residing within the market area of the Corporation as stated under Description of Business. The approximate number of shareholders as of December 31, 1994 was 1,727.




Securities and Exchange Commission Reports

The Corporation will provide at no charge a copy of the SEC Form 10-K annual report for the year 1994 to each shareholder who requests one in writing after March 31, 1995. Requests should be directed to: Robert H. Schong, Secretary, Univest Corporation of Pennsylvania, Broad and Main Streets, Souderton, PA 18964.