Form 10-K, Exhibit 13
period 1995-12-31
UNIVEST CORP OF PENNSYLVANIA
filed 1996-03-28
CIK 102212

Consolidated Financial Highlights
(in thousands, except per share data)

                                                                                           Percentage
                                                            1995           1994             Change
Earnings
  Net interest income                                     $ 37,582       $ 34,648             8.5
  Income before income taxes                                16,224         14,657            10.7
  Applicable income taxes                                    4,997          4,537            10.1
  Net income                                                11,227         10,120            10.9


Per share*

  Average shares outstanding                                 3,921          3,921
  Income before income taxes                              $   4.13       $   3.73            10.7
  Applicable income taxes                                 $   1.27       $   1.15            10.4
  Net income                                              $   2.86       $   2.58            10.9
  Book value                                              $  22.78       $  20.44            11.4


Balance Sheets
  Investments                                             $224,519       $202,060            11.1
  Net loans                                                577,117        571,903              .9
  Deposits                                                 725,027        699,073             3.7
  Shareholders' equity                                      89,336         80,158            11.4
  Assets                                                   881,888        847,154             4.1

* The weighted average number of shares outstanding and all per share amounts have been restated to give effect to a twenty-five percent stock dividend, declared on November 22, 1995 to shareholders of record as of February 15, 1996, payable on March 1, 1996.



Consolidated Balance Sheets
(in thousands, except share data)
                                                                                December 31,
                                                                           1995           1994
Assets

Cash and due from banks                                               $ 30,901            $ 35,177
Time deposits with other banks                                             456                 501

Investment securities held to maturity                                 168,439             171,725
(market value $170,665 and $167,605 at
December 31, 1995 and 1994, respectively)

Investment securities available for sale                                56,080              30,335

Federal funds sold and other short-term investments                     16,527               6,848

Loans                                                                  585,971             580,779
  Less:    Reserve for possible loan losses                             (8,854)             (8,876)
              Net loans                                                577,117             571,903

Premises and equipment, net                                             16,200              13,949
Accrued interest and other assets                                       16,168              16,716

      Total assets                                                    $881,888            $847,154


Liabilities
Demand deposits, noninterest bearing                                  $100,300            $104,404
Demand deposits, interest bearing                                      154,642             155,636
Savings deposits                                                       122,683             126,975
Time deposits                                                          347,402             312,058
     Total deposits                                                    725,027             699,073

Securities sold under agreements to repurchase                          45,657              43,768
Other short-term borrowings                                              1,155               1,155
Accrued expenses and other liabilities                                  16,628              13,562
Long-term debt                                                           4,085               9,438
     Total liabilities                                                 792,552             766,996


Shareholders' equity
  Common stock, $5 par value; 12,000,000 shares
    authorized at December 31, 1995 and 1994 and
    3,143,346 shares issued and 3,137,016 shares
    outstanding   at  December  31,  1995  and 1994                     19,638              15,717
  Additional paid-in capital                                            34,559               8,090
  Retained earnings                                                     35,028              56,983
  Net unrealized securities gains (losses)                                 261                (482)
  Treasury stock, 6,330 shares at cost                                    (150)               (150)

         Total shareholders' equity                                     89,336              80,158

  Total liabilities and shareholders' equity                          $881,888            $847,154

See accompanying notes to consolidated financial statements.

Consolidated Statements Of Income
(in thousands, except share data)
                                                                            Year ended December 31,
                                                                      1995             1994          1993
Interest income

Interest and fees on loans
     Taxable                                                         $49,400          $45,794        $43,749
     Exempt from federal income taxes                                  1,922            1,880          2,073
Total interest and fees on loans                                      51,322           47,674         45,822

Interest and dividends on investment securities:
      U.S. Government obligations                                     10,445            6,405          5,622
      Obligations of state and political subdivisions                    118               95            125
      Other securities                                                 1,021              968          2,246
Interest on time deposits with other banks                                23              118            180
Interest on federal funds sold                                           616              661            407
      Total  interest income                                          63,545           55,921         54,402


Interest expense

Interest on demand deposits                                            3,202            3,418          4,198
Interest on savings deposits                                           3,078            3,152          3,092
Interest on time deposits                                             17,769           12,843         13,865
Interest on long-term debt                                               314              565            794
Interest - all other                                                   1,600            1,295            820
      Total interest expense                                          25,963           21,273         22,769

Net interest income                                                   37,582           34,648         31,633
Provision for loan losses                                              1,895            1,950          2,480
Net interest income after provision for loan losses                   35,687           32,698         29,153

Other income
     Trust                                                             2,032            1,828          1,630
     Service charges on demand deposits                                1,629            1,633          1,561
     Losses on sales of securities                                       (66)             (27)             -
     Gains (losses) on sales of mortgages                                101              (12)           956
     Other                                                             2,399            2,150          2,304
         Total other income                                            6,095            5,572          6,451

Other expenses
     Salaries and benefits                                            13,320           12,403         11,764
     Net occupancy                                                     1,856            1,665          1,584
     Equipment                                                         1,898            1,724          1,623
     Other                                                             8,484            7,821          7,155
         Total other expenses                                         25,558           23,613         22,126

Income before income taxes and cumulative effect
     of a change in accounting principle                              16,224           14,657         13,478
Applicable income taxes                                                4,997            4,537          4,121
Income before cumulative effect of a change in
     accounting principle                                             11,227           10,120          9,357
Cumulative effect of a change in accounting
     principle, net of income taxes of $294                                -                -           (570)

Net income                                                           $11,227          $10,120         $ 8,787

Per common share data*:
     Income before cumulative effect of a change in
       accounting principle                                          $  2.86          $   2.58        $  2.38
     Cumulative effect of a change in accounting
       principle                                                           -                 -          (0.14)

Net income per share                                                 $  2.86           $  2.58        $  2.24

See accompanying notes to consolidated financial statements.

* The weighted average number of shares outstanding and all per share amounts have been restated to give effect to a twenty-five percent stock dividend declared on November 22, 1995 to shareholders of record as of February 15, 1996, payable on March 1, 1996.


Consolidated Statements Of Changes In Shareholders' Equity
(in thousands, except share data)
                                                                              Net
                                             Additional                   Unrealized
                                     Common   Paid-in    Retained         Securities     Treasury
                                     Stock    Capital    Earnings       Gains (Losses)     Stock          Total
Balance at December 31, 1992        $ 7,858   $ 8,090     $50,483          $      -       $   (150)       $66,281
Net income for 1993                                         8,787                                           8,787
Cash dividends declared*
  ($.56 per share)                                         (2,196)                                         (2,196)
Two-for-one common stock in the
  form of a 100% stock dividend       7,859                (7,859)                                              -

Balance at December 31, 1993         15,717     8,090      49,215                 -           (150)        72,872

Adjustment to beginning
  balance for change in
  accounting method,
  net of income taxes
  of $151                                                                       293                           293
Change in unrealized gains
  and (losses) on investment
  securities available for sale,
  net of income taxes of ($399)                                                (775)                         (775)
Net income for 1994                                         10,120                                         10,120
  Cash dividends declared*
  ($.60 per share)                                          (2,352)                                        (2,352)

Balance at December 31, 1994          15,717    8,090       56,983             (482)          (150)        80,158
  Change in unrealized gains
    and (losses) on investment
    securities available for sale,
    net of income taxes of $394                                                 743                           743
  Net income for 1995                                        11,227                                        11,227
  Cash dividends declared*
    ($.712 per share)                                        (2,792)                                       (2,792)
  25% stock dividend
    payable March 1, 1996,
    784,254 shares at fair
    market value                       3,921    26,469      (30,390)

Balance at December 31, 1995         $19,638   $34,559      $35,028            $261          $(150)       $89,336

See accompanying notes to consolidated financial statements.

* Cash dividends per share have been restated to give effect to a twenty-five percent stock dividend declared on November 22, 1995 to shareholders of record as of February 15, 1996 payable on March 1, 1996, however the outstanding common shares reflected on the accompanying consolidated balance sheet do not reflect the issuance of the common shares in connection with the stock dividend payable March 1, 1996, since such shares have not been legally issued as of December 31, 1995.

Consolidated Statements Of Cash Flows (in thousands)
                                                                                   Year ended December 31,
                                                                                1995              1994            1993
Cash flows from operating activities
Net income                                                                     $11,227           $10,120         $8,787
Adjustments to reconcile net income to net cash provided by
     operating activities:
  Provision for loan losses (less than) in excess of net charge-offs               (22)            1,678         (1,042)
  Depreciation of premises and equipment                                         1,725             1,527          1,293
  Cumulative effect of a change in accounting principle                              -                 -            570
  (Discount accretion) premium amortization on
    investment securities and time deposits                                       (346)              290            511
  Deferred income tax                                                              353               139            472
  Realized losses on investment securities                                          66                27              -
  Realized (gains) losses on sales of mortgages                                   (101)               12           (956)
  Decrease in net deferred loan fees                                              (258)             (552)           (54)
  Decrease (increase) in interest receivable and other assets                    1,115            (1,320)           795
  Increase (decrease) in accrued expenses and other liabilities                  2,069             5,000         (1,408)

    Net cash provided by operating activities                                   15,828            16,921          8,968


Cash flows from investing activities
  Proceeds from maturing time deposits                                              45             2,798             48
  Proceeds from maturing securities                                                  -                 -         98,634
  Proceeds from maturing securities held to maturity                            47,288            24,335              -
  Proceeds from maturing securities available for sale                           5,873            29,987              -
  Proceeds from sales of securities available for sale                          14,994             7,247              -
  Purchases of investment securities held to maturity                          (76,059)         (108,784)       (67,751)
  Purchases of investment securities available for sale                        (13,138)          (16,565)             -
  Net (increase) decrease in federal funds sold and
    other short-term investments                                                (9,679)            5,830          1,551
  Net decrease (increase) in loans held for sale                                     -             8,916         (1,422)
  Proceeds from sales of mortgages                                               8,276            14,918         34,499
  Net increase in loans                                                        (13,109)          (24,374)       (62,431)
  Capital  expenditures                                                         (3,976)           (2,843)        (1,341)

    Net cash (used in) provided by investing activities                        (39,485)          (58,535)         1,787

Cash flows from financing activities
  Assumption of deposits                                                        11,916            10,608              -
  Net increase (decrease) in deposits                                           13,470            18,966         (8,419)
  Net increase (decrease) in short-term borrowings                               1,889            15,644         (2,587)
  Proceeds from long-term debt                                                       -                 -          4,000
  Cash dividends                                                               (2,541)            (2,290)        (2,101)
  Repayments of long-term debt                                                 (5,353)              (839)        (1,799)
    Net cash provided by (used in) financing activities                        19,381             42,089        (10,906)

  Net (decrease) increase in cash and due from banks                           (4,276)               475           (151)
  Cash and due from banks at beginning of year                                 35,177             34,702         34,853

  Cash and due from banks at end of year                                      $30,901            $35,177        $34,702


Supplemental disclosures of cash flow information
  Cash paid during the year for:
       Interest                                                               $23,899            $20,600        $23,576
       Income taxes                                                           $ 4,290            $ 4,450        $ 4,351

Supplemental disclosure of noncash activity

During the year ended December 31, 1993, the Corporation entered into a capital lease obligation for $491.


See accompanying notes to consolidated financial statements.





Notes To Consolidated Financial Statements
(dollars in thousands, except per share data)


Note 1 - Summary of Significant Accounting Policies

Organization
     Univest Corporation of Pennsylvania (the Corporation) through its wholly owned subsidiaries, Union National Bank and Trust Company (Union) and Pennview Savings Bank (Pennview), is engaged in general domestic commercial and retail banking services and provides a full range of banking and trust services to its customers. Union and Pennview serve the Montgomery and Bucks Counties of Pennsylvania through 25 banking offices.

Principles of Consolidation
     The consolidated financial statements include the accounts of Univest Corporation of Pennsylvania and its wholly owned subsidiaries, including Union National Bank and Trust Company and Pennview Savings Bank, collectively referred to herein as the "Banks." All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Securities
     Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investment or trading are designated securities available for sale and carried at fair value with unrealized gains and losses reflected in shareholders' equity. Prior to the adoption of SFAS No. 115, securities available for sale were carried at the lower of cost or fair value.
As a result of adopting SFAS No. 115, securities with an original carrying value of $48,271 were classified as available-for-sale at January 1, 1994 and were written up to their aggregate fair value of $48,715. After the related tax effects, shareholders' equity at January 1, 1994 was increased by $293 to reflect the write-up of those securities to fair value. The accumulated net unrealized gain (loss) on available-for-sale securities included in retained earnings was $261 at December 31, 1995 and ($482) at December 31, 1994. On November 15, 1995, the FASB staff issued a Special Report, A Guide to Implementation of Statement
115 on Accounting for Certain Investments in Debt and Equity
Securities. In accordance with provisions in that Special Report, the Corporation chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $32,425 and the unrealized loss on those securities was $93, which is included in shareholders' equity.
     Gains and losses on sales of securities are generally computed on a specific security basis.


Loans
     Loans are stated at the principal amount less net deferred loan fees and unearned discount. Interest income on commercial and mortgage loans is recorded on the outstanding balance method, using actual interest rates applied to daily principal balances. Unearned discount on installment loans is recognized in income using the "rule of 78ths" method (sum-of-the-digits), which materially approximates the interest method. Accrual of interest income on loans ceases when collectibility of interest and/or principal is questionable. If it is determined that the collection of interest previously accrued is uncertain, such accrual is reversed and charged to current earnings. Thereafter, income is only recognized as payments are received for loans on which there is no uncertainty as to the collectibility of principal.
     Effective January 1, 1996, the Corporation will adopt Statement of Financial Accounting Standard ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires capitalization of the cost of mortgage servicing rights when the Company intends to retain the servicing rights and sell the related loans or when the Company purchases servicing rights but not the related loans. SFAS No. 122 also addresses how servicing assets should be evaluated for impairment. The adoption of SFAS No. 122 is not expected to have a material impact on the Corporation's financial condition or results of operations.

Loan Fees
     Fees collected upon loan origination and certain direct costs of originating loans are deferred and recognized over the contractual lives of the related loans as yield adjustments. Upon prepayment or other disposition of the underlying loans before their contractual maturities, any associated unamortized fees or costs are recognized.

Reserve for Possible Loan Losses
     The reserve for loan losses is based on management's evaluation of the loan portfolio under current economic conditions and such other factors which deserve recognition in estimating possible loan losses. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Additions to the reserve arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the reserve. Loans are charged off when there has been permanent impairment.
     The Corporation adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and Statement No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" effective January 1, 1995. As a result of applying the new rules, certain impaired loans are reported at the present value of expected future cash flows using the loan's initial effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of these standards did not have any impact on the Corporation's financial position or results of operations.

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

Stock Options
     The Corporation grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Corporation accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Net Income Per Share
     Net income per common share is based on the weighted average number of shares outstanding during each fiscal year. All share and per share amounts have been retroactively adjusted to give effect to a twenty-five percent stock dividend declared November 22, 1995 to shareholders of record as of February 15, 1996, payable on March 1, 1996. The assumed exercise of the options under the Long-Term Incentive Plan did not have a materially dilutive effect on the earnings per share in 1995 and 1994.

Income Taxes
     Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes."

Intangible Assets
     The purchase price of Pennview in excess of the fair value of the net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over a 15-year period. At December 31, 1995, the unamortized balance is approximately $1.7 million ($1.9 million at December 31, 1994), net of accumulated amortization of approximately $1 million ($.8 million at December 31, 1994).

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

Postretirement Benefits Other Than Pensions
     Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). SFAS No. 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees. As permitted under SFAS No. 106, the Corporation elected to immediately recognize the January 1, 1993 transitional liability of $864, $570 after-tax or $.14 per share, as the cumulative effect of a change in accounting principle.

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

Note 2.  Restrictions on Cash and Due from Bank Account

     Union is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for 1995 was $4.8 million and for 1994 was $5.3 million.


Note 3.  Investment Securities

     Securities with a market value of $92.4 million and $93.5 million at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes as required by law. The following table shows the amortized cost and approximate market value of the held-to-maturity securities and available-for-sale securities at December 31, 1995 and 1994, by maturity within each type:

                                          December 31, 1995                          December 31, 1994
                                          Gross       Gross                      Gross         Gross
                             Amortized  Unrealized  Unrealized  Market Amorized  Unrealized     Unrealized   Market
                                Cost      Gains       Losses    Value    Cost      Gains         Losses     Value
Held-to-Maturity Securities

U.S. Treasury, government
corporations and agencies
obligations:
     Within  1 year          $  40,472    $    234     $ (76) $ 40,630  $  41,113   $   -      $   (481)       $ 40,632
     1  to  5  years           119,794       2,015       (29)  121,780    122,661       -        (3,490)         119,171
                               160,266       2,249      (105)  162,410    163,774       -        (3,971)         159,803

State and political Subdivisions:
     Within 1 year               1,180           -          -    1,180         15       -             -               15
     1 to 5 years                1,335          25          -    1,360      2,514       -           (60)           2,454
     5  to 10 years              1,358           -         (5)   1,353          -       -            -                 -
                                 3,873          25         (5)   3,893      2,529       -           (60)           2,469
Mortgage-backed securities:
     1 to 5 years                2,724          62         (1)   2,785      3,520      34           (45)           3,509
     5 to 10 years                 176           -          -      176        402       -            (1)             401
     Over 10 years                   -           -          -        -        100       -             -              100
                                 2,900          62         (1)   2,961      4,022      34           (46)           4,010
Other:
     1 to 5 years                1,200           -        (10)   1,190      1,200       -           (70)           1,130
     5 to 10 years                 200          11          -      211        200       -            (7)             193
                                 1,400          11        (10)   1,401      1,400       -           (77)           1,323
     Total                    $168,439      $2,347      $(121)$170,665   $171,725     $34       $(4,154)        $167,605


Securities Available for Sale

U.S. Treasury, government
corporations and agencies
obligations:
     Within 1 year            $ 10,997      $  102       $ (2) $11,097   $   8,012    $  -      $    (42)      $  7,970
     1 to 5 years               34,337         480        (63)  34,754      11,990      20          (174)        11,836
                                45,334         582        (65)  45,851      20,002      20          (216)        19,806

Mortgage-backed securities:
     5 to 10 years               3,654           -        (73)   3,581       3,534       -          (303)         3,231
     Over 10 years               2,813           -        (38)   2,775       3,823       -          (233)         3,590
                                 6,467           -       (111)   6,356       7,357       -          (536)         6,821
Other:
     Over 10 years               3,873           -          -    3,873       3,707       1             -          3,708
                                 3,873           -          -    3,873       3,707       1             -          3,708
Total                         $ 55,674      $  582     $ (176) $56,080     $31,066     $21        $ (752)       $30,335


     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.
     During the year ended December 31, 1995, available-for-sale debt securities with a fair value at the date of sale of $14,994 were sold ($7,247 in 1994). There were no realized gains on such sales during 1995 ($19 in 1994), and the gross realized losses totaled $66 ($46 in 1994). The net adjustment to unrealized holding gains (losses) on available-for-sale securities included as a separate component of shareholders' equity totaled $261 in 1995 and ($482) in 1994.
     There were no sales of investments in debt securities during 1993.
     Unrealized losses in investment securities at December 31, 1995 do not represent permanent impairments.
     At December 31, 1995 and 1994, there were no investments in any single non-federal issuer representing more than 10% of shareholders' equity.


Note 4.  Loans

     The following is a summary of the major loan categories:

                                                       December 31,
                                                  1995                1994
Real estate - construction                   $   54,840          $   50,954
Real estate - commercial                        157,925             160,234
Real estate - residential                       216,180             221,098
Commercial and industrial                       120,692             114,103
Loans to individuals                             40,648              36,810
All other                                         4,084               5,639

Total loans                                     594,369             588,838
Less:  Unearned income                           (8,398)             (8,059)
                                               $585,971           $ 580,779

     At December 31, 1995, loans to directors and executive officers of Univest and companies in which directors have an interest aggregated $10,502. These loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with customers and did not involve more than the normal risk of collectibility or present other unfavorable terms. The summary of activity for the past year is as follows:

     Balance at                                Amounts              Balance at
  January 1, 1995        Additions            Collected          December 31, 1995
     $16,426              $18,142               $24,066              $10,502



Note 5.  Reserve for Possible Loan Losses

A summary of the transactions in the reserve for possible loan losses is as follows:

                                                     1995               1994           1993
Balance at beginning of year                      $  8,876            $ 7,198        $ 8,240
Provision charged to operating expenses              1,895              1,950          2,480
Recoveries                                             577              1,171            330
Loans charged off                                   (2,494)            (1,443)        (3,852)
Balance at end of year                            $  8,854            $ 8,876        $ 7,198

     Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under SFAS No. 114, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loans' initial effective interest rate or the fair value of collateral for certain collateral dependent loans. Included in the total impaired loans is $1,712 against which $728 of the allowance for loan losses is allocated. SFAS No. 118 amended SFAS No. 114's income recognition policy and clarifies SFAS No. 114's disclosure requirements. At December 31, 1995 the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $3,800 (all of which were on a nonaccrual basis). The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $3,700. For the year ended December 31, 1995, the Corporation recognized $34 in interest income on those impaired loans.

     At December 31, 1995, the total of nonaccrual and restructured loans was $5,350 ($4,748 at December 31, 1994). If these loans had been performing in accordance with their contractual terms, additional interest income of $530, $567, and $661 would have been recorded in 1995, 1994, and 1993, respectively. In addition, Pennview had first residential mortgage loans of $857 at December 31, 1995 ($824 at December 31, 1994) which were over 90 days delinquent.

     The total of the real estate owned at December 31,1995 was $735 ($1,750 at December 31,1994). Other expenses for 1995 include costs of $1,100,000 associated with the disposition of other real estate owned ($300,000 in 1994).



Note 6.  Premises and Equipment

                                             December 31,
                                          1995            1994
Land and land improvements              $ 3,261        $ 3,265
Premises and improvements                14,137         12,579
Furniture and equipment                  14,889         12,659
                                         32,287         28,503
Less: accumulated depreciation          (16,087)       (14,554)
                                        $16,200        $13,949

     As of December 31, 1995, Univest and its subsidiaries were obligated under noncancelable leases for various premises and equipment. A summary of the future minimum rental commitments under noncancelable operating leases net of related sublease revenue is as follows: 1996-$227; 1997-$215; 1998-$206; 1999-$181; 2000-$122. Rental expense charged to operations was $232, $135, and $87 for 1995, 1994, and 1993, respectively.


Note 7.  Income Taxes

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The assets and liabilities giving rise to the Corporation's deferred tax liabilities and assets as of December 31, 1995 and 1994 are as follows:

                                         1995               1994
Deferred tax assets:
     Loan loss                          $2,734              $ 2,851
     Deferred compensation                 286                  306
     Deferred fee income                   223                  469
     Postretirement benefits               355                  323
     Net unrealized securities losses        -                  249
                                         3,598                4,198
Deferred tax liabilities:

     Accretion                             225                   71
     Retirement plans                      216                  148
     Depreciation                          334                  250
     Intangible assets                     377                  403
     Mark-to-market adjustment              62                  226
     Other                                 116                   36
     Net deferred tax assets            $2,268              $ 3,064

The provision for federal and state income taxes included in the accompanying consolidated statements of income consists of the following:

                                          1995           1994           1993
Currently payable                       $ 4,644        $ 4,397        $ 3,648
Deferred                                    353            140            473
                                        $ 4,997        $ 4,537        $ 4,121

     The effective tax rates are less than the statutory federal rate of 35% because interest on loans and investment securities of state and political subdivisions is exempt from income tax. Deferred federal income taxes (tax benefits) arise from timing differences in the recognition of income and expenses for tax and financial reporting purposes.

     Pennview is permitted to deduct an annual addition to a tax reserve for bad debts, which differs from the method used for financial accounting purposes. As of December 31, 1995, Pennview has taken approximately $2,596 in bad debt deductions for which no deferred income taxes have been provided, since management does not intend to use the reserve for purposes other than to absorb bad debt losses.



Note 8.  Retirement Plan

     Net pension expense recognized in 1995, 1994, and 1993 amounted to $185, $193, and $351, respectively, and is summarized as follows:

                                                         1995      1994     1993
Service cost-benefits earned during the period         $  364    $  419    $ 365
Interest cost on projected benefit obligation             733       686      723
Actual return on plan assets                           (2,240)      189     (872)
Net amortization and deferral                           1,328    (1,101)     135
                                                       $  185    $  193    $ 351

     The funded status is reconciled to prepaid pension expense recognized in the financial statements at December 31, 1995 and 1994, as follows:

                                                         1995           1994
Fair value of plan assets                              $11,174        $ 9,024
Actuarial present value of benefit obligations:
Vested                                                   8,506          6,222
Nonvested                                                  442            331
Accumulated benefit obligation                           8,948          6,553
Effect of projected future salary increase               2,708          1,662
Projected benefit obligation                            11,656          8,215
Plan assets (less than) in excess of
  projected benefit obligation                            (482)           809
Unrecognized net asset at transition                      (631)          (757)
Unrecognized prior service costs                          (760)          (836)
Unrecognized net loss                                    2,493          1,211
Prepaid pension expense                                 $  620         $  427

Assumed discount rate for obligation                      6.75%         8.50%
Assumed long-term rate of investment return               8.50%         8.50%
Assumed salary increase rate                              5.60%         5.60%

     The unrecognized net asset at transition is being amortized on the straight-line method over 15 years. Plan assets include marketable equity securities, corporate and government debt securities, and certificates of deposit.
     Pension expense for the 401(k) deferred salary savings plan for the years ended December 31, 1995, 1994, and 1993, was $203, $196, and $177,
respectively.

Note 9.  Other Postretirement Benefit Plans

     The Corporation provides certain postretirement health care and life insurance benefits for retired employees. The liability for these postretirement benefits is unfunded. Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106) was issued in December 1990, to establish the accounting for postretirement benefits. SFAS No. 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees, rather than the previously accepted accounting practice of recognizing those costs on a pay-as-you-go basis.
     Effective January 1, 1993, the Corporation adopted SFAS No. 106. As permitted under SFAS No. 106, the Corporation elected to recognize immediately the transitional postretirement benefit liability of $864, $570 after-tax or $.14 per share, as the cumulative effect of a change in accounting principle. The impact of SFAS No. 106 included in salaries and benefits on the Consolidated Statements of Income for the years ended December 31, 1995, 1994, and 1993, was an increase of $38, $26, and $33, respectively.
     The liability for postretirement benefits included in other liabilities at December 31, 1995 and 1994, was as follows:

                                                                 1995             1994
Accumulated postretirement benefit obligation:
     Retirees                                                $  (788)           $ (596)
     Fully eligible active plan participants                     (42)              (32)
     Other active plan participants                             (250)             (189)
Unrecognized net loss (gain)                                      65              (160)
Accrued postretirement benefit cost                          $(1,015)           $ (977)

     Net periodic postretirement benefit cost for the years ended
December 31, 1995, 1994, and 1993 includes the following components:

                                                                            1995      1994      1993
Service cost-benefits earned during the period                             $  13     $  16     $  14
Interest cost on accumulated postretirement benefit obligation                68        68        66
                                                                           $  81     $  84     $  80

     For measurement purposes, a 9.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed in 1995; the rate was assumed to decrease gradually by 1/2 percent per year, reaching 5 percent in 2003 and after. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $60 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended by $.5.
     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6.75 percent and 8.50 percent, at December 31, 1995 and 1994, respectively, and the assumed salary increase rate was 5.60 percent at December 31, 1995 and 1994.



Note 10.  Long-Term Incentive Plan

     During 1993, the Corporation adopted the 1993 Long-Term Incentive Plan, whereby the Corporation may grant options to employees to purchase up to 156,850 shares of common stock. The plan provides for the issuance of options to purchase common shares at prices not less than 100 percent of the fair market value at the date of option grant. Options are exercisable as to 33 percent of the optioned shares each year from the date of grant for a period not exceeding six years. 88,000 common shares were available for future options at December 31, 1995. Transactions involving the plan are summarized as follows:

                                                                       Shares         Option
                                                                       Under         Price Per
                                                                       Option          Share
Outstanding at December 31, 1992                                          _              _
Granted                                                                25,000        $ 34.00
Exercised                                                                 _              _
Outstanding at December 31, 1993                                       25,000          34.00
Granted                                                                   _              _
Exercised                                                                 _              _
Outstanding at December 31, 1994                                       25,000          34.00
Granted                                                                43,850          38.75
Exercised                                                                 _              _
Outstanding at December 31, 1995                                       68,850        $ 34.00-$38.75



Note 11.  Time Deposits

     The aggregate amount of certificates of deposit in denominations of $100 or more was $20,976 at December 31, 1995, and $21,725 at December 31, 1994, with interest expense of $1,143 for 1995, and $1,104 for 1994. Other time deposits in denominations of $100 or more were $32,585 at December 31, 1995, and $21,546 at December 31, 1994, with interest expense of $1,535 for 1995, and $549 for 1994.




Note 12.  Long-Term Debt

     At December 31, 1995 and 1994, long-term debt consisted of the following:

                         December 31,        December 31,             Interest
     Description            1995                1994                    Rate                   Maturity
Subordinated Note        $     -             $ 5,000         10.35% through July 31, 1995           -
Federal Home Loan
Bank Advance               4,000               4,000                    4.82%                  February 1996
Federal Home Loan
Bank Advance                  75                  75                    4.00%                  September 2006
Federal Home Loan
Bank Advance                  10                  10                    2.50%                  March 1996
Capital lease obligation       -                 353                    6.91%                       -
                         $ 4,085             $ 9,438

     Advances from the Federal Home Loan Bank are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans of Pennview. The advances are subject to the payment of a prepayment fee in the event of repayment of the advance in whole or in part prior to maturity.


Note 13.  Financial Instruments with Off-Balance-Sheet Risk and
Commitments

     Loan commitments are made to accommodate the financial needs of the Institutions' customers. Standby letters of credit commit the Institutions to make payments on behalf of customers when certain specified future events occur. They primarily are issued to support commercial paper, medium- and long-term notes and debentures, including industrial revenue obligations. Historically, substantially all standby letters of credit expire unfunded. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Institutions' normal credit policies. Collateral is obtained based on management's credit assessment of the customer.
     The Banks offer commercial, mortgage, and consumer credit products to their customers in the normal course of business which are detailed in
Note 4. These products represent a diversified credit portfolio and are generally issued to borrowers within the Banks' branch office systems in eastern Pennsylvania. The ability of the customers to repay their credit is, to some extent, dependent upon the economy in the Banks' market areas.
     The Banks also control their credit risks by limiting the amount of credit to any business, institution, or individual, but as of December 31, 1995, the Banks have identified the due from banks' balance as a significant concentration of credit risk because it contains a balance due from a single depository institution in the amount of $13,917 which is unsecured. Management evaluates the creditworthiness of the institution on at least a quarterly basis in an effort to monitor its credit risk associated with this concentration.
     The following schedule summarizes the Corporation's off-balance-sheet financial instruments:

                                                         Contract or
                                                       Notional Amount
Financial instruments representing credit risk:
     Commitments to extend credit                        $123,858
     Standby letters of credit or commercial
       letters of credit                                   20,100
     Interest rate swap, notional principal amount         10,000


     The Corporation may enter into interest-rate swaps in managing its interest-rate risk. In these swaps, the Corporation agrees to exchange, at specified intervals, the difference between fixed- and floating-interest amounts calculated on an agreed-upon notional principal amount. Because the Corporation's interest-earning assets tend to be short-term floating rate instruments while the Corporation's interest-bearing liabilities tend to be longer-term fixed rate instruments, interest rate swaps in which the Corporation pays a floating rate and receives a fixed rate are used to reduce the impact of changes in interest rates on the Corporation's net interest income.

     During 1995, $10 million of such "pay floating" swaps were entered into by the Corporation. The net amount payable or receivable from interest-rate swap agreements is accrued as an adjustment to interest income. No interest-rate swap contracts were outstanding at December 31, 1994, and the contract entered into by the Corporation during 1995 expires in August 1997. The impact of the interest-rate swap on net interest income during 1995 was not material.

     The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. At December 31, 1995, the market value of interest-rate swaps in a favorable value position was $121. Credit risk also exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.


Note 14.  Fair Values of Financial Instruments

     Statement of Financial Accounting Standard No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instruments whether or not recognized in the balance sheet. For Univest, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments as defined in FAS 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and to not engage in trading or sales activities other than residential mortgage loans held for sale and those investment securities classified as available for sale. Significant estimations and present value calculations, which are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows, were used by the Corporation for the purposes of this disclosure.
     Estimated fair values have been determined by the Corporation using the best available data, and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Various methodologies are described in the accompanying notes.
     SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of readily available active secondary market valuations for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values. Certain estimated fair values cannot be substantiated by comparison to independent valuation sources and, in many cases, might not be realized in immediate settlement of the instrument.
     The following table represents the estimates of fair value of financial instruments:

                                                       December 31, 1995                       December 31, 1994
                                                Carrying or                                 Carrying or
                                             Notional/Contract             Fair           Notional/Contract        Fair
                                                  Amount                   Value               Amount              Value
Assets
     Cash and short-term assets                   $  47,884                $ 47,884        $ 42,526             $ 42,526
     Investment securities                          224,519                 226,745         202,060              197,940
     Net loans                                      577,117                 568,533         571,903              553,648

Liabilities
     Demand deposits and savings deposits           377,625                 377,625         387,015              387,015
     Time deposits                                  347,402                 347,798         312,058              307,635
     Short-term borrowings                           46,812                  46,812          44,923               44,923
     Long-term debt                                   4,085                   4,085           9,438                8,903

Off-Balance-Sheet
     Commitments to extend credit                   123,858                    (158)        120,277                 (190)
     Letters of credit                               20,100                    (302)         19,663                 (295)
     Interest-rate swap, notional
       principal amount                              10,000                     121               -                    -

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     Cash and due from banks and short-term investments: The carrying amounts reported in the balance sheets for cash and due from banks, time deposits with other banks, and federal funds sold and other short-term investments approximates those assets' fair values.
     Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices.
     Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.
     Off-balance-sheet instruments: Fair values for the Corporation's off-balance-sheet instruments are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.
     Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).
The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
     Short-term borrowings: The carrying amounts of securities sold under repurchase agreements, and other short-term borrowings approximate their fair values.
     Long-term debt: The fair values of the Corporation's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Corporation's current borrowing rates for similar types of borrowing arrangements.


Note 15.  Parent Company Financial Information

     Condensed financial statements of Univest, Parent Company only, follow:

Balance Sheets
                                                            December 31,
                                                         1995              1994
Assets:
     Deposits with bank subsidiary                       $    72       $     11
     Loan to non-bank subsidiary                             275            275
     Investments in U.S. Government obligations
       held to maturity                                    1,999          5,838
     Investments in subsidiaries,
       at equity in net assets:
          Banks                                           83,391         76,442
          Non-banks                                        5,392          4,293
     Other assets                                          1,725          1,228
          Total assets                                   $92,854       $ 88,087

Liabilities:
     Dividends payable                                  $  1,192       $    941
     Subordinated note                                         -          5,000
     Other liabilities                                     2,326          1,988
          Total liabilities                                3,518          7,929
     Shareholders' equity                                 89,336         80,158
          Total liabilities and shareholders' equity     $92,854       $ 88,087

Statements of Income

                                                                      Year ended December 31,
                                                                 1995           1994             1993
Dividends from banks                                        $   5,251      $   5,626           $ 6,206
Other income                                                    6,479          6,358             5,290
     Total operating income                                    11,730         11,984            11,496
Operating expenses                                              6,675          6,479             5,983
Income before income tax benefit and equity in
     undistributed income of subsidiaries                       5,055          5,505             5,513
Applicable income tax expense (benefit)                           (27)             1              (200)
Income before equity in undistributed income
     of subsidiaries                                            5,082          5,504             5,713
Equity in undistributed income (loss) of subsidiaries:
     Banks                                                      6,205          4,656             3,604
     Non-banks                                                    (60)           (40)               40
Income before cumulative effect of a change
     in accounting principle                                   11,227         10,120             9,357
Cumulative effect of a change in accounting principle               -              -              (570)
Net income                                                   $ 11,227       $ 10,120           $ 8,787

Statements of Cash Flows

                                                                                Year ended December 31,
                                                                         1995                1994                1993
Cash flows from operating activities:
     Net income                                                       $ 11,227            $ 10,120             $ 8,787
Adjustments to reconcile net income to net cash
       provided by operating activities:
          Cumulative effect of a change in accounting principle              -                   -                 570
          Equity in undistributed net income of subsidiaries            (6,145)             (4,616)             (3,644)
          (Increase) decrease in other assets                             (750)               (338)                164
          Depreciation of premises and equipment                           253                 268                 265
          Increase (decrease) in other liabilities                         338                 430                 (28)
               Net cash provided by operating activities                 4,923               5,864               6,114


Cash flows from investing activities:
     Proceeds from maturities of securities held to maturity             5,838               1,899                   -
     Purchases of investment securities held to maturity                (1,999)             (4,835)                  -
     Proceeds from maturities of securities                                  -                   -                1,737
     Purchases of investment securities                                      -                   -               (2,903)
     Investment in non-bank subsidiaries                                (1,160)               (600)                (400)
          Net cash provided by (used in) investing activities            2,679              (3,536)              (1,566)


Cash flows from financing activities:
     Repayment of subordinated note                                     (5,000)               (750)              (1,750)
     Cash dividends                                                     (2,541)             (2,290)              (2,102)
          Net cash used in financing activities                         (7,541)             (3,040)              (3,852)
     Net increase (decrease) in deposits with bank subsidiary               61                (712)                 696
     Deposits with bank subsidiary at beginning of year                     11                 723                   27
     Deposits with bank subsidiary at end of year                      $    72            $     11              $   723

     During 1995, 1994, and 1993, the parent company made income tax payments of $4,250, $4,150, and $4,116, respectively, and made interest payments of $305, $538, and $598, respectively.


Dividend and Other Restrictions

     The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Union can declare dividends in 1996 without approval of the Comptroller of the Currency of approximately $10,835 plus an additional amount equal to the Bank's net profits for 1996 up to the date of any such dividend declaration.

     The Federal Reserve Act requires that extension of credit by the Bank to certain affiliates, including Univest (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the Bank's capital and surplus as defined, and that extensions of credit to all such affiliates be limited to 20% of Union's capital and surplus.



Note 16.  Quarterly Data (Unaudited)

The unaudited results of operations for the quarters for the years ended December 31, 1995 and 1994 were as follows:

1995 Quarterly Financial Data
                                                                 December 31    September 30        June 30        March 31
Interest income                                                  $ 16,350       $ 16,051            $ 15,687       $ 15,457
Interest expense                                                    6,784          6,601               6,524          6,054
     Net interest income                                            9,566          9,450               9,163          9,403
Provision for loan losses                                             550            500                 423            422

     Net interest income after provision for loan losses            9,016          8,950               8,740          8,981

Other income                                                        1,577          1,407               1,638          1,473
Other expenses                                                      6,968          5,867               6,294          6,429
Income before income taxes                                          3,625          4,490               4,084          4,025

Applicable income taxes                                             1,080          1,418               1,267          1,232
     Net income                                                  $  2,545       $  3,072            $  2,817       $  2,793

Per share data:*
     Net earnings per share                                      $    .65       $    .78            $    .72       $    .71

     Dividends per share                                         $   .304       $   .136            $   .136       $   .136

1994 Quarterly Financial Data

                                                                 December 31    September 30          June 30        March 31
Interest income                                                  $    14,915    $    14,345         $  13,632       $ 13,029
Interest expense                                                       5,842          5,391             5,058          4,982
     Net interest income                                               9,073          8,954             8,574          8,047
Provision for loan losses                                                315            345               645            645

     Net interest income after provision for loan losses               8,758          8,609             7,929          7,402
Other income                                                           1,385          1,434             1,307          1,446
Other expenses                                                         5,902          6,188             5,794          5,729
Income before income taxes                                             4,241          3,855             3,442          3,119

Applicable income taxes                                                1,334          1,195             1,056            952
     Net income                                                  $     2,907    $     2,660         $   2,386       $  2,167
Per share data:*
     Net earnings per share                                      $       .74    $       .68         $     .61       $    .55
     Dividends per share                                         $       .24    $       .12         $     .12       $    .12

* Per share data has been restated to give effect to a twenty-five percent stock dividend declared on November 22, 1995 to shareholders of record as of February 15, 1996, payable on March 1, 1996.


Report of Independent Auditors


Board of Directors and Shareholders
Univest Corporation of Pennsylvania

     We have audited the accompanying consolidated balance sheets of Univest Corporation of Pennsylvania as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univest Corporation of Pennsylvania at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, in 1994 the Company changed its method of accounting for certain investments in debt and equity securities and in 1993 changed its method of accounting for postretirement benefits other than pensions.


                                        /S/Ernst & Young LLP


Philadelphia, Pennsylvania
January 19, 1996


Five-Year Performance Highlights

Earnings Per Share:                Average Deposits: (Millions of Dollars)
1991      1.95                     1991      638.6
1992      2.15                     1992      655.8
1993      2.24                     1993      663.5
1994      2.58                     1994      669.5
1995      2.86                     1995      695.8


Average Loans:                     Income Before Change in Accounting Principles
(Millions of Dollars)              (Millions of Dollars)
1991      527.7                    1991       7.66
1992      549.8                    1992       8.41
1993      562.6                    1993       9.36
1994      583.6                    1994      10.12
1995      583.8                    1995      11.23

Selected Financial Data
                                                                 (In Thousands, except per share data)
                                                                      Year ended December 31,
                                                         1995           1994           1993           1992            1991
Total assets                                           $881,888       $847,154       $789,887       $791,335       $756,536
Long-term obligations                                     4,085          9,438         10,277          7,585          9,500
Interest income                                          63,545         55,921         54,402         58,612         66,553
Net interest income                                      37,582         34,648         31,633         29,835         27,727
Provision for loan losses                                 1,895          1,950          2,480          2,852          1,895
Net income                                               11,227         10,120          8,787          8,414          7,656

Net income per share*                                  $   2.86       $   2.58       $   2.24       $   2.15       $   1.95
Dividends declared per share*                              .712           0.60           0.56           0.50           0.46

* Per share data has been restated to give effect to a twenty-five percent stock dividend, declared on November 22, 1995 to shareholders of record as of February 15, 1996, payable on March 1, 1996.



Management's Discussion And Analysis Of Financial Condition And Results Of Operations


Results of Operations

     Univest Corporation of Pennsylvania's consolidated net income (in thousands) and earnings per share for 1995, 1994, and 1993 were as follows:

                           1995     1994      1993
Net income               $11,227   $10,120   $8,787
Earnings per share       $  2.86   $  2.58   $ 2.24

     The prior-period per share amounts have been restated to reflect the twenty-five percent stock dividend declared on November 22, 1995 to shareholders of record as of February 15, 1996, payable on March 1, 1996.

1995 versus 1994

     The 1995 results compared to 1994 include the following significant pretax components:
     - Net interest income rose $2.9 million or 8.5% due to a 4.6% increase in average earning assets and a 4.3% increase in the net interest margin.
     - Salaries and benefits expense increased 7.3% or $900,000 due to staff additions in response to the opening of new branch locations, and normal salary increases.
     - Net occupancy expense increased $191,000 or 11.5% due to the addition of several branch locations in 1994 and 1995.
     - Other expenses increased $662,000 or 8.5% due to costs associated with the disposition of other real estate owned, less reduction of deposit insurance during 1995.


1994 versus 1993

     The 1994 results compared to 1993 include the following significant pretax components:
     - Net interest income rose $3.0 million or 9.5% due to an increase in average earning assets of 2.5% and an increase in the net interest margin of 7.0%.
     - The provision for loan losses decreased $530,000 or 21.4% due to an improvement in asset quality.
     - Other income decreased $879,000 or 13.6% due to a reduction of $968,000 in the gains on sales of mortgages which resulted from the sharp rise in interest rates during 1994.
     - Salaries and benefits expense increased $639,000 or 5.4% due to staff additions and normal salary increases.
     - Other expense increased $666,000 or 9.3% due in part to expenses associated with other real estate owned. 1993 net income also includes the cumulative effect of the adoption of FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits
       Other Than Pensions," which reduced net income in 1993 by $570,000.



Net interest Income

     Net interest income is the difference between interest earned on loans, investments and other earning assets and interest paid on deposits and other interest-bearing liabilities. Net interest income is the principal source of the Corporation's revenues. The following table demonstrates a trend of increasing amounts for 1993 through 1995. Sensitivities associated with the mix of assets and liabilities are numerous and very complex, thus the Corporation commits significant time to maximizing the net interest margin. The Asset/Liability Management and Investment Committees, along with the Funds Management Department, work to implement strategies with the intent and effort to at least maintain or improve the net interest margin.

     The investment portfolio is and has been primarily short-term in nature, resulting in frequent repricing opportunities for Univest over the three (3) year period analyzed in this report. Investments maturing during the year 1994 were replaced with purchases at higher yields. It is important to again underscore the complexities associated with asset/liability pricing noting the competition within the marketplace that can dramatically impact the margin results. For this reason, as we look to the future, it must be understood that an improving or increasing net interest income is not certain. As discussed later in this section, Univest maintains a short-term positive gap resulting from a large floating-rate loan portfolio.

     The following table presents a summary of Univest's average balances, the yields earned on average assets, the cost of average liabilities, and shareholders' equity for the years ended December 31, 1995, 1994, and 1993:

                                                    1995                          1994                          1993
                                                  Interest                      Interest                      Interest
                                        Average   Income/   Average   Average   Income/   Average   Average   Income/   Average
                                        Balance   Expense   Rate      Balance   Expense   Rate      Balance   Expense   Rate
Interest-earning assets:
  Investments                           $203,266  $12,223   6.0%      $166,364  $ 8,247   4.9%      $169,819  $ 8,580   5.0%
  Loans                                  583,820   51,322   8.8%       586,206   47,674   8.1%       564,395   45,822   8.1%
Total interest-earning assets            787,086   63,545   8.1%       752,570   55,921   7.4%       734,214   54,402   7.4%
Non interest-earning assets               56,946                        57,026                        52,586
Total assets                            $844,032                      $809,596                      $786,800

Interest-bearing liabilities:
  Deposits                              $596,237   24,049   4.0%      $574,690    19,413  3.4%      $575,046   21,155   3.7%
  Borrowings                              47,177    1,914   4.1%        48,620     1,860  3.8%        44,075    1,614   3.7%
Total interest-bearing liabilities       643,414   25,963   4.0%       623,310    21,273  3.4%       619,121   22,769   3.7%
Noninterest-bearing liabilities          115,526                       109,822                        98,362
Total liabilities                        758,940                       733,132                       717,483
Shareholders' equity                      85,092                        76,464                        69,317
Total liabilities and
   shareholders' equity                 $844,032                      $809,596                      $786,800
Net interest income                               $37,582                        $34,648                      $31,633
Interest-rate spread                                        4.1%                          4.0%                          3.7%
Net interest margin on weighted
  average interest-earning assets                           4.8%                          4.6%                          4.3%
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                             122.3%                        120.7%                        118.6%




Interest Income

     Interest and fees on loans increased 7.6% or $3.6 million from the $47.7 million recorded for the year ended December 31, 1994, as compared to the $51.3 million for the year ended December 31, 1995. Interest and fees on loans also increased $1.9 million or 4.2% when comparing the $47.7 million for 1994 to the $45.8 million for 1993. The increase for both periods was due to the positive impact of prime rate increases throughout 1994 and into 1995, from 6.0% at January 1, 1994 to 9.0% at July 7, 1995 when it decreased to 8.8%, with another decrease to 8.5% at December 20, 1995. Repricing of adjustable rate residential real estate loans and increased volume also contributed to the increase.
     Tax-free interest remained constant at $1.9 million when comparing December 31, 1995 to December 31, 1994. Tax-free interest decreased from $2.1 million in 1993 to $1.9 million in 1994.
     Interest on U.S. Government obligations increased from $6.4 million for the year ended December 31, 1994 to $10.4 million at December 31, 1995 and also increased from $5.6 million at December 31, 1993 to $6.4 million at December 31, 1994. The increases in both periods were due to increased yields and volume. Investments maturing during 1994 were replaced with purchases at higher yields. In addition, proceeds from deposit growth were used to acquire additional investment securities.
     Interest and dividends on state and political subdivisions remains constant, increasing from $95 thousand in 1994 to $118 thousand in 1995. Year end December 31, 1994 showed a decrease to $95 thousand from $125 thousand for 1993. Volume increased slightly in 1995 after decreasing in 1993 and 1994.
     The other securities category consists mainly of U.S. Government Agency obligations. Income on other securities remained stable at $1.0 million for both years ended December 31, 1995 and 1994. Interest income on other securities decreased 54.6% or $1.2 million from $2.2 million in 1993 to $1.0 million in 1994. This decrease was due to prepayments, maturities, and sales of mortgage-backed agency obligations.
     Interest on federal funds sold is the resulting daily investment activity that can be volatile in both interest rate and volume. Interest on federal funds sold decreased from $661 thousand in 1994 to $616 thousand in 1995 due to decreased volume offset by increased yield. Income increased from $407 thousand in 1993 to $661 thousand in 1994 which resulted from higher yields and increased volume.


Interest Expense

     Interest expense on deposits decreased 5.9% or $200 thousand from $3.4 million in 1994 to $3.2 million in 1995. The decrease was due to lower volume. For the year ended December 31, 1994, interest expense on demand deposits decreased 19.1% or $800 thousand from $4.2 million in 1993 to $3.4 million in 1994, due to lower yields and reduced volume.
     Interest expense on savings deposits remained stable decreasing from $3.2 million in 1994 to $3.1 million in 1995 and increasing from $3.1 million in 1993 to $3.2 million in 1994.
     Interest expense on time deposits for the year ended December 31, 1995 was $17.8 million which is 39.06% or $5.0 million more than the $12.8 million paid in 1994. This increase was due to higher volume and increase yields. Interest expense on time deposits decreased from $13.9 million in 1993 to $12.8 million in 1994, a decrease of $1.1 million or 7.9%. The decrease was due to lower yields, particularly during the first and second quarters of 1994.
     Interest expense - all other, consists of interest paid on short-term borrowings such as federal funds purchased, the corporate line of credit, repurchase agreements and treasury tax and loan deposit. In addition, Union National Bank offers an automated cash management checking account that sweeps funds daily into a repurchase agreements account. Interest expense increased to $1.6 million in 1995 from $1.3 million in 1994 and $820 thousand in 1993. Increases were due to both higher volumes and increased rates due to the increase in short-term interest rates during 1994 and the first half of 1995.




Long-Term Debt

     Interest on long-term debt decreased from $565 thousand in 1994 to $314 in 1995 due to the redemption, during 1995, of $5.0 million of subordinated debt which was incurred by the Corporation in 1990 to partially finance the acquisition of Pennview Savings Bank.
Additionally, a long-term capital lease obligation to finance data processing equipment, whose balance at December 31, 1994 was $353 thousand, was paid in full during 1995. The remaining long-term debt of $4.1 million as of December 31, 1995 represented borrowings by Pennview Savings Bank, for liquidity purposes from the Federal Home Loan Bank
(FHLB) of Pittsburgh. Interest on long-term debt for the year ended December 31, 1994 was $565 thousand as compared to $794 thousand in 1993. The 1994 decrease was due mainly to a $750 thousand payment on the subordinated debt during 1994.


Allowance For Loan Losses

     Management believes the allowance for loan losses is maintained at a level which is adequate to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of and the provisions to the allowance considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio.
     The allowance for loan losses is determined through a quarterly evaluation of reserve adequacy which takes into consideration the growth of the loan portfolio, the status of past due loans, current economic conditions, various types of lending activity, policies, real estate and other loan commitments, and significant changes in the charge off activity. Loans are also reviewed for impairment based on discounted cash flows using the loans' initial effective interest rate or the fair value of the collateral for certain collateral dependent loans as provided for under FAS 114, which was adopted by the Corporation effective January 1, 1995. Any of the above factors may cause the provision to fluctuate. The provision for loan losses for the year ended December 31, 1995 was $1.9 million as compared to $2.0 million for 1994 and $2.5 million for 1993.
     Effective January 1, 1995, the Corporation adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Under the new standard, the 1995 allowance for credit losses related to loans that are identified as impaired in accordance with Statement 114 is based on discounted cash flows using the loans initial effective rate or the fair value of collateral for certain collateral dependent loans. Included in total impaired loans is $1.7 million against which $728 thousand of the allowance for loan losses is allocated. At December 31, 1995 the recorded investment in loans that are considered to be impaired under Statement 114 was $3.8 million (all of which were on a nonaccrual basis). For the year ended December 31, 1995, the Corporation recognized $34 thousand in interest income on those impaired loans.
     Generally, a loan (including a loan impaired under Statement 114) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against "other expense." Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgement as to the collectibility of principal.
     Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Total cash basis restructured and nonaccrual loans at December 31, 1995 total $6.3 million (versus $5.6 million at December 31, 1994 and $7.0 million at December 31, 1993) and consist mainly of real estate related commercial loans. For the year ended December 31, 1995 nonaccrual loans resulted in lost interest income of $530 thousand as compared to $567 thousand in 1994 and $661 thousand in 1993. In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans are dependent to a large extent on the economic environment. The ratio of the allowance for loan losses to total loans at December 31, 1995 and 1994 is 1.5%. The Corporation's ratio of nonperforming assets to total loans was 1.1% as of December 31, 1995 and 1.3% as of December 31, 1994.
     During the first quarter of 1995, the Office of the Comptroller of the Currency completed a safety and soundness examination at Union National Bank, the Corporation's subsidiary commercial bank and during the second quarter of 1995, a similar examination was completed by the Pennsylvania State Department of Banking at Pennview Savings Bank. The dollar value of identified potential problem loans was not revised significantly as a result of either examination. Examination procedures require individual judgements about the borrower's ability to repay loans, sufficiency of collateral values, and the effects of changing economic circumstances. The procedures are similar to those employed by the Corporation in determining the adequacy of the allowance for loan losses and in classifying loans. Judgements made by regulatory examiners may differ from those made by management.
     At December 31, 1995 the Corporation has approximately $735 thousand of Other Real Estate Owned ("OREO") consisting of one commercial property and one single-family residence. This amount is recorded in "Other Assets" at the lower of cost or fair market value in the accompanying consolidated balance sheets. At December 31, 1994, the Corporation had approximately $1.7 million in OREO. The decrease was due to the disposal of two commercial properties during the fourth quarter of 1995 which necessitated a write-off during the year ended December 31, 1995 of $1.1 million of which $800 thousand was recorded during the fourth quarter. This amount is included in other expense in the consolidated statements of income. During 1994 a provision of $300 thousand was recorded in other expense for these two commercial properties.


Noninterest Income

     Trust income continues to be a major source of noninterest income, generating fee income for the year ended December 31, 1995 of $2.0 million which was $200 thousand or 11.1% more than the $1.8 million reported for year end December 31, 1994 versus an increase of 12.5% or $200 thousand from 1993 to 1994. The increases result from increases in the market value of assets under management, particularly in 1995, and increase in the volume of trust accounts.
     Service charges on demand deposits remained constant at $1.6 million for the years ended December 31, 1995, 1994, and 1993. The Corporation's pricing committee continuously monitors the entire fee structure and process.
     Other income which is noninterest related consists mainly of general fee income and other miscellaneous nonrecurring types of income. It also includes various types of service charges, such as ATM fees, overdraft fees, and safe deposit box rent. Other noninterest income of $2.4 million for 1995 is 9.1% or $200 thousand more than the $2.2 million shown for 1994. The 1994 income of $2.2 million is 4.3% or $100 thousand less than the $2.3 million shown for 1993.



Asset Sales

     Sales of mortgage loans during the year ended December 31, 1995 resulted in a pretax gain of $101 thousand as compared to a loss of $12 thousand for the year ended December 31, 1994. The increase resulted from decreasing long-term rates during 1995. The Corporation currently sells all long-term fixed rate residential mortgage loans with terms in excess of fifteen (15) years. For the year ended December 31, 1994 sales of mortgage loans provided a pretax loss of $12 thousand as compared to a pretax gain of $956 thousand for the year ended December 31, 1993. The decrease was due to a sharp increase in long-term rates which considerably decreased mortgage origination volume especially in the area of refinancing which was extremely popular during the low rate environment of 1993.
     During 1995 U.S. Treasury Notes totaling approximately $15 million were sold from the available-for-sale portfolio at a net loss of $66 thousand. These securities were sold to provide future yield enhancement and extend maturities. In 1994 securities totaling approximately $7.2 million were sold from the available-for-sale account and a net loss of $27 thousand was recorded. The Corporation did not sell any investment securities during the year ended December 31, 1993. The total of debt and equity securities held in the available-for-sale account as of December 31, 1995 is $56 million versus $30 million at December 31, 1994. The cumulative unrealized gain of $261 thousand, net of taxes, has been credited to shareholders' equity as of December 31, 1995. On November 15, 1995, the FASB staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that Special Report, the Corporation chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $32.0 million and the unrealized loss on those securities was $93 thousand, which is included in shareholders' equity.



Noninterest Expense

     The operating costs of the Corporation are known as other expense, and include, but are not limited to, salaries and benefits, equipment expense, and occupancy costs. Expense control is very important to the management of the Corporation, and every effort is made to contain and minimize the growth of operating expenses, while attempting to provide technological innovation whenever practical, as operations change or expand. Salaries and benefits increased $900 thousand or 7.3% from $12.4 million in 1994 to $13.3 million in 1995. Salaries and benefits also increased 5.08% or $600 thousand from $11.8 million in 1993 to $12.4 million in 1994. The increases were due to normal salary and staff increases and the opening of four additional offices during 1995 and one in 1994. A serious effort to contain salaries and benefits is being made by management with an ongoing goal to work "smarter" being communicated throughout the organization.
     Net occupancy expense increased by 11.8% or $200 thousand from $1.7 million for the year ended December 31, 1994 to $1.9 million at December 31, 1995. The increases were mainly due to the opening of four additional locations and the expansion to larger facilities of two locations. For the year ended 1994 occupancy expense increased 6.3% or $100 thousand from $1.6 million as of December 31, 1993 to $1.7 million as of December 31, 1994. This increase was due to routine property cost increases and the addition of a new branch. Equipment expense increased 11.8% from $1.7 million in 1994 to $1.9 million in 1995, an increase of $200,000. Equipment also increased $100 thousand or 6.2% from $1.6 million in 1993 to $1.7 million in 1994. Both increases were due to additional equipment costs for the new or expanded branch locations.
     Other expenses of $8.5 million increased $700 thousand or 9.0% for the year ended December 31, 1995 as compared to $7.8 million expense for 1994. The increase is mainly due to the write-down of other real estate owned of $1.1 million. Increases in consulting and student loan processing fees added to the increase. The increase was offset in part by a decrease of approximately $550 thousand due to the reduction of Federal Deposit Insurance Corporation (FDIC) premiums paid by Union National Bank. Due to the Bank Insurance Fund (BIF) reaching its 1.25% reserve requirement, members of the BIF began paying premiums of 4 basis points on insured deposits during third and fourth quarters of 1995. Previously Union paid 23 basis points. Beginning in the first quarter of 1996, Union National will pay a minimum annual premium of $2 thousand. The $7.8 million for 1994 exceeds the 1993 expense of $7.2 million by $600 thousand or 8.3%. The increase was mainly due to the write-down of other real estate owned of $300 thousand, along with increased advertising, postage and acquisition costs associated with the acquisition of a branch location. Other expense includes but is not limited to items such as data processing, goodwill amortization, marketing, audit, exam, legal and other fees, other taxes, along with insurance, printing, stationery, supplies and contributions, any of which can fluctuate up or down in a given year.
     Spurred by pressures of the budget reconciliation process, both the House and Senate Banking Committees approved separate bills during the week of September 18, 1995 that include, among other items, a special one-time assessment to recapitalize the Savings Association Insurance Fund
(SAIF) of which Pennview Savings Bank is a member. The one-time assessment of 85 basis points of insured deposits as of March 31, 1995 is intended to recapitalize the SAIF to the required 1.25% of insured deposits and could be payable in early 1996. Should the bill pass in its present form, the Corporation would be required to make a one-time pretax charge to earnings of approximately $1.1 million. Succeeding deposit premiums beginning in 1996 may be reduced from the current level of 23 basis points to 4.5 basis points which will benefit the Corporation in future periods.
     Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). SFAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees, rather than the previously accepted accounting practice of recognizing these costs on a pay-as-you-go-basis. As permitted under SFAS 106, the Corporation elected to recognize immediately a one-time, non-cash charge for the January 1, 1993 transitional liability of $864,000 ($570,000 after-tax), as the cumulative effect of a change in accounting principle. Adoption of SFAS 106 did not have a material impact on salaries and benefits expense in 1995 or 1994.



Tax Provision

     The provision for income taxes was $5 million in 1995 compared to $4.5 million in 1994 and $4.1 million in 1993. The increases in each year were the result of higher pretax book income. The provision for income taxes for 1995, 1994 and 1993 were at effective rates of 30.8%, 31.0% and 30.6%, respectively.
     As of December 31, 1995, the Corporation's net deferred tax asset was $2.3 million. Realization of this asset over time is dependent in part upon the Corporation generating earnings in future periods. In determining that the realization of the deferred tax asset was "more likely than not," the Corporation gave consideration to a number of factors, including its recent earnings history and its expectations for earnings in the future and concluded that no valuation allowance was necessary at December 31, 1995. The Corporation will continue to review the tax criteria of "more likely than not" for the recognition of the deferred tax asset on a quarterly basis.



Financial Condition

     During 1995, total assets increased to $881.9 million, an increase of $34.7 million or 4.1% over the $847.2 million in 1994. Investment securities increased $22.4 million to $224.5 million as compared to the $202.1 million at December 31, 1994, which resulted from the growth in total deposits of $25.9 million from $699.1 million at December 31, 1994 to $725 million at December 31, 1995. Deposit growth was aided by the purchase of approximately $13.0 million of deposit liabilities during the fourth quarter of 1995.
     Federal funds sold increased from $6.8 million at December 31, 1994 to $16.5 million at December 31, 1995, an increase of $9.7 million.
     Total loans increased by $5.2 million from $580.8 million at December 31, 1994 to $586.0 million at December 31, 1995.
     Long-term debt decreased $5.0 million due to the redemption during 1995 of subordinated debt, which was incurred by the Corporation in 1990 to partially finance the acquisition of Pennview Savings Bank.
     Shareholders' equity increased $9.1 million or 11.4% to $89.3 million compared to $80.2 million at December 31, 1994. Dividends on a declared basis increased 18.7% from $.60 for the year ended December 31, 1994 to $.712 for the year ended December 31, 1995. The Corporation's Board of Directors on November 22, 1995 declared a twenty-five percent stock dividend to all shareholders of record as of February 15, 1996, payable on March 1, 1996.




Asset/Liability Management, Liquidity

     The primary functions of Asset/Liability Management are to assure adequate liquidity while maintaining an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet cash flow requirements of customers. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing rates. Univest analyzes its position by the use of Gap analysis, flow of funds reports, and a simulation model. More emphasis continues to be placed on the simulations which show the impact of different rate environments and their respective projected results relative to the current balance sheet makeup.
     Univest focuses on the management of the one year interest rate sensitivity gap. The one-year cumulative gap, which reflects the Corporation's interest sensitivity over that period of time was positive at December 31, 1995. This positive or asset-sensitive gap will generally benefit the Corporation's net interest rate margin in a rising interest rate environment while falling interest rates will negatively impact the Corporation. The Corporation remains asset sensitive mainly as a result of a large floating rate portfolio held by the commercial bank subsidiary. The floating loans mentioned here are tied to prime, and fall into the one-month gap category causing the asset-sensitive position.
     The Corporation is permitted to use interest-rate swap agreements which convert a portion of its floating rate commercial loans to a fixed rate basis, thus reducing the impact of interest changes on future income. In these swaps, the Corporation agrees to exchange, at specified intervals, the difference between fixed and floating-interest amounts calculated on an agreed upon notional principal amount. Because the Corporation's interest-earning assets tend to be short-term floating rate instruments while the Corporation's interest-bearing liabilities tend to be longer-term fixed rate instruments, interest rate swaps in which the Corporation pays a floating rate and receives a fixed rate are used to reduce the impact of changes in interest rates on the Corporation's net interest income.
     During 1995, $10 million of "pay floating" swaps were entered into by the Corporation. The net payable or receivable from interest-rate swap agreements is accrued as an adjustment to interest income. No interest-rate swap contracts were outstanding at December 31, 1994, and the contract entered into by the Corporation during 1995 expires in August 1997. The impact of the interest rate swap on net interest income during 1995 was not material.
     The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. At December 31, 1995, the market value of and the net fair value of interest-rate swaps in a favorable value position was $121 thousand. Credit risk also exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.



Capital Adequacy

     Shareholders' equity at December 31, 1995 was $89.3 million or 10.1% of total assets compared to shareholders' equity of $80.2 million or 9.5% as of December 31, 1994. December 31, 1995 shareholders' equity includes a positive adjustment of $261 thousand related to the unrealized security gains, net of taxes on investment securities available for sale, while shareholders' equity at December 31, 1994 includes net unrealized securities losses of $482 thousand.
     Capital guidelines which banking regulators have adopted assign minimum capital requirements for categories of assets depending on their assigned risks. The components of risk-based capital are Tier 1, which is composed of total shareholders' equity, excluding the adjustment for the unrealized securities gains and losses, and also excluding any goodwill, Tier II, also includes the applicable portion of the allowance for possible loan losses and applicable adjustment for subordinated debt. Minimum acquired Tier II total risk-based capital is 8.0%. Under the requirements, Univest has Tier I capital ratios of 13.8% and 12.7%, and total risk-based capital ratio of 15.0% and 14.3% at December 31, 1995 and 1994, respectively. These ratios place Univest in the "well-capitalized" category under regulatory standards.

Capital Analysis

                                        December 31, 1995                            December 31, 1994
                                              Minimum                                       Minimum
                                   Actual    Requirement    Excess              Actual    Requirement    Excess
Tier I Capital                     $86,222     $25,050      $61,172             $78,101     $24,680      $53,421

Total Risk-Based Capital           $94,050     $50,100      $43,950             $88,314     $49,361      $38,953

Risk Weighted Assets               $626,255                                     $617,008


Capital Ratios
  Tier I Capital                     13.8%        4.0%        9.8%                12.7%        4.00%          8.7%
  Total Risk-Based Capital           15.0%        8.0%        7.0%                14.3%        8.00%          6.3%




Supplementary Information

Range of Market Prices

     The following table shows the range of market values of the Corporation's stock. The Trust Department, Union National Bank and Trust Company, serves at the Corporation's Stock Transfer Agent and Registrar and Dividend Disbursement Agency pursuant to the trust powers of national banks. The prices shown on this page represent transactions between dealers and do not include retail markups, markdowns, or commissions.

                                   High                Low
     1995
     January - March               35 1/2              34
     April - June                  35 1/2              34
     July - September              35 1/2              34
     October - December            39 3/4              34 1/2

                                   High                Low
     1994
     January - March               35                  34
     April - June                  36                  36
     July - September              36 1/2              34 1/4
     October - December            35 1/2              34 1/2

Cash Dividends Paid Per Share*

          1995
          January 2                $0.12     regular
                                   $0.12     extra
                                    0.24

          April 1                   0.136
          July 1                    0.136
          October 1                 0.136
                                   $.0648    for the year 1995

          1994
          January 2                $0.112    regular
                                   $0.112    extra
                                    0.224

          April 1                   0.12
          July 1                    0.12
          October 1                 0.12
                                   $.0584    for the year 1994

*The cash dividends per share have been restated to give effect to a twenty-five percent stock dividend declared on November 22, 1995 to shareholders of record as of February 15, 1996, payable on March 1, 1996.





Supplementary Information (Cont.)
Description of Business

     Univest Corporation of Pennsylvania is a multibank holding company with banking and financial subsidiaries operating in eastern
Pennsylvania.

     Union National Bank and Trust Company of Souderton, Pennsylvania has 20 offices and offers all normal commercial bank and trust services.

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



Securities Market

     Univest Corporation of Pennsylvania stock is traded over the counter and is generally held by individuals residing within the market area of the Corporation as stated under Description of Business. The approximate number of shareholders as of December 31, 1995 was 1,739.

Securities and Exchange Commission Reports

     The Corporation will provide at no charge a copy of the SEC Form 10-K annual report for the year 1995 to each shareholder who requests one in writing after March 31, 1996. Requests should be directed to: Robert H. Schong, Secretary, Univest Corporation of Pennsylvania, Broad and Main Streets, Souderton, PA 18964.