Form 10-K, Exhibit 13
period 1998-12-31
UNIVEST CORP OF PENNSYLVANIA
filed 1999-03-24
CIK 102212

Consolidated Financial Highlights
(thousands, except per share data)

--------------------------------------------------------------------------------
                                                                      Percentage
                                           1998           1997          Change
--------------------------------------------------------------------------------
Earnings
  Interest Income .................   $   40,645      $   40,628           .04%
  Income before income taxes ......       20,547          19,164          7.22
  Applicable income taxes .........        6,046           5,987           .99
  Net income ......................       14,501          13,177         10.05

Per Share
  Average shares outstanding ......        7,539           7,730         (2.47)
  Income before income taxes ......   $     2.72      $     2.47         10.12
  Applicable income taxes .........   $      .80      $      .77          3.90
  Net income:
    Basic .........................   $     1.92      $     1.70         12.94
    Diluted .......................   $     1.91      $     1.69         13.02
  Book Value ......................   $    14.02      $    13.64          2.79

Balance Sheets
  Investments ..................      $  327,665      $  258,165         26.92
  Net loans ....................         649,911         625,293          3.94
  Deposits .....................         874,504         792,868         10.30
  Shareholders' equity .........         103,177         104,604         (1.36)
  Assets .......................       1,070,470         973,157         10.00

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Consolidated Balance Sheets
(in thousands, except share data)

                                                                                               December 31,
                                                                                           1998           1997
                                                                                       --------------------------
Assets
     Cash and due from banks ........................................................  $    26,011    $    33,352
     Interest-bearing deposits with other banks .....................................        3,940          5,001

     Investment securities held to maturity (market value $217,515 and $142,205 at December 31,
       1998 and 1997, respectively) .................................................      216,404        141,972

     Investment securities available for sale .......................................      111,261        116,193

     Federal funds sold and other short-term investments ............................       12,700          2,000

     Loans ..........................................................................      660,449        635,563
       Less: Reserve for possible loan losses .......................................      (10,538)       (10,270)
                                                                                       --------------------------
         Net loans ..................................................................      649,911        625,293
                                                                                       --------------------------
     Premises and equipment, net ....................................................       15,828         16,604
     Accrued interest and other assets ..............................................       34,415         32,742
                                                                                       --------------------------
         Total assets ...............................................................  $ 1,070,470    $   973,157
                                                                                       ==========================

Liabilities
     Demand deposits, noninterest bearing ...........................................  $   152,094    $   129,892
     Demand deposits, interest bearing ..............................................      238,622        176,115
     Savings deposits ...............................................................      138,936        127,965
     Time deposits ..................................................................      344,852        358,896
                                                                                       --------------------------
         Total deposits .............................................................      874,504        792,868
                                                                                       --------------------------
     Securities sold under agreements to repurchase .................................       62,890         48,389
     Other short-term borrowings ....................................................        1,155          1,157
     Accrued expenses and other liabilities .........................................       19,669         17,064
     Long-term debt .................................................................        9,075          9,075
                                                                                       --------------------------
         Total liabilities ..........................................................      967,293        868,553
                                                                                       --------------------------

Shareholders' equity
     Common stock, $5 par value; 12,000,000 shares authorized at December 31,
       1998 and 1997 and 7,854,321 shares issued at
       December 31, 1998 and 1997 and  7,360,912 and 7,671,305 shares outstanding at
       December 31, 1998 and 1997, respectively .....................................       39,272         39,272
     Additional paid-in capital .....................................................       14,908         14,908
     Retained earnings ..............................................................       62,992         53,691
     Accumulated other comprehensive income .........................................          582            350
     Treasury stock, at cost; 493,409 shares and 183,017 shares
        at December 31, 1998 and 1997, respectively .................................      (14,577)        (3,617)
                                                                                       --------------------------
         Total shareholders' equity .................................................      103,177        104,604
                                                                                       --------------------------
     Total liabilities and shareholders' equity .....................................  $ 1,070,470    $   973,157
                                                                                       ==========================

See accompanying notes to consolidated financial statements.

                                       13
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Consolidated Statements of Income
(in thousands, except share data)


                                                                      Year ended December 31,
                                                                  1998          1997          1996
                                                                ------------------------------------
Interest income Interest and fees on loans:
       Taxable ..............................................   $ 52,180      $ 52,264      $ 50,046
       Exempt from federal income taxes .....................      2,383         2,059         1,938
                                                                ------------------------------------
     Total interest and fees on loans .......................     54,563        54,323        51,984
     Interest and dividends on investment securities:
       U.S. Government obligations ..........................     11,602        12,274        13,197
       Obligations of state and political subdivisions ......        307           219           172
       Other securities .....................................      4,374         2,418         1,079
     Interest on time deposits with other banks .............        626            83            30
     Interest on federal funds sold and term federal funds ..        988           223           220
                                                                ------------------------------------
         Total interest income ..............................     72,460        69,540        66,682
                                                                ------------------------------------

Interest expense
     Interest on demand deposits ............................      6,423         3,608         2,820
     Interest on savings deposits ...........................      3,170         3,183         3,132
     Interest on time deposits ..............................     19,822        19,825        19,622
     Interest on long-term debt .............................        500           425           358
     Interest--all other ....................................      1,900         1,871         1,749
                                                                ------------------------------------
         Total interest expense .............................     31,815        28,912        27,681
                                                                ------------------------------------
Net interest income .........................................     40,645        40,628        39,001
Provision for loan losses ...................................        958         1,310         1,045
                                                                ------------------------------------
Net interest income after provision for loan losses .........     39,687        39,318        37,956
                                                                ------------------------------------

Other income
     Trust ..................................................      3,202         2,695         2,290
     Service charges on demand deposits .....................      3,032         1,924         1,814
     Gains (losses) on sales of securities ..................         97            95            (9)
     Gains on sales of mortgages ............................        250            95            43
     Other ..................................................      4,113         3,078         2,091
                                                                ------------------------------------
         Total other income .................................     10,694         7,887         6,229
                                                                ------------------------------------

Other expenses
     Salaries and benefits ..................................     15,703        15,476        14,461
     Net occupancy ..........................................      2,244         2,178         2,073
     Equipment ..............................................      2,697         2,500         2,428
     Other ..................................................      9,190         7,887         8,157
                                                                ------------------------------------
         Total other expenses ...............................     29,834        28,041        27,119
                                                                ------------------------------------

Income before income taxes ..................................     20,547        19,164        17,066
Applicable income taxes .....................................      6,046         5,987         5,028
                                                                ------------------------------------
Net income ..................................................   $ 14,501      $ 13,177      $ 12,038
                                                                ====================================


Net income per share:
     Basic ..................................................   $   1.92      $   1.70      $   1.54
                                                                ====================================
     Diluted ................................................   $   1.91      $   1.69      $   1.54
                                                                ====================================

See accompanying notes to consolidated financial statements.

                                       14
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Consolidated Statements of Changes in Shareholders' Equity
(in thousands, except share data)


                                                           Accumulated
                                                              Other                 Additional
                                                          Comprehensive  Common       Paid-in      Retained    Treasury
                                                             Income       Stock       Capital      Earnings      Stock       Total
                                                          --------------------------------------------------------------------------
Balance at December 31, 1995 ..........................     $    261     $ 19,638     $ 34,559     $ 35,028    $   (150)   $ 89,336
                                                                                                                           ---------
Comprehensive Income
    Net Income for 1996 ...............................                                              12,038                  12,038
    Other comprehensive income, net of income
    taxes of ($135)
        Unrealized gains and (losses) on
        investment securities available-for-sale ......         (243)                                                          (243)
                                                                                                                           ---------
Total comprehensive income ............................                                                                      11,795
                                                                                                                           ---------
   Cash dividends declared ($0.355 per share) .........                                              (2,773)                 (2,773)
   Cash paid in lieu of fractional shares .............                        (2)         (15)                                 (17)
   Stock issued under dividend reinvestment
     and employee stock purchase plans ................                                                  (2)        249         247
   Exercise of stock options ..........................                                                 (31)        140         109
   Acquisition of treasury stock
     (88,182 shares) ..................................                                                          (1,430)     (1,430)
                                                            ------------------------------------------------------------------------
Balance at December 31, 1996 ..........................           18       19,636       34,544       44,260      (1,191)     97,267
                                                                                                                           ---------
Comprehensive Income
    Net Income for 1997 ...............................                                              13,177                  13,177
    Other comprehensive income, net of income
    taxes of $179
        Unrealized gains and (losses) on
        investment securities available-for-sale ......          332                                                            332
                                                                                                                           ---------
Total comprehensive income ............................                                                                      13,509
                                                                                                                           ---------
   Cash dividends declared  ($0.48 per share) .........                                              (3,707)                 (3,707)
   100% stock dividend payable May 1, 1998 ............                    19,636      (19,636)                                --
   Stock issued under dividend reinvestment
     and employee stock purchase plans ................                                                  (7)        863         856
   Exercise of stock options ..........................                                                 (32)         91          59
   Acquisition of treasury stock
     (151,964 shares) .................................                                                          (3,380)     (3,380)
                                                            ------------------------------------------------------------------------
Balance at December 31, 1997 ..........................          350       39,272       14,908       53,691      (3,617)    104,604
                                                                                                                           ---------
Comprehensive Income
    Net Income for 1998 ...............................                                              14,501                  14,501
    Other comprehensive income, net of income
    taxes of $125
        Unrealized gains and (losses) on
        investment securities available-for-sale ......          232                                                            232
                                                                                                                           ---------
Total comprehensive income ............................                                                                      14,733
                                                                                                                           ---------
Cash dividends declared  ($0.575 per share) ...........                                              (4,328)                 (4,328)
Stock issued under dividend reinvestment
   and employee stock purchase plans ..................                                                  (4)      1,208       1,204
Exercise of stock options .............................                                                (868)      1,524         656
Acquisition of treasury stock (346,137 shares) ........                                                         (13,692)    (13,692)
                                                            ------------------------------------------------------------------------
Balance at December 31, 1998 ..........................     $    582     $ 39,272     $ 14,908     $ 62,992    $(14,577)   $103,177
                                                            =======================================================================

See accompanying notes to consolidated financial statements.


                                       15
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
(in thousands)

                                                                                                Year ended December 31,
                                                                                       1998               1997               1996
                                                                                    -----------------------------------------------
Cash flows from operating activities
     Net income ................................................................    $  14,501          $  13,177          $  12,038
     Adjustments to reconcile net income to net cash provided
         by operating activities:
       Provision for loan losses in excess of net charge-offs ..................          268                469                947
       Depreciation of premises and equipment ..................................        2,475              2,407              2,239
       Discount accretion on investment securities and
         time deposits .........................................................         (249)              (412)              (613)
       Deferred income tax benefit .............................................         (279)              (162)              (119)
       Realized (gains) losses on investment securities ........................          (97)               (95)                 9
       Realized gains on sales of mortgages ....................................         (250)               (95)               (43)
       Increase (decrease) in net deferred loan fees ...........................          114               (497)              (116)
       (Increase) decrease in interest receivable and other assets .............       (1,673)               717               (604)
       Increase (decrease) in accrued expenses and other liabilities ...........        2,611              3,350             (2,445)
                                                                                    -----------------------------------------------
         Net cash provided by operating activities .............................       17,421             18,859             11,293

Cash flows from investing activities
     Proceeds from maturing time deposits ......................................           --                 --                 96
     Proceeds from maturing securities held to maturity ........................       74,884             75,289             48,528
     Proceeds from maturing securities available for sale ......................       25,045              9,471              6,380
     Proceeds from sales of securities available for sale ......................       25,079             24,024             10,991
     Decrease (increase) in interest-bearing deposits ..........................        1,061             (4,641)                --
     Purchases of investment securities held to maturity .......................     (149,181)           (44,144)           (52,329)
     Purchases of investment securities available for sale .....................      (44,623)           (79,576)           (31,039)
     Premium paid to purchase bank-owned life insurance ........................           --            (15,000)                --
     Net (increase) decrease in federal funds sold and
       other short-term investments ............................................      (10,700)            (1,931)            16,458
     Proceeds from sales of mortgages ..........................................       22,164              8,667             10,356
     Net increase in loans .....................................................      (46,914)           (36,569)           (31,295)
     Capital expenditures ......................................................       (1,699)            (2,168)            (2,882)
                                                                                    -----------------------------------------------
         Net cash used in investing activities .................................     (104,884)           (66,578)           (24,736)

Cash flows from financing activities
     Assumption of deposits ....................................................           --             14,186                 --
     Net increase in deposits ..................................................       81,636             43,227              8,741
     Net increase (decrease) in short-term borrowings ..........................       14,499            (11,170)            13,904
     Proceeds from long-term debt ..............................................           --              2,000              7,000
     Purchases of treasury stock ...............................................      (13,692)            (3,380)            (1,430)
     Stock issued under dividend reinvestment and
       employee stock purchase plans ...........................................        1,204                856                249
     Proceeds from exercise of stock options ...................................          656                 59                109
     Cash dividends ............................................................       (4,181)            (3,641)            (3,087)
     Repayments of long-term debt ..............................................           --                 --             (4,010)
                                                                                    -----------------------------------------------
         Net cash provided by financing activities .............................       80,122             42,137             21,476
                                                                                    -----------------------------------------------
     Net (decrease) increase in cash and due from banks ........................       (7,341)            (5,582)             8,033
     Cash and due from banks at beginning of year ..............................       33,352             38,934             30,901
                                                                                    -----------------------------------------------
     Cash and due from banks at end of year ....................................    $  26,011          $  33,352          $  38,934
                                                                                    ===============================================

Supplemental disclosures of cash flow information
Cash paid during the year for:
       Interest ................................................................    $  31,693          $  28,425          $  27,058
       Income taxes ............................................................    $   6,041          $   5,975          $   5,100

See accompanying notes to consolidated financial statements.

                                       16
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
(dollars in thousands, except share data)

Note 1. Summary of Significant Accounting Policies

Organization

     Univest Corporation of Pennsylvania (the Corporation) through its wholly owned subsidiaries, Union National Bank and Trust Company (Union) and Pennview Savings Bank (Pennview), is engaged in domestic commercial and retail banking services and provides a full range of banking and trust services to its customers. Union and Pennview serve the Montgomery and Bucks Counties of Pennsylvania through 31 banking offices and provide banking and trust services to the residents and employees of 12 retirement communities and a work site office at Moyer Packing Company. This office serves only to cash payroll checks for the Moyer Packing Company employees.

     Two new subsidiaries were incorporated on September 8, 1998 in the State of Delaware. Univest Delaware, Inc. and Delview, Inc. were formed as passive investment holding companies. Univest Delaware is wholly owned by the Corporation and Delview is wholly owned by Pennview.

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

Investment Securities

     Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investment or trading are designated securities available for sale and carried at fair value with unrealized gains and losses reflected in accumulated other comprehensive income. The net unrealized gain on available-for-sale securities included in accumulated other comprehensive income was $582 at December 31, 1998 and $350 at December 31, 1997.

     Gains and losses on sales of securities are generally computed on a specific security basis.

Loans

     Loans are stated at the principal amount less net deferred loan fees and unearned discount. Interest income on commercial, consumer, and mortgage loans is recorded on the outstanding balance method, using actual interest rates applied to daily principal balances. Accrual of interest income on loans ceases when collectibility of interest and/or principal is questionable. If it is determined that the collection of interest previously accrued is uncertain, such accrual is reversed and charged to current earnings. Thereafter, income is only recognized as payments are received for loans on which there is no uncertainty as to the collectibility of principal.

Loan Fees

     Fees collected upon loan origination and certain direct costs of originating loans are deferred and recognized over the contractual lives of the related loans as yield adjustments. Upon prepayment or other disposition of the underlying loans before their contractual maturities, any associated unamortized fees or costs are recognized.

Derivative Financial Instruments

     The Corporation uses interest-rate swap agreements to manage the interest-rate characteristics of its floating-rate loan portfolio to a fixed-rate basis.

     Interest-rate differentials to be paid or received as a result of interest-rate swap agreements are accrued and recognized as an adjustment of interest income related to the designated floating-rate loans. Recorded amounts related to interest-rate swaps are included in other assets or liabilities. The fair values of interest-rate swap agreements are not recognized in the financial statements.

     Realized and unrealized gains or losses at the time of maturity, termination, sale, or repayment of a derivative contract or designated item are recorded in a manner consistent with the original designation of the derivative in view of the nature of the termination, sale, or


                                       17
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

repayment transaction. Amounts related to interest-rate swaps are deferred and amortized as an adjustment to interest income over the original period of interest exposure, provided the designated asset continues to exist or is probable of occurring. Realized and unrealized changes in fair value or derivatives designated with items that no longer exist or are no longer probable of occurring are recorded as a component of the gain or loss arising from the disposition of the designated item.

Reserve for Possible Loan Losses

     The reserve for possible loan losses is based on management's evaluation of the loan portfolio under current economic conditions and such other factors which deserve recognition in estimating possible loan losses. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Additions to the reserve arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the reserve. Loans are charged off when there has been permanent impairment. Certain impaired loans are reported at the present value of expected future cash flows using the loan's initial effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

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

Stock Options

     The Corporation grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) requires use of option valuation models in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123. The effect of applying SFAS No. 123 to the Corporation's stock-based awards results in net income and earnings per share that are not materially different from amounts reported.

Dividend Reinvestment and Employee Stock Purchase Plans

     The Univest Dividend Reinvestment Plan (the "Reinvestment Plan") and the 1996 Employee Stock Purchase Plan (the "Purchase Plan") each have 500,000 shares of common stock available for issuance. Employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% nor more than 10% of such employee's total compensation. These contributions are then used to purchase stock during an offering period determined by the Corporation's Administrative Committee. The purchase price of the stock is established by the Administrative Committee provided, however, that the purchase price will not be less than 85% of the lesser of the market price on the first day or last day of the offering period.

     During 1998 and 1997, 32,160 and 36,134 shares, respectively, were issued under the Reinvestment Plan, with 418,672 shares available for future purchase as of December 31, 1998. During 1998 and 1997, 3,500 and 5,614 shares, respectively, were issued under the Purchase Plan, with 488,284 shares available for future purchase as of December 31, 1998.

Income Taxes

     Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes."

                                       18
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

Intangible Assets

     Intangible assets, net of accumulated amortization, include goodwill and core deposit intangibles. Goodwill is being amortized on a straight-line basis over a fifteen year period. Core deposit intangibles are being amortized over their estimated useful lives ranging from seven to ten years. At December 31, 1998 the unamortized balance is approximately $3.4 million ($3.8 million at December 31, 1997), net of accumulated amortization of approximately $2.6 million ($2.0 million at December 31, 1997.)

Retirement Plan

     Substantially all employees are covered by a noncontributory retirement plan. The plan provides benefits based on a formula of each participant's final average pay. The amount funded is not more than the maximum amount deductible for federal income tax purposes. In addition, Univest sponsors a 401(k) deferred salary savings plan, which is a qualified defined contribution plan, and which covers all employees of Univest and its subsidiaries, and provides that the Corporation make matching contributions as defined by the plan.

Postretirement Benefits Other Than Pensions

     The Corporation provides certain postretirement health care and life insurance benefits for retired employees. The Corporation accrues the costs associated with providing these benefits during the active service periods of employees in accordance with Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106).

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

Stock Split

     On January 28, 1998 the Corporation's board of directors declared a 100% stock dividend in the form of a stock split paid on May 1, 1998, to shareholders of record as of April 14, 1998. All share and per share amounts have been retroactively adjusted to give effect to the stock split.

Recent Accounting Pronouncements

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (SFAS No. 128). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

     As of January 1, 1998, the Corporation adopted Statement No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. However, the adoption of this Statement had no impact on the Corporation's net income or shareholders' equity. SFAS No. 130 requires unrealized gains or losses on the Corporation's available-for-sale securities which prior to adoption were reported separately in shareholders' equity, to be included in Other Comprehensive Income. Prior year financial statements have been reclassified to conform to the requirement of SFAS No. 130.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). This statement became effective in 1998, and had no impact on the Corporation's financial statements because the Corporation is managed as one entity.

     The FASB has recently issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132) which is effective for financial statements issued for periods beginning after December 31, 1997. SFAS No. 132 does not change the recognition or measurement associated with pension or postretirement plans. It standardizes certain disclosures, requires additional information about changes in the benefit obligations and about change in the fair value of plan assets to facilitate analysis, and it eliminates certain disclosures that were not deemed useful.

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which is required to be adopted in years beginning after June 15, 1999. The Statement will require the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the

                                       19
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Corporation has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Corporation.

     The FASB has recently issued Statement No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (SFAS No. 134) which is effective for financial statements issued for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 is not expected to have an impact on the Corporation's financial statements since the Corporation presently does not securitize mortgage loans.

Note 2. Restrictions on Cash and Due from Bank Accounts

     Union is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for 1998 was $2.1 million and for 1997 was $1.1 million.

Note 3. Investment Securities

     Securities with a market value of $164.7 million and $161.6 million at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required by law. The following table shows the amortized cost and approximate market value of the held-to-maturity securities and available-for-sale securities at December 31, 1998 and 1997, by maturity within each type:

                                                   December 31, 1998                                  December 31, 1997
                                      -------------------------------------------        -----------------------------------------
                                                    Gross      Gross                                  Gross     Gross
                                      Amortized  Unrealized Unrealized    Market         Amortized Unrealized Unrealized   Market
Held-to-Maturity Securities             Cost        Gains     Losses      Value            Cost       Gains     Losses     Value
                                      -------------------------------------------        -----------------------------------------
U.S. Treasury, government
     corporations and
     agencies obligations:
   Within 1 year ..................   $ 61,575     $  164     $  --      $ 61,739        $ 42,903     $ 28     $ (67)     $ 42,864
   1 to 5 years ...................    113,015        848      (190)      113,673          85,215      311       (83)       85,443
                                      -------------------------------------------        -----------------------------------------
                                       174,590      1,012      (190)      175,412         128,118      339      (150)      128,307
                                      -------------------------------------------        -----------------------------------------

State and political subdivisions:
   Within 1 year ..................        780          9        --           789             980        2        --           982
   1 to 5 years ...................     15,092        176        (5)       15,263           3,696       43        --         3,739
   5 to 10 years ..................      2,094         19        --         2,113              --       --        --            --
                                      -------------------------------------------        -----------------------------------------
                                        17,966        204        (5)       18,165           4,676       45        --         4,721
                                      -------------------------------------------        -----------------------------------------

Mortgage-backed securities:
   Within 1 year ..................        437          4        --           441              --       --        --            --
   1 to 5 years ...................      3,536         22        --         3,558           6,309       21        (8)        6,322
   5 to 10 years ..................      5,476         36        --         5,512           2,469       --       (18)        2,451
   Over 10 years ..................     11,996         24       (17)       12,003              --       --        --            --
                                      -------------------------------------------        -----------------------------------------
                                        21,445         86       (17)       21,514           8,778       21       (26)        8,773
                                      -------------------------------------------        -----------------------------------------

Other:
   Within 1 year ..................        200         --        --           200              --       --        --            --
   1 to 5 years ...................      2,103         16        --         2,119             200       --        --           200
   5 to 10 years ..................        100          5        --           105             200        4        --           204
                                      -------------------------------------------        -----------------------------------------
                                         2,403         21        --         2,424             400        4        --           404
                                      -------------------------------------------        -----------------------------------------
Total .............................   $216,404     $1,323     $(212)     $217,515        $141,972     $409     $(176)     $142,205
                                      ===========================================        =========================================

                                       20
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

                                                   December 31, 1998                                  December 31, 1997
                                      -------------------------------------------        -----------------------------------------
                                                    Gross      Gross                                  Gross     Gross
                                      Amortized  Unrealized Unrealized    Market         Amortized Unrealized Unrealized   Market
Securities Available for Sale           Cost        Gains     Losses      Value            Cost       Gains     Losses     Value
                                      -------------------------------------------        -----------------------------------------
U.S. Treasury, government
     corporations and
     agencies obligations:
   Within 1 year ..................    $26,988       $164        --       $27,152         $25,963      $70        --       $26,033
   1 to 5 years ...................     23,409        264      (121)       23,552          40,621      284        (8)       40,897
                                      -------------------------------------------        -----------------------------------------
                                        50,397        428      (121)       50,704          66,584      354        (8)       66,930
                                      -------------------------------------------        -----------------------------------------

Mortgage-backed securities:
   1 to 5 years ...................      1,637          3        --         1,640              --       --        --            --
   5 to 10 years ..................     12,902        210        (1)       13,111           8,919       77       (13)        8,983
   Over 10 years ..................     37,661        381        (5)       38,037          36,106      216       (87)       36,235
                                      -------------------------------------------        -----------------------------------------
                                        52,200        594        (6)       52,788          45,025      293      (100)       45,218
                                      -------------------------------------------        -----------------------------------------

Other:
   Within 1 year ..................      3,527         --        --         3,527              --       --        --            --
   Over 10 years ..................      4,242         --        --         4,242           4,045       --        --         4,045
                                      -------------------------------------------        -----------------------------------------
                                         7,769         --        --         7,769           4,045       --        --         4,045
                                      -------------------------------------------        -----------------------------------------
Total .............................   $110,366     $1,022     $(127)     $111,261        $115,654     $647     $(108)     $116,193
                                      ===========================================        =========================================

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

     During the year ended December 31, 1998, available-for-sale debt securities with a fair value at the date of sale of $25,079 were sold ($24,024 in 1997). Gross realized gains on such sales totaled $97 during 1998 ($102 in 1997 and $12 in 1996), and the gross realized losses totaled $0 during 1998 ($7 in 1997 and $21 in 1996). Net unrealized gains on available-for-sale securities included in accumulated other comprehensive income as a separate component of shareholders' equity totaled $582 in 1998 and $350 in 1997.

     Unrealized losses in investment securities at December 31, 1998 and 1997 do not represent permanent impairments.

     At December 31, 1998 and 1997, there were no investments in any single non-federal issuer representing more than 10% of shareholders' equity.

Note 4. Loans

The following is a summary of the major loan categories:

                                                           December 31,
                                                     1998                1997
                                                  ------------------------------
Real estate--construction ..............          $  33,530           $  30,951
Real estate--commercial ................            169,402             189,251
Real estate--residential ...............            214,798             217,782
Commercial and industrial ..............            171,699             138,812
Loans to individuals ...................             64,306              53,500
All other ..............................              7,117               6,143
                                                  ------------------------------
Total loans ............................            660,852             636,439
Less: Unearned income ..................               (403)               (876)
                                                  ------------------------------
                                                  $ 660,449           $ 635,563
                                                  ==============================

                                       21
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

     At December 31, 1998, loans to directors and executive officers of Univest and companies in which directors have an interest aggregated $9,806. These loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with customers and did not involve more than the normal risk of collectibility or present other unfavorable terms. The summary of activity for the past year is as follows:

               Balance at                                                      Amounts                        Balance at
             January 1, 1998                   Additions                      Collected                    December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                 $9,825                         $6,588                         $6,607                           $9,806

Note 5. Reserve for Possible Loan Losses

     A summary of the transactions in the reserve for possible loan losses is as follows:

                                             1998          1997          1996
                                           -------------------------------------
Balance at beginning of year ..........    $ 10,270      $  9,801      $  8,854
Provision charged to operating expenses         958         1,310         1,045
Recoveries ............................         682           316         1,087
Loans charged off .....................      (1,372)       (1,157)       (1,185)
                                           -------------------------------------
Balance at end of year ................    $ 10,538      $ 10,270      $  9,801
                                           =====================================

     Under Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), the reserve for possible loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of collateral for certain collateral-dependent loans. Included in the total impaired loans is $1,310 ($652 at December 31, 1997) against which $627 ($204 at December 31, 1997) of the reserve for possible loan losses is allocated. Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 118) amended SFAS No. 114's income recognition policy and clarifies SFAS No. 114's disclosure requirements. At December 31, 1998, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,715, all of which were on a nonaccrual basis, ($1,197 at December 31, 1997). The average recorded investment in impaired loans during the year ended December 31, 1998 was approximately $2,719 ($2,360 at December 31, 1997). For the year ended December 31, 1998, the Corporation recognized $0 in interest income on those impaired loans ($94 at December 31, 1997).

     At December 31, 1998, the total of nonaccrual and restructured loans was $2,839 ($2,066 at December 31, 1997). If these loans had been performing in accordance with their contractual terms, additional interest income of $341, $187, and $275 would have been recorded in 1998, 1997, and 1996, respectively. In addition, Pennview had first residential mortgage loans of $710 at December 31, 1998 ($1,276 at December 31, 1997) which were over 90 days delinquent.

     The total of the real estate owned at December 31, 1998 was $393 ($250 at December 31, 1997). Other expenses for 1996 include costs of $225 associated with the write-down of other real estate owned. No such costs were incurred for the years ended December 31, 1998 or December 31, 1997.

Note 6. Premises and Equipment

                                                            December 31,
                                                       1998               1997
                                                     ---------------------------
Land and land improvements .................         $  3,339          $  3,288
Premises and improvements ..................           16,215            16,016
Furniture and equipment ....................           15,384            17,210
                                                     ---------------------------
                                                       34,938            36,514
Less: accumulated depreciation .............          (19,110)          (19,910)
                                                     ---------------------------
                                                     $ 15,828          $ 16,604
                                                     ===========================

     As of December 31, 1998, Univest and its subsidiaries were obligated under noncancelable leases for various premises and equipment. A summary of the future minimum rental commitments under noncancelable operating leases net of related sublease revenue is as follows: 1999 - $448; 2000 - $383; 2001- $276; 2002 -
$130; 2003 - $96. Rental expense charged to operations was $525, $487, and $350 for 1998, 1997, and 1996 respectively.

                                       22
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

Note 7. Income Taxes

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The assets and liabilities giving rise to the Corporation's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                            1998           1997
                                                           ---------------------
Deferred tax assets:
     Loan loss ...................................         $3,611         $3,470
     Deferred compensation .......................            237            257
     Postretirement benefits .....................            427            413
                                                           ---------------------
                                                            4,275          4,140

Deferred tax liabilities:
     Accretion ...................................            199            284
     Retirement plans ............................             70            214
     Depreciation ................................            191            327
     Intangible assets ...........................            312            325
     Deferred Income .............................            320            223
     Mark-to-market adjustment ...................            161             73
     Other .......................................            628            473
                                                           ---------------------
Net deferred tax assets ..........................         $2,394         $2,221
                                                           =====================

     The provision for federal and state income taxes included in the accompanying consolidated statements of income consists of the following:

                                    1998               1997               1996
                                  ----------------------------------------------
Current ...............           $ 6,325            $ 6,149            $ 5,147
Deferred ..............              (279)              (162)              (119)
                                  ----------------------------------------------
                                  $ 6,046            $ 5,987            $ 5,028
                                  ==============================================

    The effective tax rates are less than the statutory federal rate of 35% because interest on loans and investment securities of state and political subdivisions is exempt from income tax. Deferred federal income taxes (benefit) arise from timing differences in the recognition of income and expenses for tax and financial reporting purposes.

Note 8. Retirement Plan

                                                          1998          1997
                                                        ------------------------
Change in benefit obligation
Benefit obligation at beginning of year ............    $ 12,706      $ 11,907
Service cost--benefits earned during the period ....         568           539
Interest cost on projected benefit obligation ......         915           887
Actuarial (gain) loss ..............................       1,498           (47)
Benefits paid ......................................        (405)         (580)
                                                        ------------------------
Benefit obligation at end of year ..................      15,282        12,706
                                                        ------------------------

                                       23
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

                                                          1998          1997
                                                        ------------------------
Change in plan assets
Fair value of plan assets at beginning of year .....    $ 15,084      $ 12,270
Actual return on plan assets .......................       2,708         2,702
Employer contribution ..............................          --           692
Benefits paid ......................................        (405)         (580)
                                                        ------------------------
Fair value of plan assets at end of year ...........      17,387        15,084
                                                        ------------------------
Funded status ......................................       2,105         2,378
Unrecognized net actuarial gain ....................        (549)         (604)
Unrecognized prior service costs ...................        (533)         (609)
Unrecognized net transition asset ..................        (252)         (378)
                                                        ------------------------
Prepaid pension expense ............................    $    771      $    787
                                                        ========================

                                                            1998          1997
                                                        ------------------------
Weighted-average assumptions as of December 31
Assumed discount rate for obligation ...............        6.30%         7.25%
Assumed long-term rate of investment return ........        8.50%         8.50%
Assumed salary increase rate .......................        5.10%         5.60%

    Net pension expense recognized in 1998, 1997, and 1996 amounted to $15, $165, and $360, respectively, and is summarized as follows:

                                                    1998       1997       1996
                                                  ------------------------------
Service cost--benefits earned during the period   $   568    $   539    $   553
Interest cost on projected benefit obligation .       915        887        824
Expected return on plan assets ................    (1,266)    (1,059)      (934)
Amortization of net transition asset ..........      (126)      (126)      (126)
Amortization of prior service cost ............       (76)       (76)       (76)
Amortization of actuarial loss ................        --         --        119
                                                  ------------------------------
                                                  $    15    $   165    $   360
                                                  ==============================

     The unrecognized net asset at transition is being amortized on the straight-line method over 15 years. Plan assets include marketable equity securities, corporate and government debt securities, and certificates of deposit.

     Pension expense for the 401(k) deferred salary savings plan for the years ended December 31, 1998, 1997, and 1996 was $263, $243, and $224, respectively.


Note 9. Other Postretirement Benefit Plans

     The Corporation provides certain postretirement health care and life insurance benefits for retired employees. Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106) establishes the accounting for postretirement benefits. SFAS No. 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees.

                                                             1998        1997
                                                           ---------------------
Change in benefit obligation
Benefit obligation at beginning of year ..............     $ 1,175      $ 1,081
Service cost--benefits earned during the period ......          22           19
Interest cost on projected benefit obligation ........          82           78
Actuarial loss .......................................         171           47
Benefits paid ........................................         (50)         (50)
                                                           ---------------------
Benefit obligation at end of year ....................       1,400        1,175
                                                           ---------------------

                                       24
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

                                                             1998         1997
                                                           ---------------------
Fair value of plan assets ............................          --           --
                                                           ---------------------
Funded status ........................................      (1,400)      (1,175)
Unrecognized net actuarial loss ......................         306          137
                                                           ---------------------
Accrued pension expense ..............................     $(1,094)     $(1,038)
                                                           =====================

     Net periodic postretirement benefit cost for the years ended December 31, 1998, 1997, and 1996 includes the following components:

                                                                 1998   1997   1996
                                                                 ------------------
Service cost--benefits earned during the period ..............   $ 22   $ 19   $ 20
Interest cost on accumulated postretirement benefit obligation     82     78     73
Amortization of actuarial loss ...............................      1     --      3
                                                                 ------------------
                                                                 $105   $ 97   $ 96
                                                                 ==================

                                                                   1998     1997
                                                                   -------------
Weighted-average assumptions as of December 31
Assumed discount rate for obligation .........................     6.30%   7.00%
Medical care cost trend on covered charges* ..................     7.50%   8.00%

      *For measurement purposes, the medical care cost trend rate on covered charges is assumed to decrease gradually by 1/2 percent per year, reaching 5 percent in 2003 and after. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                            One Percentage Point
                                                            --------------------
                                                             Increase  Decrease
                                                            --------------------
Effect on total of service and interest cost components ....   $  6     $ (5)
Effect on postretirement benefit obligation ................     80      (76)

Note 10. Long-Term Incentive Plan

     The Corporation adopted the 1993 Long-Term Incentive Plan, whereby the Corporation may grant options to employees to purchase up to 500,000 shares of common stock. The plan provides for the issuance of options to purchase common shares at prices not less than 100 percent of the fair market value at the date of option grant. Options are exercisable as to 33 percent of the optioned shares each year from the date of grant for a period not exceeding six years. 322,374 common shares were available for future options at December 31, 1998. Transactions involving the plan are summarized as follows:

                                                          Shares          Option Price
                                                       Under Option        Per Share
                                                       ----------------------------------
Outstanding at December 31, 1995 ...............          172,126         $13.60 - $15.50
Granted ........................................               --             --
Exercised ......................................           (8,034)         13.60
Outstanding at December 31, 1996 ...............          164,092          13.60 - 15.50
Granted ........................................            5,500          30.00
Exercised ......................................           (4,334)         13.60
Outstanding at December 31, 1997 ...............          165,258          13.60 - 30.00
Granted ........................................               --             --
Exercised ......................................          (20,880)         13.60
Exercised ......................................          (23,993)         15.50
Outstanding at December 31, 1998 ...............          120,385         $13.60 - $30.00

                                       25
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

Note 11. Time Deposits

    The aggregate amount of certificates of deposit in denominations of $100 or more was $21,669 at December 31, 1998, and $20,575 at December 31, 1997, with interest expense of $1,307 for 1998, and $1,176 for 1997. Other time deposits in denominations of $100 or more were $23,124 at December 31, 1998, and $34,594 at December 31, 1997, with interest expense of $1,450 for 1998 and $2,139 for 1997.

Note 12. Long-Term Debt

    At December 31, 1998 and 1997, long-term debt consisted of the following:

Description                               December 31,    December 31,
                                              1998            1997            Interest Rate              Maturity
--------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Advance              $ 3,500         $ 3,500          4.78% (variable)            May 2001
Federal Home Loan Bank Advance                3,500           3,500          4.74% (variable)           March 2001
Federal Home Loan Bank Advance                   75              75                4.00%              September 2006
Federal Home Loan Bank Advance                2,000           2,000          5.52% (variable)         September 2002
                                           -------------------------
                                            $ 9,075         $ 9,075
                                           =========================

    Advances from the Federal Home Loan Bank are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans of Pennview. The advances are subject to the payment of a prepayment fee in the event of repayment of the advance in whole or in part prior to maturity.

Note 13. Earnings per Share

     The following table sets forth the computation of basic and diluted earnings per share (in thousands):

                                                              1998                1997                  1996
-------------------------------------------------------------------------------------------------------------
Numerator:

     Net income                                              14,501               13,177               12,038
     Numerator for basic and diluted earnings per
     share - income available to common
     shareholders                                            14,501               13,177               12,038

Denominator:

     Denominator for basic earnings per share-
     weighted-average shares outstanding                      7,539                7,730                7,820

     Effect of dilutive securities:
       Employee stock options                                    54                   45                   15

       Denominator for diluted earnings per share
       adjusted weighted-average shares
       outstanding                                            7,593                7,775                7,835
                                                           ===================================================

Basic earnings per share                                    $  1.92             $   1.70             $   1.54
                                                           ===================================================

Diluted earnings per share                                  $  1.91             $   1.69             $   1.54
                                                           ===================================================

For additional disclosures regarding the employee stock options, see Note 10.

                                       26
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

Note 14. Financial Instruments with Off-Balance-Sheet Risk and Commitments

     Loan commitments are made to accommodate the financial needs of the Banks' customers. Standby letters of credit commit the Banks to make payments on behalf of customers when certain specified future events occur. They primarily are issued to support commercial paper, medium- and long-term notes and debentures, including industrial revenue obligations. Historically, substantially all standby letters of credit expire unfunded. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Banks' normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

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

     The Banks also control their credit risks by limiting the amount of credit to any business, institution, or individual, but as of December 31, 1998, the Banks have identified the due from banks' balance as a significant concentration of credit risk because it contains a balance due from a single depository institution in the amount of $10,560 which is unsecured. Management evaluates the creditworthiness of the institution on at least a quarterly basis in an effort to monitor its credit risk associated with this concentration.

The following schedule summarizes the Corporation's off-balance-sheet financial instruments:

                                                                   Contract or
                                                                 Notional Amount
                                                                 ---------------
     Financial instruments representing credit risk:
       Commitments to extend credit ............................     $208,952
       Standby letters of credit or commercial letters of credit       18,371
       Interest rate swaps, notional principal amount ..........       50,000

     The Corporation may enter into interest-rate swaps in managing its interest-rate risk. In these swaps, the Corporation agrees to exchange, at specified intervals, the difference between fixed- and floating-interest amounts calculated on an agreed-upon notional principal amount. Because the Corporation's interest-earning assets tend to be short-term floating rate instruments while the Corporation's interest-bearing liabilities tend to be longer-term fixed rate instruments, interest-rate swaps in which the Corporation pays a floating rate and receives a fixed rate are used to reduce the impact of changes in interest rates on the Corporation's net interest income.

    At December 31, 1998 and 1997, $50 million in notional interest-rate swaps were outstanding. The contracts entered into by the Corporation expire as follows: $20 million in notional principal amount in first quarter 1999, $10 million in third quarter 1999, $10 million first quarter and $10 million second quarter 2000. The impact of the interest-rate swaps on net interest income for the year ended December 31, 1998 was a positive $160 and for the year ended December 31, 1997 a positive $74.

     The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. As of December 31, 1998, the market value of interest-rate swaps in a favorable value position was $341. There were no interest-rate swaps with the market value in an unfavorable position. At December 31, 1997, the market value of interest-rate swaps in a favorable position was $119, while the market value of interest-rate swaps in an unfavorable position totaled $4. Credit risk also exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.

Note 15. Fair Values of Financial Instruments

     Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires all entities to disclose the estimated fair value of its financial instruments whether or not recognized in the balance sheet. For Univest, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities other than residential mortgage loans held for sale and those investment securities classified as available for sale. Significant estimations and present value calculations, which are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows, were used by the Corporation for the purposes of this disclosure.

                                       27
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

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

The following table represents the estimates of fair value of financial instruments:

                                                  December 31, 1998              December 31, 1997
                                           -------------------------------------------------------------
                                              Carrying or                    Carrying or
                                           Notional/Contract     Fair     Notional/Contract      Fair
                                                 Amount         Value           Amount          Value
                                           -------------------------------------------------------------
Assets:
   Cash and short-term assets ...........      $  42,651      $  42,651        $  40,353      $  40,353
   Investment securities ................        327,665        328,776          258,165        258,398
   Net loans ............................        649,911        676,903          625,293        626,069

Liabilities:
   Deposits .............................      $ 874,504      $ 881,755        $ 792,868      $ 793,874
   Short-term borrowings ................         64,045         64,045           49,546         49,546
Long-term debt ..........................          9,075          8,995            9,075          9,075

Off-Balance-Sheet:
   Commitments to extend credit .........      $ 208,952           (308)         163,011           (196)
   Letters of credit ....................         18,371           (276)          22,366           (336)
   Interest-rate swap, notional principal
     amount .............................         50,000            341           50,000            115

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

     Loans: The fair values for loans are estimated using discounted cash flow analyses, using a discount rate consisting of an appropriate risk free rate, as well as components for credit risk, operating expense, and imbedded prepayment options.

     Deposit liabilities: The fair values for deposits with fixed maturities are estimated by discounting the final maturity, and the fair values for non-maturity deposits are established using a decay factor estimate of cash flows based upon industry-accepted assumptions. The discount rate applied to deposits consists of an appropriate risk free rate, and included components for credit risk, operating expense, and imbedded prepayment options.

     Short-term borrowings: The carrying amounts of securities sold under repurchase agreements, and other short-term borrowings approximate their fair values.

     Long-term debt: The fair values of the Corporation's long-term borrowings (other than deposits) are estimated using a discounted cash flow analysis using a discount rate consisting of an appropriate risk free rate, as well as components for credit risk, operating expense, and imbedded prepayment options.

     Off-balance-sheet instruments: Fair values for the Corporation's off-balance-sheet instruments are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                                       28
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

Note 16. Regulatory Matters

     The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1998, the most recent notification from the Office of Comptroller of the Currency and Federal Deposit Insurance Corporation (FDIC) categorized the Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

     The Banks' actual capital amounts and ratios are also presented in the table.

                                                                                                                  To Be Well-
                                                                                                               Capitalized Under
                                                                                 For Capital                   Prompt Corrective
                                                     Actual                   Adequacy Purposes                Action Provisions
                                              ----------------------         ----------------------         ------------------------
                                               Amount       Ratio             Amount       Ratio              Amount       Ratio
                                              ----------------------         ----------------------         ------------------------
As of December 31, 1998:
   Total Capital (to Risk-Weighted Assets):
     Consolidated                             $  108,097      13.44%         $  64,365        8.00%         $   80,457        10.00%
     Union National Bank                          88,313      12.45%            56,755        8.00%             70,944        10.00%
     Pennview Savings Bank                        14,955      17.07%             7,009        8.00%              8,762        10.00%

   Tier I Capital (to Risk-Weighted Assets):
     Consolidated                                 99,163      12.33%            32,183        4.00%             48,274         6.00%
     Union National Bank                          80,563      11.36%            28,378        4.00%             42,567         6.00%
     Pennview Savings Bank                        14,205      16.21%             3,505        4.00%              5,257         6.00%

   Tier I Capital (to Average Assets):
     Consolidated                                 99,163       9.79%            30,379        3.00%             40,505         4.00%
     Union National Bank                          80,563       9.26%            26,096        3.00%             34,795         4.00%
     Pennview Savings Bank                        14,205      10.28%             4,145        3.00%              5,526         4.00%

                                       29
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

                                                                                                                  To Be Well-
                                                                                                               Capitalized Under
                                                                                 For Capital                   Prompt Corrective
                                                     Actual                   Adequacy Purposes                Action Provisions
                                              ----------------------         ----------------------         ------------------------
                                               Amount       Ratio             Amount       Ratio              Amount       Ratio
                                              ----------------------         ----------------------         ------------------------
As of December 31, 1997:
   Total Capital (to Risk-Weighted Assets):
     Consolidated                             $  109,541      15.2%            $57,532        8.0%             $71,916        10.0%
     Union National Bank                          87,883      14.0%             50,256        8.0%              62,820        10.0%
     Pennview Savings Bank                        15,292      18.4%              6,666        8.0%               8,332        10.0%

   Tier I Capital (to Risk-Weighted Assets):
     Consolidated                             $  101,399      14.1%            $28,766        4.0%             $43,149         6.0%
     Union National Bank                          80,874      12.9%             25,128        4.0%              37,692         6.0%
     Pennview Savings Bank                        14,462      17.4%              3,333        4.0%               4,999         6.0%

   Tier I Capital (to Average Assets):
      Consolidated                            $  101,399      10.9%            $37,065        4.0%             $46,331         5.0%
     Union National Bank                          80,874      10.3%             31,489        4.0%              39,362         5.0%
     Pennview Savings Bank                        14,462      10.7%              5,396        4.0%               6,746         5.0%

Dividend and Other Restrictions

    The approval of the Office of Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Union can declare dividends in 1999 without approval of the Office of Comptroller of the Currency of approximately $7,162 plus an additional amount equal to the Bank's net profits for 1999 up to the date of any such dividend declaration.

    The Federal Reserve Act requires that extension of credit by Union to certain affiliates, including Univest (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of Union's capital and surplus as defined, and that extensions of credit to all such affiliates be limited to 20% of Union's capital and surplus.


Note 17. Parent Company Financial Information

     Condensed financial statements of Univest, parent company only, follow:

Balance Sheets

                                                                            December 31,
                                                                        1998          1997
                                                                      ----------------------
Assets:
   Deposits with bank subsidiary ...............................      $     91      $    556
   Investments in U.S. Government obligations available for sale         1,000            --
   Investments in U.S. Government obligations held to maturity .            --         1,000
   Investments in subsidiaries, at equity in net assets:
     Banks .....................................................        98,782        99,482
     Non-banks .................................................         5,536         5,543
   Other assets ................................................         1,770         1,969
                                                                      ----------------------
       Total assets ............................................      $107,179      $108,550
                                                                      ======================
Liabilities:
   Dividends payable ...........................................      $  1,108      $    961
   Other liabilities ...........................................         2,894         2,985
                                                                      ----------------------
       Total liabilities .......................................         4,002         3,946
                                                                      ----------------------
Shareholders' equity ...........................................       103,177       104,604
                                                                      ----------------------
       Total liabilities and shareholders' equity ..............      $107,179      $108,550
                                                                      ======================

                                       30
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

Statements of Income

                                                                           Year ended December 31,
                                                                      1998           1997           1996
                                                                    --------------------------------------
Dividends from banks .........................................      $ 16,029       $  5,150       $  4,723
Other income .................................................         7,536          7,695          6,973
                                                                    --------------------------------------
   Total operating income ....................................        23,565         12,845         11,696
Operating expenses ...........................................         8,242          8,105          7,566
                                                                    --------------------------------------
Income before income tax benefit and equity in
   undistributed income of subsidiaries ......................        15,323          4,740          4,130
Applicable income tax (benefit) ..............................          (152)           (57)          (133)
                                                                    --------------------------------------
Income before equity in undistributed income of subsidiaries .        15,475          4,797          4,263
Equity in undistributed (loss) income of subsidiaries:
   Banks .....................................................          (932)         8,260          7,744
   Non-banks .................................................           (42)           120             31
                                                                    --------------------------------------
Net income ...................................................      $ 14,501       $ 13,177       $ 12,038
                                                                    ======================================

 Statements of Cash Flows

                                                                           Year ended December 31,
                                                                      1998           1997           1996
                                                                    --------------------------------------
Cash flows from operating activities
   Net income ................................................      $ 14,501       $ 13,177       $ 12,038
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in undistributed net income/loss of subsidiaries           974         (8,380)        (7,775)
       Increase in other assets ..............................          (343)          (135)        (1,000)
       Depreciation of premises and equipment ................           542            498            392
       (Decrease) increase in other liabilities ..............           (91)          (438)         1,098
                                                                    --------------------------------------
          Net cash provided by operating activities ..........        15,583          4,722          4,753

Cash flows from investing activities
   Proceeds from maturities of securities held to maturity ...         1,000          2,638          1,999
   Purchases of investment securities available for sale .....        (1,000)        (1,000)        (2,638)
   Investment in non-bank subsidiaries .......................           (35)            --             --
                                                                    --------------------------------------
         Net cash provided by (used in) investing activities .           (35)         1,638           (639)

Cash flows from financing activities
   Purchases of treasury stock ...............................       (13,692)        (3,380)        (1,430)
   Stock issued under dividend reinvestment and
     employee stock purchase plans ...........................         1,204            856            249
   Proceeds from exercise of stock options ...................           656             59            109
   Repayment from subsidiary .................................            --            275             --
   Cash dividends ............................................        (4,181)        (3,641)        (3,087)
                                                                    --------------------------------------
         Net cash used in financing activities ...............       (16,013)        (5,831)        (4,159)
                                                                    --------------------------------------
   Net increase (decrease) in deposits with bank subsidiary ..          (465)           529            (45)
   Deposits with bank subsidiary at beginning of year ........           556             27             72
                                                                    --------------------------------------
   Deposits with bank subsidiary at end of year ..............      $     91       $    556       $     27
                                                                    ======================================

During 1998, 1997, and 1996 the parent company made income tax payments of $6,041, $5,975, and $5,100, respectively. No interest payments were made.

                                       31
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)
(dollars in thousands, except share data)

Note 18. Quarterly Data (Unaudited)

The unaudited results of operations for the quarters for the years ended December 31, 1998 and 1997 were as follows:

1998 Quarterly Financial Data

                                                                           December 31     September 30      June 30        March 31
                                                                           ---------------------------------------------------------
Interest income ....................................................         $18,213         $18,460         $18,196         $17,591
Interest expense ...................................................           7,979           8,260           7,975           7,601
                                                                           ---------------------------------------------------------
     Net interest income ...........................................          10,234          10,200          10,221           9,990
Provision for loan losses ..........................................              75             275             275             333
                                                                           ---------------------------------------------------------
     Net interest income after provision for loan losses ...........          10,159           9,925           9,946           9,657
Other income .......................................................           2,768           2,745           2,586           2,595
Other expenses .....................................................           8,079           7,224           7,373           7,158
                                                                           ---------------------------------------------------------
Income before income taxes .........................................           4,848           5,446           5,159           5,094
Applicable income taxes ............................................           1,381           1,623           1,508           1,534
                                                                           ---------------------------------------------------------
     Net income ....................................................         $ 3,467         $ 3,823         $ 3,651         $ 3,560
                                                                           =========================================================

Per share data:
   Net income:
     Basic .........................................................         $   .47         $   .51         $   .48         $   .46
                                                                           =========================================================
     Diluted .......................................................         $   .47         $   .50         $   .48         $   .46
                                                                           =========================================================
   Dividends per share .............................................         $   .15         $   .15         $   .15         $  .125
                                                                           =========================================================

1997 Quarterly Financial Data

                                                                           December 31     September 30      June 30        March 31
                                                                           ---------------------------------------------------------
Interest income ....................................................         $17,935         $17,492         $17,456         $16,657
Interest expense ...................................................           7,552           7,301           7,176           6,883
                                                                           ---------------------------------------------------------
     Net interest income ...........................................          10,383          10,191          10,280           9,774
Provision for loan losses ..........................................             415             315             370             210
                                                                           ---------------------------------------------------------
     Net interest income after provision for loan losses ...........           9,968           9,876           9,910           9,564
Other income .......................................................           2,095           2,116           1,807           1,869
Other expenses .....................................................           7,418           6,666           6,916           7,041
                                                                           ---------------------------------------------------------
Income before income taxes .........................................           4,645           5,326           4,801           4,392
Applicable income taxes ............................................           1,437           1,653           1,518           1,379
                                                                           ---------------------------------------------------------
     Net income ....................................................         $ 3,208         $ 3,673         $ 3,283         $ 3,013
                                                                           =========================================================

Per share data:
   Net income:
     Basic .........................................................         $   .42         $   .47         $   .42         $   .39
                                                                           =========================================================
     Diluted .......................................................         $   .41         $   .47         $   .42         $   .39
                                                                           =========================================================
   Dividends per share .............................................         $  .125         $  .125         $  .115         $  .115
                                                                           =========================================================

The first three quarters of 1997 earnings per share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                                       32
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Report of Independent Auditors



Board of Directors and Shareholders
Univest Corporation of Pennsylvania


          We have audited the accompanying consolidated balance sheets of Univest Corporation of Pennsylvania as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univest Corporation of Pennsylvania at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP


     Philadelphia, Pennsylvania
     January 21, 1999


                                       33
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Five -Year Performance Highlights


--------------------------------------------------------------------------------

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

Basic Earnings Per Share
(In Dollars)

Year                                                                 Earnings
--------------------------------------------------------------------------------
94 ................................................................    1.29

95 ................................................................    1.43

96 ................................................................    1.54

97 ................................................................    1.70

98 ................................................................    1.92


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

Average Deposits
(Millions of Dollars)

Year                                                                 Deposits
--------------------------------------------------------------------------------
94 ................................................................   669.5

95 ................................................................   695.8

96 ................................................................   725.4

97 ................................................................   755.0

98 ................................................................   830.2


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

Average Loans
(Millions of Dollars)

Year                                                                  Loans
--------------------------------------------------------------------------------
94 ................................................................   583.6

95 ................................................................   583.8

96 ................................................................   594.8

97 ................................................................   625.8

98 ................................................................   645.7


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

Net Income
(Millions of Dollars)

Year                                                                Net Income
--------------------------------------------------------------------------------
94 ................................................................   10.12

95 ................................................................   11.23

96 ................................................................   12.04

97 ................................................................   13.18

98 ................................................................   14.50

--------------------------------------------------------------------------------

Selected Financial Data

                                                     (In Thousands, except per share data)
                                                             Year ended December 31,
                                     1998            1997            1996            1995            1994
                                  --------------------------------------------------------------------------
Total assets ...............      $1,070,470      $  973,157      $  912,459      $  881,888      $  847,154
Long-term obligations ......           9,075           9,075           7,075           4,085           9,438
Interest income ............          72,460          69,540          66,682          63,545          55,921
Net interest income ........          40,645          40,628          39,001          37,582          34,648
Provision for loan losses ..             958           1,310           1,045           1,895           1,950
Net income .................          14,501          13,177          12,038          11,227          10,120

Net income per share:
   Basic ...................      $     1.92      $     1.70      $     1.54      $     1.43      $     1.29
   Diluted .................      $     1.91      $     1.69      $     1.54      $     1.43      $     1.29

Dividends declared per share           0.575            0.48           0.355           0.355            0.30

                                       34
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations


Results of Operations

     Univest Corporation of Pennsylvania consolidated net income (in thousands) and earnings per share for 1998, 1997, and 1996 were as follows:

                                       1998             1997             1996
                                   ---------------------------------------------
Net income ..................       $   14,501       $   13,177       $   12,038
Net income per share:
    Basic ...................             1.92             1.70             1.54
    Diluted .................             1.91             1.69             1.54

1998 versus 1997

     The 1998 results compared to 1997 include the following significant pretax components:

     - Net interest income remained constant due to an increase in average earning assets that was offset by a decrease in average yield and an increase in interest-bearing liabilities with an increase in yield. The net interest margin decreased to 4.3%.

     - The provision for loan losses decreased $352 thousand or 26.9% due to higher than expected net recoveries which caused a lower fourth quarter provision.

     - Total other income increased by $2.8 million or 35.4% due to earnings from the purchase of Bank-Owned Life Insurance and increased fee income.

     - Salaries and benefits increased only $0.2 million or 1.3% aided by outsourcing.

     - Equipment expense increased $200 thousand or 8.0% primarily as a result of software and equipment expenses needed for Y2K testing.

     - Other expenses increased $1.3 million or 16.5% partly due to a write-off for Pennview Savings Bank's Franconia office, and internal audit fees, delivery service fees, marketing and advertising, and intangible expenses.

1997 versus 1996

     The 1997 results compared to 1996 include the following significant pretax components:

     - Net interest income rose $1.6 million or 4.1% due to a 4.7% increase in average earning assets. The net interest margin remained constant at 4.7%.

     - The provisions for loan losses increased $265 thousand or 25.4% due to higher net charge-offs during 1997.

     - Other income increased by $1.0 million or 47.6% due to earnings from the purchase of Bank-Owned Life Insurance, increased fee income, and a gain on the sale of a closed branch office building.

     - Salaries and benefits increased $1.0 million or 6.9% due to staff additions directly tied to the opening of 4 new branch locations, and normal salary increases.

     - Net occupancy expense increased $105 thousand or 5.1% due to the addition of several branch locations in 1997 and 1996.

     - Other expenses decreased $270 thousand or 3.3% mainly due to a one-time special assessment of $800 thousand paid by Pennview Savings Bank in 1996 to recapitalize the Savings Association Insurance Fund, and offset by increases in marketing, consulting, and ATM expenses during 1997.

Net Interest Income

     Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and interest paid on deposits and other interest-bearing liabilities. Net interest income is the principal source of the Corporation's revenues. The following table demonstrates a trend of increasing amounts for 1996 through 1998. Sensitivities associated with the mix of assets and liabilities are numerous and very complex, thus the Corporation commits significant time to maximizing the net interest margin. The Asset/Liability Management and Investment Committees, along with the Funds Management Department, work to implement strategies with the intent and effort to at least maintain or improve the net interest margin.

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

                                       35
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

     The following table presents a summary of Univest's average balances, the yields earned on average assets, the cost of average liabilities, and shareholders' equity for the years ended December 31, 1998, 1997, and 1996:


                                             1998                                 1997                               1996
                                -------------------------------    -------------------------------     -----------------------------
                                             Interest                           Interest                           Interest
                                  Average     Income/   Average     Average      Income/   Average      Average     Income/  Average
                                  Balance     Expense     Rate      Balance      Expense     Rate       Balance     Expense    Rate
                                ----------------------------------------------------------------------------------------------------
Interest-earning assets:
   Investments                  $  300,619    $17,897     6.0%      $ 247,495    $15,217     6.1%       $239,649    $14,698    6.1%
   Loans                           645,719     54,563     8.4%        625,849     54,323     8.7%        594,832     51,984    8.7%
                                ----------------------------------------------------------------------------------------------------
Total interest-earning assets      946,338     72,460     7.7%        873,344     69,540     8.0%        834,481     66,682    8.0%

Noninterest-earning assets          69,830                             55,893                             55,376
                                ----------                          ---------                           --------
Total assets                    $1,016,168                          $ 929,237                           $889,857
                                ==========                          =========                           ========
Interest-bearing liabilities:
   Deposits                     $  698,104     29,415      4.2%     $ 636,044     26,616     4.2%       $617,383     25,574    4.1%
   Borrowings                       66,550      2,400      3.6%        61,266      2,296     3.7%         56,046      2,107    3.8%
                                ----------------------------------------------------------------------------------------------------
Total interest-bearing
   liabilities                     764,654     31,815      4.2%       697,310     28,912     4.1%        673,429     27,681    4.1%
Noninterest-bearing
liabilities                        146,749                            130,747                            122,932
                                ----------                          ---------                           --------
Total liabilities                  911,403                            828,057                            796,361
Shareholders' equity               104,765                            101,180                             93,496
                                ----------                          ---------                           --------
Total liabilities and
   shareholders' equity         $1,016,168                          $ 929,237                           $889,857
                                ==========-----------               =========-----------                ========-----------
Net interest income                          $ 40,645                            $40,628                            $39,001
                                             ========                            =======                            =======
Interest-rate spread                                       3.5%                              3.9%                              3.9%
                                                         ======                            ======                            ======
Net interest margin on
   weighted average
   interest-earning assets                                 4.3%                              4.7%                              4.7%
                                                         ======                            ======                            ======
Ratio of average interest-
earning assets to average
interest-bearing liabilities                             123.8%                            125.2%                            123.9%
                                                         ======                            ======                            ======

Interest Income

     Interest and fees on loans increased 0.6% or $0.3 million from the $54.3 million recorded for the year ended December 31, 1997 as compared to the $54.6 million for the year ended December 31, 1998. The increase due to increased volume was offset by a decrease in rate. The prime rate decreased from the 8.50% at January 1, 1998 to 8.25% in September, 8.00% in October and 7.75% in November 1998, reducing the average interest yield on the portfolio from 8.7% in 1997 to 8.4% 1998. Interest and fees on loans increased $2.3 million or 4.4% when comparing the $54.3 million for 1997 to the $52.0 million for 1996. This increase was due to increased volume. Although the prime rate increased from 8.25% at January 1, 1997 to 8.50% in March 1997, the average interest yield on the portfolio remained constant at 8.7% for the year ended December 31, 1997.

     Tax-free interest shows an increasing trend when comparing the $2.4 million for December 31, 1998 with the $2.0 million recorded for December 31, 1997 and the $1.9 million for December 31, 1996.

     Interest on U.S. Government obligations decreased from $12.3 million for the year ended December 31, 1997 to $11.6 million at December 31, 1998. The decrease was due to decreases in both volume and rate. Interest on government obligations decreased from $13.2 million for the year ended December 31, 1996 to $12.3 million at December 31, 1997. The decrease was due to decreases in both volume and rate.

     Interest and dividends on state and political subdivisions shows an increasing trend from $172 thousand in 1996 to $219 thousand in 1997 and $307 thousand in 1998. Volumes grew in each of the periods.

                                       36
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

     The other securities category consists mainly of U.S. Government Agency obligations. Income on other securities has grown from $1.1 million in 1996 to $2.4 million in 1997 and $4.4 million in 1998. The increases were all due to increased volume, especially in 1998 when average balances increased from $36.5 million for 1997 to $67.6 million for 1998.

     Interest on federal funds sold is the resulting daily investment activity that can be volatile in both rate and volume. Interest on federal funds sold increased from $223 thousand in 1997 to $988 thousand in 1998 due to both increased volume and rate. Included in this amount is $274 thousand of interest on long term federal funds sold. Investment in long term federal funds sold was for a five month period in the last half of the year. Income increased from $220 thousand in 1996 to $223 thousand in 1997 due to increased volume offset by decreased yield.

Interest Expense

     Interest expense on demand deposits increased 77.8% or $2.8 million from $3.6 million in 1997 to $6.4 million in 1998. The growth was attributed to volume and rate increases in certain types of money market accounts. Interest on demand deposits increased 28.6% or $800 thousand from $2.8 million in 1996 to $3.6 million in 1997. The increase was due to volume and rate.

     Interest expense in savings deposits remained stable at $3.2 million when comparing years ended December 31, 1998, 1997, and 1996.

     Interest expense on time deposits remained a constant $19.8 million for the years ended December 31, 1998 and 1997. Interest expense on time deposits increased from $19.6 million in 1996 to $19.8 million in 1997, an increase of $200 thousand. The increase was due to slightly higher average balances.

     Interest expense - all other consists of interest paid on short-term borrowings such as federal funds purchased, the corporate line of credit, repurchase agreements and treasury tax and loan deposit. In addition, Union National Bank offers an automated cash management checking account that sweeps funds daily into a repurchase agreements account. Interest expense remained constant at $1.9 million for 1998 and 1997 due to increasing volumes offset by decreasing rates. Interest expense increased to $1.9 million in 1997 from $1.7 million in 1996. Increase was due to higher volumes and yields on short-term purchased funds.

Long-Term Debt

     Interest on long-term debt increased from $425 thousand at December 31, 1997 to $500 thousand at December 31, 1998. This increase represents a full year of interest on the additional $2.0 million borrowed from the Federal Home Loan Bank of Pittsburgh by Union late in 1997. Interest on long-term debt increased from $358 thousand in 1996 to $425 thousand in 1997 due to an increase of $2.0 million in borrowings from the Federal Home Loan Bank of Pittsburgh by Union during 1997.

Reserve For Possible Loan Losses

     Management believes the reserve for possible loan losses is maintained at a level which is adequate to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of and the provisions to the reserve considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth, and composition of the loan portfolio.

     The reserve for possible loan losses is determined through a periodic evaluation which takes into consideration the growth of the loan portfolio, the status of past-due loans, current economic conditions, various types of lending activity, policies, real estate and other loan commitments, and significant changes in the charge-off activity. Loans are also reviewed for impairment based on discounted cash flows using the loans' initial effective interest rate or the fair value of the collateral for certain collateral dependent loans as provided for under SFAS No. 114. Any of the above criteria may cause the provision to fluctuate. The provision for loan losses for the year ended December 31, 1998 was $1.0 million as compared to $1.3 million for 1997 and $1.0 million for 1996. Due to higher than expected recoveries in the fourth quarter of 1998, no provision was made for Union. The ratio of the reserve for possible loan losses to total loans at December 31, 1998 and 1997 was 1.6%.

     At December 31, 1998, the recorded investment in loans that are considered to be impaired under SFASNo. 114 was $2.7 million, all of which were on a nonaccrual basis. The related reserve for possible loan losses for those loans was $627 thousand. At December 31, 1997, the recorded investment in loans considered to be impaired was $1.2 million and the related reserve for possible loan losses for those loans was $204 thousand. Due to a changing economic environment and increased competition on small businesses, the addition of approximately nine accounts resulted in this 1998 increase.

                                       37
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

    Generally, when a loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual, the accrual of interest on such a loan is discontinued. A loan is classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against "other expense." Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal.

     Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Total cash basis, restructured and nonaccrual loans at December 31, 1998 total $3.5 million (versus $3.3 million at December 31, 1997 and $5.0 million at December 31, 1996) and consist mainly of real estate-related commercial loans. For the year ended December 31, 1998, nonaccrual loans resulted in lost interest income of $341 thousand as compared to $187 thousand in 1997 and $275 thousand in 1996. In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans are dependent to a large extent on the economic environment, or specific industry problems. The Corporation's ratio of nonperforming assets to total loans was .59% as of December 31, 1998 and .57% as of December 31, 1997.

     During the first quarter of 1998, the Office of Comptroller of the Currency completed a safety and soundness examination at Union National Bank, the Corporation's subsidiary commercial bank. The dollar value of identified potential problem loans was not revised significantly as a result of the examination. Examination procedures require individual judgments about the borrower's ability to repay loans, sufficiency of collateral values, and the effects of changing economic circumstances. The procedures are similar to those employed by the Corporation in determining the adequacy of the allowance for loan losses and in classifying loans. Judgments made by regulatory examiners may differ from those made by management. Pennview Savings Bank was not examined during 1998.

     At December 31, 1998, the Corporation has $393 thousand of Other Real Estate Owned ("OREO") consisting of three commercial properties and two residential properties. This amount is recorded in "Other Assets" at the lower of cost or fair market value in the accompanying consolidated balance sheets. At December 31, 1997, the Corporation had $250 thousand in OREO. Included in other operating expense in the consolidated statements of income for the year ended December 31, 1996 were adjustments of $225 thousand, to the carrying value of OREO, to approximate net realizable value. There were no such adjustments during 1997 or 1998.

Noninterest Income

     Trust income continues to be a major source of noninterest income, generating income for the year ended December 31, 1998 of $3.2 million which was $500 thousand or 18.5% more than the $2.7 million reported for year ended December 31, 1997 versus an increase of 17.4% or $400 thousand from 1996 to 1997. The increases are attributed to higher market values of assets under management and growth in the number of trust accounts.

     Service charges on demand deposits increased $1.1 million from $1.9 million at December 31, 1997 to $3.0 million at December 31, 1998. The increase was due mainly to increases in various transaction fees and deposit service fees. Service charges for the year ended December 31, 1997 increased $100 thousand from $1.8 million for the year ended December 31, 1996 to $1.9 million for the year ended December 31, 1997.

     Other income which is noninterest related consists mainly of general fee income and other miscellaneous nonrecurring types of income. It also includes various types of service charges, such as ATM fees and increases in the cash surrender value of Bank-Owned Life Insurance (BOLI). Other noninterest income of $4.1 million for 1998 is $1.0 million or 32.3% greater than the $3.1 million earned in 1997. The increase is due to a $570 thousand increase in the net cash surrender value of a $15.0 million Bank-Owned Life Insurance Policy and approximately $400 thousand of increased fee income. The 1997 income of $3.1 million is 47.6% or $1.0 million greater than the $2.1 million shown for 1996. The increase is attributed to a $300 thousand increase in the net cash surrender value of a $15.0 million Bank-Owned Life Insurance Policy, a nonrecurring gain on the sale of a closed branch office building, and a nonrecurring gain on the sale of a piece of commercial real estate which was being held in OREO. These gains, which totaled $230 thousand along with approximately $500 thousand of increased fee income, further explains the increase.

Asset Sales

     Sales of mortgage loans during the year ended December 31, 1998 resulted in a pretax gain of $250 thousand as compared to a gain of $95 thousand for the year ended December 31, 1997. The increase results from increased sales due to decreasing long-term interest rates during 1998 which resulted in a large number of refinances. The Corporation currently sells all long-term fixed-rate

                                       38
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

conforming residential mortgage loans with terms in excess of twenty (20) years. For the year ended December 31, 1997, sales of mortgage loans provided a pretax gain of $95 thousand as compared to a gain of $43 thousand for the year ended December 31, 1996. The increase results from decreasing long-term interest rates during 1997.

     During 1998, securities totaling approximately $25.0 million were sold from the available-for-sale portfolio or matured, resulting in a net gain of $97 thousand. Treasury securities were sold to purchase agency securities and therefore take advantage of the higher spreads between agency and treasuries in the market. In 1997, securities totaling approximately $39.0 million were sold from the available-for-sale portfolio at a net gain of $95 thousand. In 1996, securities totaling approximately $11.0 million were sold from the available-for-sale portfolio at a net loss of $9 thousand. Except for the $15.0 million of securities sold in 1997 to fund the purchase of Bank-Owned Life Insurance, all other sales and maturities proceeds provided yield enhancement or extended maturities. The total of debt and equity securities held in the available-for-sale portfolio as of December 31, 1998 is $111.3 million versus $116.2 million at December 31, 1997. The accumulated other comprehensive income of $582 thousand, net of taxes, has been credited to shareholders' equity as of December 31, 1998.

Noninterest Expense

     The operating costs of the Corporation are known as other expenses, and include, but are not limited to, salaries and benefits, equipment expense, and occupancy costs. Expense control is very important to the management of the Corporation, and every effort is made to contain and minimize the growth of operating expenses, attempting to provide technological innovation whenever practical, as operations change or expand. Salaries and benefits increased $0.2 million or 1.3% from $15.5 million in 1997 to $15.7 million in 1998. The small increase is offset in part to outsourcing several departments including internal audit and delivery services. Salaries and benefits also increased 6.9% or $1.0 million from $14.5 million in 1996 to $15.5 million in 1997. The increases were due to normal salary and staff increases and the opening of four additional offices during 1997.

     Net occupancy expense remained constant at $2.2 million for the years ended December 31, 1998 and 1997. Net occupancy increased 4.7% or $100 thousand from $2.1 million for the year ended December 31, 1996 to $2.2 million for the year ended December 31, 1997. The increases were due to the opening of four additional offices in 1997 and three in 1996. Equipment expense increased $200 thousand or 8.0% from $2.5 million in 1997 to $2.7 million in 1998. Increased software expense due to Year 2000 testing is the primary reason for the increase. Equipment expense increased 4.2% from $2.4 million in 1996 to $2.5 million in 1997, an increase of $100 thousand. The increase in 1997 was due to the four additional offices, while the 1996 increase was due to the new branches plus new hardware and software for the conversion to a new computer system.

     Other expenses of $9.2 million increased $1.3 million or 16.5% for the year ended December 31, 1998 as compared to $7.9 million expense for 1997. This increase was due to increases in several expense areas. The largest was a write-off for Pennview Savings Bank's Franconia office. Audit fees and delivery service fees increased $125 thousand and $140 thousand, respectively, due to outsourcing. Increases in other expenses such as marketing and advertising, fees expenses, and intangible expenses explain the remaining increases . Other expenses of $7.9 million decreased $300 thousand or 3.7% for the year ended December 31, 1997 as compared to $8.2 million expense for 1996. This decrease was mainly due to the decrease of $800 thousand representing the one-time SAIF special assessment paid by Pennview Savings Bank in 1996. This decrease was offset by increases in other expenses such as marketing, consulting, and ATM fees.

Cautionary Statement for the Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

     The discussion regarding the Corporation's preparedness for Year 2000 as discussed in the following section entitled "Year 2000" contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements involve risks and uncertainties including changes in the Corporations' ability to execute its plan to address the Year 2000 issue, and the ability of third parties to effectively address their Year 2000 issues. The Corporation wishes to advise readers not to place undue reliance on any such forward-looking statements which reflect Management's analysis only as of the date hereof. Although the Corporation believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.

Year 2000 Readiness Disclosures

     The Year 2000 (Y2K) issue is the result of computer programs that were written using two digits rather than four to define the applicable year. Any of the Corporation's computer programs or hardware that have date sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather that the year 2000. This could result in a system failure or miscalculations causing disruptions in operations, including, among other things, a temporary inability to process transactions, or engage in normal business activities.

                                       39
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

     A Year 2000 Committee was established in 1997 and formed a plan to resolve the Y2K issues in the following four phases: assessments, remediation, testing, and implementation. The Committee has inventoried software, identified hardware and contracts with external vendors, and reviewed insurance issues.

     The Corporation has fully completed the assessment phase related to Y2K issues as it relates to the Corporation's hardware and software applications. The Corporation's assessment indicated that most of the significant information technology systems, particularly the general ledger and subsidiary applications including loans, deposits, payroll and trust systems could be affected. All of these software applications are licensed from vendors and run on hardware operated by the Corporation. These vendors have represented that such applications are Y2K compliant.

     Testing of these software applications is fully completed with satisfactory results, and programs remediated where necessary. Testing of the Corporation's computer hardware is complete and determined to be Y2K compliant. Any changes to software or any new software will be Y2K tested before the software is made operational. The Corporation's contingency plans include self-remediation of licensed software, manual workarounds, and the use of outsourcing alternatives in the case of the payroll application. The assessment also indicated that certain internally developed programs were affected by the Y2K issue. Such programs have been remedied, tested and successfully implemented.

     Additionally, the Corporation has completed the assessment of the potential effects on the Corporation related to its commercial customers' preparedness for Y2K. Specifically, the Corporation is subject to the risk of loss of customer deposits and customers' inability to meet contracted loan obligations in the event customers experience disruptions in their operations and experience loss of business and liquidity problems. The results of this assessment enable the Corporation to more closely monitor those higher risk customers so as to promptly determine the possible effects on the Corporation's liquidity and loan loss reserves. The inability of customers to complete their Y2K resolution process in a timely manner could materially impact the Corporation.

     In early 1999, the Corporation will conduct external testing with third parties, including ATMs, major customers, other financial institutions and payment systems providers. This testing is expected to be completed by June 30, 1999.

     The total cost of the Y2K project cost is estimated at $400 thousand. To date, the Corporation has incurred approximately $209 thousand, all of which has been expensed. The remaining $191 thousand will be expensed as incurred.

     Management believes it has an effective program in place to resolve the Y2K issue in a timely manner. Failure to complete the project as herein described may have a negative impact on our ability to effectively serve our customers. In this event, the Corporation may experience the loss of customers, strain on liquidity and a material negative effect on the results of operations.

     Management of the Corporation believes that our readiness program will be completed and if any need to rely on contingency plans arises, the impact will not have a material financial impact on the Corporation. However, there can be no guarantee that the estimates to complete the Y2K project or the contingency plans will be achieved and actual results could differ from those anticipated.

Tax Provision

     The provision for income taxes was $6.0 million for the year ended December 31, 1998 and $6.0 million for the year ended December 31, 1997 and $5.0 million for the year ended December 31, 1996. The provision for income taxes for 1998, 1997, and 1996 was at effective rates of 29.4%, 31.2%, and 29.4%, respectively. The effective tax rate for the year ended December 31, 1996 reflects the recognition of $200 thousand of tax benefits for a tax refund received by Pennview Savings Bank. In addition, the effective tax rate reflects the benefits of tax credits generated from investments in low-income housing tax projects and tax-free income from investment of securities, loans, and bank-owned life insurance.

Financial Condition

     During 1998, total assets increased to $1,070.5 million, an increase of $97.3 million or 10.0% over the $973.2 million in 1997. Investment securities increased $69.5 million to $327.7 million as compared to the $258.2 million at December 31, 1997. Federal funds sold increased $10.7 million to $12.7 million as compared to the $2.0 million at December 31, 1997. Total loans increased by $24.8 million from $635.6 million at December 31, 1997 to $660.4 million at December 31, 1998.

     Total deposits grew from $792.9 million at December 31, 1997 to $874.5 million at December 31, 1998, an increase of $81.6 million. Deposit growth was due mainly to increased activity in certain types of money market accounts paying higher rates.

     Shareholders' equity decreased $1.4 million or 1.3% to $103.2 million at December 31, 1998 compared to $104.6 million at December 31, 1997. The main reason was increased activity in treasury stock purchases which increased to $14.6 million from $3.6 million at December 31, 1997. On November 26, 1997, the Board of Directors approved the continuation of the Buyback Program for another two years. This approval allows the Corporation to buy back up to 5% or approximately 385,000 shares of its outstanding common stock in open market or negotiated transactions. The net number of shares purchased since November 1997 is 293,413.

                                       40
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Asset/Liability Management, Liquidity

     The primary functions of Asset/Liability Management are to assure adequate liquidity while maintaining an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet cash flow requirements of customers. Interest-rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing rates.

     Univest uses both GAP and simulation techniques to quantify its exposure to interest rate risk. The Company uses GAP techniques to identify and monitor long term rate exposure and uses a simulation model to measure the short term rate exposures. The Company runs various earnings simulation scenarios to quantify the effect of declining or rising interest rates on the net interest margin over a one year horizon. The simulation uses existing portfolio rate and repricing information, combined with assumptions regarding future loan and deposit growth, future spreads, prepayments on residential mortgages, and the discretionary pricing of non-maturity assets and liabilities.

     The Corporation is permitted to use interest-rate swap agreements which convert a portion of its floating-rate commercial loans to a fixed-rate basis, thus reducing the impact of interest changes on future income. In these swaps, the Corporation agrees to exchange, at specified intervals, the difference between fixed and floating-interest amounts calculated on an agreed-upon notional principal amount. Because the Corporation's interest-earning assets tend to be short-term floating rate instruments while the Corporation's interest-bearing liabilities tend to be longer-term fixed rate instruments, interest-rate swaps in which the Corporation pays a floating rate and receives a fixed rate are used to reduce the impact of changes in interest rates on the Corporation's net interest income.

     At December 31, 1998 and December 31, 1997, $50.0 million in notional interest-rate swaps were outstanding. The contracts entered into by the Corporation expire as follows: $20.0 million in notional principal amount in first quarter 1999, $10.0 million in notional principal amount in third quarter 1999, $10.0 million in first quarter 2000 and $10.0 million in second quarter 2000. The impact of the interest-rate swaps on net interest income for the year ended December 31, 1998 was a positive $160 thousand and for the year ended December 31, 1997 a positive $74 thousand.

     The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. As of December 31, 1998, the market value of interest-rate swaps in a favorable value position was $341 thousand. There were no interest-rate swaps with the market value in an unfavorable position. At December 31, 1997, the market value of interest-rate swaps in a favorable position was $119 thousand, while the market value of interest-rate swaps in an unfavorable position totaled $4 thousand. Credit risk also exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.

Capital Adequacy

     Shareholders' equity at December 31, 1998 was $103.2 million or 9.6% of total assets compared to shareholders' equity of $104.6 million or 10.8% as of December 31, 1997. At December 31, 1998, shareholders' equity includes accumulated other comprehensive income of $582 thousand related to the unrealized security gains, net of taxes on investment securities available for sale, while shareholders' equity at December 31, 1997 includes accumulated other comprehensive income of $350 thousand.

     Capital guidelines which banking regulators have adopted assign minimum capital requirements for categories of assets depending on their assigned risks. The components of risk-based capital are: Tier I, which is composed of total shareholders' equity, excluding the adjustment for the unrealized securities gains and losses, and also excluding any goodwill; and Tier II, which also includes the applicable portion of the reserve for possible loan losses and applicable adjustment for subordinated debt. Minimum acquired Tier II total risk-based capital is 8.0%. Under the requirements, Univest has Tier I capital ratios of 12.3% and 14.1 %, and total risk-based capital ratios of 13.4% and
15.2 % at December 31, 1998 and 1997, respectively. These ratios place Univest in the "well-capitalized" category under regulatory standards.

Market Risk

     When used or incorporated by reference in disclosure documents, the words "anticipate," "estimate," "expect," "project," "target," "goal" and similar expressions are intended to identify forward-looking statements within the meaning of section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those set forth below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. These forward-looking statements speak only as of the date of the

                                       41
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

document. The Corporation expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Corporation's expectations with regard thereto to any change in events, conditions or circumstances on which any such statement is based.

    Market risk is the risk of loss from adverse changes in market prices and rates. In the course of its lending and deposit taking activities, Univest is subject to changes in the economic value and/or earnings potential of these assets and liabilities due to changes in interest rates. Univest's Asset/Liability Management Committee (ALMC) manages interest rate risk in a manner so as to provide adequate and predictable earnings. This is accomplished through the establishment of policy limits on maximum risk exposures, as well as the regular and timely monitoring of reports designed to quantify risk and return levels.

     Univest uses both GAP and simulation techniques to quantify its exposure to interest rate risk. The company uses GAP techniques to identify and monitor long term rate exposure and uses a simulation model to measure the short term rate exposures. The company runs various earnings simulation scenarios to quantify the effect of declining or rising interest rates on the net interest margin over a 1 year horizon. The simulation uses existing portfolio rate and repricing information, combined with assumptions regarding future loan and deposit growth, future spreads, prepayments on residential mortgages, and the discretionary pricing of non-maturity assets and liabilities. The Corporation is permitted to use interest-rate swaps and interest-rate caps/floors with indices that correlate to on-balance sheet instruments, to modify its indicated net interest sensitivity to levels deemed to be appropriate based on the Corporation's current economic outlook. The effect of the interest rate swaps that the bank uses to reduce its earnings volatility due to rate risk is also included in the results of the simulation.

     At December 31, 1998, the simulation, based upon forward-looking assumptions, projects that Univest's greatest interest margin exposure to interest-rate risk would occur if interest rates decline from present levels. Given the assumptions, a 200 basis point parallel shift in the yield curve applied on a ramp-down basis would cause Unvivest's interest margin, over a 1-year horizon, to be approximately 1% less than it would be if market rates would remain unchanged. The simulation shows that, while the Interest Rate Sensitivity Analysis below shows a liability sensitive position at 1 year, after projected loan prepayments, varying degrees of rate sensitivity between assets and liabilities classified as rate sensitive, and future loan and deposit growth assumptions are factored in, Univest is slightly more susceptible to a 200 basis point decrease in rates than to a 200 basis point increase in rates. Policy limits have been established which allow a tolerance for no more than approximately a 3.5% negative impact to the interest margin resulting from a 200 basis point parallel yield curve shift over a forward looking 12-month period. See Management's Discussion and Analysis of Financial Condition and Results of Operations--"Net Interest Income" and " Asset/Liability Management, Liquidity" and the table below:

Interest Sensitivity Analysis at December 31, 1998

                                                              Within          1-5          Over
                                                              1 Year         Years        5 Years
                                                             -------------------------------------
Rate Sensitive Interest Earning Assets
   Federal funds sold                                         $12,700      $      --     $      --
   Investment securities                                      140,586        185,223         5,796
   Loans                                                      363,794        248,614        48,041
   Hedging Instruments                                        (20,000)        20,000            --
                                                             -------------------------------------
                                                              497,080        453,837        53,837

Rate Sensitive Liabilities
   Interest bearing deposits                                  454,639        267,556           215
   Borrowed funds                                              71,045          2,000            75
   Net non-int.-bearing funds (a)                                  --             --       209,224
                                                             -------------------------------------
                                                              525,684        269,556       209,514
Excess int.-earning assets (liabilities)                      (28,604)       184,281      (155,677)
Cumulative excess interest-earning assets (liabilities)      $(28,604)      $155,677     $      --
                                                             =====================================

Notes to interest sensitivity analysis:

(a) Net non-interest bearing funds is the sum of non-interest bearing liabilities and shareholder's equity minus non-interest earning assets.

                                       42
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Supplementary Information


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

                                               High                       Low
                                            ------------------------------------
         1998
         January - March                      35-1/2                    29-3/4
         April - June                         37-1/4                    34-1/8
         July - September                     37-1/2                    34-1/8
         October - December                     35                        33

                                               High                       Low
                                            ------------------------------------
         1997
         January - March                      20-1/8                      17
         April - June                         21-1/2                    19-1/2
         July - September                     24-3/4                    20-3/4
         October - December                   30-3/4                    24-1/4

Cash Dividends Paid Per Share

         1998
         January 2                      $     0.125
         April 1                              0.125
         July 1                               0.15
         October 1                            0.15
                                        --------------
                                        $     0.55    for the year 1998
                                        ==============

         1997
         January 2                      $     0.115
         April 1                              0.115
         July1                                0.115
         October 1                            0.125
                                        --------------
                                        $     0.47    for the year 1997
                                        ==============



                                       43
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Supplementary Information (continued)


Description of Business

     Univest Corporation of Pennsylvania is a multibank holding company with banking and financial subsidiaries operating in eastern Pennsylvania and Delaware.

     Union National Bank and Trust Company of Souderton, Pennsylvania has 19 traditional offices and 7 supermarket branches offering all normal commercial bank and trust services, and one work site office offering a payroll check cashing service. Union National also provides banking and trust services for the residents and employees of 10 retirement home communities.

     Pennview Savings Bank has 5 offices and emphasizes deposits from the general public and residential mortgage loans. Pennview also provides banking services at 2 retirement home communities. Delview, Inc., a wholly owned subsidiary of Pennview, is a passive investment holding company operating in Delaware.

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

     Univest Delaware, Inc. is a passive investment holding company operating in Delaware.

Securities Market

     Univest Corporation of Pennsylvania stock is traded over the counter and is generally held by individuals residing within the market area of the Corporation as stated under Description of Business. The number of shareholders as of December 31, 1998 was 2,031.

Securities and Exchange Commission Reports

     The Corporation will provide at no charge a copy of the SEC Form 10-K annual report for the year 1998 to each shareholder who requests one in writing after March 31, 1999. Requests should be directed to: Norman L. Keller, Secretary, Univest Corporation of Pennsylvania, 14 N. Main Street, Souderton, PA 18964.

                                       44
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Directors


James L. Bergey *o                        Merrill S. Moyer *oo
President,                                Chairman, Univest Corporation of
Abram W. Bergey & Sons, Inc.              Pennsylvania; and Chairman,
                                          Union National Bank & Trust Company
Clair W. Clemens *o
Director,                                 Marvin A. Anders o #
Hatfield Quality Meats, Inc.              Vice Chairman,
                                          Univest Corporation of Pennsylvania;
R. Lee Delp *                             Vice Chairman,
President & Chief Executive Officer,      Union National Bank & Trust Company
Moyer Packing Company
                                          William S. Aichele o #
Charles H. Hoeflich *o                    President,
Chairman Emeritus,                        Univest Corporation of Pennsylvania;
Univest Corporation of Pennsylvania       President and Chief Executive Officer,
                                          Union National Bank & Trust Company
Thomas K. Leidy *o
Chairman & President,                     Norman L. Keller *o
Leidy's, Inc.                             Executive Vice President and
                                          Corporate Secretary,
Harold M. Mininger *o                     Univest Corporation of Pennsylvania;
Retired,                                  President & Chief Executive Officer,
H. Mininger & Son, Inc.                   Pennview Savings Bank

H. Ray Mininger #                         Laurence A. Moyer o
President,                                Executive Vice President & Secretary,
H. Mininger & Son, Inc.                   Pennview Savings Bank

William G. Morral o                       * Director of Univest Corporation of
Senior Vice President & Chief               Pennsylvania
Financial Officer,
Moyer Packing Company                     o Director of Union National Bank &
                                            Trust Company
Paul Gregory Shelly *o
President,                                o Director of Pennview Savings Bank
Shelly Enterprises, Inc.
                                          # Alternate Director of Univest
John U. Young *o                            Corporation
President,                                  of Pennsylvania
Alderfer Bologna Co., Inc.


                                       45
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------

Officers


Univest Corporation of Pennsylvania

Senior Management

Merrill S. Moyer, Chairman
Marvin A. Anders, Vice Chairman,
  Treasurer and Assistant Secretary
William S. Aichele, President
Norman L. Keller, Executive Vice President,
  Mortgage Services, and Corporate Secretary
Wallace H. Bieler, Executive Vice President and
  Chief Financial Officer, Finance and
  Accounting
George D. Terry, Jr., Executive Vice
  President, Electronic Services

Senior Vice Presidents

K. Leon Moyer, Credit Policy
Martin Renninger, Insurance Services
Richard R. Swartley, Electronic Services

Vice Presidents

Linda J. Bishop, Retail Services
Richard L. Boaman, Electronic Services
Duane J. Brobst, Credit Quality
Douglas R. Delp, Human Resources
T. Harry Hunter, Special Assets
Richard D. Juniper, Auditor
Diane L. Koehler, Compliance and
  Community Reinvestment
John J. Matlack, Consumer Lending
William B. Meyer, Loan Review
Laurence A. Moyer, Residential Mortgage
  Lending
Philip J. Rush, Finance and Accounting
Francis E. Varilla, Finance and Accounting
Mavis D. Woulfe, Deposit Operations

--------------------------------------------------------------------------------

Union National Bank
& Trust Company

Senior Management

Merrill S. Moyer, Chairman
William S. Aichele, President and Chief
Executive Officer
Marvin A. Anders, Vice Chairman
Wallace H. Bieler, Executive Vice President
  and Chief Financial Officer
George D. Terry Jr., Executive Vice President

Senior Vice Presidents

Murray Y.  Alderfer, Trust Division
Ernest R. Klee, Private Banking
K. Leon Moyer, Corporate Banking Division
Ronald S. Price, Corporate Banking

Vice Presidents

Gary E. Brown, Private Banking
Kenneth D. Hochstetler, Commercial Banking
Patricia J. Kratz, Commercial Banking
John T. Landes, Commercial Banking
Timothy E. Mininger, Trust
Rose A. Radcliff, Real Estate and
  Construction Finance
Stephen D. Robinson, Commercial Banking
Ricky R. Schneider, Commercial Banking
Barry L. Stoltzfus, Trust & Financial
  Services Administration
Harry A. Wenzel, Commercial Banking
Gary S. Wolfer, Trust & Investment Services
Fern M. Zepp, Trust

--------------------------------------------------------------------------------

Pennview Savings Bank

Senior Management

Norman L. Keller, President and Chief
  Executive Officer
Laurence A. Moyer, Executive Vice President
  and Secretary
Francis E. Varilla, Senior Vice President,
  Chief Financial Officer and Treasurer

Vice Presidents

John J. Matlack, Consumer Lending

--------------------------------------------------------------------------------

Other Principal Subsidiaries
of Univest Corporation of Pennsylvania

Univest Realty Corporation
Univest Leasing Corporation
Univest Electronic Services Corporation
Univest Financial Planning Corporation
Univest Insurance Company
Univest Delaware Inc.

                                       46
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Office Locations



Union National Bank & Trust Company

Univest Plaza Office                        Kulpsville Office                        Ralph's Corner
Trust and Funds Management Division,        Sumneytown Pike                          West Main Street & Forty Foot Road
Corporate Banking, Private Banking,         Kulpsville, Pennsylvania 19443           Lansdale, PA 19446
Consumer Loan Department                    215-368-1666                             215-393-5677
14 North Main Street
Souderton, Pennsylvania 18964               Lansdale Area Office                     Schwenksville Office
215-721-2400                                2333 West Main Street, Suite 12          415 Main Street
                                            Lansdale, Pennsylvania 19446             Schwenksville, Pennsylvania 19473
Buckingham Office                           215-362-8835                             610-287-7811
Hunt Acres Center
5006 York Road                              Lansdale East Office                     Sellersville Office
Holicong, PA 18928                          620 East Main Street                     835 Lawn Avenue
215-794-5916                                Lansdale, Pennsylvania 19446             Sellersville, Pennsylvania 18960
                                            215-412-9750                             215-257-8060
Center Point Office
2960 Skippack Pike                          Line Lexington Office                    Solebury Office
Worcester, Pennsylvania 19490               990 Bethlehem Pike                       Logan Square Shopping Center
610-584-8450                                Line Lexington, Pennsylvania 18932       6542D York Road
                                            215-822-3314                             New Hope, PA 18938
Center Square Office                                                                 215-862-3750
Clover Mall                                 Milford Office
1301 Skippack Pike                          Route 663 & Weiss Road                   Souderton Office
Center Square, Pennsylvania 19422           Milford Square, Pennsylvania 18935       10 West Broad Street
610-279-3901                                215-536-4204                             Souderton, Pennsylvania 18964
                                                                                     215-721-2400
East Greenville Office                      Montgomery Office
321 Main Street                             986 Bethlehem Pike                       Telford Office
East Greenville, PA 18041                   Montgomeryville, Pennsylvania 18936      50 Penn Avenue
215-679-7928                                215-699-3525                             Telford, Pennsylvania 18969
                                                                                     215-723-4515
Franconia Office                            New Britain Office
503 Harleysville Pike                       202 Town Center                          Telford Supermarket Office
Franconia, Pennsylvania 18924               New Britain, Pennsylvania 18901          Inside Landis Market
215-721-0707                                215-345-8259                             2685 County Line Road
                                                                                     Telford, PA 18969
Green Lane Office                           Perkasie Office                          215-721-7412
101 Walnut Street                           545 Constitution Avenue
Green Lane, Pennsylvania 18054              Perkasie, Pennsylvania 18944             Trappe Office
215-234-4511                                215-257-6607                             595 West MainStreet
                                                                                     Trappe, Pennsylvania 19426
Harleysville Office                         Plumsteadville Office                    610-454-0883
Clemens Market                              5859 Easton Road
611 Main Street                             Plumsteadville, Pennsylvania 18949
Harleysville, PA 19438                      215-766-3701
215-256-8048
                                            Quakertown Office
Hilltown Office                             Quakertown Shopping Plaza
786 Route 113                               Routes 313 & 309
Souderton, Pennsylvania 18964               Quakertown, Pennsylvania 18951
215-721-2471                                215-538-3407

--------------------------------------------------------------------------------

Pennview Savings Bank

Franconia Office                           Montgomeryville Office                    Executive Offices & Souderton Office
503 Harleysville Pike                      706 North Wales Road                      15 Washington Avenue
Franconia, Pennsylvania 18924              Montgomeryville, Pennsylvania 18936       Souderton, Pennsylvania 18964
215-721-0707                               215-362-5130                              215-721-2597

Hatfield Office                            Silverdale Office
115 East Broad Street                      103 Baringer Avenue
Hatfield, Pennsylvania 19440               Silverdale, Pennsylvania 18962
215-855-4646                               215-257-9600


                                       47
                                       --

Univest Corporation
of Pennsylvania

--------------------------------------------------------------------------------
Information For Shareholders

Corporate Headquarters

Univest Plaza
14 North Main Street
Souderton, PA  18964

Shareholders' Meeting

The Annual Shareholders' Meeting will take place at 10:45 a.m., Tuesday, April 6, 1999, in the Board Room at Univest Plaza, Broad and Main Streets, Souderton,
Pennsylvania.


Market Makers for Univest Corporation
of Pennsylvania Common Stock

Legg Mason Wood Walker, Inc.
1-800-221-8496

Ryan, Beck & Co.
1-800-223-8969

F.J. Morrissey & Co., Inc.
1-800-842-8928



Univest Shareholder Information Hotline

For more information on Univest Corporation of Pennsylvania Common Stock, please call Marvin A. Anders,
Vice Chairman, at (215)721-2434.








Univest Grand Prix Photography
by Lowell Swartley

                                       48
                                       --