Form 10-K, Exhibit 13
period 1999-12-31
UNIVEST CORP OF PENNSYLVANIA
filed 2000-03-30
CIK 102212

[UNIVEST LOGO]
                                                     Corporation of Pennsylvania

ANNUAL REPORT 1999

retrospective

      A CENTURY OF CHANGE

      IN OUR WORLD,

      IN BANKING, AND

      AT UNIVEST

Table of Contents

Letter to Shareholders.................................................... 2-3

The Year in Review........................................................ 4-12

Consolidated Balance Sheets............................................... 13

Consolidated Statements of Income......................................... 14

Consolidated Statements of Changes in Shareholders' Equity................ 15

Consolidated Statements of Cash Flows..................................... 16

Notes to Consolidated Financial Statements................................ 17-32

Report of Independent Auditors............................................ 33

Five-Year Performance Highlights.......................................... 34

Management's Discussion and Analysis of Financial
   Condition and Results of Operations.................................... 35-42

Supplementary Information................................................. 43-44

Directors................................................................. 45

Officers.................................................................. 46

Office Locations.......................................................... 47

Information for Shareholders.............................................. 48

Consolidated Financial Highlights
(in thousands, except per share data)

--------------------------------------------------------------------------------
                                                                      Percentage
                                              1999           1998       Change
--------------------------------------------------------------------------------
Earnings
    Net interest income..............    $   42,463      $   40,645      4.47%
    Income before income taxes.......        22,418          20,547      9.11
    Applicable income taxes..........         6,614           6,046      9.39
    Net income.......................        15,804          14,501      8.99

Per Share
    Average shares outstanding ......         7,234           7,539     (4.05)
    Income before income taxes ......    $     3.10      $     2.72     13.97
    Applicable income taxes .........    $      .92      $      .80     15.00
    Net income:
       Basic ........................    $     2.18      $     1.92     13.54
       Diluted ......................    $     2.18      $     1.91     14.14
    Book Value ......................    $    14.49      $    14.02      3.35

Balance Sheets
    Investments .....................    $  311,875      $  327,665     (4.82)
    Net loans .......................       711,251         649,911      9.44
    Deposits ........................       910,675         874,504      4.14
    Shareholders' equity ............       102,751         103,177      (.41)
    Assets ..........................     1,120,992       1,070,470      4.72

                                    [PHOTO]

Through innovation, technological advancement and a competitive spirit, Univest will continue to be a strong leader.

LETTER TO SHAREHOLDERS

He gives strength to the weary and increases the power of the weak. ... but those who hope in the Lord will renew their strength. They will soar on wings like eagles; they will run and not grow weary, they will walk, and not faint.

      Isaiah 40: 29, 31

Dear Univest Shareholder:

      We are both pleased and grateful to report the year 1999 was one of significant accomplishments and positive change for Univest Corporation of Pennsylvania. Major achievements were attained towards becoming an integrated financial services organization. We are pleased with all of our achievements, most of which were made possible by the diligent efforts of our dedicated employees. The complete story unfolds in the pages before you. Please take a few moments to review the financial information as well as the retrospective look at the last century and all the events that have impacted our lives, our communities, our industry and Univest Corporation.

      The 20th Century has seen remarkable economic evolution. The Industrial Age has given way to the Information Age as investments in computers and communications has spiraled. The current U.S. economic expansion is the longest in peacetime history. These healthy economic times have created opportunities for our communities and customers to change, grow and prosper.

      Change is a way of life. At Univest Corporation we assume change will continue to be rapid and constant. Univest is part of an industry in transition. We know Univest must continue to strive for excellence in providing clients highly personalized service and innovative products if we are to continue competing successfully in this changing industry.

      While change is required for our future success, a broad vision that embraces our deeply held beliefs and philosophies continues to set the course for Univest Corporation. Our thinking does not include complacency. Adaptability and flexibility help us to understand; what may be current today, may not be acceptable tomorrow.

      Our vision of becoming an integrated financial services organization with expanded services beyond traditional lines led to the acquisition of the Fin-Plan Group by Univest early in 1999. The Fin-Plan Group is a financial services company offering financial planning, investment management, insurance products and brokerage services.

      Fin-Plan was founded in 1960 and its staff members collectively provide over one hundred years of experience. Fin-Plan brings a new dimension to Univest's ability to meet the broader financial needs of our clients.

      During the fourth quarter we announced the creation of the Wealth Management Group. Our approach to wealth management is built on understanding and serving the unique needs of our clients. Our financial advisors work closely with each client to analyze individual needs, goals, risk tolerance, and tax situations. Through our in-depth analysis, we are able to offer our clients a variety of investment, lending and cash management solutions.

      Late in the year we announced plans to acquire George Becker Associates, Inc., an insurance agency located in Doylestown, Pennsylvania. Founded in 1966, George Becker Associates provides property and casualty insurance, employee benefits, and disability and group insurance for individuals as well as commercial clients. This acquisition was completed early in January 2000.

      Changing regulatory requirements continue to provide new challenges and opportunities for the banking industry. Final approval of the Gramm-Leach-Bliley Act during the fourth quarter will help pave the way to more fully carry out Univest's vision. Commonly referred to as the Financial Modernization Act, it repeals key provisions of the 66 year-old Glass-Steagall Act and permits commercial banks to affiliate with investment banks. It also substantially modifies the Bank Holding Company Act of 1956 to permit companies that own commercial banks to engage in any type of financial activity. While many details of this new law need to be finalized, we are confident it will enhance Univest's ability to offer an expanded product line to our customers.

      Univest is entering one of the most exciting periods in its history. Our recent acquisitions, coupled with a less stringent regulatory environment, will provide opportunities for our vision to become a reality. Corporate objectives have been established to build a leading-edge financial services organization, with a balance between advancing technology and remaining close to our rich history and community roots.

      In May the Board of Directors announced moves to promote a new generation into executive leadership positions. William S. Aichele, who held the title of President of the Corporation, was elected Chief Executive Officer, Director of Univest Corporation, and Director of Pennview Savings Bank. At the same time Marvin A. Anders was elected Director of Univest Corporation, and Richard W. Godshall and Margaret K. Zook were named Alternate Directors of Univest Corporation.

      The success and progress of 1999 is a result of the energy and commitment of Univest employees at every level. We want to express our appreciation for their fine efforts. On behalf of the entire Univest family, we want to say thank you to our shareholders and customers for your loyal support and confidence.

Sincerely,

/s/ Merrill Moyer                   /s/ William S. Aichele

Chairman                            President

[PHOTO]

The management team at Univest is led by Chairman Merrill S. Moyer (right), Vice Chairman Marvin A. Anders (left), and President and Chief Executive Officer William S. Aichele (center).

THE CENTURY IN REVIEW

In the space of 12 seconds, the Wright Brothers changed our concept of ourselves and of our world

[PHOTO]

Univest's corporate headquarters are located in the former J.M. Landis and Company General Store.

[GRAPHIC]

Banks that merged with Union National Bank issued the national currency shown above between 1929 and 1935.

      The photographs are familiar, black and white reminders of another era when human flight was still a dream. Back in the early 1900s, Orville and Wilbur Wright were simply two obscure brothers who believed it was possible for man to fly. While others gained more fame, the Wright brothers patiently tested and re-tested their "flying machine," teaching themselves the piloting skills so important in controlled flight.

      On the morning of December 17, 1903 the brothers, dressed in coats, ties and bowler hats, stepped onto the isolated beach near Kill Devil Hills, North Carolina where they had conducted their flying experiments. With solemn dignity they shook hands and Orville took his place on the glider. Within moments, the world changed forever. For the first time in history a manned machine left the ground using its own power and landed on a point as high as the place where it had taken off. Others had based their experiments on sheer power but the Wrights showed that the pilot's expertise was the deciding factor in successful flight.

      As they stood on that sandy beach and marveled at their achievement, the Wrights could hardly be expected to understand the impact their flight would have on the century. Within a few years planes would carry mail and crops would be dusted. Charles Lindburgh would triumphantly celebrate the first transatlantic flight, airlines would be created and Neil Armstrong would plant an American flag on the moon and gaze back at a beautiful globe of blue and green. Even our basic concept of time and distance would change dramatically - all because Orville Wright stayed aloft in a flying machine for 12 seconds.

      While planes were in their infancy, Henry Ford was revolutionizing the way automobiles were manufactured, changing not only the way goods are produced but also the very fabric of American life. In 1908 Ford introduced the Model T with the express purpose of providing a car for the masses, not just the elite few. Through Ford's genius, the modern assembly line reduced the amount of time it took to build a car, enabling even factory workers to afford the $300 retail price.

      Since then, the automobile has defined America and changed the way we live and work. Without the car as a catalyst, who can imagine sprawling housing developments, the interstate highway system, drive-in banks, or the shopping mall? At its core the automobile spelled freedom to most Americans. They could live where they pleased, have more options for where they worked, and travel the country in a way that had been impossible before. Never before had one invention opened up so many possibilities to so many people in such a short period of time.

      If the automobile touched everyone in an obvious way, advances in health and medicine had a more subtle impact on the century. Penicillin - our basic defense against infection -- wasn't discovered by Alexander Fleming until 1928 and didn't receive widespread use until World War II. Sugar cubes containing a polio vaccine, a childhood memory for millions of Americans in the 1950s, were only possible because of the discoveries of Jonas Salk and Albert Sabin.

[PHOTO]

1914: Henry Ford doubles the minimum wage of his autoworkers to an unprecedented $5 per day.

The Panama Canal, called one of the greatest engineering feats ever, opens to traffic. Construction cost $366 million and 6,000 workers died, mainly from malaria and yellow fever.

1915: Einstein announces the general theory of relativity.

[PHOTO]

Technological changes - in everything from medicine to communications - accelerated in the late 20th century.

[PHOTO]

A ribbon cutting ceremony by Merrill Moyer (left) and Paul Witter inaugurates a new ATM in the 1970s.

      Today, medical debate centers on gene splicing and the ethical questions surrounding cloning. Transplants, once the subject of front-page coverage, are commonplace. Babies born prematurely now have amazing rates of survival and medical technology and specialization have replaced the family doctor who made house calls. Life expectancy, hovering around 45 in 1900, now approaches 77 years and the Census Bureau reports that over 65,000 Americans are more than 100 years old.

      Although we can no longer expect to see a doctor at our door, we can communicate instantly with someone in New Zealand or Caracas. Before 1919, phone calls were made through a switchboard operator - a person who literally knew everything that went on within a community. Now, through computer technology, an individual can shop, bank, receive medical advice, and keep in touch with friends without stepping outside their door.

      Side by side with the computer, technological change accelerated in the late 20th century. The first electronic computer, ENIAC, wasn't built until 1945 and commercial microprocessors were introduced in 1971. It took two young college students - Steven Jobs and Bill Gates - to recognize the practical, everyday potential of the computer. Information is now power and the computer has taken its place in history alongside the printing press and the steam engine.

      Few industries have benefited from the computer revolution as much as banking. For the first part of the century, economics and politics played a greater role than technology in determining how banks operated. In the early 1900s it cost less to start a bank than to buy a good farm and hundreds of national banks, along with thousands of state-chartered banks, were created. Because branch offices were virtually non-existent, there was one single-office bank for every 3,600 Americans as 1913 came to a close.

[PHOTO]

During the influenza epidemic of 1918, messengers personally collect deposits from Union National customers.

First successful kidney transplant is performed in 1954.

      With so many banks available, competition was fierce and banks responded by advertising new services like time deposits and investment banking. Technology at a "modern" bank in 1914 meant adding machines, punched card tabulators, automatic typewriters and checkwriting equipment. Although the models improved over the years, no new equipment appeared until the mid-1950s.

      In the Roaring Twenties personal loan departments were established and banks reached out to households with the slogan, "Pay by check and receive a receipt." The result was an onslaught of small checking accounts, most with balances of less than $50. To recoup, banks began charging service fees of 50 cents for balances below $50.

      The 1930s saw the development of branch banking as increasing automobile traffic and a shortage of downtown parking made in-town banking less attractive. Branch banking was originally viewed by bankers as "contrary to public policy" because it would concentrate the power of money in the hands of fewer people. The advantages of branch banking soon overcame such objections, fueled by the growth of the suburbs and an increasingly mobile population.

      The inexperience of many bankers and the sheer number of small banks contributed to the bank failures of the 1930s. Between 1930 and 1932, loans dropped 44% and deposits 30%. The world was reeling under the most severe economic collapse in history and businesses and banks alike struggled to survive. On March 6, 1933, two days after Franklin D. Roosevelt took office, a "Bank Holiday" was declared and banking operations were suspended across the country. To re-open, every bank had to apply for a license certifying its soundness, a measure that restored the public's confidence. The landmark Glass-Steagall Act of 1933 dealt with additional problems, created the Federal Deposit Insurance Corporation and separated investment banking from commercial banking.

[GRAPHIC]

Debit and ATM cards give customers 24-hour access to their bank funds.

1945 Check routing system developed to handle the growing number of checks being written.

[PHOTO]

Car radios are introduced in 1929; the first cellular phone network debuts in Japan in 1979.

The photocopier is invented in 1937. Xerox sells the first fax machine - called the Telecopier - in 1966.

Tim Berners-Lee invents the World Wide Web in 1992.

Univest and its surrounding communities represent a microcosm of 20th century changes.

      With Americans spreading out into the suburbs following World War II, mergers increased along with branch banking. Readily available mortgage loans enabled millions of families to become homeowners and urban flight increased as families bought single-family homes in the suburbs. As Americans demanded more convenience and 24-hour access to their money, the number of ATMs mushroomed, growing from 2,000 in 1973 to over 40,000 ten years later. Computer technology also made point-of-sale terminals possible and more and more Americans thought nothing of using "plastic" or charge cards to pay for everything.

      Pressure to reduce costs in a competitive environment brought computerization to all areas of banking. As early as 1961 one of the nation's largest banks had a fully automated check processing and demand deposit accounting system. While forecasts of a checkless, cashless society were premature, transferring funds electronically became the norm in banking circles.

      As the century came to a close, the repeal of portions of the Glass-Steagall Act of 1933 is expected to have huge repercussions for banks and financial institutions in the coming century. The Gramm-Leach-Bliley Act, also known as the Financial Modernization Act, removes the lines separating banking, securities and insurance and contains the potential for greater efficiency, increased customer services and more innovation.

      In many ways Univest and its surrounding communities represent a microcosm of the changes of the 20th century. The first automobile arrived in Souderton in 1903 and autos soon changed the sound and feel of Main Street. A fascination with speed gripped many young men and it was soon determined that anyone driving faster than 12 miles an hour would be arrested. How that person would be caught remained a matter for great debate.

      As the first bank in Souderton, Union National Bank was at the center of community life. Townspeople gathered in front of the original bank building on Main Street to celebrate the end of World War I in 1918 and to watch parades throughout the years. Bank officers actively participated in the community and helped direct the economic growth of the area. When a second bank, Peoples National Bank, elected its board of directors in 1928, the two banks raced to open new headquarters across from each other on Broad Street. The "progressive" design of the new Union National building generated considerable comment, as customers admired its mahogany wainscots and expensive drinking fountain.

1965

Voting Rights Act passed by Congress.

      Then as now, residents worried about the changing rural character of their community and questioned how fast old patterns should change. As late as 1935, Pennsylvania Dutch was still being spoken during bank meetings and officials were struggling with the local impact of the Depression.

      In 1942, as Churchill, Stalin and Roosevelt were meeting in Moscow to discuss opening a second front in the war, officials at Union National Bank were electing their fourth president, Russell Miller Hillegass. Soon after the end of the war in 1945, the bank made its first loan under the GI Loan Act. The bank also began writing auto loans - even though no new cars were available until 1946. The growing financial needs of returning soldiers dramatically

Trust departments and safe deposit boxes make their appearance in 1915.

The 19th Amendment (1920) gives American women the right to vote in national elections.

Ration books limit the amount of sugar, gas, coffee and other basics available. By 1943, Victory Gardens are plentiful and women are entering the workforce in droves.

1958 - Revolving credit introduced.

Union National Bank assigns numerical account numbers to all accounts in the early 1960s, doing away with the alphabetical system.

[PHOTO]

1963 - Zip codes introduced.

By 1991 three out of four homes own a VCR, making it the fastest selling appliance in history.

1980's

In the late 1980s, growth meant new branches and increased services.

[PHOTO]

affected the way banks did business. More families were being formed, housing was booming and it was obvious that the flow of money from families, as opposed to businesses, was going to become increasingly important.

      The 1960s proved to be a pivotal period for Union National Bank. Mergers with Telford National Bank in 1953 and Green Lane National Bank in 1956 hinted at the bank's future direction and would accelerate under the leadership of Charles H. Hoeflich.

      Selected as the bank's fifth president, the 48-year-old Hoeflich brought an extensive background in banking, as well as marketing expertise, to the company. To meet the bank's goal of being the center of its own system, Union National quickly merged with Schwenksville National Bank and opened new branches in Kulpsville, Hilltown and Line Lexington. Bars separating tellers from customers were removed, radio ads were aired, and innovations like TV drive-in banking and computerization occurred. Instead of depending on a few large accounts, the bank turned toward meeting the banking needs of a widespread population through small loans and deposit and savings accounts.

      Within four years of Hoeflich's arrival, the company had doubled in size and merged with its rival across the street, Peoples National Bank. Its next defining moment would arrive when Univest was formed as a bank holding company in 1973. As a holding company, Univest expanded its range of financial services and quickly developed subsidiary companies.

      While the company grew beyond Souderton, it still maintained its social consciousness and involvement in community affairs. "The bank," maintains Charles Hoeflich, "has a character that is derived from its management and reflected by its employees. Because we have professional bankers who want to serve our customers, we constantly keep in touch and respond to customers' concerns."

[PHOTO]

      As the baton passed to Merrill S. Moyer in the early 1980s Univest continued serving its community and expanding its services and products. The important acquisition of Pennview Savings Bank occurred in 1990 and branch offices numbered 32 by the end of the century. Technological changes allowed customers to conduct much of their banking business over the Internet and by phone. Retail cross-selling became increasingly important and the company sought on many levels to develop full financial relationships with its customers. The addition of the Fin-Plan Group in 1999 cemented the company's commitment to being a fully integrated financial services provider.

      The final year of the century at Univest provided a fitting close to the century. Working within a competitive financial environment, the corporation concentrated on building relationships with customers through its array of products and services. Computer enhancements continued to play an important role and convenience and service remained paramount.

      In 1999 the company's Internet banking service, called Anytime Banking On-Line, added thousands of customers to its ranks and gave customers the ability to order checks on-line. Business customers also gained the advantage of sending ACH files via the Internet. In the area of consumer loans, a new automated loan documentation system improved our ability to produce consistently high quality documents and reduced the need to manually track various contracts. These enhancements to the loan process reduced preparation time by 50%.

      In our present Information Age, privacy remains a key concern. Univest is pleased with the level of security existing within its systems and our secure socket layer (SSL) protocol ensures that all data transmissions are encrypted, preventing others from reading customer information as it travels over the Internet. Through the use of firewalls, intruder-detection mechanisms and other internal procedures like passwords and PINs, our systems are continually evaluated and tested to make sure information is protected.

[PHOTO]

1998

The Univest web site provides information about the corporation and its subsidiaries, as well as access to Anytime Banking On-Line.

Many decisions at Univest in 1999 focused on the importance of maintaining present relationships with customers and building new ones.

1999

Congress passes the Gramm-Leach-Bliley Act, also known as the Financial Modernization Act of 1999.

      A growing economy and the resulting tight labor market led our Human Resources department to pursue new recruiting methods in 1999. Relationships with over 30 high schools, colleges and universities, as well as the use of Internet recruiting and an electronic resume database, are some of their solutions. A new Tuition Reimbursement Program is also aimed at attracting and retaining quality employees.

      Maintaining present relationships with customers and clients, as well as developing new relationships, fueled many decisions at Univest in 1999. Personal checking accounts for Union National Bank and Pennview Savings Bank were refined and consolidated, giving customers accounts that more aptly suit their lifestyle. A marketing campaign called "Right Fit" explained Univest products and services for growth-oriented small businesses and helped relationship managers in corporate banking communicate Univest's capabilities as an integrated financial services provider.

      A new group called Wealth Management also emerged at year's end. Wealth Management combines the business development functions of the Trust and Private Banking Departments and its staff will serve as financial advisors versed in all Univest products and services, including investments, trust, loans, and deposits. The group will also serve the investment needs of the institutional client segment, such as for-profit corporations and not-for-profit and governmental organizations.

      Univest was also pleased in 1999 to reach an agreement in principle to acquire George Becker Associates, Inc. George Becker Associates is an agency that provides property and casualty insurance, employee benefits and group insurance for individuals and commercial clients.

      Community involvement remains important at Univest, as it has throughout the century. The Univest Grand Prix International Cycling Festival celebrated its second year, attracting widespread attention from cycling enthusiasts and local communities. Univest also entered into a partnership with the Montgomery County Habitat for Humanity and is sponsoring the building of two new homes in Norristown. Univest employees are donating their personal time and talents to this ongoing project. Twenty Univest employees also helped construct new homes in Honduras after the devastation from Hurricane Mitch.

      As it has throughout the century, the organization conducted a seamless transfer of responsibilities when William S. Aichele was elected Chief Executive Officer and Director of Univest Corporation and of Pennview Savings Bank. Merrill S. Moyer continues as chairman of the Corporation and Marvin A. Anders, who was elected Director of Univest Corporation, remains vice chairman.

      As we look forward to the new century it is difficult to imagine what lies ahead. Perhaps we can only imitate Orville and Wilbur Wright, pioneers who stood on a sandy beach in North Carolina knowing they had fulfilled their dream -- but unaware of the magnitude of their accomplishment.

                                                     Consolidated Balance Sheets
                                               (in thousands, except share data)

--------------------------------------------------------------------------------

                                                                                      December 31,
                                                                               1999                 1998
                                                                          ----------------------------------
Assets
    Cash and due from banks .............................................. $    35,066       $    26,011
    Interest-bearing deposits with other banks ...........................       3,839             3,940

    Investment securities held to maturity (market value $135,107
       and $217,515 at December 31,1999 and 1998, respectively) ..........     137,461           216,404

    Investment securities available for sale .............................     174,414           111,261

    Federal funds sold and other short-term investments ..................       1,800            12,700

    Loans ................................................................     722,474           660,449
       Less: Reserve for possible loan losses ............................     (11,223)          (10,538)
                                                                          ----------------------------------
           Net loans .....................................................     711,251           649,911
                                                                          ----------------------------------
    Premises and equipment, net ..........................................      15,407            15,828
    Accrued interest and other assets ....................................      41,754            34,415
                                                                          ----------------------------------
           Total assets .................................................. $ 1,120,992       $ 1,070,470
                                                                          ==================================

Liabilities
    Demand deposits, noninterest bearing ................................. $   159,300       $   152,094
    Demand deposits, interest bearing ....................................     266,212           238,622
    Savings deposits .....................................................     136,387           138,936
    Time deposits ........................................................     348,776           344,852
                                                                          ----------------------------------
       Total deposits ....................................................     910,675           874,504
                                                                          ----------------------------------
    Securities sold under agreements to repurchase .......................      70,943            62,890
    Other short-term borrowings ..........................................       1,155             1,155
    Accrued expenses and other liabilities ...............................      17,393            19,669
    Long-term debt .......................................................      18,075             9,075
                                                                          ----------------------------------
       Total liabilities .................................................   1,018,241           967,293
                                                                          ----------------------------------

Shareholders' equity
    Common stock, $5 par value; 24,000,000 shares authorized at
       December 31, 1999 and 1998 and 7,854,321 shares
       issued at December 31, 1999 and 1998 and 7,092,699 and 7,360,912
       shares outstanding at December 31, 1999 and 1998, respectively ....      39,272            39,272
    Additional paid-in capital ...........................................      14,908            14,908
    Retained earnings ....................................................      73,409            62,992
    Accumulated other comprehensive income ...............................      (2,672)              582
    Treasury stock, at cost; 761,622 shares and 493,409 shares
       at December 31, 1999 and 1998, respectively .......................     (22,166)          (14,577)
                                                                          ----------------------------------
       Total shareholders' equity ........................................     102,751           103,177
                                                                          ----------------------------------
       Total liabilities and shareholders' equity ........................ $ 1,120,992       $ 1,070,470
                                                                          ==================================

See accompanying notes to consolidated financial statements.


                                          Univest Corporation of Pennsylvania 13

Consolidated Statements of Income
(in thousands, except share data)

--------------------------------------------------------------------------------

                                                                        Year ended December 31,
                                                                   1999              1998           1997
                                                              ---------------------------------------------
Interest income
    Interest and fees on loans:
        Taxable ..............................................  $52,336           $52,180        $52,264
        Exempt from federal income taxes .....................    2,645             2,383          2,059
                                                              ---------------------------------------------
    Total interest and fees on loans .........................   54,981            54,563         54,323
    Interest and dividends on investment securities:
        U.S. Government obligations ..........................    9,577            11,602         12,274
        Obligations of state and political subdivisions ......      947               307            219
        Other securities .....................................    7,638             4,374          2,418
    Interest on time deposits with other banks ...............      227               626             83
    Interest on federal funds sold and term federal funds ....      474               988            223
                                                              ---------------------------------------------
        Total interest income ................................   73,844            72,460         69,540
                                                              ---------------------------------------------

Interest expense
    Interest on demand deposits ..............................    7,054             6,423          3,608
    Interest on savings deposits .............................    2,776             3,170          3,183
    Interest on time deposits ................................   18,390            19,822         19,825
    Interest on long-term debt ...............................      711               500            425
    Interest--all other ......................................    2,450             1,900          1,871
                                                              ---------------------------------------------
        Total interest expense ...............................   31,381            31,815         28,912
                                                              ---------------------------------------------
Net interest income ..........................................   42,463            40,645         40,628
Provision for loan losses ....................................    1,052               958          1,310
                                                              ---------------------------------------------
Net interest income after provision for loan losses ..........   41,411            39,687         39,318
                                                              ---------------------------------------------

Other income
    Trust ....................................................    3,970             3,202          2,695
    Service charges on demand deposits .......................    3,450             3,032          1,924
    Net gains on sales of securities .........................        3                97             95
    Net gains on sales of mortgages ..........................       51               250             95
    Other ....................................................    8,075             4,113          3,078
                                                              ---------------------------------------------
        Total other income ...................................   15,549            10,694          7,887
                                                              ---------------------------------------------

Other expenses
    Salaries and benefits ....................................   19,204            15,703         15,476
    Net occupancy ............................................    2,464             2,244          2,178
    Equipment ................................................    2,570             2,697          2,500
    Other ....................................................   10,304             9,190          7,887
                                                              ---------------------------------------------
        Total other expenses .................................   34,542            29,834         28,041
                                                              ---------------------------------------------

Income before income taxes ...................................   22,418            20,547         19,164
Applicable income taxes ......................................    6,614             6,046          5,987
                                                              ---------------------------------------------
Net income ...................................................  $15,804           $14,501        $13,177
                                                              =============================================

Net income per share:
    Basic ....................................................  $  2.18           $  1.92        $  1.70
                                                              =============================================
    Diluted ..................................................  $  2.18           $  1.91        $  1.69
                                                              =============================================

See accompanying notes to consolidated financial statements.


14  Univest Corporation of Pennsylvania

                      Consolidated Statements of Changes in Shareholders' Equity
                                               (in thousands, except share data)

--------------------------------------------------------------------------------

                                                    Accumulated
                                                       Other                     Additional
                                                   Comprehensive      Common      Paid-in      Retained    Treasury
                                                       Income          Stock      Capital      Earnings      Stock          Total
                                                   ---------------------------------------------------------------------------------
Balance at December 31, 1996 ...................      $      18       $19,636       $34,544     $44,260   $  (1,191)     $  97,267
                                                                                                                         ---------
Comprehensive Income
    Net Income for 1997 ........................                                                 13,177                     13,177
    Other comprehensive income, net of income
    taxes of $179
        Unrealized gains and (losses) on
        investment securities
        available-for-sale .....................            332                                                                332
                                                                                                                         ---------
Total comprehensive income .....................                                                                            13,509
                                                                                                                         ---------
    Cash dividends declared  ($0.48 per share) .                                                 (3,707)                    (3,707)
    100% stock dividend payable May 1, 1998 ....                       19,636       (19,636)                                    --
    Stock issued under dividend reinvestment
        and employee stock purchase plans ......                                                     (7)        863            856
    Exercise of stock options ..................                                                    (32)         91             59
    Acquisition of treasury stock
    (151,964 shares) ...........................                                                             (3,380)        (3,380)
                                                     -------------------------------------------------------------------------------
Balance at December 31, 1997 ...................            350        39,272        14,908      53,691      (3,617)       104,604
                                                                                                                         ---------
Comprehensive Income
    Net Income for 1998 ........................                                                 14,501                     14,501
    Other comprehensive income, net of income
    taxes of $125
        Unrealized gains and (losses) on
        investment securities
        available-for-sale .....................            232                                                                232
                                                                                                                         ---------
Total comprehensive income .....................                                                                            14,733
                                                                                                                         ---------
    Cash dividends declared  ($0.575 per share)                                                  (4,328)                    (4,328)
    Stock issued under dividend reinvestment
        and employee stock purchase plans ......                                                     (4)      1,208          1,204
    Exercise of stock options ..................                                                   (868)      1,524            656
    Acquisition of treasury stock (346,137 shares)                                                          (13,692)       (13,692)
                                                     -------------------------------------------------------------------------------
Balance at December 31, 1998 ...................            582        39,272        14,908      62,992     (14,577)       103,177
                                                                                                                         ---------
Comprehensive Income
    Net Income for 1999 ........................                                                 15,804                     15,804
    Other comprehensive income, net of income
    tax benefit of $ (1,784)
        Unrealized gains and (losses) on
        investment securities
        available-for-sale .....................         (3,254)                                                            (3,254)
                                                                                                                         ---------
Total comprehensive income .....................                                                                            12,550
                                                                                                                         ---------
Cash dividends declared  ($0.66 per share) .....                                                 (4,762)                    (4,762)
Stock issued under dividend reinvestment
    and employee stock purchase plans ..........                                                    (12)      1,282          1,270
Exercise of stock options ......................                                                   (613)      1,312            699
Acquisition of treasury stock (360,253 shares) .                                                            (10,183)       (10,183)
                                                     -------------------------------------------------------------------------------
Balance at December 31, 1999 ...................       $ (2,672)      $39,272       $14,908     $73,409   $ (22,166)      $102,751
                                                     ===============================================================================

See accompanying notes to consolidated financial statements.


                                          Univest Corporation of Pennsylvania 15

Consolidated Statements of Cash Flows
(in thousands)

--------------------------------------------------------------------------------

                                                                                                Year ended December 31,
                                                                                         1999             1998              1997
                                                                                 ---------------------------------------------------
Cash flows from operating activities
    Net income .................................................................    $  15,804        $  14,501        $  13,177
    Adjustments to reconcile net income to net cash provided
           by operating activities:
        Provision for loan losses in excess of net charge-offs .................          685              268              469
        Depreciation of premises and equipment .................................        2,313            2,475            2,407
        Premium amortization (discount accretion) on investment
           securities ..........................................................           17             (249)            (412)
        Deferred income tax (benefit) ..........................................           31             (279)            (162)
        Realized gains on investment securities ................................           (3)             (97)             (95)
        Realized gains on sales of mortgages ...................................          (51)            (250)             (95)
        (Decrease) increase in net deferred loan fees ..........................          (39)             114             (497)
        (Increase) decrease in interest receivable and other assets ............       (3,338)          (1,673)             717
        (Decrease) increase in accrued expenses and other liabilities ..........         (622)           2,611            3,350
                                                                                 ---------------------------------------------------
           Net cash provided by operating activities ...........................       14,797           17,421           18,859

Cash flows from investing activities
    Proceeds from maturing securities held to maturity .........................       90,041           74,884           75,289
    Proceeds from maturing securities available for sale .......................       28,935           25,045            9,471
    Proceeds from sales of securities available for sale .......................       18,391           25,079           24,024
    Decrease (increase) in interest-bearing deposits ...........................          101            1,061           (4,641)
    Purchases of investment securities held to maturity ........................      (11,165)        (149,181)         (44,144)
    Purchases of investment securities available for sale ......................     (115,466)         (44,623)         (79,576)
    Premium paid to purchase bank-owned life insurance .........................           --               --          (15,000)
    Net decrease (increase) in federal funds sold and
        other short-term investments ...........................................       10,900          (10,700)          (1,931)
    Proceeds from sales of mortgages ...........................................       11,306           22,164            8,667
    Net increase in loans ......................................................      (73,241)         (46,914)         (36,569)
    Capital expenditures .......................................................       (1,893)          (1,699)          (2,168)
    Other investing activities .................................................       (4,000)              --               --
                                                                                 ---------------------------------------------------
           Net cash used in investing activities ...............................      (46,091)        (104,884)         (66,578)

Cash flows from financing activities
    Assumption of deposits .....................................................           --               --           14,186
    Net increase in deposits ...................................................       36,171           81,636           43,227
    Net increase (decrease) in short-term borrowings ...........................        8,053           14,499          (11,170)
    Proceeds from long-term debt ...............................................        9,000               --            2,000
    Purchases of treasury stock ................................................      (10,183)         (13,692)          (3,380)
    Stock issued under dividend reinvestment and
        employee stock purchase plans ..........................................        1,270            1,204              856
    Proceeds from exercise of stock options ....................................          699              656               59
    Cash dividends .............................................................       (4,661)          (4,181)          (3,641)
                                                                                 ---------------------------------------------------
           Net cash provided by financing activities ...........................       40,349           80,122           42,137
                                                                                 ---------------------------------------------------
    Net increase (decrease) in cash and due from banks .........................        9,055           (7,341)          (5,582)
    Cash and due from banks at beginning of year ...............................       26,011           33,352           38,934
                                                                                 ---------------------------------------------------
    Cash and due from banks at end of year .....................................    $  35,066        $  26,011        $  33,352
                                                                                 ===================================================

Supplemental disclosures of cash flow information
    Cash paid during the year for:
        Interest ...............................................................    $  32,916        $  31,693        $  28,425
        Income taxes ...........................................................    $   6,758        $   6,041        $   5,975


16 Univest Corporation of Pennsylvania

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

--------------------------------------------------------------------------------

Note 1. Summary of Significant Accounting Policies

Organization

      Univest Corporation of Pennsylvania (the Corporation) through its wholly owned subsidiaries, Union National Bank and Trust Company (Union) and Pennview Savings Bank (Pennview), is engaged in domestic commercial and retail banking services and provides a full range of banking and trust services to its customers. Univest Financial Services Corporation, a subsidiary of Pennview, provides financial planning, investment management, insurance products and brokerage services. Union and Pennview serve the Montgomery and Bucks Counties of Pennsylvania through 32 banking offices and provide banking and trust services to the residents and employees of 12 retirement communities and a work site office at Moyer Packing Company. This office serves only to cash payroll checks for Moyer Packing Company employees.

Principles of Consolidation

      The consolidated financial statements include the accounts of Univest Corporation of Pennsylvania and its wholly owned subsidiaries, including Union National Bank and Trust Company and Pennview Savings Bank, collectively referred to herein as the "Banks." All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Securities

      Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investment or trading are designated securities available-for-sale and carried at fair value with unrealized gains and losses reflected in accumulated other comprehensive income. The net unrealized loss on available-for-sale securities included in accumulated other comprehensive income was $2,672 at December 31, 1999 and a net unrealized gain of $582 at December 31, 1998.

      Gains and losses on sales of securities are computed on a specific security basis.

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


                                          Univest Corporation of Pennsylvania 17

(dollars in thousands, except share data)

--------------------------------------------------------------------------------

      Realized and unrealized gains or losses at the time of maturity, termination, sale, or repayment of a derivative contract or designated item are recorded in a manner consistent with the original designation of the derivative in view of the nature of the termination, sale, or repayment transaction. Amounts related to interest-rate swaps are deferred and amortized as an adjustment to interest income over the original period of interest exposure, provided the designated asset continues to exist or is probable of occurring. Realized and unrealized changes in fair value of derivatives designated with items that no longer exist or are no longer probable of occurring are recorded as a component of the gain or loss arising from the disposition of the designated item.

Reserve for Possible Loan Losses

      The reserve for possible loan losses is based on management's evaluation of the loan portfolio under current economic conditions and such other factors which deserve recognition in estimating possible loan losses. This evaluation is inherently subjective as it requires estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Additions to the reserve arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the reserve. Loans are charged off when there has been permanent impairment. Certain impaired loans are reported at the present value of expected future cash flows using the loan's initial effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

Premises and Equipment

      Land is stated at cost, and bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method and charged to operating expenses over the estimated useful lives of the assets (bank premises and improvements -- average life 25 years; furniture and equipment -- average life 10 years).

Other Real Estate Owned

      Other real estate owned represents properties acquired through customers' loan defaults and is included in accrued interest and other assets. The real estate is stated at an amount equal to the loan balance prior to foreclosure, plus costs incurred for improvements to the property, but no more than the fair market value of the property, less estimated costs to sell.

Stock Options

      The Corporation grants stock options to employees with an exercise price equal to the fair value of the shares at the date of grant. The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      Pro forma information regarding net income and earnings per share is required by SFAS No. 123. The effect of applying SFAS No. 123 to the Corporation's stock-based awards results in net income and earnings per share that are not materially different from amounts reported.

Dividend Reinvestment and Employee Stock Purchase Plans

      The Univest Dividend Reinvestment Plan (the "Reinvestment Plan") has 1,000,000 shares of common stock and the 1996 Employee Stock Purchase Plan (the "Purchase Plan") has 500,000 shares of common stock available for issuance. Employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% nor more than 10% of such employee's total compensation. These contributions are then used to purchase stock during an offering period determined by the Corporation's Administrative Committee. The purchase price of the stock is established by the Administrative Committee provided, however, that the purchase price will not be less than 85% of the lesser of the market price on the first day or last day of the offering period.


18  Univest Corporation of Pennsylvania

                                       (dollars in thousands, except share data)

--------------------------------------------------------------------------------

      During 1999 and 1998, 37,875 and 32,160 shares, respectively, were issued under the Reinvestment Plan, with 880,797 shares available for future purchase as of December 31, 1999. During 1999 and 1998, 5,449 and 3,500 shares, respectively, were issued under the Purchase Plan, with 482,835 shares available for future purchase as of December 31, 1999.

Income Taxes

      Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes."

Intangible Assets

      In connection with the acquisitions of Pennview and Fin-Plan, intangible assets include goodwill and core deposit intangibles. Goodwill is being amortized on a straight-line basis over a fifteen-year period. Core deposit intangibles are being amortized over their estimated useful lives ranging from seven to ten years. At December 31, 1999 the unamortized balance is approximately $5.8 million ($3.4 million at December 31, 1998), net of accumulated amortization of approximately $3.4 million ($2.6 million at December 31, 1998.)

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

Postretirement Benefits Other Than Pensions

      The Corporation provides certain postretirement health care and life insurance benefits for retired employees. The Corporation accrues the costs associated with providing these benefits during the active service periods of employees in accordance with Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). The Corporation also provides supplemental executive retirement benefits, a portion of which is in excess of limits imposed on qualified plans by federal tax law.

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

Stock Split

      On January 28, 1998, the Corporation's board of directors declared a 100% stock dividend in the form of a stock split paid on May 1, 1998, to shareholders of record as of April 14, 1998. All share and per share amounts have been retroactively adjusted to give effect to the stock split.

Earnings Per Share

      Basic net income per share is based on the weighted average number of shares outstanding during each year.

Comprehensive Income

      Unrealized gains or losses on the Corporation's available-for-sale securities are included in comprehensive income.

Recent Accounting Pronouncements

      In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended, which is required to be adopted in years beginning after June 15, 2000. The Statement will require


                                          Univest Corporation of Pennsylvania 19

(dollars in thousands, except share data)

--------------------------------------------------------------------------------

the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Because of the Corporation's minimal use of derivatives, management does not anticipate that the adoption of the new standard will have a significant effect on earnings or the financial position of the Corporation.

Note 2. Restrictions on Cash and Due from Bank Accounts

      Union is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for 1999 was $2.6 million and for 1998 was $2.1 million.

Note 3. Investment Securities

      Securities with a market value of $205.2 million and $164.7 million at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required by law. The following table shows the amortized cost and approximate market value of the held-to-maturity securities and available-for-sale securities at December 31, 1999 and 1998, by maturity within each type:

                                                                 December 31, 1999
                                                --------------------------------------------------
                                                                Gross         Gross
                                                Amortized     Unrealized    Unrealized     Market
Held-to-Maturity Securities                        Cost         Gains         Losses       Value
                                                --------------------------------------------------
U.S. Treasury, government
    corporations and agencies obligations:
  Within 1 year ..........................      $ 38,371       $  4          $  (106)     $ 38,269
  1 to 5 years ...........................        58,044         --           (1,272)       56,772
                                                --------------------------------------------------
                                                  96,415          4           (1,378)       95,041
                                                --------------------------------------------------

State and political subdivisions:
  Within 1 year ..........................         1,264          1               (1)        1,264
  1 to 5 years ...........................        17,515          3             (370)       17,148
  5 to 10 years ..........................           479         --              (14)          465
                                                --------------------------------------------------
                                                  19,258          4             (385)       18,877
                                                --------------------------------------------------

Mortgage-backed securities:
  Within 1 year ..........................           772         --               (3)          769
  1 to 5 years ...........................         2,663         --              (33)        2,630
  5 to 10 years ..........................         6,523         --             (200)        6,323
  Over 10 years ..........................         9,629         --             (356)        9,273
                                                --------------------------------------------------
                                                  19,587         --             (592)       18,995
                                                --------------------------------------------------

Other:
  Within 1 year ..........................            --         --               --            --
  1 to 5 years ...........................         2,201          1               (8)        2,194
  5 to 10 years ..........................            --         --               --            --
                                                --------------------------------------------------
                                                   2,201          1               (8)        2,194
                                                --------------------------------------------------
Total ....................................      $137,461       $  9          $(2,363)     $135,107
                                                ==================================================

                                                                 December 31, 1998
                                                -------------------------------------------------
                                                                Gross          Gross
                                                Amortized     Unrealized    Unrealized    Market
Held-to-Maturity Securities                        Cost         Gains         Losses       Value
                                                -------------------------------------------------
U.S. Treasury, government
    corporations and agencies obligations:
  Within 1 year ..........................       $ 61,575      $  164         $  --      $ 61,739
  1 to 5 years ...........................        113,015         848          (190)      113,673
                                                -------------------------------------------------
                                                  174,590       1,012          (190)      175,412
                                                -------------------------------------------------

State and political subdivisions:
  Within 1 year ..........................            780           9            --           789
  1 to 5 years ...........................         15,092         176            (5)       15,263
  5 to 10 years ..........................          2,094          19            --         2,113
                                                -------------------------------------------------
                                                   17,966         204            (5)       18,165
                                                -------------------------------------------------

Mortgage-backed securities:
  Within 1 year ..........................            437           4            --           441
  1 to 5 years ...........................          3,536          22            --         3,558
  5 to 10 years ..........................          5,476          36            --         5,512
  Over 10 years ..........................         11,996          24           (17)       12,003
                                                -------------------------------------------------
                                                   21,445          86           (17)       21,514
                                                -------------------------------------------------

Other:
  Within 1 year ..........................            200          --            --           200
  1 to 5 years ...........................          2,103          16            --         2,119
  5 to 10 years ..........................            100           5            --           105
                                                -------------------------------------------------
                                                    2,403          21            --         2,424
                                                -------------------------------------------------
Total ....................................       $216,404      $1,323         $(212)     $217,515
                                                =================================================


20  Univest Corporation of Pennsylvania

                                                                 December 31, 1999
                                                --------------------------------------------------
                                                                Gross        Gross
                                                Amortized     Unrealized   Unrealized     Market
Securities Available for Sale                      Cost         Gains        Losses       Value
                                                --------------------------------------------------
U.S. Treasury, government corporations
    and agencies obligations:
  Within 1 year ..........................      $  9,537       $19           $    --      $  9,556
  1 to 5 years ...........................        44,581        --              (991)       43,590
  5 to 10 years ..........................           550        --               (15)          535
                                                --------------------------------------------------
                                                  54,668        19            (1,006)       53,681
                                                --------------------------------------------------

State and political subdivisions:
  5 to 10 years ..........................           976        --               (28)          948
  Over 10 years ..........................         6,958         1              (145)        6,814
                                                --------------------------------------------------
                                                   7,934         1              (173)        7,762
                                                --------------------------------------------------

Mortgage-backed securities:
  Within 1 year ..........................         1,392        --               (11)        1,381
  1 to 5 years ...........................         3,290        --               (63)        3,227
  5 to 10 years ..........................        25,663         7              (557)       25,113
  Over 10 years ..........................        64,250         5            (2,047)       62,208
                                                --------------------------------------------------
                                                  94,595        12            (2,678)       91,929
                                                --------------------------------------------------

Other:
  Within 1 year ..........................         2,905        --                --         2,905
  1 to 5 years ...........................        12,410        --              (293)       12,117
  5 to 10 years ..........................         1,521        --               (25)        1,496
  Over 10 years ..........................         4,524        --                --         4,524
                                                --------------------------------------------------
                                                  21,360        --              (318)       21,042
                                                --------------------------------------------------
Total ....................................      $178,557       $32           $(4,175)     $174,414
                                                ==================================================

                                                                 December 31, 1998
                                                ------------------------------------------------
                                                                Gross          Gross
                                                Amortized     Unrealized    Unrealized    Market
Securities Available for Sale                      Cost         Gains         Losses       Value
                                                ------------------------------------------------
U.S. Treasury, government corporations
    and agencies obligations:
  Within 1 year ..........................      $ 26,988      $  164         $  --      $ 27,152
  1 to 5 years ...........................        23,409         264          (121)       23,552
  5 to 10 years ..........................            --          --            --            --
                                                ------------------------------------------------
                                                  50,397         428          (121)       50,704
                                                ------------------------------------------------

State and political subdivisions:
  5 to 10 years ..........................            --          --            --            --
  Over 10 years ..........................            --          --            --            --
                                                ------------------------------------------------
                                                      --          --            --            --
                                                ------------------------------------------------

Mortgage-backed securities:
  Within 1 year ..........................            --          --            --            --
  1 to 5 years ...........................         1,637           3            --         1,640
  5 to 10 years ..........................        12,902         210            (1)       13,111
  Over 10 years ..........................        37,661         381            (5)       38,037
                                                ------------------------------------------------
                                                  52,200         594            (6)       52,788
                                                ------------------------------------------------

Other:
  Within 1 year ..........................         3,527          --            --         3,527
  1 to 5 years ...........................            --          --            --            --
  5 to 10 years ..........................            --          --            --            --
  Over 10 years ..........................         4,242          --            --         4,242
                                                ------------------------------------------------
                                                   7,769          --            --         7,769
                                                ------------------------------------------------
Total ....................................      $110,366      $1,022         $(127)     $111,261
                                                ================================================

      Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

      During the year ended December 31,1999, available-for-sale debt securities with a fair value at the date of sale of $18,391 were sold ($25,079 in 1998). Gross realized gains on such sales totaled $52 during 1999 ($97 in 1998 and $102 in 1997), and the gross realized losses totaled $49 during 1999 ($0 in 1998 and $7 in 1997). Net unrealized losses on available-for-sale securities included in accumulated other comprehensive income as a separate component of shareholders' equity totaled $2,672 in 1999 and net unrealized gains totaled $582 in 1998.

      Unrealized losses in investment securities at December 31,1999 and 1998 do not represent permanent impairments.

      At December 31, 1999 and 1998, there were no investments in any single non-federal issuer representing more than 10% of shareholders' equity.

Note 4. Loans

The following is a summary of the major loan categories:

                                                           December 31,
                                                    1999                1998
                                                  -----------------------------
Real estate--construction ..............          $  33,632           $  33,530
Real estate--commercial ................            173,780             169,402
Real estate--residential ...............            219,292             214,798
Commercial and industrial ..............            212,656             171,699
Loans to individuals ...................             72,658              64,306
All other ..............................             10,591               7,117
                                                  -----------------------------
Total loans ............................            722,609             660,852
Less: Unearned income ..................               (135)               (403)
                                                  -----------------------------
                                                  $ 722,474           $ 660,449
                                                  =============================


                                          Univest Corporation of Pennsylvania 21

(dollars in thousands, except share data)

--------------------------------------------------------------------------------

      At December 31, 1999, loans to directors and executive officers of Univest and companies in which directors have an interest aggregated $12,519. These loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with customers and did not involve more than the normal risk of collectibility or present other unfavorable terms. The summary of activity for the past year is as follows:

   Balance at                               Amounts               Balance at
January 1, 1999          Additions          Collected          December 31, 1999
--------------------------------------------------------------------------------
     $9,806               $19,548            $16,835                $12,519

Note 5. Reserve for Possible Loan Losses

      A summary of the transactions in the reserve for possible loan losses is as follows:

                                                 1999        1998        1997
                                               --------------------------------
Balance at beginning of year ...............   $ 10,538    $ 10,270    $  9,801
Provision charged to operating expenses ....      1,052         958       1,310
Recoveries .................................      1,390         682         316
Loans charged off ..........................     (1,757)     (1,372)     (1,157)
                                               --------------------------------
Balance at end of year .....................   $ 11,223    $ 10,538    $ 10,270
                                               ================================

      Under Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), the reserve for possible loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of collateral for certain collateral-dependent loans. Included in the total impaired loans is $2,043 ($1,310 at December 31, 1998) against which $960 ($627 at December 31, 1998) of the reserve for possible loan losses is allocated. Statement No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" (SFAS No. 118) amended SFAS No. 114's income recognition policy and clarifies SFAS No. 114's disclosure requirements. At December 31, 1999, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,072 all of which were on a nonaccrual basis, ($2,715 at December 31, 1998). The average recorded investment in impaired loans during the year ended December 31, 1999 was approximately $2,088 ($2,719 at December 31, 1998). The Corporation did not recognize any interest income on impaired loans in 1999 or 1998.

      At December 31, 1999, the total of nonaccrual and restructured loans was $2,110 ($2,839 at December 31, 1998 and $2,066 at December 31,1997). If these loans had been performing in accordance with their contractual terms, additional interest income of $246, $341, and $187 would have been recorded in 1999, 1998, and 1997, respectively. In addition, Pennview had first residential mortgage loans of $213 at December 31, 1999 ($710 at December 31, 1998) which were over 90 days delinquent.

      The total of the real estate owned at December 31, 1999 was $45 ($393 at December 31, 1998).

Note 6. Premises and Equipment

                                                             December 31,
                                                        1999             1998
                                                      -------------------------
Land and land improvements ...................        $  3,256         $  3,339
Premises and improvements ....................          16,859           16,215
Furniture and equipment ......................          16,129           15,384
                                                      -------------------------
                                                        36,244           34,938
Less: accumulated depreciation ...............         (20,837)         (19,110)
                                                      -------------------------
                                                      $ 15,407         $ 15,828
                                                      =========================


22  Univest Corporation of Pennsylvania

                                       (dollars in thousands, except share data)

--------------------------------------------------------------------------------

      As of December 31, 1999, Univest and its subsidiaries were obligated under noncancelable leases for various premises and equipment. A summary of the future minimum rental commitments under noncancelable operating leases net of related sublease revenue is as follows: 2000-$592; 2001-$478; 2002-$311; 2003-$251;
2004-$191. Rental expense charged to operations was $611, $525, and $487 for 1999, 1998, and 1997 respectively.

Note 7. Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The assets and liabilities giving rise to the Corporation's deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:

                                                            1999           1998
                                                           ---------------------
Deferred tax assets:
    Loan loss ....................................         $3,898         $3,611
    Deferred compensation ........................            239            237
    Postretirement benefits ......................            448            427
    Market-to-market adjustment ..................          1,460             --
                                                           ---------------------
                                                            6,045          4,275

Deferred tax liabilities:
    Accretion ....................................            186            199
    Retirement plans .............................              7             70
    Depreciation .................................            120            191
    Intangible assets ............................            301            312
    Deferred Income ..............................            380            320
    Market-to-market adjustment ..................             --            161
    Other ........................................            885            628
                                                           ---------------------
Net deferred tax assets ..........................         $4,166         $2,394
                                                           =====================

      The provision for federal and state income taxes included in the accompanying consolidated statements of income consists of the following:

                                       1999             1998              1997
                                     ------------------------------------------
Current ...................          $ 6,583          $ 6,325           $ 6,149
Deferred ..................               31             (279)             (162)
                                     ------------------------------------------
                                     $ 6,614          $ 6,046           $ 5,987
                                     ==========================================

      The effective tax rates are less than the statutory federal rate of 35% because interest on loans and investment securities of state and political subdivisions is exempt from income tax. Deferred federal income taxes (benefit) arise from timing differences in the recognition of income and expenses for tax and financial reporting purposes. No valuation allowance was recognized for the deferred tax assets at December 31,1999 and 1998.

Note 8. Retirement Plan

Information with respect to the Retirement Plan is as follows:

                                                          1999          1998
                                                        ----------------------
Change in benefit obligation
Benefit obligation at beginning of year ............    $ 15,282      $ 12,706
Service cost--benefits earned during the period ....         684           568
Interest cost on projected benefit obligation ......       1,013           915
Actuarial (gain) loss ..............................      (1,827)        1,498
Benefits paid ......................................        (556)         (405)
                                                        ----------------------
Benefit obligation at end of year ..................    $ 14,596      $ 15,282
                                                        ======================


                                          Univest Corporation of Pennsylvania 23

(dollars in thousands, except share data)

--------------------------------------------------------------------------------

                                                          1999          1998
                                                        ----------------------
Change in plan assets
Fair value of plan assets at beginning of year .....    $ 17,388      $ 15,084
Actual return on plan assets .......................       2,258         2,708
Benefits paid ......................................        (556)         (405)
                                                        ----------------------
Fair value of plan assets at end of year ...........      19,090        17,387
                                                        ----------------------
Funded status ......................................       4,493         2,105
Unrecognized net actuarial gain ....................      (3,180)         (549)
Unrecognized prior service costs ...................        (456)         (533)
Unrecognized net transition asset ..................        (126)         (252)
                                                        ----------------------
Prepaid pension expense ............................    $    731      $    771
                                                        ======================

Weighted-average assumptions as of December 31
Assumed discount rate for obligation ...............       7.25%         6.30%
Assumed long-term rate of investment return ........       8.50%         8.50%
Assumed salary increase rate .......................       5.10%         5.10%

      Net pension expense recognized in 1999, 1998, and 1997 amounted to $40, $15, and $165, respectively, and is summarized as follows:

                                                    1999       1998       1997
                                                  -----------------------------
Service cost--benefits earned during the period   $   684    $   568    $   539
Interest cost on projected benefit obligation .     1,013        915        887
Expected return on plan assets ................    (1,455)    (1,266)    (1,059)
Amortization of net transition asset ..........      (126)      (126)      (126)
Amortization of prior service cost ............       (76)       (76)       (76)
                                                  -----------------------------
                                                  $    40    $    15    $   165
                                                  =============================

      The unrecognized net asset at transition is being amortized on the straight-line method over 15 years. Plan assets include marketable equity securities, corporate and government debt securities, and certificates of deposit.

      Pension expense for the 401(k) deferred salary savings plan for the years ended December 31, 1999, 1998, and 1997 was $290, $263, and $243, respectively.

Note 9. Other Postretirement Benefit Plans
Information with respect to other Postretirement Benefits is as follows:

                                                             1999         1998
                                                           --------------------
Change in benefit obligation
Benefit obligation at beginning of year ..............     $ 1,399      $ 1,175
Service cost--benefits earned during the period ......          30           22
Interest cost on projected benefit obligation ........          61           82
Actuarial (gain) loss ................................        (545)         171
Benefits paid ........................................         (42)         (50)
                                                           --------------------
Benefit obligation at end of year ....................     $   903      $ 1,400
                                                           ====================

Fair value of plan assets ............................          --           --
                                                           --------------------
Funded status ........................................        (903)      (1,400)
Unrecognized net actuarial loss ......................          64          306
Unrecognized prior service cost ......................        (289)          --
                                                           --------------------
Accrued pension expense ..............................     $(1,128)     $(1,094)
                                                           ====================


24  Univest Corporation of Pennsylvania

                                       (dollars in thousands, except share data)

--------------------------------------------------------------------------------

Net periodic postretirement benefit cost for the years ended December 31, 1999, 1998, and 1997 includes the following components:

                                                                  1999     1998    1997
                                                                 ----------------------
Service cost--benefits earned during the period ..............   $  30    $  22   $  19
Interest cost on accumulated postretirement benefit obligation      61       82      78
Prior service cost ...........................................     (20)      --      --
Amortization of actuarial loss ...............................       6        1      --
                                                                 ----------------------
                                                                 $  77    $ 105   $  97
                                                                 ======================

                                                               1999        1998
Weighted-average assumptions as of December 31                 -----------------
Assumed discount rate for obligation ...................       7.25%       6.30%
Medical care cost trend on covered charges* ............       7.00%       7.50%

      *For measurement purposes, the medical care cost trend rate on covered charges is assumed to decrease gradually by 1/2 percent per year, reaching 5 percent in 2003 and after. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                            One Percentage Point
                                                            --------------------
                                                             Increase  Decrease
                                                            --------------------
Effect on total of service and interest cost components ...    $  3      $ (3)
Effect on postretirement benefit obligation ...............      32       (31)

      The Corporation provides supplemental executive retirement benefits covering selected employees and retirees. These plans are nonqualified defined benefit plans. Assumptions used in determining the net periodic pension costs are similar to those used to determine the costs of the Corporation's retirement plan. Expenses charged to salaries and benefits were not material to the Corporation's consolidated financial statements.

Note 10. Long-Term Incentive Plan

      The Corporation adopted the 1993 Long-Term Incentive Plan, whereby the Corporation may grant options to employees to purchase up to 500,000 shares of common stock. The plan provides for the issuance of options to purchase common shares at prices not less than 100 percent of the fair market value at the date of option grant. Options are exercisable as to 33 percent of the optioned shares each year from the date of grant for a period not exceeding six years. 168,124 common shares were available for future options and 71,671 common shares were exercisable at December 31, 1999. Transactions involving the plan are summarized as follows:

                                                      Shares       Option Price
                                                   Under Option     Per Share
                                                   -----------------------------
Outstanding at December 31, 1996 ................    164,092       $13.60-$15.50
Granted .........................................      5,500               30.00
Exercised .......................................     (4,334)              13.60
                                                   -----------------------------
Outstanding at December 31, 1997 ................    165,258        13.60- 30.00
Granted .........................................         --                  --
Exercised .......................................    (20,880)              13.60
Exercised .......................................    (23,993)              15.50
                                                   -----------------------------
Outstanding at December 31, 1998 ................    120,385        13.60- 30.00
Granted .........................................     15,000               33.25
Granted .........................................    139,250               25.50
Exercised .......................................    (29,252)              13.60
Exercised .......................................    (19,462)              15.50
                                                   -----------------------------
Outstanding at December 31, 1999 ................    225,921       $13.60-$33.25
                                                   =============================


                                          Univest Corporation of Pennsylvania 25

                                       (dollars in thousands, except share data)

--------------------------------------------------------------------------------

Note 11. Time Deposits

      The aggregate amount of certificates of deposit in denominations of $100 or more was $25,400 at December 31, 1999, and $21,669 at December 31, 1998, with interest expense of $1,290 for 1999, and $1,307 for 1998. Other time deposits in denominations of $100 or more were $23,604 at December 31, 1999, and $23,124 at December 31, 1998, with interest expense of $1,270 for 1999 and $1,450 for 1998.

Note 12. Long-Term Debt

      At December 31, 1999 and 1998, long-term debt consisted of the following:

Description                      December 31,   December 31,
                                       1999           1998       Interest Rate      Maturity
-----------------------------------------------------------------------------------------------
Federal Home Loan Bank Advance     $  3,500        $ 3,500     5.27% (variable)     May 2001
Federal Home Loan Bank Advance        3,500          3,500     5.51% (variable)    March 2001
Federal Home Loan Bank Advance        5,000              -           6.30%        November 2009
Federal Home Loan Bank Advance        2,000          2,000     5.52% (variable)  September 2002
Federal Home Loan Bank Advance        4,000              -           4.99%        January 2009
Federal Home Loan Bank Advance           75             75           4.00%       September 2006
                                 ---------------------------
                                   $ 18,075        $ 9,075
                                 ===========================

      Advances from the Federal Home Loan Bank are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans of the Banks. The advances are subject to the payment of a prepayment fee in the event of repayment of the advance in whole or in part prior to maturity.

Note 13. Earnings per Share

      The following table sets forth the computation of basic and diluted earnings per share (in thousands):

                                                       1999      1998      1997
                                                     ---------------------------
Numerator:

   Net income ....................................   $15,804   $14,501   $13,177
   Numerator for basic and diluted earnings per
   share - income available to common
   shareholders ..................................   $15,804   $14,501   $13,177

Denominator:

  Denominator for basic earnings per share-
  weighted-average shares outstanding ............     7,234     7,539     7,730

  Effect of dilutive securities:
      Employee stock options .....................        19        54        45
                                                     ---------------------------

  Denominator for diluted earnings per share
  adjusted weighted-average shares
  outstanding ....................................     7,253     7,593     7,775
                                                     ===========================

Basic earnings per share .........................   $  2.18   $  1.92   $  1.70
                                                     ===========================

Diluted earnings per share .......................   $  2.18   $  1.91   $  1.69
                                                     ===========================

For additional disclosures regarding the employee stock options, see Note 10.


26  Univest Corporation of Pennsylvania

                                       (dollars in thousands, except share data)

--------------------------------------------------------------------------------

Note 14. Financial Instruments with Off-Balance-Sheet Risk and Commitments

      Loan commitments are made to accommodate the financial needs of the Banks' customers. Standby letters of credit commit the Banks to make payments on behalf of customers when certain specified future events occur. They primarily are issued to support commercial paper, medium and long-term notes and debentures, including industrial revenue obligations. Historically, substantially all standby letters of credit expire unfunded. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Banks' normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

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

      The Banks also control their credit risks by limiting the amount of credit to any business, institution, or individual, but as of December 31, 1999, the Banks have identified the due from banks' balance as a significant concentration of credit risk because it contains a balance due from a single depository institution in the amount of $16,579 which is unsecured. Management evaluates the creditworthiness of the institution on at least a quarterly basis in an effort to monitor its credit risk associated with this concentration.

The following schedule summarizes the Corporation's off-balance-sheet financial instruments:

                                                                   Contract or
                                                                 Notional Amount
                                                                 ---------------
Financial instruments representing credit risk:
  Commitments to extend credit ................................      $234,273
  Standby letters of credit or commercial letters of credit ...        17,550
  Interest rate swaps, notional principal amount ..............        40,000

      The Corporation may enter into interest-rate swaps in managing its interest-rate risk. In these swaps, the Corporation agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. Many of the Corporation's interest-earning assets tend to be short-term floating rate instruments while the Corporation's interest-bearing liabilities tend to be longer-term fixed rate instruments. Interest-rate swaps in which the Corporation pays a floating rate and receives a fixed rate are used to reduce the impact of changes in interest rates on the Corporation's net interest income.

      At December 31, 1999, $40 million in notional interest-rate swaps were outstanding. The contracts entered into by the Corporation expire as follows:
$10 million in notional principal amount in first quarter 2000, $10 million in second quarter 2000 and $20 million in second quarter 2001. The impact of the interest-rate swaps on net interest income for the year ended December 31, 1999 was a positive $209 and for the year ended December 31, 1998, a positive $160.

      The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. As of December 31, 1999, the market value of interest-rate swaps in an unfavorable position was $301. There were no interest-rate swaps with the market value in a favorable position. At December 31, 1998, the market value of interest-rate swaps in a favorable position was $341, while the market value of interest-rate swaps in an unfavorable position totaled $0. Credit risk also exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.

Note 15. Fair Values of Financial Instruments

      Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires all entities to disclose the estimated fair value of its financial instruments whether or not recognized in the balance sheet. For Univest, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and


                                          Univest Corporation of Pennsylvania 27

(dollars in thousands, except share data)

--------------------------------------------------------------------------------

intent to hold its financial instruments to maturity and not to engage in trading or sales activities other than residential mortgage loans held-for-sale and those investment securities classified as available-for-sale. Significant estimations and present value calculations, which are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows, were used by the Corporation for the purposes of this disclosure.

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

The following table represents the estimates of fair value of financial instruments:

                                                 December 31, 1999              December 31, 1998
                                            -----------------------------------------------------------
                                               Carrying or                     Carrying or
                                            Notional/Contract     Fair     Notional/Contract     Fair
                                                  Amount         Value           Amount         Value
                                            -----------------------------------------------------------
Assets:
    Cash and short-term assets ...........      $  40,705      $  40,705       $  42,651      $  42,651
    Investment securities ................        311,875        309,520         327,665        328,776
    Net loans ............................        711,251        711,669         649,911        676,903

Liabilities:
    Deposits .............................      $ 910,675      $ 909,851       $ 874,504      $ 881,755
    Short-term borrowings ................         72,098         72,098          64,045         64,045
    Long-term debt .......................         18,075         16,532           9,075          8,995

Off-Balance-Sheet:
    Commitments to extend credit .........      $ 234,273      $    (582)      $ 208,952      $    (308)
    Letters of credit ....................         17,550           (263)         18,371           (276)
    Interest-rate swap, notional principal
        amount ...........................         40,000           (301)         50,000            341

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


28  Univest Corporation of Pennsylvania

                                       (dollars in thousands, except share data)

--------------------------------------------------------------------------------

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

Note 16. Regulatory Matters

      The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Banks meet all capital adequacy requirements to which they are subject.

      As of December 31, 1999, the most recent notification from the Office of Comptroller of the Currency and Federal Deposit Insurance Corporation (FDIC) categorized the Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

The Banks' actual capital amounts and ratios are also presented in the table.

                                                                                          To Be Well-
                                                                                       Capitalized Under
                                                                      For Capital      Prompt Corrective
                                                     Actual        Adequacy Purposes   Action Provisions
                                               ----------------    -----------------   -----------------
                                                Amount    Ratio     Amount     Ratio    Amount    Ratio
                                               ----------------    -----------------   -----------------
As of December 31, 1999:
   Total Capital (to Risk-Weighted Assets):
      Consolidated .........................   $109,825   13.49%   $ 65,149    8.00%   $ 81,436   10.00%
      Union National Bank ..................     93,040   12.87%     57,839    8.00%     72,298   10.00%
      Pennview Savings Bank ................     12,834   14.64%      7,015    8.00%      8,768   10.00%

   Tier I Capital (to Risk-Weighted Assets):
      Consolidated .........................     99,633   12.23%     32,574    4.00%     48,861    6.00%
      Union National Bank ..................     83,988   11.62%     28,919    4.00%     43,379    6.00%
      Pennview Savings Bank ................     11,886   13.56%      3,507    4.00%      5,261    6.00%

   Tier I Capital (to Average Assets):
      Consolidated .........................     99,633    9.20%     32,499    3.00%     43,332    4.00%
      Union National Bank ..................     83,988    8.94%     28,177    3.00%     37,569    4.00%
      Pennview Savings Bank ................     11,886    8.54%      4,174    3.00%      5,565    4.00%


                                          Univest Corporation of Pennsylvania 29

(dollars in thousands, except share data)

--------------------------------------------------------------------------------

                                                                                          To Be Well-
                                                                                       Capitalized Under
                                                                      For Capital      Prompt Corrective
                                                     Actual        Adequacy Purposes   Action Provisions
                                               ----------------    -----------------   -----------------
                                                Amount    Ratio     Amount     Ratio    Amount    Ratio
                                               ----------------    -----------------   -----------------
As of December 31, 1998:
   Total Capital (to Risk-Weighted Assets):
      Consolidated .........................   $108,097   13.44%   $ 64,365    8.00%   $ 80,457   10.00%
      Union National Bank ..................     88,313   12.45%     56,755    8.00%     70,944   10.00%
      Pennview Savings Bank ................     14,955   17.07%      7,009    8.00%      8,762   10.00%

   Tier I Capital (to Risk-Weighted Assets):
      Consolidated .........................     99,163   12.33%     32,183    4.00%     48,274    6.00%
      Union National Bank ..................     80,563   11.36%     28,378    4.00%     42,567    6.00%
      Pennview Savings Bank ................     14,205   16.21%      3,505    4.00%      5,257    6.00%

   Tier I Capital (to Average Assets):
      Consolidated .........................     99,163    9.79%     30,379    3.00%     40,505    4.00%
      Union National Bank ..................     80,563    9.26%     26,096    3.00%     34,795    4.00%
      Pennview Savings Bank ................     14,205   10.28%      4,145    3.00%      5,526    4.00%

Dividend and Other Restrictions

      The approval of the Office of Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Union can declare dividends in 2000 without approval of the Office of Comptroller of the Currency of approximately $2,437 plus an additional amount equal to the Bank's net profits for 2000 up to the date of any such dividend declaration.

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

Note 17. Parent Company Financial Information

      Condensed financial statements of Univest, parent company only, follow:

Balance Sheets

                                                                        December 31,
                                                                      1999       1998
                                                                    -------------------
Assets:
    Deposits with bank subsidiary ...............................   $     67   $     91
    Investments in U.S. Government obligations available for sale      1,542      1,000
    Investments in U.S. Government obligations held to maturity .         --         --
    Investments in subsidiaries, at equity in net assets:
        Banks ...................................................     99,053     98,782
        Non-banks ...............................................      5,369      5,536
    Other assets ................................................      2,792      1,770
                                                                    -------------------
           Total assets .........................................   $108,823   $107,179
                                                                    ===================
Liabilities:
    Dividends payable ...........................................   $  1,209   $  1,108
    Other liabilities ...........................................      4,863      2,894
                                                                    -------------------
           Total liabilities ....................................      6,072      4,002
                                                                    -------------------
Shareholders' equity ............................................    102,751    103,177
                                                                    -------------------
           Total liabilities and shareholders' equity ...........   $108,823   $107,179
                                                                    ===================


30  Univest Corporation of Pennsylvania

                                       (dollars in thousands, except share data)

--------------------------------------------------------------------------------

Statements of Income

                                                                   Year ended December 31,
                                                                 1999        1998        1997
                                                               --------------------------------
Dividends from banks .......................................   $ 12,991    $ 16,029    $  5,150
Other income ...............................................      8,578       7,536       7,695
                                                               --------------------------------
    Total operating income .................................     21,569      23,565      12,845
Operating expenses .........................................      9,839       8,242       8,105
                                                               --------------------------------
Income before income tax benefit and equity in
    undistributed income of subsidiaries ...................     11,730      15,323       4,740
Applicable income tax (benefit) ............................       (365)       (152)        (57)
                                                               --------------------------------
Income before equity in undistributed income of subsidiaries     12,095      15,475       4,797
Equity in undistributed (loss) income of subsidiaries:
    Banks ..................................................      3,439        (932)      8,260
    Non-banks ..............................................        270         (42)        120
                                                               --------------------------------
Net income .................................................   $ 15,804    $ 14,501    $ 13,177
                                                               ================================

Statements of Cash Flows

                                                                              Year ended December 31,
                                                                           1999        1998        1997
                                                                         --------------------------------
Cash flows from operating activities
    Net income .......................................................   $ 15,804    $ 14,501    $ 13,177
    Adjustments to reconcile net income to net cash
        provided by operating activities:
           Equity in undistributed net income/loss of subsidiaries ...     (3,709)        974      (8,380)
              Increase in other assets ...............................     (1,592)       (343)       (135)
              Depreciation of premises and equipment .................        571         542         498
              (Decrease) increase in other liabilities ...............      1,969         (91)       (438)
                                                                         --------------------------------
                 Net cash provided by operating activities ...........     13,043      15,583       4,722

Cash flows from investing activities
    Proceeds from maturities of securities held to maturity ..........      1,000       1,000       2,638
    Purchases of investment securities available for sale ............     (1,542)     (1,000)     (1,000)
    Investment in non-bank subsidiaries ..............................         --         (35)         --
                                                                         --------------------------------
                 Net cash provided by (used in) investing activities .       (542)        (35)      1,638

Cash flows from financing activities
    Purchases of treasury stock ......................................    (10,183)    (13,692)     (3,380)
    Stock issued under dividend reinvestment and
           employee stock purchase plans .............................      1,270       1,204         856
     Proceeds from exercise of stock options .........................        699         656          59
     Repayment from subsidiary .......................................        350          --         275
     Cash dividends ..................................................     (4,661)     (4,181)     (3,641)
                                                                         --------------------------------
                 Net cash used in financing activities ...............    (12,525)    (16,013)     (5,831)
                                                                         --------------------------------
     Net increase (decrease) in deposits with bank subsidiary ........        (24)       (465)        529
     Deposits with bank subsidiary at beginning of year ..............         91         556          27
                                                                         --------------------------------
     Deposits with bank subsidiary at end of year ....................   $     67    $     91    $    556
                                                                         ================================

During 1999, 1998, and 1997 the parent company made income tax payments of $6,758, $6,041, and $5,975, respectively.

No interest payments were made.


                                          Univest Corporation of Pennsylvania 31

(dollars in thousands, except share data)

--------------------------------------------------------------------------------

Note 18. Quarterly Data (Unaudited)

The unaudited results of operations for the quarters for the years ended December 31, 1999 and 1998 were as follows:

1999 Quarterly Financial Data

                                                             December 31   September 30      June 30       March 31
                                                             ------------------------------------------------------
Interest income .......................................        $18,834        $18,664        $18,325        $18,021
Interest expense ......................................          8,059          7,922          7,773          7,627
                                                             ------------------------------------------------------
    Net interest income ...............................         10,775         10,742         10,552         10,394
Provision for loan losses .............................            251            251            275            275
                                                             ------------------------------------------------------
   Net interest income after provision for loan losses          10,524         10,491         10,277         10,119
Other income ..........................................          4,574          3,837          3,563          3,575
Other expenses ........................................          9,368          8,532          8,492          8,150
                                                             ------------------------------------------------------
Income before income taxes ............................          5,730          5,796          5,348          5,544
Applicable income taxes ...............................          1,719          1,681          1,580          1,634
                                                             ------------------------------------------------------
    Net income ........................................        $ 4,011        $ 4,115        $ 3,768        $ 3,910
                                                             ======================================================

Per share data:
    Net income:
       Basic ..........................................        $   .56        $   .57        $   .52        $   .53
                                                             ======================================================
       Diluted ........................................        $   .56        $   .57        $   .52        $   .53
                                                             ======================================================
  Dividends per share .................................        $   .17        $   .17        $   .17        $   .15
                                                             ======================================================

1998 Quarterly Financial Data

                                                             December 31   September 30      June 30       March 31
                                                             ------------------------------------------------------
Interest income .......................................        $18,213        $18,460        $18,196        $17,591
Interest expense ......................................          7,979          8,260          7,975          7,601
                                                             ------------------------------------------------------
    Net interest income ...............................         10,234         10,200         10,221          9,990
Provision for loan losses .............................             75            275            275            333
                                                             ------------------------------------------------------
    Net interest income after provision for loan losses         10,159          9,925          9,946          9,657
Other income ..........................................          2,768          2,745          2,586          2,595
Other expenses ........................................          8,079          7,224          7,373          7,158
                                                             ------------------------------------------------------
Income before income taxes ............................          4,848          5,446          5,159          5,094
Applicable income taxes ...............................          1,381          1,623          1,508          1,534
                                                             ------------------------------------------------------
    Net income ........................................        $ 3,467        $ 3,823        $ 3,651        $ 3,560
                                                             ======================================================

Per share data:
    Net income:
       Basic ..........................................        $   .47        $   .51        $   .48        $   .46
                                                             ======================================================
       Diluted ........................................        $   .47        $   .50        $   .48        $   .46
                                                             ======================================================
    Dividends per share ...............................        $   .15        $   .15        $   .15        $  .125
                                                             ======================================================


32  Univest Corporation of Pennsylvania

                                                  Report of Independent Auditors

--------------------------------------------------------------------------------

Board of Directors and Shareholders
Univest Corporation of Pennsylvania

            We have audited the accompanying consolidated balance sheets of Univest Corporation of Pennsylvania as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univest Corporation of Pennsylvania at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                        /s/ Ernst & Young LLP

      Philadelphia, Pennsylvania
      January 21, 2000


                                          Univest Corporation of Pennsylvania 33

Five-Year Performance Highlights

--------------------------------------------------------------------------------

Basic Earnings Per Share
(In Dollars)

   [The following table was depicted as a bar chart in the printed material.]

                      95        96        97       98         99
                     ----      ----      ----     ----       ----
                     1.43      1.54      1.70     19.2       2.18

Average Deposits
(Millions of Dollars)

   [The following table was depicted as a bar chart in the printed material.]

                   95         96         97         98        99
                 -----      -----      -----      -----      -----
                 695.8      725.4      755.0      830.2      885.7

Average Loans
(Millions of Dollars)

   [The following table was depicted as a bar chart in the printed material.]

                   95         96         97         98        99
                 -----      -----      -----      -----      -----
                 583.8      594.8      625.8      645.7      685.6

Net Income
(Millions of Dollars)

   [The following table was depicted as a bar chart in the printed material.]

                    95         96         97         98        99
                  -----      -----      -----      -----      -----
                  11.23      12.04      13.18      14.50      15.80

Selected Financial Data

                                                     (In Thousands, except per share data)
                                                            Year ended December 31,
                                     1999            1998            1997            1996            1995
                                  --------------------------------------------------------------------------
Total assets ...............      $1,120,992      $1,070,470      $  973,157      $  912,459      $  881,888
Long-term obligations ......          18,075           9,075           9,075           7,075           4,085
Interest income ............          73,844          72,460          69,540          66,682          63,545
Net interest income ........          42,463          40,645          40,628          39,001          37,582
Provision for loan losses ..           1,052             958           1,310           1,045           1,895
Net income .................          15,804          14,501          13,177          12,038          11,227

Net income per share:
    Basic ..................      $     2.18      $     1.92      $     1.70      $     1.54      $     1.43
    Diluted ................      $     2.18      $     1.91      $     1.69      $     1.54      $     1.43
Dividends declared per share      $     0.66      $    0.575      $     0.48      $    0.355      $    0.355


34  Univest Corporation of Pennsylvania

      Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

--------------------------------------------------------------------------------

Results of Operations

      Univest Corporation of Pennsylvania consolidated net income (in thousands) and earnings per share for 1999, 1998, and 1997 were as follows:

                                             1999         1998         1997
                                          ------------------------------------
                  Net income ..........   $   15,804   $   14,501   $   13,177
                  Net income per share:
                        Basic .........         2.18         1.92         1.70
                        Diluted .......         2.18         1.91         1.69

1999 versus 1998

      The 1999 results compared to 1998 include the following significant pretax components:

      -- Net interest income increased due to an increase in average earning assets that was offset by a decrease in average yield and an increase in interest-bearing liabilities with a decrease in yield. The net interest margin decreased to 4.2% from 4.3%.

      -- Total other income increased by $4.8 million or 44.9% due to increased fee income and commission income. Commission income, which is offset by commission expense, is the primary source of income for the newly acquired Fin-Plan Group.

      -- Salaries and benefits increased $3.5 million or 22.3% largely due to the commissions and salaries of the newly acquired Fin-Plan Group and the opening of another new supermarket branch.

      -- Other expenses increased $1.1 million or 12.0% partly due to MAC fees, contributions, community relations and intangible expenses.

1998 versus 1997

      The 1998 results compared to 1997 include the following significant pretax components:

      -- Net interest income remained constant due to an increase in average earning assets that was offset by a decrease in average yield and an increase in interest-bearing liabilities with an increase in yield. The net interest margin decreased to 4.3% from 4.7%.

      -- The provision for loan losses decreased $0.4 million or 26.9% due to higher than expected net recoveries which caused a lower fourth quarter provision.

      -- Total other income increased by $2.8 million or 35.4% due to earnings from the purchase of Bank-Owned Life Insurance and increased fee income.

      -- Salaries and benefits increased only $0.2 million or 1.3% aided by outsourcing.

      -- Equipment expense increased $0.2 million or 8.0% primarily as a result of software and equipment expenses needed for Y2K testing.

      -- Other expenses increased $1.3 million or 16.5% partly due to a write-off for Pennview Savings Bank's Franconia office, internal audit fees, delivery service fees, marketing and advertising, and intangible expenses.

Net Interest Income

      Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and interest paid on deposits and other interest-bearing liabilities. Net interest income is the principal source of the Corporation's revenues. The following table demonstrates a trend of increasing amounts for 1997 through 1999. Sensitivities associated with the mix of assets and liabilities are numerous and very complex, thus the Corporation commits significant time to maximizing the net interest margin. The Asset/Liability Management and Investment Committees work to implement strategies with the intent and effort to at least maintain or improve the net interest margin.

      It is important to again underscore the complexities associated with asset/liability pricing noting that competition within the marketplace can dramatically impact the margin results. For this reason, as we look to the future, it must be understood that an improving or increasing net interest income is not certain.


                                          Univest Corporation of Pennsylvania 35

      Management's Discussion and Analysis of Financial Condition and Results of
                                                          Operations (continued)

--------------------------------------------------------------------------------

      The following table presents a summary of Univest's average balances, the yields earned on average assets, the cost of average liabilities, and shareholders' equity for the years ended December 31, 1999, 1998, and 1997:


                                                1999                              1998                             1997
                                ------------------------------    ------------------------------    ------------------------------
                                              Interest                          Interest                         Interest
                                 Average       Income/  Average    Average       Income/  Average    Average      Income/   Average
                                 Balance      Expense    Rate      Balance      Expense    Rate      Balance     Expense     Rate
                                ----------  ----------  ------    ----------  ----------   -----    ----------  ----------   -----
Interest-earning assets:
    Investments .............   $  325,693  $   18,863     5.8%   $  300,619  $   17,897     6.0%   $  247,495  $   15,217     6.1%
    Loans ...................      685,644      54,981     8.0%      645,719      54,563     8.4%      625,849      54,323     8.7%
                                ----------  ----------  ------    ----------  ----------   -----    ----------  ----------   -----
Total interest-earning assets    1,011,337      73,844     7.3%      946,338      72,460     7.7%      873,344      69,540     8.0%
Noninterest-earning assets ..       77,985                            69,830                            55,893
                                ----------                        ----------                        ----------
Total assets ................   $1,089,322                        $1,016,168                        $  929,237
                                ==========                        ==========                        ==========
Interest-bearing liabilities:
    Deposits ................   $  735,260  $   28,220     3.8%   $  698,104      29,415     4.2%   $  636,044      26,616     4.2%
    Borrowings ..............       85,822       3,161     3.7%       66,550       2,400     3.6%       61,266       2,296     3.7%
                                --------------------------------------------------------------------------------------------------
Total interest-bearing
    liabilities .............      821,082      31,381     3.8%      764,654      31,815     4.2%      697,310      28,912     4.1%
Noninterest-bearing
    liabilities .............      165,472                           146,749                           130,747
                                ----------                        ----------                        ----------
Total liabilities ...........      986,554                           911,403                           828,057
Shareholders' equity ........      102,768                           104,765                           101,180
                                ----------                        ----------                        ----------
Total liabilities and
    shareholders' equity ....   $1,089,322                        $1,016,168                        $  929,237
                                ==========  ----------            ==========  ----------            ==========  ----------
Net interest income .........               $   42,463                        $   40,645                        $   40,628
                                            ==========                        ==========                        ==========
Interest-rate spread ........                              3.5%                              3.5%                              3.9%
                                                          =====                            ======                            ======
Net interest margin on
    weighted average
    interest-earning assets .                              4.2%                              4.3%                              4.7%
                                                          =====                            ======                            ======
Ratio of average interest-
earning assets to average
interest-bearing liabilities                              123.2%                           123.8%                            125.2%
                                                          =====                            ======                            ======

Interest Income

      Interest and fees on loans increased .73% or $0.4 million from the $54.6 million recorded for the year ended December 31, 1998 as compared to the $55.0 million for the year ended December 31, 1999. The increase, due to increased volume, was offset by a decrease in rate. Although the prime rate increased from the 7.75% at January 1, 1999 to 8.00% in July, 8.25% in September and 8.50% in November 1999, the average prime rate for the year 1999 was 8.0% as compared to the average prime rate for the year 1998 of 8.3%. The average interest yield on the portfolio decreased from 8.4% in 1998 to 8.0% in 1999. Interest and fees on loans increased 0.6% or $0.3 million from the $54.3 million recorded for the year ended December 31, 1997 as compared to the $54.6 million for the year ended December 31, 1998. The increase, due to increased volume, was offset by a decrease in rate. The prime rate decreased from the 8.50% at January 1, 1998 to 8.25% in September, 8.00% in October and 7.75% in November 1998, reducing the average interest yield on the portfolio from 8.7% in 1997 to 8.4% 1998.

      Tax-free interest shows an increasing trend when comparing the $2.6 million for December 31, 1999 with the $2.4 million recorded for December 31, 1998 and the $2.1 million for December 31, 1997.

      Interest on U.S. Government obligations decreased from $11.6 million for the year ended December 31, 1998 to $9.6 million at December 31, 1999. The decrease was due to decreases in both volume and rate. Interest on government obligations decreased from $12.3 million for the year ended December 31, 1997 to $11.6 million at December 31, 1998. The decrease was due to decreases in both volume and rate.


36  Univest Corporation of Pennsylvania

      Management's Discussion and Analysis of Financial Condition and Results of
                                                          Operations (continued)

--------------------------------------------------------------------------------

      Interest and dividends on state and political subdivisions shows an increasing trend from $0.2 million in 1997 to $0.3 million in 1998 and $0.9 million in 1999. The increase is a result of both rate and volume. During 1999, interest rates increased by 175 basis points, while volumes in this category increased 60%.

      The other securities category consists mainly of U.S. Government Agency mortgage-backed securities. Income on other securities has grown from $2.4 million in 1997 to $4.4 million in 1998 and $7.6 million in 1999. The increases were all due to increased volume, especially in 1999 when average balances increased from $67.6 million for 1998 to $122.2 million for 1999. The increase in volume is due to higher yields in mortgage-backed security products relative to other fixed income instruments in 1999.

      Interest on federal funds sold is the resulting daily investment activity that can be volatile in both rate and volume. Interest on federal funds sold decreased from $1.0 million in 1998 to $0.5 million in 1999 due to both decreased volume and rate. Income increased from $0.2 million in 1997 to $1.0 million in 1998 due to increased volume and rate. Included in this amount is $274 thousand of interest on long term federal funds sold. Investment in long term federal funds sold was for a five-month period in the last half of 1998.

Interest Expense

      Interest expense on demand deposits increased 10.9% or $0.7 million from $6.4 million in 1998 to $7.1 million in 1999. The growth was attributed to an increase in volume in certain types of money market accounts. Interest on demand deposits increased 77.8% or $2.8 million from $3.6 million in 1997 to $6.4 million in 1998. The growth was attributed to volume and rate increases in certain types of money market accounts.

      Interest expense on savings deposits decreased from $3.2 million in 1998 to $2.8 million in 1999. While there was an increase in volume it was offset by a decrease in rate. Interest expense on savings deposits remained stable at $3.2 million when comparing years ended December 31, 1998 and 1997.

      Interest expense on time deposits decreased from $19.8 million in 1998 to $18.4 million in 1999. The reduction was due to decreases in both volume and rate. Interest expense on time deposits remained a constant $19.8 million for the years ended December 31, 1998 and 1997.

      Interest expense--all other consists of interest paid on short-term borrowings such as federal funds purchased, the corporate line of credit, repurchase agreements and treasury tax and loan deposit. In addition, Union National Bank offers an automated cash management checking account that sweeps funds daily into a repurchase agreements account. Interest expense increased from $1.9 million in 1998 to $2.5 million in 1999 due to increased volume. Interest expense remained constant at $1.9 million for 1998 and 1997 due to increasing volumes offset by decreasing rates.

Long-Term Debt

      Interest on long-term debt increased from $0.5 million at December 31, 1998 to $0.7 million at December 31, 1999. This increase represents a full year of interest on the additional $9.0 million borrowed from the Federal Home Loan Bank of Pittsburgh by Pennview in 1999. Federal Home Loan Bank advances are available to meet seasonal and other withdrawals from deposit accounts, to purchase mortgage-backed securities and to expand lending. Interest on long-term debt increased from $0.4 million at December 31, 1997 to $0.5 million at December 31, 1998. This increase represents a full year of interest on the additional $2.0 million borrowed from the Federal Home Loan Bank of Pittsburgh by Union late in 1997.

Reserve For Possible Loan Losses

      Management believes the reserve for possible loan losses is maintained at a level that is adequate to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of and the provisions to the reserve considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth, and composition of the loan portfolio.

      The reserve for possible loan losses is determined through a periodic evaluation which takes into consideration the growth of the loan portfolio, the status of past-due loans, current economic conditions, various types of lending activity, policies, real estate and other loan commitments, and significant changes in the charge-off activity. Loans are also reviewed for impairment based on discounted cash flows using the loans' initial effective interest rate or the fair value of the collateral for certain collateral dependent


                                          Univest Corporation of Pennsylvania 37

      Management's Discussion and Analysis of Financial Condition and Results of
                                                          Operations (continued)

--------------------------------------------------------------------------------

loans as provided for under SFAS No. 114. Any of the above criteria may cause the provision to fluctuate. The provision for loan losses for the years ended December 31, 1999 and 1998 was $1.0 million. The provision for December 31, 1997 was $1.3 million. Due to higher than expected recoveries in the fourth quarter of 1998, no provision was made for Union. The ratio of the reserve for possible loan losses to total loans at December 31, 1999 and 1998 was 1.6%.

      At December 31, 1999, the recorded investment in loans that are considered to be impaired under SFAS No.114 was $2.1 million, all of which were on a nonaccrual basis. The related reserve for possible loan losses for those loans was $1.0 million. At December 31, 1998, the recorded investment in loans considered to be impaired was $2.7 million and the related reserve for possible loan losses for those loans was $0.6 million.

      Generally, when a loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual, the accrual of interest on such a loan is discontinued. A loan is classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against "other expense." Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal.

      Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Total cash basis, restructured and nonaccrual loans at December 31, 1999 total $2.3 million (versus $3.5 million at December 31, 1998 and $3.3 million at December 31, 1997) and consist mainly of real estate-related commercial loans. For the year ended December 31, 1999, nonaccrual loans resulted in lost interest income of $0.2 million as compared to $0.3 million in 1998 and $0.2 million in 1997. In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans are dependent to a large extent on the economic environment, or specific industry problems. The Corporation's ratio of nonperforming assets to total loans was .32% as of December 31, 1999 and .59% as of December 31, 1998.

      During the first quarter of 1999, the Office of Comptroller of the Currency completed a safety and soundness examination at Union. During the first quarter of 1999, the Federal Deposit Insurance Corporation completed a safety and soundness examination at Pennview. The dollar value of identified potential problem loans was not revised significantly as a result of the examination. Examination procedures require individual judgments about the borrower's ability to repay loans, sufficiency of collateral values, and the effects of changing economic circumstances. The procedures are similar to those employed by the Corporation in determining the adequacy of the allowance for loan losses and in classifying loans. Judgments made by regulatory examiners may differ from those made by management.

      At December 31, 1999, the Corporation has $45 thousand of Other Real Estate Owned ("OREO") consisting of one commercial property. This amount is recorded in "Other Assets" at the lower of cost or fair market value in the accompanying consolidated balance sheets. At December 31, 1998, the Corporation had $393 thousand in OREO. There were no adjustments to the carrying value of OREO during 1997, 1998 or 1999.

Noninterest Income

      Trust income continues to be a major source of noninterest income. Income for the year ended December 31, 1999 of $4.0 million was $0.8 million or 25.0% more than the $3.2 million reported for year ended December 31, 1998 versus an increase of 18.5% or $0.5 million from 1997 to 1998. The increases are attributed to higher market values of assets under management and growth in the number of trust accounts.

      Service charges on demand deposits increased $0.5 million from $3.0 million at December 31, 1998 to $3.5 million at December 31, 1999. The increase was due mainly to increases in various transaction fees and deposit service fees. Service charges for the year ended December 31, 1998 increased $1.1 million from $1.9 million for the year ended December 31, 1997 to $3.0 million for the year ended December 31, 1998.


38  Univest Corporation of Pennsylvania

      Management's Discussion and Analysis of Financial Condition and Results of
                                                          Operations (continued)

--------------------------------------------------------------------------------

      Other income that is noninterest related consists mainly of general fee income and other miscellaneous nonrecurring types of income. It also includes various types of service charges, such as ATM fees, increases in the cash surrender value of Bank-Owned Life Insurance (BOLI) and commission income. Other noninterest income of $8.1 million for 1999 is $4.0 million or 97.6% greater than the $4.1 million earned in 1998. The increase is primarily due to commission income of $2.3 million. Commission income, which is offset by commission expense, is the primary source of income for the newly acquired Fin-Plan Group. Refer to other expense. Also included in other income growth is an increase in various transaction fees and deposit services fees of $1.4 million from $2.2 million at December 31, 1998 to $3.6 million at December 31, 1999. Other noninterest income of $4.1 million for 1998 is $1.0 million or 32.3% greater than the $3.1 million earned in 1997. The increase is due to a $570 thousand increase in the net cash surrender value of a $15.0 million Bank-Owned Life Insurance Policy and approximately $400 thousand of increased fee income.

Asset Sales

      Sales of mortgage loans during the year ended December 31, 1999 resulted in a gain of $51 thousand as compared to $250 thousand for the year ended December 31, 1998. The decrease results from fewer sales due to increasing long term rates during 1999 that caused a reduction in new loan volume. Sales of mortgage loans during the year ended December 31, 1998 resulted in a gain of $250 thousand as compared to $95 thousand for the year ended December 31, 1997. The increase results from increased sales due to decreasing long-term interest rates during 1998 that resulted in a large number of refinances.

      During 1999, securities totaling approximately $18.4 million were sold from the available-for-sale portfolio or matured, resulting in a net gain of $3 thousand. Short treasury securities were sold and reinvested in agency securities to take advantage of the steepness of the yield curve and spread between treasuries and agencies. In 1998, securities totaling approximately $25.0 million were sold from the available-for-sale portfolio at a net gain of $97 thousand. Treasury securities were sold to purchase agency securities and therefore take advantage of the higher spreads between agency and treasuries in the market. In 1997, securities totaling approximately $39.0 million were sold from the available-for-sale portfolio at a net gain of $95 thousand. The total of debt and equity securities held in the available-for-sale portfolio as of December 31, 1999 is $174.4 million versus $111.3 million at December 31, 1998. The accumulated other comprehensive loss of $2.7 million, net of taxes, has been debited to shareholders' equity as of December 31, 1999.

Noninterest Expense

      The operating costs of the Corporation are known as other expenses, and include, but are not limited to, salaries and benefits, equipment expense, and occupancy costs. Expense control is very important to the management of the Corporation, and every effort is made to contain and minimize the growth of operating expenses, attempting to provide technological innovation whenever practical, as operations change or expand. Salaries and benefits increased $3.5 million or 22.3% from $15.7 million in 1998 to $19.2 million in 1999. The increase is largely due to the commissions and salaries of the newly acquired Fin-Plan Group and the opening of another new supermarket branch. Salaries and benefits increased $0.2 million or 1.3% from $15.5 million in 1997 to $15.7 million in 1998. The small increase is offset in part to outsourcing several departments including internal audit and delivery services.

      Net occupancy expense increased from $2.2 million for the year ended December 31, 1998 to $2.5 million for the year ended December 31, 1999. The increase was due in part to the opening of an additional supermarket in 1999. Net occupancy expense remained constant at $2.2 million for the years ended December 31, 1998 and 1997. Equipment expense decreased $0.1 million from $2.7 million in 1998 to $2.6 million in 1999. Equipment expense increased $0.2 million or 8.0% from $2.5 million in 1997 to $2.7 million in 1998. Increased software expense due to Year 2000 testing is the primary reason for the increase.

      Other expenses of $10.3 million increased $1.1 million or 12.0% for the year ended December 31, 1999 as compared to $9.2 million expense for 1998. MAC fees, contributions, community relations and intangible expense all contributed to this increase. Other expenses of $9.2 million increased $1.3 million or 16.5% for the year ended December 31, 1998 as compared to $7.9 million expense for 1997. This increase was due to increases in several expense areas. The largest was a write-off for Pennview Savings


                                          Univest Corporation of Pennsylvania 39

      Management's Discussion and Analysis of Financial Condition and Results of
                                                          Operations (continued)

--------------------------------------------------------------------------------

Bank's Franconia office. Audit fees and delivery service fees increased $125 thousand and $140 thousand, respectively, due to outsourcing. Increases in other expenses such as marketing and advertising, fee expenses, and intangible expenses explain the remaining increases.

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

Year 2000 Disclosures

      On January 1, 2000, all of the Corporation's computer systems ran as normal. There were no major problems reported, just a few minor ones that were easily fixed.

      The Corporation is subject to risk in the event customers experience disruptions in their operations and experience loss of business and liquidity problems. The Corporation will continue to closely monitor those higher risk customers to promptly determine the possible effects on the Corporation's liquidity and loan loss reserves. The inability of customers to complete their Y2K resolution process in a timely manner could impact the Corporation.

      The total cost of the Y2K project was estimated at $400 thousand. At December 31, 1999, the Corporation incurred a total cost for all three project years of $371 thousand, all of which was expensed. For the year ended December 31, 1999, $162 thousand was expensed and for the year ended December 31, 1998, $209 thousand was expensed.

Tax Provision

      The provision for income taxes was $6.6 million for the year ended December 31, 1999 and $6.0 million for the year ended December 31, 1998 and $6.0 million for the year ended December 31, 1997. The provision for income taxes for 1999, 1998, and 1997 was at effective rates of 29.5%, 29.4%, and 31.2%, respectively. The effective tax rate reflects the benefits of tax credits generated from investments in low-income housing tax projects and tax-free income from investment of securities, loans, and bank-owned life insurance.

Financial Condition

      During 1999, total assets increased to $1,121.0 million, an increase of $50.5 million or 4.7% over the $1,070.5 million in 1998. Investment securities decreased $15.8 million to $311.9 million as compared to the $327.7 million at December 31, 1998. Federal funds sold decreased $10.9 million to $1.8 million as compared to the $12.7 million at December 31, 1998. Total loans increased by $62.1 million from $660.4 million at December 31, 1998 to $722.5 million at December 31, 1999.

      Total deposits grew from $874.5 million at December 31, 1998 to $910.7 million at December 31, 1999, an increase of $36.2 million. Deposit growth was due mainly to increased activity in certain types of money market accounts paying higher rates. Long-term debt increased $9.0 million from $9.1 million at December 31, 1998 to $18.1 million at December 31, 1999 to expand lending.

      Shareholders' equity decreased $0.4 million or 0.4% to $102.8 million at December 31, 1999 compared to $103.2 million at December 31, 1998. The main reason was increased activity in treasury stock purchases that increased to $22.2 million from $14.6 million at December 31, 1998. On March 12,1999, the Board of Directors approved the continuation of the Buyback Program for another two years. This approval allows the Corporation to buy back up to 5% or approximately 366,285 shares of its outstanding common stock in open market or negotiated transactions. The net number of shares purchased since March 1999 is 212,711.


40  Univest Corporation of Pennsylvania

      Management's Discussion and Analysis of Financial Condition and Results of
                                                          Operations (continued)

--------------------------------------------------------------------------------

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

      The Corporation is permitted to use interest-rate swap agreements that convert a portion of its floating-rate commercial loans to a fixed-rate basis, thus reducing the impact of interest changes on future income. In these swaps, the Corporation agrees to exchange, at specified intervals, the difference between fixed and floating-interest amounts calculated on an agreed-upon notional principal amount. The Corporation's interest-earning assets tend to be short-term floating rate instruments while the Corporation's interest-bearing liabilities tend to be longer-term fixed rate instruments. Interest-rate swaps in which the Corporation pays a floating rate and receives a fixed rate are used to reduce the impact of changes in interest rates on the Corporation's net interest income.

      At December 31, 1999, $40.0 million in notional interest-rate swaps were outstanding. The contracts entered into by the Corporation expire as follows:
$10.0 million in notional principal amount in the first quarter 2000, $10.0 million in the second quarter 2000, $20.0 million in the second quarter 2001. The impact of the interest-rate swaps on net interest income for the year ended December 31, 1999 was a positive $0.2 million and for the year ended December 31, 1998 a positive $0.2 million.

      The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. As of December 31, 1999, the market value of interest-rate swaps in an unfavorable value position was $0.3 million. At December 31, 1998, the market value of interest-rate swaps in a favorable position was $0.3 million and there were no interest-rate swaps with the market value in an unfavorable position. Credit risk also exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.

Capital Adequacy

      Shareholders' equity at December 31, 1999 was $102.8 million or 9.2% of total assets compared to shareholders' equity of $103.2 million or 9.6% as of December 31, 1998. At December 31, 1999, shareholders' equity includes accumulated other comprehensive loss of $2.7 million related to the unrealized security gains, net of taxes on investment securities available for sale, while shareholders' equity at December 31, 1998 includes accumulated other comprehensive income of $0.6 million.

      Capital guidelines which banking regulators have adopted assign minimum capital requirements for categories of assets depending on their assigned risks. The components of risk-based capital are Tier I and Tier II. Tier I is composed of total shareholders' equity, excluding the adjustment for the unrealized securities gains and losses, and also excluding any goodwill. Tier II includes the applicable portion of the reserve for possible loan losses. Minimum required total risk-based capital is 8.0%. Under the requirements, Univest has Tier I capital ratios of 12.2% and 12.3 %, and total risk-based capital ratios of 13.5% and 13.4 % at December 31, 1999 and 1998, respectively. These ratios place Univest in the "well-capitalized" category under regulatory standards.

Market Risk

      When used or incorporated by reference in disclosure documents, the words "anticipate," "estimate," "expect," "project," "target," "goal" and similar expressions are intended to identify forward-looking statements within the meaning of section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those set forth below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. These forward-looking statements speak only as of the date of the document. The Corporation expressly disclaims any obligation or undertaking to publicly release


                                          Univest Corporation of Pennsylvania 41

      Management's Discussion and Analysis of Financial Condition and Results of
                                                          Operations (continued)

--------------------------------------------------------------------------------

any updates or revisions to any forward-looking statement contained herein to reflect any change in the Corporation's expectations with regard thereto to any change in events, conditions or circumstances on which any such statement is based.

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

      Univest uses both GAP and simulation techniques to quantify its exposure to interest rate risk. The company uses GAP techniques to identify and monitor long term rate exposure and uses a simulation model to measure the short-term rate exposures. The company runs various earnings simulation scenarios to quantify the effect of declining or rising interest rates on the net interest margin over a 1 year horizon. The simulation uses existing portfolio rate and repricing information, combined with assumptions regarding future loan and deposit growth, future spreads, prepayments on residential mortgages, and the discretionary pricing of non-maturity assets and liabilities. The Corporation is permitted to use interest-rate swaps and interest-rate caps/floors with indices that correlate to on-balance sheet instruments, to modify its indicated net interest sensitivity to levels deemed to be appropriate based on the Corporation's current economic outlook. The effect of the interest rate swaps that the bank uses to reduce its earnings volatility due to rate risk is also included in the results of the simulation.

      At December 31, 1999, the simulation, based upon forward-looking assumptions, projects that Univest's greatest interest margin exposure to interest-rate risk would occur if interest rates rise from present levels. Given the assumptions, a 200 basis point parallel shift in the yield curve applied on a ramp-up basis would cause Univest's interest margin, over a 1-year horizon, to be approximately 1% less than it would be if market rates would remain unchanged. At December 31, 1998, the simulation projects that Univest's greatest interest margin exposure to interest-rate risk would occur if interest rates decline from present levels. A 200 basis point parallel shift in the yield curve applied on a ramp-down basis would cause Univest's interest margin, over a 1-year horizon, to be approximately 1% less than it would be if market rates would remain unchanged. Policy limits have been established which allow a tolerance for no more than approximately a 3.7% negative impact to the interest margin resulting from a 200 basis point parallel yield curve shift over a forward looking 12-month period. See Management's Discussion and Analysis of Financial Condition and Results of Operations--"Net Interest Income" and "Asset/Liability Management, Liquidity" and the table below:

Interest Sensitivity Analysis at December 31, 1999

                                                            Within        1-5         Over
                                                            1 Year       Years       5 Years
                                                          ----------------------------------
Rate Sensitive Interest Earning Assets
    Federal funds sold ................................   $   1,800    $      --   $      --
    Investment securities .............................      82,636      221,176      11,902
    Loans .............................................     353,689      309,855      58,930
    Hedging Instruments ...............................     (20,000)      20,000          --
                                                          ----------------------------------
                                                            418,125      551,031      70,832
Rate Sensitive Liabilities
    Interest bearing deposits .........................     442,098      309,055         222
    Borrowed funds ....................................      31,322       58,776          75
    Net non-int.-bearing funds (a) ....................          --           --     198,440
                                                          ----------------------------------
                                                            473,420      367,831     198,737
Excess int.-earning assets (liabilities) ..............     (55,295)     183,200    (127,905)
Cumulative excess interest-earning assets (liabilities)   $ (55,295)   $ 127,905   $      --
                                                          ==================================

Notes to interest sensitivity analysis:

(a) Net non-interest bearing funds is the sum of non-interest bearing liabilities and shareholder's equity minus non-interest earning assets.


42  Univest Corporation of Pennsylvania

                                                       Supplementary Information

--------------------------------------------------------------------------------

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

                                                    High             Low
                                                   ----------------------
                  1999
                  January - March                  34-3/4          31-1/4
                  April - June                       33              28
                  July - September                 29-1/2          23-1/2
                  October - December               26-1/2            24

                                                    High             Low
                                                   ----------------------
                  1998
                  January - March                  35-1/2          29-3/4
                  April - June                     37-1/4          34-1/8
                  July - September                 37-1/2          34-1/8
                  October - December                 35              33



Cash Dividends Paid Per Share

                  1999
                  January 2                        $  0.15
                  April 1                             0.15
                  July 1                              0.17
                  October 1                           0.17
                                                   ---------
                                                   $  0.64   for the year 1999
                                                   =========

                  1998
                  January 2                        $  0.125
                  April 1                             0.125
                  July 1                              0.15
                  October 1                           0.15
                                                   ---------
                                                   $  0.55   for the year 1998
                                                   =========

--------------------------------------------------------------------------------

Description of Business

Univest Corporation of Pennsylvania is a multibank holding company with banking and financial subsidiaries operating in eastern Pennsylvania and Delaware.

Union National Bank and Trust Company of Souderton, Pennsylvania has 19 traditional offices and 8 supermarket branches offering all normal commercial bank and trust services, and one work site office offering a payroll check cashing service. Union National also provides banking and trust services for the residents and employees of 10 retirement home communities.

Pennview Savings Bank has 5 offices and emphasizes deposits from the general public and residential mortgage loans. Pennview also provides banking services at 2 retirement home communities. Delview, Inc., a wholly owned subsidiary of Pennview, is a passive investment holding company operating in Delaware. Univest Financial Services Corporation, a subsidiary of Delview, provides various financial management services to individuals and businesses within the holding company's market area through Fin-Plan Group.

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

Securities Market

      Univest Corporation of Pennsylvania stock is traded over the counter and is generally held by individuals residing within the market area of the Corporation as stated under Description of Business. The number of shareholders as of December 31, 1999 was 2,088.

Securities and Exchange Commission Reports

      The Corporation will provide at no charge a copy of the SEC Form 10-K annual report for the year 1999 to each shareholder who requests one in writing after March 31, 2000. Requests should be directed to: Norman L. Keller, Secretary, Univest Corporation of Pennsylvania, 14 N. Main Street, Souderton, PA 18964.

                                                                       Directors

--------------------------------------------------------------------------------

James L. Bergey *o
President,
Abram W. Bergey & Sons, Inc.

Clair W. Clemens *o
Director,
Hatfield Quality Meats, Inc.

R. Lee Delp *
President & Chief Executive Officer,
Moyer Packing Company

Richard W. Godshall #
Physician, M.D.,
Upper Bucks Orthopaedic Association

Charles H. Hoeflich *o
Chairman Emeritus,
Univest Corporation of Pennsylvania

Thomas K. Leidy *o
Chairman & President,
Leidy's, Inc.

Harold M. Mininger *o
Retired,
H. Mininger & Son, Inc.

H. Ray Mininger #
President,
H. Mininger & Son, Inc.

William G. Morral o
Senior Vice President & Chief
Financial Officer,
Moyer Packing Company

Paul Gregory Shelly *o
President,
Shelly Enterprises, Inc.

John U. Young *o
President,
Alderfer Bologna Co., Inc.

Margaret K. Zook #
Administrator,
Souderton Mennonite Homes

Merrill S. Moyer *oo
Chairman,
Univest Corporation of Pennsylvania;
Chairman,
Union National Bank & Trust Company

Marvin A. Anders *o
Vice Chairman,
Univest Corporation of Pennsylvania;
Vice Chairman,
Union National Bank & Trust Company

William S. Aichele *oo
President and Chief Executive Officer,
Univest Corporation of Pennsylvania;
President and Chief Executive Officer,
Union National Bank & Trust Company

Norman L. Keller *o
Executive Vice President,
Univest Corporation of Pennsylvania;
President & Chief Executive Officer,
Pennview Savings Bank

Laurence A. Moyer o
Executive Vice President & Secretary,
Pennview Savings Bank

*     Director of Univest Corporation of Pennsylvania

o     Director of Union National Bank & Trust Company

o     Director of Pennview Savings Bank

#     Alternate Director of Univest Corporation of Pennsylvania


                                          Univest Corporation of Pennsylvania 45

Officers

--------------------------------------------------------------------------------

Univest Corporation of
Pennsylvania

Senior Management

Merrill S. Moyer, Chairman
Marvin A. Anders, Vice Chairman,
  Trust and Financial Management Services
William S. Aichele, President and
  Chief Executive Officer
Norman L. Keller, Executive Vice
  President, Mortgage Services, and
  Corporate Secretary
Wallace H. Bieler, Executive Vice President
  and Chief Financial Officer, Finance and Accounting
K. Leon Moyer, Executive Vice President
  and Credit Policy Officer
George D. Terry, Jr., Executive Vice
  President, Electronic Services
Martin Renninger, Senior Vice President,
Financial Services

Senior Vice Presidents

Linda J. Bishop, Retail Services
Duane J. Brobst, Credit Quality
Kenneth D. Hochstetler,
  Wealth Management
Diane L. Koehler, Compliance &
  Community Reinvestment
Richard R. Swartley, Electronic Services

Vice Presidents

Gary E. Brown, Wealth Management
Richard L. Boaman, Electronic Services
Douglas R. Delp, Human Resources
David E. Grubb, Wealth Management
J. Matthew Holliday,
  Wealth Management
T. Harry Hunter, Special Assets
Richard D. Juniper, Auditor
Garry R. Kuhnle, Credit Support
John J. Matlack, Consumer Lending
William B. Meyer, Loan Review
Timothy E. Mininger,
  Wealth Management
Laurence A. Moyer, Residential
  Mortgage Lending
Joseph J. Olenick, Wealth Management
Philip J. Rush, Finance and Accounting
Francis E. Varilla, Finance and
  Accounting
Mavis D. Woulfe, Deposit Operations

Union National Bank
& Trust Company

Senior Management

Merrill S. Moyer, Chairman
William S. Aichele, President and
  Chief Executive Officer
Marvin A. Anders, Vice Chairman
Wallace H. Bieler, Executive
  Vice President and Chief
Financial Officer
K. Leon Moyer, Executive Vice President
George D. Terry Jr., Executive
  Vice President

Senior Vice Presidents

Murray Y.  Alderfer, Trust Division
Ernest R. Klee, Private Banking
Ronald S. Price, Corporate Banking
Barry L. Stoltzfus, Trust Division

Vice Presidents

Michael A. Baymor, Corporate Banking
John W. Duerksen, Corporate Banking
Patricia J. Kratz, Corporate Banking
John T. Landes, Corporate Banking
William F. Marks, Corporate Banking
Rose A. Radcliff, Corporate Banking
Stephen D. Robinson, Corporate
  Banking
Ricky R. Schneider, Corporate Banking
Harry A. Wenzel, Corporate Banking
Gary S. Wolfer, Trust & Investment
  Services
FernM. Zepp, Trust

Pennview Savings Bank

Senior Management

Norman L. Keller, President and Chief
  Executive Officer
Laurence A. Moyer, Executive Vice President
  and Secretary
Francis E. Varilla, Senior Vice President,
  Chief Financial Officer and Treasurer

Vice Presidents

John J. Matlack, Consumer Lending

Fin-Plan Group

Robert J. Sims, Chairman
Ernest L. Sims, President
Martin Renninger, Executive Vice President

Other Principal Subsidiaries
of Univest Corporation of Pennsylvania

Univest Realty Corporation
Univest Leasing Corporation
Univest Electronic Services Corporation
Univest Insurance Company
Univest Delaware Inc.


46  Univest Corporation of Pennsylvania

                                                                Office Locations

--------------------------------------------------------------------------------
Union National Bank & Trust Company

Univest Plaza Office
Trust and Funds Management Division,
Corporate Banking, Private Banking,
Consumer Loan Department
14 North Main Street
Souderton, Pennsylvania 18964
215-721-2400

Buckingham Office
Hunt Acres Center
5006 York Road
Holicong, PA 18928
215-794-5916

Center Point Office
2960 Skippack Pike
Worcester, Pennsylvania 19490
610-584-8450

Center Square Office
Clover Mall
1301 Skippack Pike
Center Square, Pennsylvania 19422
610-279-3901

East Greenville Office
321 Main Street
East Greenville, PA 18041
215-679-7928

Franconia Office
503 Harleysville Pike
Franconia, Pennsylvania 18924
215-721-0707

Green Lane Office
101 Walnut Street
Green Lane, Pennsylvania 18054
215-234-4511

Harleysville Office
Clemens Market
611 Main Street
Harleysville, PA 19438
215-256-8048

Hilltown Office
786 Route 113
Souderton, Pennsylvania 18964
215-721-2471

Hilltown Supermarket Office
Route 113 & County Line Road
Souderton, Pennsylvania 18964
215-703-9933

Kulpsville Office
Sumneytown Pike
Kulpsville, Pennsylvania 19443
215-368-1666

Lansdale Area Office
2333 West Main Street, Suite 12
Lansdale, Pennsylvania 19446
215-362-8835

Lansdale East Office
620 East Main Street
Lansdale, Pennsylvania 19446
215-412-9750

Line Lexington Office
990 Bethlehem Pike
Line Lexington, Pennsylvania 18932
215-822-3314

Milford Office
Route 663 & Weiss Road
Milford Square, Pennsylvania 18935
215-536-4204

Montgomery Office
986 Bethlehem Pike
Montgomeryville, Pennsylvania 18936
215-699-3525

New Britain Office
202 Town Center
New Britain, Pennsylvania 18901
215-345-8259

Perkasie Office
545 Constitution Avenue
Perkasie, Pennsylvania 18944
215-257-6607

Plumsteadville Office
5859 Easton Road
Plumsteadville, Pennsylvania 18949
215-766-3701

Quakertown Office
Quakertown Shopping Plaza
Routes 313 & 309
Quakertown, Pennsylvania 18951
215-538-3407

Ralph's Corner
West Main Street & Forty Foot Road
Lansdale, PA 19446
215-393-5677

Schwenksville Office
415 Main Street
Schwenksville, Pennsylvania 19473
610-287-7811

Sellersville Office
835 Lawn Avenue
Sellersville, Pennsylvania 18960
215-257-8060

Solebury Office
Logan Square Shopping Center
6542D York Road
New Hope, PA 18938
215-862-3750

Souderton Office
10 West Broad Street
Souderton, Pennsylvania 18964
215-721-2464

Telford Office
50 Penn Avenue
Telford, Pennsylvania 18969
215-723-4515

Telford Supermarket Office
Inside Landis Market
2685 County Line Road
Telford, PA 18969
215-721-7412

Trappe Office
595 West MainStreet
Trappe, Pennsylvania 19426
610-454-0883

--------------------------------------------------------------------------------

Pennview Savings Bank

Executive Offices
Univest Plaza
14 North Main Street
Souderton, Pennsylvania, 18964
215-721-2400

Franconia Office
503 Harleysville Pike
Franconia, Pennsylvania 18924
215-721-0707

Hatfield Office
115 East Broad Street
Hatfield, Pennsylvania 19440
215-855-4646

Montgomeryville Office
706 North Wales Road
Montgomeryville, Pennsylvania 18936
215-362-5130

Silverdale Office
103 Baringer Avenue
Silverdale, Pennsylvania 18962
215-257-9600

Souderton Office
15 Washington Avenue
Souderton, Pennsylvania 18964
215-721-2597

--------------------------------------------------------------------------------

Fin-Plan Group
531 East Lancaster Avenue
Wayne, Pennsylvania 19087
610-687-5050


                                          Univest Corporation of Pennsylvania 47

Information For Shareholders

--------------------------------------------------------------------------------

Corporate Headquarters

Univest Plaza
14 North Main Street
Souderton, PA  18964

Shareholders' Meeting

The Annual Shareholders' Meeting will take place at 10:45 a.m., Tuesday, April 11, 2000, in the Board
Room at Univest Plaza, 14 N. Main Street,
Souderton, Pennsylvania.

Market Makers for Univest Corporation
of Pennsylvania Common Stock

Legg Mason Wood Walker, Inc.
1-800-221-8496

Ryan, Beck & Co.
1-800-223-8969

F.J. Morrissey & Co., Inc.
1-800-842-8928

Univest Shareholder Information Hotline

For more information on Univest Corporation of Pennsylvania Common Stock, please call Marvin A. Anders, Vice Chairman, at (215)721-2434.


48  Univest Corporation of Pennsylvania

                  [LOGO] UNIVEST
                         -----------------------------------
                         Union National Bank & Trust Company
                                       Pennview Savings Bank

           Univest Plaza - 14 North Main Street - Souderton, PA 18964

                              www.univest-corp.com