Form 10-K, Exhibit 13
period 2000-12-31
UNIVEST CORP OF PENNSYLVANIA
filed 2001-03-28
CIK 102212

CONSOLIDATED FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)


---------------------------------------------------------------------------------------------------------------------
                                                                                                 PERCENTAGE
                                                                     2000           1999          CHANGE
---------------------------------------------------------------------------------------------------------------------

EARNINGS
     Net interest income ...................................     $   43,418    $   42,463          2.25%
     Income before income taxes ............................         24,139        22,418          7.68
     Applicable income taxes ...............................          6,791         6,614          2.68
     Net income ............................................         17,348        15,804          9.77

PER SHARE*
     Average shares outstanding ............................          7,394         7,587         (2.54)
     Income before income taxes ............................     $     3.27    $     2.95         10.85
     Applicable income taxes ...............................     $      .92    $      .87          5.75
     Net income:
         Basic .............................................     $     2.35    $     2.08         12.98
         Diluted ...........................................     $     2.34    $     2.07         13.04
     Book Value ............................................     $    15.76    $    13.80         14.20

BALANCE SHEETS
     Investments ...........................................     $  348,426    $  311,875         11.72
     Net loans .............................................        728,501       711,251          2.43
     Deposits ..............................................        971,924       910,675          6.73
     Shareholders' equity ..................................        115,240       102,751         12.15
     Assets ................................................      1,204,195     1,120,992          7.42

*Per share data has been restated to give effect to a five percent stock dividend paid May 1, 2000.

                                                     Consolidated Balance Sheets
                                                 (in thousands,except share data


                                                                                                DECEMBER 31,
                                                                                         2000                      1999
                                                                                  ----------------------------------------------
Assets
     Cash and due from banks....................................................    $    40,517               $    35,066
     Interest-bearing deposits with other banks.................................          5,131                     3,839
     Investment securities held to maturity (market value $159,325
       and $135,107 at December 31, 2000 and 1999, respectively)................        158,499                   137,461
     Investment securities available for sale...................................        189,927                   174,414
     Federal funds sold and other short-term investments........................         16,190                     1,800
     Loans......................................................................        739,228                   722,474
       Less: Reserve for possible loan losses...................................        (10,727)                  (11,223)
                                                                                ------------------------------------------------
       Net loans................................................................        728,501                   711,251
     Premises and equipment, net................................................         15,538                    15,407
     Accrued interest and other assets..........................................         49,892                    41,754
                                                                                ------------------------------------------------
       Total assets.............................................................  $   1,204,195               $ 1,120,992

Liabilities
     Demand deposits, noninterest bearing.......................................  $     168,796               $   159,300
     Demand deposits, interest bearing..........................................        298,304                   266,212
     Savings deposits...........................................................        130,594                   136,387
     Time deposits..............................................................        374,230                   348,776
       Total deposits...........................................................        971,924                   910,675
                                                                                ------------------------------------------------
     Securities sold under agreements to repurchase.............................         67,370                    70,943
     Other short-term borrowings................................................          1,129                     1,155
     Accrued expenses and other liabilities.....................................         22,457                    17,393
     Long-term debt, current....................................................          7,000                        --
     Long-term debt.............................................................         19,075                    18,075
                                                                                ------------------------------------------------
       Total liabilities........................................................      1,088,955                 1,018,241

Shareholders' equity
     Common stock, $5 par value; 24,000,000 shares authorized at December 31,
       2000 and 1999 and 8,207,496 shares issued at December 31, 2000 and 1999 and 7,313,556 and 7,445,874
       shares outstanding at December 31, 2000 and 1999, respectively...........         41,037                    39,272
     Additional paid-in capital.................................................         20,912                    14,908
     Retained earnings..........................................................         77,498                    73,409
     Accumulated other comprehensive income.....................................            848                    (2,672)
     Treasury stock, at cost; 893,940 shares and 761,622 shares
       at December 31, 2000 and 1999, respectively..............................        (25,055)                  (22,166)
                                                                                ------------------------------------------------
       Total shareholders' equity...............................................        115,240                   102,751
                                                                                ------------------------------------------------
       Total liabilities and shareholders' equity...............................  $   1,204,195                $1,120,992
                                                                                ================================================



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
*COMMON STOCK DATA HAS BEEN RESTATED TO GIVE EFFECT TO A FIVE PERCENT STOCK DIVIDEND PAID MAY 1, 2000.

                                          Univest Corporation of Pennsylvania  3

                                               Consolidated Statements of Income
                                                (in thousands,except share data)


                                                                                             YEAR ENDED DECEMBER 31,
                                                                                        2000              1999                1998
                                                                                --------------------------------------------------
INTEREST INCOME Interest and fees on loans:
       Taxable                                                                     $  55,808        $   52,336      $   52,180
       Exempt from federal income taxes                                                3,185             2,645           2,383
                                                                                ----------------------------------------------
     Total interest and fees on loans                                                 58,993            54,981          54,563
     Interest and dividends on investment securities:
       U.S. Government obligations                                                     7,333             9,577          11,602
       Obligations of state and political subdivisions                                 1,339               947             307
       Other securities                                                               10,255             7,638           4,374
     Interest on time deposits with other banks                                          285               227             626
     Interest on federal funds sold and term federal funds                             1,672               474             988
                                                                                ----------------------------------------------
       Total interest income                                                          79,877            73,844          72,460
                                                                                ----------------------------------------------

INTEREST EXPENSE
     Interest on demand deposits                                                       9,900             7,054           6,423
     Interest on savings deposits                                                      2,660             2,776           3,170
     Interest on time deposits                                                        20,377            18,390          19,822
     Interest on long-term debt                                                        1,171               711             500
     Interest-all other                                                                2,351             2,450           1,900
                                                                                ------------------------------------------------
       Total interest expense                                                         36,459            31,381          31,815
                                                                                ------------------------------------------------
Net interest income                                                                   43,418            42,463          40,645
Provision for loan losses                                                                205             1,052             958
Net interest income after provision for loan losses                                   43,213            41,411          39,687
                                                                                ------------------------------------------------

OTHER INCOME
     Trust                                                                             4,404             3,970           3,202
     Service charges on demand deposits                                                3,690             3,450           3,032
     Commission income                                                                 2,776             2,068               -
     Net gains on sales of securities                                                      1                 3              97
     Net gains on sales of mortgages                                                      14                51             250
     Other                                                                             5,856             6,007           4,113
                                                                                ------------------------------------------------
       Total other income                                                             16,741            15,549          10,694
                                                                                ------------------------------------------------

OTHER EXPENSES
     Salaries and benefits                                                            20,887            19,204          15,703
     Net occupancy                                                                     2,652             2,464           2,244
     Equipment                                                                         2,556             2,570           2,697
     Other                                                                             9,720            10,304           9,190
                                                                                   ---------------------------------------------
       Total other expenses                                                           35,815            34,542          29,834
                                                                                   ---------------------------------------------

Income before income taxes                                                            24,139            22,418          20,547
Applicable income taxes                                                                6,791             6,614           6,046
                                                                                   ---------------------------------------------
Net income                                                                         $  17,348        $   15,804      $   14,501
                                                                                   =============================================

NET INCOME PER SHARE:*
     Basic                                                                         $    2.35        $     2.08      $     1.84
                                                                                   =============================================
     Diluted                                                                       $    2.34        $     2.07      $     1.82
                                                                                   =============================================


* SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
  PER SHARE DATA HAS BEEN RESTATED TO GIVE EFFECT TO A FIVE PERCENT STOCK DIVIDEND PAID MAY 1, 2000.



                                          Univest Corporation of Pennsylvania  4

                      Consolidated Statements of Changes in Shareholders' Equity
                                                (in thousands,except share data)

                                                      ACCUMULATED
                                                         OTHER                   ADDITIONAL
                                                     COMPREHENSIVE    COMMON      PAID-IN      RETAINED      TREASURY
                                                         INCOME        STOCK       CAPITAL     EARNINGS        STOCK       TOTAL
                                                     -----------------------------------------------------------------------------
Balance at December 31, 1997.....................      $     350     $ 39,272     $ 14,908     $  53,691     $ (3,617)  $ 104,604
                                                                                                                          -------
Comprehensive Income.............................
   Net Income for 1998...........................                                              $  14,501                $  14,501
   Other comprehensive income, net of income
     taxes of $125
     Unrealized gains and (losses) on
     investment securities available-for-sale....            232                                                              232
                                                                                                                        ---------
Total comprehensive income.......................                                                                          14,733
                                                                                                                        ---------
   Cash dividends declared *($0.548 per share)...                                                 (4,328)                  (4,328)
   Stock issued under dividend reinvestment
     and employee stock purchase plans...........                                                     (4)       1,208       1,204
   Exercise of stock options.....................                                                   (868)       1,524         656
   Acquisition of treasury stock
   (346,137 shares)..............................                                                             (13,692)    (13,692)
Balance at December 31, 1998.....................            582       39,272       14,908        62,992      (14,577)    103,177
                                                                                                                          -------
Comprehensive Income
   Net Income for 1999...........................                                                 15,804                   15,804
   Other comprehensive income, net of income
     tax benefit of ($1,784)
     Unrealized gains and (losses) on
     investment securities available-for-sale....         (3,254)                                                          (3,254)
                                                                                                                        ---------
   Total comprehensive income....................                                                                          12,550
                                                                                                                        ---------
   Cash dividends declared* ($0.629 per share)...                                                 (4,762)                  (4,762)
   Stock issued under dividend reinvestment
     and employee stock purchase plans...........                                                    (12)       1,282       1,270
   Exercise of stock options.....................                                                   (613)       1,312         699
   Acquisition of treasury stock (360,253 shares)                                                             (10,183)    (10,183)
                                                 ---------------------------------------------------------------------------------
Balance at December 31, 1999.....................         (2,672)      39,272       14,908        73,409      (22,166)    102,751
                                                                                                                        ---------
Comprehensive Income
   Net Income for 2000...........................                                                 17,348                   17,348
   Other comprehensive income, net of income
     taxes of $1,927
     Unrealized gains and (losses) on
     investment securities available-for-sale....          3,520                                                            3,520
                                                                                                                        ---------
Total comprehensive income.......................                                                                          20,868
                                                                                                                        ---------
Cash dividends declared* ($0.732 per share)......                                                 (5,420)                  (5,420)
   5% stock dividend paid May 1, 2000............                       1,765        6,004        (7,769)
Stock issued under dividend reinvestment
     and employee stock purchase plans...........                                                    (27)       1,266       1,239
Exercise of stock options........................                                                    (43)         109          66
Acquisition of treasury stock (192,921 shares)...                                                              (4,264)     (4,264)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2000.....................   $        848     $ 41,037     $ 20,912     $  77,498     $(25,055)  $ 115,240





SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
* PER SHARE DATA HAS BEEN RESTATED TO GIVE EFFECT TO A FIVE PERCENT STOCK DIVIDEND PAID MAY 1, 2000.

                                          Univest Corporation of Pennsylvania  5

                                           Consolidated Statements of Cash Flows
                                                                  (in thousands)


                                                                                                     YEAR ENDED DECEMBER 31,
                                                                                               2000           1999           1998
                                                                                             --------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income ........................................................................     $ 17,348      $  15,804      $  14,501
     Adjustments to reconcile net income to net cash provided
         by operating activities:
       Provision for loan losses (less than) in excess of net charge-offs ..............         (496)           685            268
       Depreciation of premises and equipment ..........................................        2,284          2,313          2,475
       (Discount accretion) premium amortization on investment
         securities ....................................................................         (338)            17           (249)
       Deferred tax (benefit) income tax ...............................................         (458)            31           (279)
       Realized gains on investment securities .........................................           (1)            (3)           (97)
       Realized gains on sales of mortgages ............................................          (14)           (51)          (250)
       (Decrease) increase in net deferred loan fees ...................................         (315)           (39)           114
       Decrease (increase) in interest receivable and other assets .....................           60         (3,338)        (1,673)
       Increase (decrease) in accrued expenses and other liabilities ...................        3,409           (622)         2,611
                                                                                             --------------------------------------
         Net cash provided by operating activities .....................................       21,479         14,797         17,421

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturing securities held to maturity ................................       61,707         90,041         74,884
     Proceeds from maturing securities available for sale ..............................       20,114         28,935         25,045
     Proceeds from sales of securities available for sale ..............................        9,041         18,391         25,079
     Purchases of investment securities held to maturity ...............................      (82,671)       (11,165)      (149,181)
     Purchases of investment securities available for sale .............................      (38,956)      (115,466)       (44,623)
     (Increase) decrease in interest-bearing deposits ..................................       (1,292)           101          1,061
     Premium paid to purchase bank-owned life insurance ................................       (8,000)            --             --
     Net (increase) decrease in federal funds sold and other
       short-term investments ..........................................................      (14,390)        10,900        (10,700)
     Proceeds from sales of mortgages ..................................................        2,362         11,306         22,164
     Net increase in loans .............................................................      (18,787)       (73,241)       (46,914)
     Capital expenditures ..............................................................       (2,414)        (1,893)        (1,699)
     Other investing activities ........................................................         (200)        (4,000)            --
                                                                                             --------------------------------------
         Net cash used in investing activities .........................................      (73,486)       (46,091)      (104,884)

Cash flows from financing activities
     Net increase in deposits ..........................................................       61,249         36,171         81,636
     Net (decrease) increase in short-term borrowings ..................................       (3,599)         8,053         14,499
     Proceeds from long-term debt ......................................................        8,000          9,000             --
     Purchases of treasury stock .......................................................       (4,264)       (10,183)       (13,692)
     Stock issued under dividend reinvestment and employee stock
       purchase plans ..................................................................        1,239          1,270          1,204
     Proceeds from exercise of stock options ...........................................           66            699            656
     Cash dividends ....................................................................       (5,233)        (4,661)        (4,181)
                                                                                             --------------------------------------
         Net cash provided by financing activities .....................................       57,458         40,349         80,122
                                                                                             --------------------------------------
     Net increase (decrease) in cash and due from banks ................................        5,451          9,055         (7,341)
     Cash and due from banks at beginning of year ......................................       35,066         26,011         33,352
                                                                                             --------------------------------------
     Cash and due from banks at end of year ............................................     $ 40,517      $  35,066      $  26,011
                                                                                             ======================================

Supplemental disclosures of cash flow information Cash paid during the year for:
       Interest ........................................................................     $ 34,497      $  32,916      $  31,693
       Income taxes ....................................................................     $  7,077      $   6,758      $   6,041


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                          Univest Corporation of Pennsylvania  6

                                      Notes to Consolidated Financial Statements
                                        (dollars in thousands,except share data)

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

INVESTMENT SECURITIES
Securities are classified as investments and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as investment or trading are designated securities available-for-sale and carried at fair value with unrealized gains and losses reflected in accumulated other comprehensive income. The net unrealized gain on available-for-sale securities included in accumulated other comprehensive income was $848 at December 31, 2000 and a net unrealized loss of $2,672 at December 31, 1999.

Gains and losses on sales of securities are computed on a specific security basis.

LOANS
Loans are stated at the principal amount less net deferred loan fees and unearned discount. Interest income on commercial, consumer, and mortgage loans is recorded on the outstanding balance method, using actual interest rates applied to daily principal balances. Accrual of interest income on loans ceases when collectibility of interest and/or principal is questionable. If it is determined that the collection of interest previously accrued is uncertain, such accrual is reversed and charged to current earnings. Thereafter, income is only recognized as payments are received for loans in which there is no uncertainty as to the collectibility of principal.

LOAN FEES
Fees collected upon loan origination and certain direct costs of originating loans are deferred and recognized over the contractual lives of the related loans as yield adjustments. Upon prepayment or other disposition of the underlying loans before their contractual maturities, any associated unamortized fees or costs are recognized.

DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation uses interest-rate swap agreements to manage the interest-rate risk of its floating-rate loan portfolio. Interest-rate differentials to be paid or received as a result of interest-rate swap agreements are accrued and recognized as an adjustment of interest income related to the designated floating-rate loans. Recorded amounts related to interest-rate swaps are included in other assets or liabilities. The fair values of interest-rate swap agreements are not recognized in the financial statements.

Realized and unrealized gains or losses at the time of maturity, termination, sale, or repayment of a derivative contract or designated item are recorded in a manner consistent with the original designation of the derivative in view of the nature of the termination, sale, or repayment transaction. Amounts related to interest-rate swaps are deferred and amortized as an adjustment to interest income over the original period of interest exposure, provided the designated asset continues to exist or is probable of occurring. Realized and unrealized changes in fair value of derivatives designated with items that no longer exist or are no longer probable of occurring are recorded as a component of the gain or loss arising from the disposition of the designated item. When a contract is terminated the resulting gain or loss is deferred and amortized into net interest income based upon the shorter of the contract's life or the underlying hedged item. If the underlying hedged item is disposed, the deferred gain or loss is immediately recognized as part of the gain or loss on the disposed item.

                                          Univest Corporation of Pennsylvania  7

                                      Notes to Consolidated Financial Statements
                                         (dollars in thousands,except share data

RESERVE FOR POSSIBLE LOAN LOSSES
The reserve for possible loan losses is based on management's evaluation of the loan portfolio under current economic conditions and such other factors which deserve recognition in estimating possible loan losses. This evaluation is inherently subjective as it requires estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Additions to the reserve arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the reserve. Loans are charged off when there has been permanent impairment or when in the opinion of management the full amount of the loan, in the case of non-collateral dependent borrowings, will not be realized. Certain impaired loans are reported at the present value of expected future cash flows using the loan's initial effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

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

During 2000 and 1999, 48,850 and 37,875 shares, respectively, were issued under the Reinvestment Plan, with 875,987 shares available for future purchase as of December 31, 2000. During 2000 and 1999, 8,700 and 5,449 shares, respectively, were issued under the Purchase Plan, with 498,277 shares available for future purchase as of December 31, 2000.

INCOME TAXES
Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes."

                                          Univest Corporation of Pennsylvania  8

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

INTANGIBLE ASSETS
The Corporation incurred intangible assets in connection with the acquisitions of Pennview, Fin-Plan, and George Becker Associates which include goodwill and core deposits intangibles. Goodwill is being amortized on a straight-line basis over a fifteen-year period. Core deposit intangibles have been fully amortized over their estimated useful lives of ten years. At December 31, 2000 the unamortized balance is approximately $5.3 million ($5.8 million at December 31, 1999), net of accumulated amortization of approximately $4.2 million ($3.4 million at December 31, 1999.)

Mortgage servicing rights are recognized as separate assets when rights are acquired through the sale of mortgage loans. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing period of the underlying mortgage loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Fair value is based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance, to the extent that fair value is less than the capitalized amount. The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2000 and 1999, was $.5 million and $.6 million, respectively. The fair values of these rights approximates the carrying value at December 31, 2000 and 1999. The fair value of servicing rights was determined using discount rates and prepayment speeds ranging from 6.8% to 7.9%. Amortization of mortgage servicing rights of approximately $0.06 million was recorded during 2000. The valuation allowance was immaterial to the financial statements.

RETIREMENT PLAN, SUPPLEMENTAL PLANS, AND OTHER POSTRETIREMENT BENEFIT PLANS Substantially all employees are covered by a noncontributory retirement plan. The plan provides benefits based on a formula of each participant's final average pay. The amount funded is not more than the maximum amount deductible for federal income tax purposes.

The Corporation also provides supplemental executive retirement benefits, a portion of which is in excess of limits imposed on qualified plans by federal tax law. These plans are nonqualified benefit plans.

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

STOCK DIVIDEND
On March 22, 2000, the Corporation's board of directors declared a 5% stock dividend paid on May 1, 2000 to all shareholders of record as of April 14, 2000. All share and per share amounts have been retroactively adjusted to give effect to the stock dividend.

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

                                          Univest Corporation of Pennsylvania  9

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


NOTE 2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

Union is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for 2000 was $2.7 million and for 1999 was $2.6 million.

NOTE 3. INVESTMENT SECURITIES

Securities with a market value of $207.0 million and $205.2 million at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes as required by law. The following table shows the amortized cost and approximate market value of the held-to-maturity securities and available-for-sale securities at December 31, 2000 and 1999, by maturity within each type:

                                                    December 31, 2000                                 December 31, 1999
                                       -------------------------------------------     -------------------------------------------
                                                     Gross      Gross                               Gross       Gross
                                       Amortized  Unrealized Unrealized    Market      Amortized Unrealized   Unrealized   Market
Held-to-Maturity Securities              Cost        Gains     Losses      Value         Cost       Gains       Losses     Value
                                       -------------------------------------------     -------------------------------------------
U.S. Treasury, government corporations
       and agencies obligations:
Within 1 year.........................  $  47,142   $  15    $  (70)   $ 47,087         $ 38,371   $  4     $  (106)      $38,269
1 to 5 years..........................     30,998      25      (178)     30,845           58,044     --      (1,272)       56,772
                                       ----------------------------------------        ------------------------------------------
                                           78,140      40      (248)     77,932           96,415      4      (1,378)       95,041
                                       ----------------------------------------        ------------------------------------------

State and political subdivisions:
Within 1 year.........................      5,020       1        (8)      5,013            1,264      1          (1)        1,264
1 to 5 years..........................     12,721      --      (113)     12,608           17,515      3        (370)       17,148
5 to 10 years.........................         --      --        --          --              479     --         (14)          465
Over 10 years.........................      1,154      --        --       1,154               --     --          --            --
                                       ----------------------------------------        ------------------------------------------
                                           18,895       1      (121)     18,775           19,258      4        (385)       18,877
                                       ----------------------------------------        ------------------------------------------

Mortgage-backed securities:
Within 1 year.........................        794      --        (4)        790              772     --          (3)          769
1 to 5 years..........................        837      --        (5)        832            2,663     --         (33)        2,630
5 to 10 years.........................      3,130      20        (8)      3,142            6,523     --        (200)        6,323
Over 10 years.........................     36,609     684       (57)     37,236            9,629     --        (356)        9,273
                                       ----------------------------------------        ------------------------------------------
                                           41,370     704       (74)     42,000           19,587     --        (592)       18,995
                                       ----------------------------------------        ------------------------------------------

Other:
Within 1 year.........................        491      --        --         491               --     --          --            --
1 to 5 years..........................      9,195     271        --       9,466            2,201      1          (8)        2,194
5 to 10 years.........................      6,542     140        --       6,682               --     --          --            --
Over 10 years.........................      3,866     113        --       3,979               --     --          --            --
                                           20,094     524        --      20,618            2,201      1          (8)        2,194
                                       ----------------------------------------        ------------------------------------------
Total    ............................   $ 158,499  $1,269    $ (443)   $159,325         $137,461    $ 9     $(2,363)     $135,107
                                       ========================================        ==========================================

                                          Univest Corporation of Pennsylvania 10

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


                                                     December 31, 2000                                 December 31, 1999
                                        -------------------------------------------     -------------------------------------------
                                                      Gross      Gross                               Gross       Gross
                                        Amortized  Unrealized Unrealized    Market      Amortized Unrealized   Unrealized   Market
SECURITIES AVAILABLE FOR SALE             Cost        Gains     Losses      Value         Cost       Gains       Losses     Value
                                        -------------------------------------------     -------------------------------------------
U.S. Treasury, government corporations
       and agencies obligations:
Within 1 year.......................... $  20,939   $   1    $  (55)    $20,885          $ 9,537    $19     $    --      $  9,556
1 to 5 years...........................    31,677     147       (56)     31,768           44,581     --        (991)       43,590
5 to 10 years..........................       550       1        --         551              550     --         (15)         535
                                        ---------------------------------------        ------------------------------------------
                                           53,166     149      (111)     53,204           54,668     19      (1,006)       53,681
                                        ---------------------------------------        ------------------------------------------

State and political subdivisions:
1 to 5 years...........................       414      --        (6)        408               --      -          --            --
5 to 10 years..........................       560       2         --        562              976     --         (28)          948
Over 10 years..........................    18,753     729        (1)     19,481            6,958      1        (145)        6,814
                                        ---------------------------------------        ------------------------------------------
                                           19,727     731        (7)     20,451            7,934      1        (173)        7,762
                                        ---------------------------------------        ------------------------------------------

Mortgage-backed securities:
Within 1 year..........................        --      --        --          --            1,392     --         (11)        1,381
1 to 5 years...........................     2,225      12        (2)      2,235            3,290     --         (63)        3,227
5 to 10 years..........................    27,836     154       (62)     27,928           25,663      7        (557)       25,113
Over 10 years..........................    51,057     196      (185)     51,068           64,250      5      (2,047)       62,208
                                        ---------------------------------------       -------------------------------------------
                                           81,118     362      (249)     81,231           94,595     12      (2,678)       91,929
                                        ---------------------------------------       -------------------------------------------

Other:
Within 1 year..........................     3,493      --        --       3,493            2,905     --          --         2,905
1 to 5 years...........................    23,936     469       (31)     24,374           12,410     --        (293)       12,117
5 to 10 years..........................        --      --        --          --            1,521     --         (25)        1,496
Over 10 years..........................     7,183      --        (9)      7,174            4,524     --          --         4,524
                                        ---------------------------------------       -------------------------------------------
         ..............................    34,612     469       (40)     35,041           21,360     --        (318)       21,042
                                        ---------------------------------------       -------------------------------------------
Total    .............................. $ 188,623  $1,711    $ (407)   $189,927         $178,557    $32     $(4,175)     $174,414
                                        =======================================       ===========================================


Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

During the year ended December 31, 2000, available-for-sale debt securities with a fair value at the date of sale of $9,041 were sold ($18,391 in 1999). Gross realized gains on such sales totaled $9 during 2000 ($52 in 1999 and $97 in 1998), and the gross realized losses totaled $8 during 2000 ($49 in 1999 and $0 in 1998). Net unrealized gains on available-for-sale securities included in accumulated other comprehensive income as a separate component of shareholders' equity totaled $848 in 2000 and net unrealized losses totaled $2,672 in 1999. Unrealized losses in investment securities at December 31, 2000 and 1999 do not represent permanent impairments.

At December 31, 2000 and 1999, there were no investments in any single non-federal issuer representing more than 10% of shareholders' equity.

NOTE 4. LOANS
The following is a summary of the major loan categories:


                                                                                                 DECEMBER 31,
                                                                                        2000                       1999
                                                                                  ----------------------------------------------
Real estate-construction........................................................    $    39,707               $    33,632
Real estate-commercial..........................................................        168,761                   173,780
Real estate-residential.........................................................        214,973                   219,292
Commercial and industrial.......................................................        221,101                   212,656
Loans to individuals............................................................         79,320                    72,658
All other.......................................................................         15,425                    10,591
                                                                                  ----------------------------------------------
Total loans.....................................................................        739,287                   722,609
Less: Unearned income...........................................................            (59)                     (135)
                                                                                  ----------------------------------------------
         .......................................................................    $   739,228               $   722,474
                                                                                  ==============================================

                                          Univest Corporation of Pennsylvania 11

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

At December 31, 2000, loans to directors and executive officers of Univest and companies in which directors have an interest aggregated $13,964. These loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with customers and did not involve more than the normal risk of collectibility or present other unfavorable terms. The summary of activity for the past year is as follows:

                                                 BALANCE AT                           AMOUNTS         BALANCE AT
                                               JANUARY 1, 2000      ADDITIONS        COLLECTED     DECEMBER 31, 2000
                                            ------------------------------------------------------------------------
                                                   $12,519          $17,921          $16,476           $13,964


NOTE 5. RESERVE FOR POSSIBLE LOAN LOSSES

A summary of the activity in the reserve for possible loan losses is as follows:



                                                                                           2000            1999           1998
                                                                                    ------------------------------------------
Balance at beginning of year...............................................         $    11,223     $    10,538     $   10,270
Provision charged to operating expenses....................................                 205           1,052            958
Recoveries.................................................................                 672           1,390            682
Loans charged off..........................................................              (1,373)         (1,757)        (1,372)
                                                                                    ------------------------------------------
Balance at end of year.....................................................         $    10,727     $    11,223     $   10,538
                                                                                    ==========================================




Under Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), the reserve for possible loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of collateral for certain collateral-dependent loans. Included in the total impaired loans is $1,485 ($2,043 at December 31, 1999) against which $1,035 ($960 at December 31, 1999)
of the reserve for possible loan losses is allocated. Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 118) amended SFAS No. 114's income recognition policy and clarifies SFAS No. 114's disclosure requirements. At December 31, 2000, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $1,653 all of which were on a nonaccrual basis, ($2,072 at December 31, 1999). The average recorded investment in impaired loans during the year ended December 31, 2000 was approximately $2,096 ($2,088 at December 31, 1999). The Corporation did not recognize any interest income on impaired loans in 2000 or 1999.

At December 31, 2000, the total of nonaccrual and restructured loans was $1,653 ($2,110 at December 31, 1999 and $2,839 at December 31, 1998). If these loans had been performing in accordance with their contractual terms, additional interest income of $229, $246, and $341 would have been recorded in 2000, 1999, and 1998, respectively. In addition, Pennview had first residential mortgage loans of $212 at December 31, 2000 ($213 at December 31, 1999) which were over 90 days delinquent.

At December 31, 2000, there was no other real estate owned. The total other real estate owned at December 31, 1999 was $45.



NOTE 6. PREMISES AND EQUIPMENT


                                                                                             DECEMBER 31,
                                                                                           2000           1999
                                                                                    --------------------------------
Land and land improvements.................................................         $     3,411     $     3,256
Premises and improvements..................................................              17,853          16,859
Furniture and equipment....................................................              16,996          16,129
                                                                                    --------------------------------
                                                                                         38,260          36,244
Less: accumulated depreciation.............................................             (22,722)        (20,837)
                                                                                    --------------------------------
                                                                                    $    15,538     $    15,407
                                                                                    ================================

                                          Univest Corporation of Pennsylvania 12

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

As of December 31, 2000, Univest and its subsidiaries were obligated under noncancelable leases for various premises and equipment. A summary of the future minimum rental commitments under noncancelable operating leases net of related sublease revenue is as follows: 2001 - $565; 2002 - $399; 2003 - $341; 2004 -
$281; 2005 - $144. Rental expense charged to operations was $685, $611, and $525 for 2000, 1999, and 1998, respectively.

Note 7. Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The assets and liabilities giving rise to the Corporation's deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:


                                                                                      2000                         1999
                                                                                  ----------------------------------------------
Deferred tax assets:
     Loan loss..................................................................    $     3,772               $     3,898
     Deferred compensation......................................................            403                       239
     Postretirement benefits....................................................            407                       448
     Marked-to-market adjustment................................................             --                     1,460
     Depreciation...............................................................             82                        --
                                                                                ------------------------------------------------
                                                                                    $     4,664                     6,045

Deferred tax liabilities:
     Accretion..................................................................            234                       186
     Retirement plans...........................................................             56                         7
     Depreciation...............................................................             --                       120
     Intangible assets..........................................................            290                       301
     Deferred Income............................................................            408                       380
     Marked-to-market adjustment................................................            493                         -
     Other......................................................................            525                       885
                                                                                ------------------------------------------------
Net deferred tax assets.........................................................    $     2,658               $      4,166
                                                                                ================================================


The provision for federal and state income taxes included in the accompanying consolidated statements of income consists of the following:


                                                                     2000              1999                       1998
                                                           ---------------------------------------------------------------------
Current  ..............................................       $      7,249          $     6,583               $    6,325
Deferred ..............................................               (458)                  31                     (279)
                                                          ----------------------------------------------------------------------
                                                              $      6,791          $     6,614               $    6,046
                                                          ======================================================================


The effective tax rates are less than the statutory federal rate of 35% because interest on loans and investment securities of state and political subdivisions is exempt from income tax. Deferred federal income taxes (benefit) arise from timing differences in the recognition of income and expenses for tax and financial reporting purposes. No valuation allowance was recognized for the deferred tax assets at December 31, 2000 and 1999.

Note 8. Retirement Plan and Supplemental Retirement Plans

Information with respect to the Retirement Plan and the Supplemental Retirement Plans is as follows:

                                                                                                2000                     1999
                                                                                              ---------------------------------
Change in benefit obligation
Benefit obligation at beginning of year ..........................................            $ 17,944                 $ 17,845
Service cost-benefits earned during the period ...................................               1,221                    1,648
Interest cost on projected benefit obligation ....................................               1,322                    1,039
Actuarial (gain) loss ............................................................                  30                   (1,816)
Benefits paid ....................................................................                (902)                    (772)
                                                                                              ---------------------------------
Benefit obligation at end of year ................................................            $ 19,615                 $ 17,944
                                                                                              =================================


                                          Univest Corporation of Pennsylvania 13

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


                                                                                                    2000                     1999
                                                                                                  ---------------------------------
Change in plan assets
Fair value of plan assets at beginning of year ...................................                $ 19,090                 $ 17,388
Actual return on plan assets .....................................................                    (888)                   2,258
Benefits paid ....................................................................                    (902)                    (772)
Employer contribution ............................................................                     283                      216
                                                                                                  ---------------------------------
Fair value of plan assets at end of year .........................................                  17,583                   19,090
                                                                                                  ---------------------------------
Funded status ....................................................................                  (2,032)                   1,146
Unrecognized net actuarial gain ..................................................                    (489)                  (3,083)
Unrecognized prior service costs .................................................                    (343)                    (403)
Unrecognized net transition asset ................................................                      --                     (126)
                                                                                                  ---------------------------------
Pension liability ................................................................                $ (2,864)                $ (2,466)
                                                                                                  =================================

Weighted-average assumptions as of December 31
Assumed discount rate for obligation............................................    7.25%-8.00%                     7.25%
Assumed long-term rate of investment return.....................................    8.50%                           8.50%
Assumed salary increase rate....................................................    4.00%-5.10%                     5.10%

Expense recognized in 2000, 1999, and 1998 amounted to $680, $1,045, and $15, respectively, and is summarized as follows:


                                                                             2000              1999              1998
                                                                       ------------------------------------------------
Service cost-benefits earned during the period....................     $     1,221       $     1,648      $       568
Interest cost on projected benefit obligation ....................           1,322             1,039              915
Expected return on plan assets....................................          (1,593)           (1,455)          (1,266)
Amortization of net transition asset..............................            (126)             (126)            (126)
Amortization of prior service cost...................................         (144)              (61)             (76)
                                                                       ------------------------------------------------
                                                                       $       680       $     1,045      $        15
                                                                       ================================================

The unrecognized net asset at transition is being amortized on the straight-line method over 15 years. Plan assets include marketable equity securities, corporate and government debt securities, and certificates of deposit. The Corporation has invested in bank-owned life insurance contracts to meet its future obligations under the supplemental retirement plans. For the nonqualified supplemental retirement plans, the projected benefit obligation in excess of plan assets was $3,884 and $3,348 for December 31, 2000 and 1999 respectively. Pension expense for the 401(k) deferred salary savings plan for the years ended December 31, 2000, 1999, and 1998 was $306, $290, and $263, respectively.

Note 9. Other Postretirement Benefit Plans
Information with respect to other Postretirement Benefits is as follows:

                                                                                       2000                         1999
                                                                                  ----------------------------------------------
Change in benefit obligation
Benefit obligation at beginning of year.........................................    $       903               $     1,399
Service cost-benefits earned during the period..................................             32                        30
Interest cost on projected benefit obligation...................................             64                        61
Actuarial (gain) loss...........................................................            (31)                     (545)
Benefits paid...................................................................            (39)                      (42)
                                                                                  ----------------------------------------------
Benefit obligation at end of year...............................................    $       929               $       903
                                                                                  ==============================================

Fair value of plan assets.......................................................             --                        --
                                                                                  ----------------------------------------------
Funded status...................................................................           (929)                     (903)
Unrecognized net actuarial loss.................................................             33                        64
Unrecognized prior service cost.................................................           (269)                     (289)
                                                                                  ----------------------------------------------
Accrued pension expense.........................................................    $    (1,165)              $    (1,128)
                                                                                  ==============================================

                                          Univest Corporation of Pennsylvania 14

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

Net periodic postretirement benefit cost for the years ended December 31, 2000, 1999, and 1998 includes the following components:

                                                                                                2000            1999            1998
                                                                                                ------------------------------------
Service cost-benefits earned during the period ......................................           $ 32            $ 30            $ 22
Interest cost on accumulated postretirement benefit obligation ......................             64              61              82
Prior service cost ..................................................................            (20)            (20)             --
Amortization of actuarial loss ......................................................             --               6               1
                                                                                                ------------------------------------
                                                                                                $ 76            $ 77            $105
                                                                                                ====================================


Weighted-average assumptions as of December 31                                             2000                     1999
                                                                                  ----------------------------------------------
Assumed discount rate for obligation............................................          7.25%                     7.25%
Medical care cost trend on covered charges*.....................................          6.50%                     7.00%


*For measurement purposes, the medical care cost trend rate on covered charges is assumed to decrease gradually by 1/2 percent per year, reaching 5 percent in 2003 and after. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a one-percentage-point change in the assumed health care cost trend rates would have the following effects:


                                                                                             ONE PERCENTAGE POINT
                                                                                    -------------------------------------
                                                                                    INCREASE                     DECREASE
                                                                                    -------------------------------------
Effect on total of service and interest cost components.........................    $      3                  $       (3)
Effect on postretirement benefit obligation.....................................          33                         (32)


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

Note 10. Long-Term Incentive Plan

The Corporation adopted the 1993 Long-Term Incentive Plan, whereby the Corporation may grant options to employees to purchase up to 525,000 shares of common stock. The plan provides for the issuance of options to purchase common shares at prices not less than 100 percent of the fair market value at the date of option grant. Options are exercisable as to 33 percent of the optioned shares each year from the date of grant for a period not exceeding six years. 113,030 common shares were available for future options and 296,226 common shares were exercisable at December 31, 2000. Transactions involving the plan are summarized as follows:


                                                                                        SHARES              OPTION PRICE
                                                                                     UNDER OPTION             PER SHARE
                                                                                  ----------------------------------------------
Outstanding at December 31, 1997................................................        173,521         $    12.95-$28.57
Granted  .......................................................................             --                        --
Exercised.......................................................................        (21,924)                    12.95
Exercised.......................................................................        (25,193)                    14.76
                                                                                  ----------------------------------------------
Outstanding at December 31, 1998................................................        126,404         $    12.95-$28.57
Granted  .......................................................................         15,750                     31.67
Granted  .......................................................................        146,213                     24.29
Exercised.......................................................................        (30,715)                    12.95
Exercised.......................................................................        (20,435)                    14.76
                                                                                  ----------------------------------------------
Outstanding at December 31, 1999................................................        237,217         $    12.95-$31.67
Granted  .......................................................................         10,500                     24.40
Granted  .......................................................................         53,000                     22.25
Exercised.......................................................................         (4,491)                    14.76
Outstanding at December 31, 2000................................................        296,226         $    14.76-$31.67
                                                                                  ==============================================

                                          Univest Corporation of Pennsylvania 15

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

NOTE 11. TIME DEPOSITS
The aggregate amount of certificates of deposit in denominations of $100 or more was $31,662 at December 31, 2000, and $25,400 at December 31, 1999, with interest expense of $1,736 for 2000 and $1,290 for 1999. Other time deposits in denominations of $100 or more were $20,055 at December 31, 2000, and $23,604 at December 31, 1999, with interest expense of $1,230 for 2000 and $1,270 for 1999.

NOTE 12. LONG-TERM DEBT
At December 31, 2000 and 1999, long-term debt consisted of the following:


DESCRIPTION                                 DECEMBER 31,         DECEMBER 31,
                                                2000                 1999                INTEREST RATE           MATURITY
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Advance              $   3,500            $    3,500            6.60% (variable)          May 2001
Federal Home Loan Bank Advance                  3,500                 3,500            6.58% (variable)         March 2001
Federal Home Loan Bank Advance                  5,000                 5,000                  6.30%             November 2009
Federal Home Loan Bank Advance                     --                 2,000            5.52% (variable)       September 2002
Federal Home Loan Bank Advance                  4,000                 4,000                  4.99%              January 2009
Federal Home Loan Bank Advance                     75                    75                  4.00%            September 2006
Federal Home Loan Bank Advance                  5,000                    --                  6.10%             September 2010
Federal Home Loan Bank Advance                  5,000                    --                  5.89%             December 2010
                                            -------------------------------
                                            $   26,075           $   18,075
                                            ===============================



Advances from the Federal Home Loan Bank are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans of the Banks. On September 26, 2000 Pennview Savings Bank exercised a put option on the $2.0 million borrowing that was due to mature on September 26, 2002, which retired that debt. The remaining advances may be subject to a prepayment fee.

Note 13. Earnings per Share
     The following table sets forth the computation of basic and diluted earnings per share (in thousands):

                                                             2000         1999        1998
                                                           ---------------------------------
Numerator:
       Net income                                          $17,348     $ 15,804     $ 14,501
       Numerator for basic and diluted earnings per
       share - income available to common
       shareholders                                        $17,348     $ 15,804     $ 14,501
Denominator:*
       Denominator for basic earnings per share-
       weighted-average shares outstanding                   7,394        7,587        7,892
       Effect of dilutive securities:
         Employee stock options                                 20           48           74
                                                           ---------------------------------

       Denominator for diluted earnings per share
       adjusted weighted-average shares outstanding          7,414        7,635        7,966
                                                             ===============================

Basic earnings per share*                                  $  2.35       $ 2.08       $ 1.84
                                                           =================================

Diluted earnings per share*                                $  2.34       $ 2.07       $ 1.82
                                                           =================================


For additional disclosures regarding the employee stock options, see Note 10. *The weighted average number of shares outstanding as well as per share data have been restated to give effect to a five percent stock dividend paid May 1, 2000.

                                          Univest Corporation of Pennsylvania 16

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

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

The Banks offer commercial, mortgage, and consumer credit products to their customers in the normal course of business, which are detailed in Note 4. These products represent a diversified credit portfolio and are generally issued to borrowers within the Banks' branch office systems in eastern Pennsylvania. The ability of the customers to repay their credit is, to some extent, dependent upon the economy in the Banks' market areas.

The Banks also control their credit risks by limiting the amount of credit to any business, institution, or individual. As of December 31, 2000, the Banks have identified the due from banks' balance of $25,379 as a significant concentration of credit risk because it contains a balance due from a single depository institution which is unsecured. Management evaluates the creditworthiness of the institution on at least a quarterly basis in an effort to monitor its credit risk associated with this concentration.

The following schedule summarizes the Corporation's off-balance-sheet financial instruments:

                                                                                                       CONTRACT OR
                                                                                                       NOTIONAL AMOUNT

       Financial instruments representing credit risk:
         Commitments to extend credit...............................................................      $251,622
         Standby letters of credit or commercial letters of credit..................................        18,902
         Interest rate swaps, notional principal amount.............................................        30,000


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

At December 31, 2000, $30 million in notional interest-rate swaps were outstanding. The contracts entered into by the Corporation expire as follows:
$20 million in notional principal amount in second quarter 2001 and $10 million in first quarter 2002. The impact of the interest-rate swaps on net interest income for the year ended December 31, 2000 was a negative $187 and for the year ended December 31, 1999, a positive $209.

The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. As of December 31, 2000, the market value of interest-rate swaps in a favorable position is $107 and the market value of interest-rate swaps in an unfavorable position is $66. At December 31, 1999, the market value of interest-rate swaps in an unfavorable position was $301, there were no interest-rate swaps in a favorable position. Credit risk also exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.

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

                                          Univest Corporation of Pennsylvania 17

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

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

The following table represents the estimates of fair value of financial instruments:



                                                                       DECEMBER 31, 2000                 DECEMBER 31, 1999
                                                               ---------------------------------------------------------------------
                                                                  CARRYING OR                      CARRYING OR
                                                               NOTIONAL/CONTRACT      FAIR      NOTIONAL/CONTRACT     FAIR
                                                                    AMOUNT            VALUE          AMOUNT           VALUE
ASSETS:                                                       ----------------------------------------------------------------------
     Cash and short-term assets ..................                $ 61,838         $  61,838        $ 40,705      $  40,705
     Investment securities .......................                 348,426           349,252         311,875        309,520
     Net loans ...................................                 728,501           747,361         711,251        711,669
LIABILITIES:
     Deposits ....................................                $971,924         $ 973,372        $910,675        909,851
     Short-term borrowings .......................                  68,499            68,499          72,098         72,098
     Long-term debt ..............................                  26,075            26,551          18,075         16,532
OFF-BALANCE-SHEET:
     Commitments to extend credit ................                $251,622         $    (724)       $234,273           (582)
     Letters of credit ...........................                  18,902              (284)         17,550           (263)
     Interest-rate swap, notional principal amount                  30,000                41          40,000           (301)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and due from banks and short-term investments: The carrying amounts reported in the balance sheets for cash and due from banks, time deposits with other banks, and federal funds sold and other short-term investments approximates those assets' fair values.

Investment securities, (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices.

Loans: The fair values for loans are estimated using discounted cash flow analyses, using a discount rate consisting of an appropriate risk free rate, as well as components for credit risk, operating expense, and imbedded prepayment options.

Deposit liabilities: The fair values for deposits with fixed maturities are estimated by discounting the final maturity, and the fair values for non-maturity deposits are established using a decay factor estimate of cash flows based upon industry-accepted assumptions. The discount rate applied to deposits consists of an appropriate risk free rate and included components for credit risk, operating expense, and imbedded prepayment options.

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


                                          Univest Corporation of Pennsylvania 18

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

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

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Office of Comptroller of the Currency and Federal Deposit Insurance Corporation (FDIC) categorized the Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

The Banks' actual capital amounts and ratios are also presented in the table.



                                                                                                                  TO BE WELL-
                                                                                                               CAPITALIZED UNDER
                                                                                          FOR CAPITAL          PROMPT CORRECTIVE
                                                                   ACTUAL              ADEQUACY PURPOSES       ACTION PROVISIONS
                                                          --------------------------------------------------------------------------
                                                            AMOUNT        RATIO      AMOUNT       RATIO      AMOUNT          RATIO
                                                          --------------------------------------------------------------------------
As of December 31, 2000:
   TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
     CONSOLIDATED......................................   $ 119,782       13.89%    $  69,005      8.00%    $  86,256       10.00%
     Union National Bank...............................     102,785       13.45%       61,121      8.00%       76,401       10.00%
     Pennview Savings Bank.............................      13,598       15.16%        7,175      8.00%        8,969       10.00%
   TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
     CONSOLIDATED......................................     109,055       12.64%       34,502      4.00%       51,753        6.00%
     Union National Bank...............................      93,232       12.20%       30,560      4.00%       45,841        6.00%
     Pennview Savings Bank.............................      12,664       14.12%        3,588      4.00%        5,382        6.00%
   TIER I CAPITAL (TO AVERAGE ASSETS):
     CONSOLIDATED......................................     109,055        9.56%       34,219      3.00%       45,626        4.00%
     Union National Bank...............................      93,232        9.39%       29,786      3.00%       39,715        4.00%
     Pennview Savings Bank.............................      12,664        8.96%        4,241      3.00%        5,655        4.00%


                                                                                                                  TO BE WELL-
                                                                                                               CAPITALIZED UNDER
                                                                                          FOR CAPITAL          PROMPT CORRECTIVE
                                                                   ACTUAL              ADEQUACY PURPOSES       ACTION PROVISIONS
                                                          --------------------------------------------------------------------------
                                                            AMOUNT        RATIO      AMOUNT       RATIO      AMOUNT          RATIO
                                                          --------------------------------------------------------------------------
As of December 31, 1999:
   TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
     CONSOLIDATED......................................   $ 109,825       13.49%    $  65,149      8.00%    $  81,436       10.00%
     Union National Bank...............................      93,040       12.87%       57,839      8.00%       72,298       10.00%
     Pennview Savings Bank.............................      12,834       14.64%        7,015      8.00%        8,768       10.00%
   TIER I CAPITAL (TO RISK-WEIGHTED ASSETS):
     CONSOLIDATED......................................      99,633       12.23%       32,574      4.00%       48,861        6.00%
     Union National Bank...............................      83,988       11.62%       28,919      4.00%       43,379        6.00%
     Pennview Savings Bank.............................      11,886       13.56%        3,507      4.00%        5,261        6.00%
   TIER I CAPITAL (TO AVERAGE ASSETS):
     CONSOLIDATED......................................      99,633        9.20%       32,499      3.00%       43,332        4.00%
     Union National Bank...............................      83,988        8.94%       28,177      3.00%       37,569        4.00%
     Pennview Savings Bank.............................      11,886        8.54%        4,174      3.00%        5,565        4.00%


                                          Univest Corporation of Pennsylvania 19

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

DIVIDEND AND OTHER RESTRICTIONS
The approval of the Office of Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Union can declare dividends in 2001 without approval of the Office of Comptroller of the Currency of approximately $11,998 plus an additional amount equal to the Bank's net profits for 2001 up to the date of any such dividend declaration.


The Federal Reserve Act requires that extension of credit by Union to certain affiliates, including Univest (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of Union's capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of Union's capital and surplus.

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION
Condensed financial statements of Univest, parent company only, follow:


Balance Sheets

                                                                                                  DECEMBER 31,
                                                                                      2000                         1999
                                                                                  ----------------------------------------------
Assets:
     Deposits with bank subsidiary..............................................    $        67               $        67
     Investments in U.S. Government obligations available for sale..............          1,570                     1,542
     Investments in U.S. Government obligations held to maturity................             --                        --
     Investments in subsidiaries, at equity in net assets:
       Banks....................................................................        112,075                    99,053
       Non-banks................................................................          5,469                     5,369
     Other assets...............................................................          2,817                     2,792
                                                                                  ----------------------------------------------
         Total assets...........................................................    $   121,998               $   108,823
                                                                                  ==============================================

Liabilities:
     Dividends payable..........................................................    $     1,395               $     1,209
     Other liabilities..........................................................          5,363                     4,863
                                                                                  ----------------------------------------------
     Total liabilities..........................................................          6,758                     6,072
                                                                                  ----------------------------------------------
Shareholders' equity............................................................        115,240                   102,751
                                                                                  ----------------------------------------------
         Total liabilities and shareholders' equity.............................    $   121,998               $   108,823
                                                                                  ==============================================


Statements of Income
                                                                                        YEAR ENDED DECEMBER 31,
                                                                                2000             1999              1998
                                                                     -----------------------------------------------------------
Dividends from banks..............................................         $     8,139       $    12,991      $    16,029
Other income......................................................               9,500             8,578            7,536
                                                                     -----------------------------------------------------------
         Total operating income...................................              17,639            21,569           23,565
Operating expenses................................................               9,975             9,839            8,242
                                                                     -----------------------------------------------------------
Income before income tax benefit and equity in
     undistributed income of subsidiaries.........................               7,664            11,730           15,323
Applicable income tax (benefit)...................................                 (81)             (365)            (152)
                                                                     -----------------------------------------------------------
Income before equity in undistributed income of subsidiaries......               7,745            12,095           15,475
Equity in undistributed income (loss) of subsidiaries:
     Banks........................................................               9,503             3,439             (932)
     Non-banks....................................................                 100               270              (42)
                                                                     -----------------------------------------------------------
Net income........................................................         $    17,348       $    15,804      $    14,501
                                                                     ===========================================================

                                          Univest Corporation of Pennsylvania 20


STATEMENTS OF CASH FLOWS
                                                                                           YEAR ENDED DECEMBER 31,
                                                                                        2000        1999          1998
                                                                                     ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                           $ 17,348     $ 15,804     $ 14,501
Adjustments to reconcile net income to net cash provided by operating activities:
         Equity in undistributed net income/loss of subsidiaries                       (9,603)      (3,709)         974
         Increase in other assets                                                        (545)      (1,592)        (343)
         Depreciation of premises and equipment                                           520          571          542
         Increase (decrease) in other liabilities                                         500        1,969          (91)
                                                                                     ----------------------------------
           Net cash used in operating activities                                        8,220       13,043       15,583
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of securities held to maturity                                 1,542        1,000        1,000
Purchases of investment securities available for sale                                  (1,570)      (1,542)      (1,000)
Investment in non-bank subsidiaries                                                        --           --          (35)
                                                                                     ----------------------------------
           Net cash used in investing activities                                          (28)        (542)         (35)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchases of treasury stock                                                            (4,264)     (10,183)     (13,692)
Stock issued under dividend reinvestment and employee
       stock purchase plans                                                             1,239        1,270        1,204
Proceeds from exercise of stock options                                                    66          699          656
Repayment from subsidiary                                                                --            350           --
Cash dividends                                                                         (5,233)      (4,661)      (4,181)
                                                                                     ----------------------------------
           Net cash used in financing activities                                       (8,192)     (12,525)     (16,013)
                                                                                     ----------------------------------
Net increase (decrease) in deposits with bank subsidiary                                    0          (24)        (465)
Deposits with bank subsidiary at beginning of year                                         67           91          556
                                                                                     ----------------------------------
Deposits with bank subsidiary at end of year                                         $     67     $     67     $     91
                                                                                     ==================================

During 2000, 1999, and 1998, the parent company made income tax payments of $7,077, $6,758, and $6,041, respectively. No interest payments were made.

                                          Univest Corporation of Pennsylvania 21

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)

NOTE 18. QUARTERLY DATA (UNAUDITED)
The unaudited results of operations for the quarters for the years ended December 31, 2000 and 1999 were as follows:

2000 QUARTERLY FINANCIAL DATA


                                                     DECEMBER 31   SEPTEMBER 30    JUNE 30       MARCH 31
                                                 ------------------------------------------------------------
Interest income                                    $      20,488   $ 20,330      $  19,881    $    19,178
Interest expense                                           9,752      9,453          8,931          8,323
                                                 ------------------------------------------------------------
Net interest income                                       10,736     10,877         10,950         10,855
Provision for loan losses                                    148        215             15           (173)
                                                 ------------------------------------------------------------
Net interest income after provision for loan losses       10,588     10,662         10,935         11,028
Other income                                               4,108      4,157          4,112          4,364
Other expenses                                             8,899      8,846          8,567          9,503
                                                 ------------------------------------------------------------
Income before income taxes                                 5,797      5,973          6,480          5,889
Applicable income taxes                                    1,524      1,641          1,862          1,764
                                                 ------------------------------------------------------------
Net income                                         $       4,273   $  4,332      $   4,618    $     4,125
                                                 ============================================================
Per share data:
Net income:
       Basic                                       $         .58   $    .59      $     .62    $       .55
                                                 ============================================================
       Diluted                                     $         .58   $    .59      $     .62    $       .55
                                                 ============================================================
Dividends per share*                               $         .19   $    .19      $     .19    $      .162
                                                 ============================================================



1999 Quarterly Financial Data
                                                     DECEMBER 31  SEPTEMBER 30    JUNE 30        MARCH 31
                                                 -------------------------------------------------------------
Interest income                                    $      18,834   $ 18,664      $  18,325    $    18,021
Interest expense                                           8,059      7,922          7,773          7,627
                                                 -------------------------------------------------------------
Net interest income                                       10,775     10,742         10,552         10,394
Provision for loan losses                                    251        251            275            275
                                                 -------------------------------------------------------------
Net interest income after provision for loan losses       10,524     10,491         10,277         10,119
Other income                                               4,574      3,837          3,563          3,575
Other expenses                                             9,368      8,532          8,492          8,150
                                                 -------------------------------------------------------------
Income before income taxes                                 5,730      5,796          5,348          5,544
Applicable income taxes                                    1,719      1,681          1,580          1,634
                                                 -------------------------------------------------------------
Net income                                         $       4,011   $  4,115      $   3,768    $     3,910
                                                 =============================================================
Per share data:
Net income:
       Basic                                       $        .54    $    .54      $     .49    $       .51
                                                 =============================================================
       Diluted                                     $        .53    $    .54      $     .49    $       .50
                                                 =============================================================
Dividends per share*                               $       .162    $   .162      $    .162    $      .143
                                                 =============================================================




*PER SHARE DATA HAS BEEN RESTATED TO GIVE EFFECT TO A 5% STOCK DIVIDEND PAID MAY 1, 2000.

                                          Univest Corporation of Pennsylvania 22

                                                  Report of Independent Auditors

BOARD OF DIRECTORS AND SHAREHOLDERS
UNIVEST CORPORATION OF PENNSYLVANIA

We have audited the accompanying consolidated balance sheets of Univest Corporation of Pennsylvania as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univest Corporation of Pennsylvania at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                   /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
January 19, 2001


                                          Univest Corporation of Pennsylvania 23

                                                Five Year Performance Highlights


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
96 ................................................................    1.47

97 ................................................................    1.62

98 ................................................................    1.84

99 ................................................................    2.08

00 ................................................................    2.35


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
96 ................................................................   725.4

97 ................................................................   755.0

98 ................................................................   830.2

99 ................................................................   885.7

00 ................................................................   934.8

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
96 ................................................................   594.8

97 ................................................................   625.8

98 ................................................................   645.7

99 ................................................................   685.6

00 ................................................................   717.7


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------
96 ................................................................   12.04

97 ................................................................   13.18

98 ................................................................   14.50

94 ................................................................   15.80

95 ................................................................   17.35

--------------------------------------------------------------------------------


 ....................................................................................................................................

SELECTED FINANCIAL DATA
                                                                        (In thousands, except per share data)
                                                                              Year ended December 31,
                                                    2000              1999             1998              1997               1996
Total assets..............................     $  1,204,195     $  1,120,992      $  1,070,470     $   973,157       $    912,459
Long-term obligations.....................           26,075           18,075             9,075           9,075              7,075
Interest income...........................           79,877           73,844            72,460          69,540             66,682
Net interest income.......................           43,418           42,463            40,645          40,628             39,001
Provision for loan losses.................              205            1,052               958           1,310              1,045
Net income................................           17,348           15,804            14,501          13,177             12,038
Net income per share:*
Basic    .................................     $       2.35     $       2.08      $       1.84     $      1.62       $       1.47
Diluted  .................................     $       2.34     $       2.07      $       1.82     $      1.61       $       1.47
Dividends declared per share..............     $      0.732     $      0.629      $      0.548     $     0.457       $      0.338

* PER SHARE DATA HAS BEEN RESTATED TO GIVE EFFECT TO A 5% STOCK DIVIDEND PAID MAY 1, 2000.

                                          Univest Corporation of Pennsylvania 24

      Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS
Univest Corporation of Pennsylvania consolidated net income (in thousands) and earnings per share for 2000, 1999, and 1998 were as follows:

                                    2000        1999        1998
                              ------------------------------------------------
     Net income                  $ 17,348    $ 15,804    $ 14,501
     Net income per share:
       Basic                         2.35        2.08        1.84
       Diluted                       2.34        2.07        1.82

2000 VERSUS 1999
The 2000 results compared to 1999 include the following significant pretax components:
    -- Net interest income increased due to growth in average earning assets and an increase in average yield that was offset by growth in interest-bearing liabilities with an increase in yield. The net interest margin decreased to 4.1% from 4.2%.
   -- Total other income increased by $1.2 million or 7.7% due to growth in fee income and commission income. Commission income, which is offset by commission expense, is the primary source of income for Fin-Plan Group and the newly acquired George Becker Associates, Inc.
   -- Salaries and benefits increased $1.7 million or 8.9% largely due to bonuses and the commissions and salaries of Fin-Plan Group and the newly acquired George Becker Associates, Inc.

1999 VERSUS 1998
The 1999 results compared to 1998 include the following significant pretax components:
    -- Net interest income increased due to growth in average earning assets that was offset by a decrease in average yield and growth in interest-bearing liabilities with a decrease in yield. The net interest margin decreased to 4.2% from 4.3%.
    -- Total other income increased by $4.8 million or 44.9% due to additional fee income and commission income. Commission income, which is offset by commission expense, is the primary source of income for the newly acquired Fin-Plan Group.
    -- Salaries and benefits increased $3.5 million or 22.3% largely due to the commissions and salaries of the newly acquired Fin-Plan Group and the opening of another new supermarket branch.
    -- Other expenses increased $1.1 million or 12.0% partly due to MAC fees, contributions, community relations and intangible expenses.


NET INTEREST INCOME
Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and interest paid on deposits and other interest-bearing liabilities. Net interest income is the principal source of the Corporation's revenues. The following table demonstrates a trend of increasing amounts for 1998 through 2000. Sensitivities associated with the mix of assets and liabilities are numerous and complex. The Asset/Liability Management and Investment Committees work to maintain an adequate and predictable net interest margin for the Corporation.

                                          Univest Corporation of Pennsylvania 25

      Management's Discussion and Analysis of Financial Condition and Results of Operations
                                                                     (continued)

The following table presents a summary (in thousands) of Univest's average balances, the yields earned on average assets, the cost of average liabilities, and shareholders' equity for the years ended December 31, 2000, 1999, and 1998:

                                             2000                                1999                               1998
                                -------------------------------   -------------------------------     -----------------------------
                                             Interest                          Interest                           Interest
                                  Average     Income/   Average    Average      Income/   Average      Average     Income/  Average
                                  Balance     Expense     Rate     Balance      Expense     Rate       Balance     Expense    Rate
                                --------------------------------------------------------------------------------------------------
Interest-earning assets:
     Investments                $  341,481    $20,884     6.1%     $  325,693   $18,863     5.8%   $    300,619    $17,897     6.0%
     Loans                         717,749     58,993     8.2%        685,644    54,981     8.0%        645,719     54,563     8.4%
                                --------------------------------------------------------------------------------------------------
Total interest-earning assets    1,059,230     79,877     7.5%      1,011,337    73,844     7.3%        946,338     72,460     7.7
Noninterest-earning assets          87,147                             77,985                            69,830
                                ----------                         ----------                      ------------
Total assets                    $1,146,377                         $1,089,322                      $  1,016,168
                                ==========                         ==========                      ============


Interest-bearing liabilities:
     Deposits                   $  783,868    $32,937     4.2%     $  735,260   $28,220     3.8%   $    698,104    $29,415     4.2%
     Borrowings                     85,410      3,522     4.1%         85,822     3,161     3.7%         66,550      2,400     3.6%
                                --------------------------------------------------------------------------------------------------
Total interest-bearing
     liabilities                   869,278     36,459     4.2%        821,082    31,381     3.8%        764,654     31,815     4.2%
Noninterest-bearing
     liabilities                   169,616                            165,472                           146,749
                                ----------                         ----------                      ------------
Total liabilities                1,038,894                            986,554                           911,403
Shareholders' equity               107,483                            102,768                           104,765
                                ----------                         ----------                      ------------
Total liabilities and
     shareholders' equity       $1,146,377                         $1,089,322                      $  1,016,168
                                ==========    -------              ==========   -------            ============    -------
Net interest income                           $43,418                           $42,463                            $40,645
                                              =======                           =======                            =======

Interest-rate spread                                      3.3%                              3.5%                               3.5%
                                                      =======                           =======                             ======
Net interest margin on
     weighted average
     interest-earning assets                              4.1%                              4.2%                               4.3%
                                                      =======                           =======                             ======
Ratio of average interest-
     earning assets to average
     interest-bearing liabilities                       121.9%                             123.2%                            123.8%
                                                      =======                           =======                             ======




INTEREST INCOME
Interest and fees on loans increased 7.3% or $4.0 million from the $55.0 million recorded for the year ended December 31, 1999 as compared to the $59 million for the year ended December 31, 2000. The growth was due to increased volume and an increase in rate. Prime rate was increased from 8.50% in January 2000 to 8.75% in February 2000, 9.00% in March 2000, and 9.50% in May 2000 and remained at 9.50% at December 2000. The average prime rate for the year 2000 was 9.27% compared to 8.00% for the year 1999. The average interest yield on the portfolio increased from 8.0% in 1999 to 8.2% in 2000. Interest and fees on loans increased 0.7% or $0.4 million from the $54.6 million recorded for the year ended December 31, 1998 as compared to the $55.0 million for the year ended December 31, 1999. The increase, due to increased volume, was offset by a decrease in rate. Although the prime rate increased from the 7.75% at January 1, 1999 to 8.00% in July, 8.25% in September, and 8.50% in November 1999, the average prime rate for the year 1999 was 8.00% as compared to the average prime rate for the year 1998 of 8.30%. The average interest yield on the portfolio decreased from 8.4% in 1998 to 8.0% in 1999.


                                          Univest Corporation of Pennsylvania 26

      Management's Discussion and Analysis of Financial Condition and Results of Operations

Tax-free interest on loans shows an increasing trend when comparing the $3.2 million for December 31, 2000 with the $2.6 million recorded for December 31, 1999 and the $2.4 million for December 31, 1998.

Interest on U.S. Government obligations decreased from $9.6 million for the year ended December 31, 1999 to $7.3 million at December 31, 2000. The decline was due to a decrease in volume. As treasury securities matured, they were replaced with corporate and asset-backed securities. Interest on government obligations decreased from $11.6 million for the year ended December 31, 1998 to $9.6 million at December 31, 1999. The decline was due to decreases in both volume and rate.

Interest and dividends on state and political subdivisions shows an increasing trend from $0.3 million in 1998 to $0.9 million in 1999 and $1.3 million in 2000. The increase is a result of both rate and volume. During 2000, the Corporation acquired tax-exempt securities with a term of greater than ten years and at yields substantially higher than portfolio yields.

The other securities category consists mainly of U.S. Government Agency mortgage-backed securities. Income on other securities has grown from $4.4 million in 1998 to $7.6 million in 1999 and $10.2 million in 2000. The increases were all due to increased volume, especially in 2000 when average balances increased from $122.2 million for 1999 to $154.8 million for 2000. Corporate and asset-backed securities were purchased to take advantage of the historical wide spreads.

Interest on federal funds sold is the result of daily investment activity that can be volatile in both rate and volume. Interest on federal funds sold increased from $0.5 million in 1999 to $1.7 million in 2000 due to both increased volume and rate. Income decreased from $1.0 million in 1998 to $0.5 million in 1999 due to decreased volume and rate. Included in this amount is $274 thousand of interest on term federal funds sold. Investment in term federal funds sold was for a five-month period in the last half of 1998.

INTEREST EXPENSE
Interest expense on demand deposits increased 39.4% or $2.8 million from $7.1 million in 1999 to $9.9 million in 2000. The growth continues to be attributed to an increase in volume and rate in certain types of money market accounts. Interest on demand deposits increased 10.9% or $0.7 million from $6.4 million in 1998 to $7.1 million in 1999. The growth was attributed to volume and rate increases in certain types of money market accounts.

Interest expense on savings deposits decreased from $2.8 million in 1999 to $2.7 million in 2000. A reduction in volume caused the decrease. Interest expense on savings deposits decreased from $3.2 million in 1998 to $2.8 million in 1999. While there was an increase in volume, it was offset by a decrease in rate.

Interest expense on time deposits increased from $18.4 million in 1999 to $20.4 million in 2000. Certificates of deposit volumes and rates grew due to special rate promotions. Interest expense on time deposits decreased from $19.8 million in 1998 to $18.4 million in 1999. The reduction was due to decreases in both volume and rate.

Interest expense-all other consists of interest paid on short-term borrowings such as federal funds purchased, repurchase agreements and a treasury tax and loan note. In addition, Union National Bank offers an automated cash management checking account that sweeps funds daily into a repurchase agreement account. Interest expense decreased from $2.5 million in 1999 to $2.4 million in 2000 due to a reduction in volume that was partly offset by an increase in rate. Interest expense increased from $1.9 million in 1998 to $2.5 million in 1999 due to increased volume.

LONG-TERM DEBT
Interest on long-term debt increased from $0.7 million at December 31, 1999 to $1.2 million at December 31, 2000. This increase represents interest on the additional $8.0 million borrowed from the Federal Home Loan Bank of Pittsburgh by Pennview in 2000. Federal Home Loan Bank advances are available to meet seasonal and other withdrawals from deposit accounts, to purchase mortgage-backed securities and to expand lending. Interest on long-term debt increased from $0.5 million at December 31, 1998 to $0.7 million at December 31, 1999. This increase represents a full year of interest on the additional $9.0 million borrowed from the Federal Home Loan Bank of Pittsburgh by Pennview in 1999.

RESERVE FOR POSSIBLE LOAN LOSSES
Management believes the reserve for possible loan losses is maintained at a level that is adequate to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of and the provisions to the reserve considers specific credit reviews, past loan loss experience, current economic conditions and trends, also the volume, growth, and composition of the loan portfolio.


                                          Univest Corporation of Pennsylvania 27

      Management's Discussion and Analysis of Financial Condition and Results of Operations

                                                                     (continued)

The reserve for possible loan losses is determined through a periodic evaluation that takes into consideration the growth of the loan portfolio, the status of past-due loans, current economic conditions, various types of lending activity, policies, real estate and other loan commitments, and significant changes in the charge-off activity. Loans are also reviewed for impairment based on discounted cash flows using the loans' initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans as provided for under SFAS No. 114. Any of the above criteria may cause the provision to fluctuate. The provision for December 31, 2000 was $0.2 million and for December 31, 1999 was $1.1 million. Due to an improvement in the results of the above criteria and recoveries in the fourth quarter of 2000, a minimal provision was made. The provision for loan losses for the year ended December 31, 1998 was $1.0 million. The ratio of the reserve for possible loan losses to total loans at December 31, 2000 and 1999 was 1.5% and 1.6%, respectively.

At December 31, 2000, the recorded investment in loans that are considered to be impaired under SFAS No.114 was $1.7 million, all of which were on a nonaccrual basis. The related reserve for possible loan losses for those loans was $1.0 million. At December 31, 1999, the recorded investment in loans considered to be impaired was $2.1 million and the related reserve for possible loan losses for those loans was $1.0 million.

When a loan, including a loan impaired under SFAS No. 114, is classified as nonaccrual, the accrual of interest on such a loan is discontinued. A loan is classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against "other expense." Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal.

Loans are usually restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Total cash basis, restructured and nonaccrual loans total $1.9 million at December 31, 2000 and $2.3 million at December 31, 1999 and $3.5 million at December 31, 1998 and consist mainly of commercial loans and real estate-related commercial loans. For each of the years ended December 31, 2000 and 1999, nonaccrual loans resulted in lost interest income of $0.2 million as compared to $0.3 million in 1998. In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans are dependent to a large extent on the economic environment, or specific industry problems. The Corporation's ratio of nonperforming assets to total loans was .26% as of December 31, 2000 and .32% as of December 31, 1999.

At December 31, 2000, the Corporation had no Other Real Estate Owned ("OREO"). At December 31, 1999, the Corporation had $45 thousand in OREO consisting of one commercial property. This amount was recorded in "Other Assets" at the lower of cost or fair market value in the accompanying consolidated balance sheets. There were no adjustments to the carrying value of OREO during 1998, 1999, or 2000.

During the first quarter of 2000, the Office of Comptroller of the Currency completed a safety and soundness examination at Union. During the third quarter of 2000, the State Department of Banking completed a safety and soundness examination at Pennview. The dollar value of identified potential problem loans was not revised significantly as a result of the examination. Examination procedures require individual judgments about the borrower's ability to repay loans, sufficiency of collateral values, and the effects of changing economic circumstances. The procedures are similar to those employed by the Corporation in determining the adequacy of the allowance for loan losses and in classifying loans. Judgments made by regulatory examiners may differ from those made by management.

NONINTEREST INCOME
Trust income continues to be a major source of noninterest income. Income for the year ended December 31, 2000 of $4.4 million was $0.4 million or 10.0% more than the $4.0 million reported for year ended December 31, 1999 versus an increase of 25.0% or $0.8 million from 1998 to 1999. The increases are attributed to growth in the number of trust accounts and a higher dollar value of assets under management, the basis for determining trust income.

Service charges on demand deposits increased $0.2 million from $3.5 million at December 31, 1999 to $3.7 million at December 31, 2000. The realignment of checking account products resulted in an increase of deposit service fees. Service charges for the year ended December 31, 1999 increased $0.5 million from $3.0 million for the year ended December 31, 1998 to $3.5 million for the year ended December 31, 1999. The growth was due mainly to increases in various transaction fees and deposit service fees.

Commission income, which is offset by commission expense, is the primary source of income for Fin-Plan Group and the newly acquired insurance sales agency, George Becker Associates, Inc. Commission income grew from $2.1 million at December 31, 1999 to $2.8 million at December 31, 2000. This is an increase of $0.7 million or 33.3%. The majority of the growth was due to the new company, George Becker Associates, Inc.

                                          Univest Corporation of Pennsylvania 28

      Management's Discussion and Analysis of Financial Condition and Results of Operations
                                                                     (continued)

Other income that is noninterest related consists mainly of general fee income and other miscellaneous types of income. Other noninterest income of $5.9 million for 2000 is $0.1 million or 1.7% lower than the $6.0 million earned in 1999. An increase in debit card commission and bank-owned life insurance policy cash surrender value offset by a decrease in the fair value of mortgage servicing rights is the reason for the slight decline. Other noninterest income of $6.0 million for 1999 is $1.9 million or 46.3% greater than the $4.1 million earned in 1998. The increase is due to approximately $1.4 million of increased various transaction fees and other deposit service fees and a $0.3 million increase in the cash surrender value on the bank-owned life insurance policy.

ASSET SALES
Sales of mortgage loans during the year ended December 31, 2000 resulted in a gain of $14 thousand as compared to $51 thousand for the year ended December 31, 1999. Increasing long-term rates during 2000 caused a reduction in new loan volume and resulted in fewer sales. Sales of mortgage loans during the year ended December 31, 1999 resulted in a gain of $51 thousand as compared to $250 thousand for the year ended December 31, 1998. During 1999, increasing long-term rates caused a reduction in new loan volume and resulted in fewer sales.

During 2000, securities totaling approximately $9.0 million were sold from the available-for-sale portfolio or matured, resulting in a net gain of $1 thousand. These securities were sold and reinvested in bank-owned life insurance. In 1999, securities totaling approximately $18.4 million were sold from the available-for-sale portfolio or matured at a net gain of $3 thousand. Short treasury securities were sold and reinvested in agency securities to take advantage of the steepness of the yield curve and spread between treasuries and agencies. In 1998, securities totaling approximately $25.1 million were sold from the available-for-sale portfolio at a net gain of $97 thousand. Treasury securities were sold to purchase agency securities and therefore take advantage of the higher spreads between agency and treasuries in the market. The total of debt and equity securities held in the available-for-sale portfolio as of December 31, 2000 is $189.9 million versus $174.4 million at December 31, 1999. The accumulated other comprehensive income of $0.8 million, net of taxes, has been credited to shareholders' equity as of December 31, 2000. A comprehensive loss of $2.7 million, net of taxes, was debited as of December 31, 1999.

NONINTEREST EXPENSE
The operating costs of the Corporation are known as other expenses, and include, but are not limited to, salaries and benefits, equipment expense, and occupancy costs. Expense control is very important to the management of the Corporation, and every effort is made to contain and minimize the growth of operating expenses, attempting to provide technological innovation whenever practical, as operations change or expand. Salaries and benefits increased $1.7 million or 8.9% from $19.2 million in 1999 to $20.9 million in 2000. Salary increases of $1.1 million, which include bonuses and commission expense generated by Fin-Plan Group and the newly acquired George Becker Associates, Inc., contributed to this increase. The vacation and paid time off program was revised in 2000 which resulted in $0.4 million of additional expense. Salaries and benefits increased $3.5 million or 22.3% from $15.7 million in 1998 to $19.2 million in 1999. The increase is largely due to the commissions and salaries of the newly acquired Fin-Plan Group and the opening of another new supermarket branch.

Net occupancy expense increased $0.2 million or 8.0% from $2.5 million for the year ended December 31, 1999 to $2.7 million for the year ended December 31, 2000. The new Franconia office and a full year's expense for the new supermarket branch opened in 1999 contributed to the higher expense. Net occupancy expense increased from $2.2 million for the year ended December 31, 1998 to $2.5 million for the year ended December 31, 1999. The increase was due in part to the opening of an additional supermarket branch in 1999. Equipment expense remained constant at $2.6 million for December 31, 1999 and December 31, 2000. Equipment expense decreased $0.1 million from $2.7 million in 1998 to $2.6 million in 1999.

Other expenses of $9.7 million decreased $0.6 million or 5.8% for the year ended December 31, 2000 from $10.3 million for the year ended December 31, 1999. A decrease in intangible expense and certain retail sales incentives posted to salaries and benefits in 2000 instead of marketing expense in 1999 contributed to the decrease. Other expenses of $10.3 million increased $1.1 million or 12.0% for the year ended December 31, 1999 as compared to $9.2 million for 1998. MAC fees, contributions, community relations and intangible expense all contributed to this increase.

TAX PROVISION
The provision for income taxes was $6.8 million for the year ended December 31, 2000, $6.6 million for the year ended December 31, 1999, and $6.0 million for the year ended December 31, 1998. The provision for income taxes for 2000, 1999, and 1998, was at effective rates of 28.2%, 29.5%, and 29.4%, respectively. The effective tax rate reflects the benefits of tax credits generated from investments in low-income housing tax projects and tax-free income from investment of securities, loans, and bank-owned life insurance.


                                          Univest Corporation of Pennsylvania 29

      Management's Discussion and Analysis of Financial Condition and Results of Operations
                                                                     (continued)

FINANCIAL CONDITION
During 2000, total assets increased to $1,204.2 million, a growth of $83.2 million or 7.4% over the $1,121.0 million in 1999. Investment securities increased $36.5 million to $348.4 million as compared to the $311.9 million at December 31, 1999. Federal funds sold increased $14.4 million to $16.2 million as compared to the $1.8 million at December 31, 1999. Total loans increased by $16.7 million from $722.5 million at December 31, 1999 to $739.2 million at December 31, 2000. Accrued interest and other assets increased $8.1 million. Securities totaling approximately $9.0 million were sold and $8.0 million was reinvested in bank-owned life insurance to fund a non-qualified plan. The increase in deposits and long-term debt provided funds for the increases in investment securities, federal funds sold, and loans.

Total deposits grew from $910.7 million at December 31, 1999 to $971.9 million at December 31, 2000, an increase of $61.2 million or 6.7%. Deposit growth was due mainly to an increase in certificates of deposit resulting from special rate promotions and certain types of money market accounts paying higher rates. Long-term debt increased $8.0 million from $18.1 million at December 31, 1999 to $26.1 million at December 31, 2000 to expand lending.

Shareholders' equity increased $12.4 million or 12.1% to $115.2 million at December 31, 2000 compared to $102.8 million at December 31, 1999. The 5% stock dividend paid May 1, 2000 increased common stock and additional paid-in capital while reducing retained earnings. Unrealized gains on investment securities available-for-sale increased accumulated other comprehensive income by $3.5 million. Treasury stock increased to $25.1 million from $22.2 million at December 31, 1999. On November 22, 2000, the Board of Directors approved the continuation of the Buyback Program for another two years. This approval allows the Corporation to buy back up to 5% or approximately 367,228 shares of its outstanding common stock in open market or negotiated transactions. The net number of shares purchased since November 2000 through December 31, 2000 is 26,013.

ASSET/LIABILITY MANAGEMENT, LIQUIDITY
The primary functions of Asset/Liability Management are to assure adequate liquidity while maintaining an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet cash flow requirements of customers and corporate needs. Interest-rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing rates.

Univest uses both GAP and simulation techniques to quantify its exposure to interest-rate risk. The Corporation uses GAP techniques to identify and monitor long-term rate exposure and uses a simulation model to measure the short-term rate exposures. The Corporation runs various earnings simulation scenarios to quantify the effect of declining or rising interest rates on the net interest margin over a one-year horizon. The simulation uses existing portfolio rate and repricing information, combined with assumptions regarding future loan and deposit growth, future spreads, prepayments on residential mortgages, and the discretionary pricing of nonmaturity assets and liabilities.

The Corporation is permitted to use interest-rate swap agreements that convert a portion of its floating rate commercial loans to a fixed rate basis. In these swaps, the Corporation agrees to exchange, at specified intervals, the difference between fixed and floating interest rates calculated on an agreed-upon notional principal amount. Interest-rate swaps in which the Corporation pays a floating rate and receives a fixed rate are used to reduce the impact of changes in interest rates on the Corporation's net interest income.

At December 31, 2000, $30.0 million in notional interest-rate swaps were outstanding. The contracts entered into by the Corporation expire as follows:
$20.0 million in notional principal amount in the second quarter 2001, $10.0 million in the first quarter 2002. The impact of the interest-rate swaps on net interest income for the year ended December 31, 2000 was a negative $0.2 million and for the year ended December 31, 1999 a positive $0.2 million.

The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. As of December 31, 2000, the market value of interest-rate swaps in a favorable value position was $0.1 million and the market value of interest-rate swaps in an unfavorable value position was $0.1 million. At December 31, 1999, the market value of interest-rate swaps in an unfavorable value position was $0.3 million. Credit risk exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.


                                          Univest Corporation of Pennsylvania 30

      Management's Discussion and Analysis of Financial Condition and Results of Operations
                                                                     (condition)

CAPITAL ADEQUACY
Shareholders' equity at December 31, 2000 was $115.2 million or 9.6% of total assets compared to shareholders' equity of $102.8 million or 9.2% as of December 31, 1999. At December 31, 2000, shareholders' equity includes accumulated other comprehensive income of $0.8 million related to the unrealized security gains, net of taxes, on investment securities available-for-sale, while shareholders' equity at December 31, 1999 includes accumulated other comprehensive loss of $2.7 million.

Capital guidelines which banking regulators have adopted assign minimum capital requirements for categories of assets depending on their assigned risks. The components of risk-based capital are Tier I and Tier II. Tier I is composed of total shareholders' equity, excluding the adjustment for the unrealized securities gains and losses, and also excluding any goodwill. Tier II includes the applicable portion of the reserve for possible loan losses. Minimum required total risk-based capital is 8.0%. Under the requirements, Univest has Tier I capital ratios of 12.6% and 12.2%, and total risk-based capital ratios of 13.9% and 13.5% at December 31, 2000 and 1999, respectively. These ratios place Univest in the "well-capitalized" category under regulatory standards.

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

Univest uses both GAP and simulation techniques to quantify its exposure to interest-rate risk. The Corporation uses GAP techniques to identify and monitor long-term rate exposure and uses a simulation model to measure the short-term rate exposures. The Corporation runs various earnings simulation scenarios to quantify the effect of declining or rising interest rates on the net interest margin over a 1-year horizon. The simulation uses existing portfolio rate and repricing information, combined with assumptions regarding future loan and deposit growth, future spreads, prepayments on residential mortgages, and the discretionary pricing of nonmaturity assets and liabilities. The Corporation is permitted to use interest-rate swaps and interest-rate caps/floors with indices that correlate to on-balance sheet instruments, to modify its indicated net interest sensitivity to levels deemed to be appropriate based on the Corporation's current economic outlook. The effect of the interest-rate swaps that the bank uses to reduce its earnings volatility due to rate risk is also included in the results of the simulation.

At December 31, 2000, the simulation, based upon forward-looking assumptions, projects that Univest's greatest interest margin exposure to interest-rate risk would occur if interest rates decline from present levels. Given the assumptions, a 200 basis point parallel shift in the yield curve applied on a ramp-down basis would cause Univest's interest margin, over a 1-year horizon, to be approximately 1% less than it would be if market rates would remain unchanged. At December 31, 1999, the simulation projects that Univest's greatest interest margin exposure to interest-rate risk would occur if interest rates rise from present levels. A 200 basis point parallel shift in the yield curve applied on a ramp-up basis would cause Univest's interest margin, over a 1-year horizon, to be approximately 1% less than it would be if market rates would remain unchanged. Policy limits have been established which allow a tolerance for no more than approximately a 3.5% negative impact to the interest margin resulting from a 200 basis point parallel yield curve shift over a forward-looking 12-month period. See Management's Discussion and Analysis of Financial Condition and Results of Operations-"Net Interest Income" and "Asset/Liability Management, Liquidity" and the following table:


                                          Univest Corporation of Pennsylvania 31

      Management's Discussion and Analysis of Financial Condition and Results of Operations
                                                                     (continued)

INTEREST SENSITIVITY ANALYSIS AT DECEMBER 31, 2000


                                                                       WITHIN            1-5            OVER
                                                                      1 YEAR            YEARS          5 YEARS
                                                                    ------------------------------------------
         Rate-Sensitive Interest-Earning Assets:
         Federal funds sold                                          $16,190        $        --     $       --
         Investment securities                                        98,317            226,001         29,239
         Loans                                                       364,840            319,628         54,760
         Hedging instruments                                         (10,000)            10,000             --
                                                                    -------------------------------------------
                                                                     469,347            555,629         83,999
         Rate-Sensitive Liabilities:
         Interest-bearing deposits                                   472,411            330,623             94
         Borrowed funds                                               27,585             62,315          4,674
         Net noninterest-bearing funds (a)                                --                 --        211,273
                                                                    -------------------------------------------
                                                                     499,996            392,938        216,041
       Excess interest-earning assets (liabilities)                  (30,649)           162,691       (132,042)
Cumulative excess interest-earning assets (liabilities)             $(30,649)       $   132,042     $       --
                                                                    ===========================================


Notes to interest sensitivity analysis:

(a) Net noninterest-bearing funds are the sum of noninterest-bearing liabilities and shareholders' equity minus noninterest-earning assets.

                                          Univest Corporation of Pennsylvania 32

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

                                                   HIGH       LOW
                                                   --------------
       2000
       January-March                               26.19      19.19
       April-June                                  25.25      19.53
       July-September                              21.50      19.50
       October-December                            21.88      21.00

                                                   HIGH       LOW
                                                   --------------
       1999
       January-March                               34.75      31.25
       April-June                                  33.00      28.00
       July-September                              29.50      23.50
       October-December                            26.50      24.00

CASH DIVIDENDS PAID PER SHARE*
       2000
       January 2                                 $ 0.162
       April 1                                     0.162
       July 1                                      0.190
       October 1                                   0.190
                                                 -------
                                                 $ 0.704      for the year 2000
                                                 =======
       1999
       January 2                                 $ 0.143
       April 1                                     0.143
       July 1                                      0.162
       October 1                                   0.162
                                                 -------
                                                 $ 0.610      for the year 1999
                                                 =======


*THE CASH DIVIDENDS PAID PER SHARE HAVE BEEN RESTATED TO GIVE EFFECT TO A FIVE PERCENT STOCK DIVIDEND PAID ON MAY 1, 2000.


                                          Univest Corporation of Pennsylvania 33

                                                       Supplementary Information

DESCRIPTION OF BUSINESS
Univest Corporation of Pennsylvania is a financial holding company with banking and financial subsidiaries operating in eastern Pennsylvania and Delaware.

Union National Bank and Trust Company of Souderton, Pennsylvania has 19 traditional offices and 8 supermarket branches offering all normal commercial bank and trust services, and one work site office offering a payroll check cashing service. Union National also provides banking and trust services for the residents and employees of 10 retirement home communities.

Pennview Savings Bank has 5 offices and emphasizes deposits from the general public and residential mortgage loans. Pennview also provides banking services at 2 retirement home communities. Delview, Inc., a wholly owned subsidiary of Pennview, is a passive investment holding company located in Delaware. Univest Financial Services Corporation, a subsidiary of Delview, provides various financial management services and insurance products to individuals and businesses within the holding company's market area through Fin-Plan Group and George Becker Associates.

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

Univest Delaware, Inc. is a passive investment holding company located in Delaware.

SECURITIES MARKET
Univest Corporation of Pennsylvania stock is traded over the counter and is generally held by individuals residing within the market area of the Corporation as stated under Description of Business. The number of shareholders as of December 31, 2000 was 2,080.

SECURITIES AND EXCHANGE COMMISSION REPORTS
The Corporation will provide at no charge a copy of the SEC Form 10-K annual report for the year 2000 to each shareholder who requests one in writing after March 31, 2001. Requests should be directed to: Norman L. Keller, Secretary, Univest Corporation of Pennsylvania, 14 N. Main Street, Souderton, PA 18964.

                                          Univest Corporation of Pennsylvania 34

                                                                       Directors

JAMES L. BERGEY A,B
President,
Abram W. Bergey & Sons, Inc.

CLAIR W. CLEMENS A,B
Retired,
Hatfield Quality Meats, Inc.

R. LEE DELP A
President & Chief Executive Officer,
Moyer Packing Company, Inc.

RICHARD W. GODSHALL D
Physician, M.D.,
Upper Bucks Orthopaedic Association

CHARLES H. HOEFLICH A,B
Chairman Emeritus,
Univest Corporation of Pennsylvania

THOMAS K. LEIDY A,B
Chairman & President,
Leidy's, Inc.

H. RAY MININGER A
President,
H. Mininger & Son, Inc.

WILLIAM G. MORRAL C
Senior Vice President & Chief Financial
Officer, Moyer Packing Company, Inc.

MERRILL S. MOYER A,B,C
Retired Chairman, Univest Corporation of
Pennsylvania; and Retired Chairman, Union National
Bank & Trust Company

PAUL GREGORY SHELLY A,B
President,
Shelly Enterprises, Inc.

JOHN U. YOUNG A,C
President,
Alderfer, Inc.

MARGARET K. ZOOK D
Administrator,
Souderton Mennonite Homes, Inc.

MARVIN A. ANDERS A,B
Chairman, Univest Corporation of Pennsylvania; and
Chairman, Union National Bank & Trust Company

WILLIAM S. AICHELE A,B,C
President & Chief Executive Officer, Univest
Corporation of Pennsylvania; and President & Chief
Executive Officer, Union National Bank & Trust Company

NORMAN L. KELLER A,C
Executive Vice President, Univest Corporation of
Pennsylvania; and President & Chief Executive Officer,
Pennview Savings Bank

LAURENCE A. MOYER C
Executive Vice President & Secretary,
Pennview Savings Bank

LEGEND
A  Director of Univest Corporation of Pennsylvania
B  Director of Union National Bank & Trust Company
C  Director of Pennview Savings Bank
D  Alternate Director of Univest Corporation of Pennsylvania


                                          Univest Corporation of Pennsylvania 35

                                                                        Officers

UNIVEST CORPORATION OF PENNSYLVANIA


SENIOR MANAGEMENT

Marvin A. Anders, CHAIRMAN

William S. Aichele, PRESIDENT & CHIEF EXECUTIVE OFFICER

Norman L. Keller, EXECUTIVE VICE PRESIDENT & CORPORATE SECRETARY

Wallace H. Bieler, EXECUTIVE VICE PRESIDENT, TREASURER & CHIEF FINANCIAL OFFICER

K. Leon Moyer, EXECUTIVE VICE PRESIDENT & CREDIT POLICY OFFICER

George D. Terry, Jr., EXECUTIVE VICE PRESIDENT, ELECTRONIC SERVICES

Martin Renninger, SENIOR VICE PRESIDENT, FINANCIAL SERVICES & INSURANCE

SENIOR VICE PRESIDENTS

Linda J. Bishop, RETAIL SERVICES

Richard L. Boaman, ELECTRONIC SERVICES

Duane J. Brobst, CREDIT QUALITY

Douglas R. Delp, HUMAN RESOURCES

Kenneth D. Hochstetler, WEALTH MANAGEMENT

Diane L. Koehler, COMPLIANCE & COMMUNITY REINVESTMENT

Richard R. Swartley, ELECTRONIC SERVICES

VICE PRESIDENTS

Gary E. Brown, WEALTH MANAGEMENT

Patricia S. Coleman, ELECTRONIC SERVICES

T. Harry Hunter, SPECIAL ASSETS

Richard D. Juniper, AUDITOR

Garry R. Kuhnle, CREDIT SUPPORT

Mary L. Marger, ELECTRONIC SERVICES

John J. Matlack, CONSUMER LENDING

William B. Meyer, LOAN REVIEW

Timothy E. Mininger, WEALTH MANAGEMENT

Laurence A. Moyer, RESIDENTIAL MORTGAGE LENDING

Philip J. Rush, Finance & Accounting

Keith C. Thomas, ASSET RECOVERY

Francis E. Varilla, FINANCE & ACCOUNTING


UNION NATIONAL BANK & TRUST COMPANY

SENIOR MANAGEMENT

Marvin A. Anders, CHAIRMAN

William S. Aichele, PRESIDENT & CHIEF EXECUTIVE OFFICER

Wallace H. Bieler, EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

K. Leon Moyer, EXECUTIVE VICE PRESIDENT & CREDIT POLICY OFFICER

George D. Terry, Jr., EXECUTIVE VICE PRESIDENT

SENIOR VICE PRESIDENTS

Murray Y. Alderfer, TRUST DIVISION

Linda J. Bishop, RETAIL SERVICES

Diane L. Koehler, COMPLIANCE & COMMUNITY REINVESTMENT

John T. Landes, CORPORATE BANKING

Ronald S. Price, CORPORATE BANKING

Barry L. Stoltzfus, TRUST DIVISION


VICE PRESIDENTS

Michael A. Baymor, CORPORATE BANKING

John W. Duerksen, CORPORATE BANKING

J. MATTHEW HOLLIDAY, TRUST & INVESTMENT SERVICES

Patricia J. Kratz, CORPORATE BANKING

William F. Marks, CORPORATE BANKING

Rose A. Radcliff, CORPORATE BANKING

Stephen D. Robinson, CORPORATE BANKING

Ricky R. Schneider, CORPORATE BANKING

Harry A. Wenzel, CORPORATE BANKING

Gary S. Wolfer, TRUST & INVESTMENT SERVICES

Fern M. Zepp, TRUST DIVISION


PENNVIEW SAVINGS BANK

SENIOR MANAGEMENT

Norman L. Keller, PRESIDENT & CHIEF EXECUTIVE OFFICER

Laurence A. Moyer, EXECUTIVE VICE PRESIDENT & SECRETARY

Francis E. Varilla, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER & TREASURER

VICE PRESIDENTS

John J. Matlack, CONSUMER LENDING


FIN-PLAN GROUP

Robert J. Sims, CHAIRMAN

Ernest L. Sims, PRESIDENT

Martin Renninger, EXECUTIVE VICE PRESIDENT


GEORGE BECKER ASSOCIATES, INC.

George Becker Jr., CHAIRMAN & PRESIDENT

Martin Renninger, EXECUTIVE VICE PRESIDENT

George Becker III, VICE PRESIDENT


OTHER PRINCIPAL SUBSIDIARIES OF UNIVEST CORPORATION OF PENNSYLVANIA

Univest Realty Corporation

Univest Leasing Corporation

Univest Electronic Services Corporation

Univest Insurance Company

Univest Delaware Inc.

                                          Univest Corporation of Pennsylvania 36

                                                                Office Locations

UNION NATIONAL BANK & TRUST COMPANY

UNIVEST PLAZA OFFICE
TRUST AND FUNDS MANAGEMENT DIVISION,
CORPORATE BANKING, PRIVATE BANKING, CONSUMER LOAN DEPARTMENT
14 North Main Street
Souderton, Pennsylvania 18964
215-721-2400

BUCKINGHAM OFFICE
Hunt Acres Center
5006 York Road
Holicong, Pennsylvania 18928
215-794-5916

CENTER POINT OFFICE
2960 Skippack Pike
Worcester, Pennsylvania 19490
610-584-8450

CENTER SQUARE OFFICE
Clemens Market
Routes 202 & 73
Center Square, Pennsylvania 19422
610-279-3901

EAST GREENVILLE OFFICE
321 Main Street
East Greenville, Pennsylvania 18041
215-679-7928

FRANCONIA OFFICE
503 Harleysville Pike
Franconia, Pennsylvania 18924
215-721-0707

GREEN LANE OFFICE
101 Walnut Street
Green Lane, Pennsylvania 18054
215-234-4511

HARLEYSVILLE OFFICE
Clemens Market
611 Main Street
Harleysville, Pennsylvania 19438
215-256-8048

HILLTOWN TRADITIONAL OFFICE
Routes 113 & 309
Souderton, Pennsylvania 18964
215-721-2471

HILLTOWN SUPERMARKET OFFICE
Clemens Market
Route 113 & County Line Road
Souderton, Pennsylvania 18964
215-703-9933

KULPSVILLE OFFICE
Sumneytown Pike
Kulpsville, Pennsylvania 19443
215-368-1666

LANSDALE AREA OFFICE
2333 West Main Street, Suite 12
Lansdale, Pennsylvania 19446
215-362-8835

LANSDALE EAST OFFICE
Clemens Market
620 East Main Street
Lansdale, Pennsylvania 19446
215-412-9750

LINE LEXINGTON OFFICE
990 Bethlehem Pike
Line Lexington, Pennsylvania 18932
215-822-3314

MILFORD OFFICE
Route 663 & Weiss Road
Milford Square, Pennsylvania 18935
215-536-4204

MONTGOMERY OFFICE
986 Bethlehem Pike
Montgomeryville, Pennsylvania 18936
215-699-3525

NEW BRITAIN OFFICE
Clemens Market
202 Town Center
New Britain, Pennsylvania 18901
215-345-8259

PERKASIE OFFICE
545 Constitution Avenue
Perkasie, Pennsylvania 18944
215-257-6607

PLUMSTEADVILLE OFFICE
5859 Easton Road
Plumsteadville, Pennsylvania 18949
215-766-3701

QUAKERTOWN OFFICE
Quakertown Shopping Plaza
Clemens Market
Routes 313 & 309
Quakertown, Pennsylvania 18951
215-538-3407

RALPH'S CORNER OFFICE
Clemens Market
West Main Street & Forty Foot Road
Lansdale, Pennsylvania 19446
215-393-5677

SCHWENKSVILLE OFFICE
415 Main Street
Schwenksville, Pennsylvania 19473
610-287-7811

SELLERSVILLE OFFICE
835 Lawn Avenue
Sellersville, Pennsylvania 18960
215-257-8060

SOLEBURY OFFICE
Logan Square Shopping Center
6542D York Road
New Hope, Pennsylvania 18938
215-862-3750

SOUDERTON OFFICE
10 West Broad Street
Souderton, Pennsylvania 18964
215-721-2464

TELFORD OFFICE
50 Penn Avenue
Telford, Pennsylvania 18969
215-723-4515

TELFORD SUPERMARKET OFFICE
Landis Market
2685 County Line Road
Telford, Pennsylvania 18969
215-721-7412

TRAPPE OFFICE
595 West Main Street
Trappe, Pennsylvania 19426
610-454-0883

                                          Univest Corporation of Pennsylvania 37

PENNVIEW SAVINGS BANK

EXECUTIVE OFFICES
14 North Main Street
Souderton, Pennsylvania 18964
215-721-2400

FRANCONIA OFFICE
503 Harleysville Pike
Franconia, Pennsylvania 18924
215-721-0707

HATFIELD OFFICE
115 East Broad Street
Hatfield, Pennsylvania 19440
215-855-4646

MONTGOMERYVILLE OFFICE
706 North Wales Road
Montgomeryville, Pennsylvania 18936
215-362-5130

SILVERDALE OFFICE
103 Baringer Avenue
Silverdale, Pennsylvania 18962
215-257-9600

SOUDERTON OFFICE
15 Washington Avenue
Souderton, Pennsylvania 18964
215-721-2597

FIN-PLAN GROUP
531 East Lancaster Avenue
Wayne, Pennsylvania 19087
610-687-5050

GEORGE BECKER ASSOCIATES, INC.
54 West State Street
Doylestown, Pennsylvania 18901
215-348-3056

                                          Univest Corporation of Pennsylvania 38

                                                    Information for Shareholders


CORPORATE HEADQUARTERS
Univest Plaza
14 North Main Street
Souderton, Pennsylvania 18964

SHAREHOLDERS' MEETING
The Annual Shareholders' Meeting
will take place
at 10:45 a.m., Tuesday April 10, 2001, in the
Board Room at Univest Plaza,14 North Main Street,
Souderton, Pennsylvania

MARKET MAKERS FOR UNIVEST CORPORATION
of Pennsylvania Common Stock
Legg Mason Wood Walker, Inc.
1-800-221-8496
Ryan, Beck & Co.
1-800-223-8969
F.J. Morrissey & Co., Inc.
1-800-842-8928

UNIVEST SHAREHOLDER INFORMATION HOTLINE
For more information on the Univest Corporation of Pennsylvania Common Stock, please call 215-721-2434.

                                          Univest Corporation of Pennsylvania 39