Form 10-K, Exhibit 13
period 2001-12-31
UNIVEST CORP OF PENNSYLVANIA
filed 2002-03-28
CIK 102212


Consolidated Financial Highlights
(in thousands, except per share data)
                                                                                     Percentage
                                                            2001           2000         Change
                                                         ---------------------------------------
Earnings
    Net interest income................................. $   44,767     $   43,418        3.11%
    Income before income taxes .........................     26,181         24,139        8.46
    Applicable income taxes ............................      6,971          6,791        2.65
    Net income .........................................     19,210         17,348       10.73

Per Share*
    Average shares outstanding .........................      7,136          7,394       (3.49)
    Income before income taxes .........................       3.67           3.27       12.23
    Applicable income taxes ............................        .98            .92        6.52
    Net income:
       Basic ...........................................       2.69           2.35       14.47
       Diluted .........................................       2.68           2.34       14.53
    Book Value..........................................      17.32          15.76        9.90

Balance Sheets
    Investments.........................................    347,858        348,426        (.16)
    Net loans...........................................    788,035        729,020        8.10
    Deposits ...........................................    998,137        971,924        2.70
    Shareholders' equity................................    121,580        115,240        5.50
    Assets .............................................  1,260,713      1,204,714        4.65

*Per share data has been restated to give effect to a five-percent stock dividend paid May 1, 2000.


                      UNIVEST CORPORATION OF PENNSYLVANIA

                                                Consolidated Balance Sheets
                                               (in thousands, except share data)

                                                                                          December 31,
                                                                                     2001           2000
                                                                                 ----------------------------
Assets
   Cash and due from banks .............................................          $   39,107     $    40,517
   Interest-bearing deposits with other banks ..........................              15,731           5,131
   Investment securities held-to-maturity (market value $112,689
      and $159,325 at December 31, 2001 and 2000, respectively) ........             109,805         158,499
   Investment securities available-for-sale ............................             238,053         189,927
   Federal funds sold and other short-term investments .................                  64          16,190
   Loans................................................................             798,329         739,228
      Less: Reserve for possible loan losses............................             (10,294)        (10,208)
                                                                                 ----------------------------
      Net loans.........................................................             788,035         729,020
                                                                                 ----------------------------
   Premises and equipment, net..........................................              16,025          15,538
   Accrued interest and other assets ...................................              53,893          49,892
                                                                                 ----------------------------
      Total assets .....................................................          $1,260,713     $ 1,204,714
                                                                                 ============================
Liabilities
   Demand deposits, noninterest bearing ................................          $  166,254     $   168,796
   Demand deposits, interest bearing ...................................             322,245         298,304
   Savings deposits ....................................................             139,449         130,594
   Time deposits .......................................................             370,189         374,230
                                                                                 ----------------------------
      Total deposits ...................................................             998,137         971,924
                                                                                 ----------------------------
   Securities sold under agreements to repurchase ......................              73,745          67,370
   Other short-term borrowings .........................................              17,855           1,129
   Accrued expenses and other liabilities ..............................              25,321          22,976
   Long-term debt, current .............................................                   -           7,000
   Long-term debt ......................................................              24,075          19,075
                                                                                 ----------------------------
      Total liabilities ................................................           1,139,133       1,089,474
                                                                                 ----------------------------

Shareholders' equity
   Common stock, $5 par value; 24,000,000 shares authorized at
      December 31, 2001 and 2000 and 8,207,496 shares issued at
      December 31, 2001 and 2000 and 7,020,944 and 7,313,556
      shares outstanding at December 31, 2001 and 2000, respectively* ...             41,037          41,037
   Additional paid-in capital ...........................................             20,912          20,912
   Retained earnings ....................................................             89,688          77,498
   Accumulated other comprehensive income ...............................              3,070             848
   Treasury stock, at cost; 1,186,552 shares and 893,940 shares
      at December 31, 2001 and 2000, respectively .......................            (33,127)        (25,055)
                                                                                 ----------------------------
      Total shareholders' equity ........................................            121,580         115,240
                                                                                 ----------------------------
      Total liabilities and shareholders' equity ........................         $1,260,713     $ 1,204,714
                                                                                 ============================

See accompanying notes to consolidated financial statements.
*Common stock data has been restated to give effect to a five percent stock dividend paid May 1, 2000.

                      UNIVEST CORPORATION OF PENNSYLVANIA

Consolidated Statements of Income
(in thousands, except share data)


                                                                                    Year ended December 31,
                                                                           2001             2000              1999
                                                                        -----------------------------------------------
Interest income
   Interest and fees on loans:
      Taxable ..............................................             $55,084           $55,808           $52,336
      Exempt from federal income taxes .....................               3,319             3,185             2,645
                                                                        -----------------------------------------------
   Total interest and fees on loans ........................              58,403            58,993            54,981
   Interest and dividends on investment securities:
      U.S. Government obligations ..........................               5,233             7,333             9,577
      Obligations of state and political subdivisions ......               1,938             1,339               947
      Other securities .....................................              12,543            10,255             7,638
   Interest on time deposits with other banks ..............                 345               285               227
   Interest on federal funds sold and term federal funds ...                 746             1,672               474
                                                                        -----------------------------------------------
      Total interest income ................................              79,208            79,877            73,844
                                                                        -----------------------------------------------

Interest expense
   Interest on demand deposits .............................               7,873             9,900             7,054
   Interest on savings deposits ............................               2,555             2,660             2,776
   Interest on time deposits ...............................              20,348            20,377            18,390
   Interest on long-term debt ..............................               1,429             1,171               711
   Interest--all other .....................................               2,236             2,351             2,450
                                                                        -----------------------------------------------
      Total interest expense ...............................              34,441            36,459            31,381
                                                                        -----------------------------------------------
Net interest income ........................................              44,767            43,418            42,463
Provision for loan losses ..................................                 763               205             1,052
                                                                        -----------------------------------------------
Net interest income after provision for loan losses ........              44,004            43,213            41,411
                                                                        -----------------------------------------------

Noninterest income
   Trust ...................................................               4,260             4,404             3,970
   Service charges on demand deposits ......................               3,919             3,690             3,450
   Service charges on other deposits .......................               1,296             1,245             1,258
   Commission income .......................................               2,596             2,776             2,068
   Net gains on sales of securities ........................                 150                 1                 3
   Net gains on sales of mortgages .........................                  83                14                51
   Other ...................................................               5,662             4,611             4,749
                                                                        -----------------------------------------------
      Total other income ...................................              17,966            16,741            15,549
                                                                        -----------------------------------------------

Noninterest expense
   Salaries and benefits ...................................              19,961            20,887            19,204
   Net occupancy ...........................................               2,734             2,652             2,464
   Equipment ...............................................               2,214             2,556             2,570
   Other ...................................................              10,880             9,720            10,304
                                                                        -----------------------------------------------
      Total other expenses .................................              35,789            35,815            34,542
                                                                        -----------------------------------------------

Income before income taxes .................................              26,181            24,139            22,418
Applicable income taxes ....................................               6,971             6,791             6,614
                                                                        -----------------------------------------------
Net income .................................................             $19,210           $17,348           $15,804
                                                                        ===============================================

Net income per share: *
   Basic ...................................................             $  2.69           $  2.35           $  2.08
                                                                        ===============================================
   Diluted .................................................             $  2.68           $  2.34           $  2.07
                                                                        ===============================================

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

                      UNIVEST CORPORATION OF PENNSYLVANIA


                                                                         Consolidated Statements of Changes in Shareholders' Equity
                                                                                                  (in thousands, except share data)

                                                      Accumulated
                                                        Other                    Additional
                                                     Comprehensive     Common     Paid-in     Retained       Treasury
                                                        Income         Stock      Capital     Earnings        Stock        Total
                                                   --------------------------------------------------------------------------------
Balance at December 31, 1998.....................      $     582      $ 39,272   $ 14,908     $ 62,992     $ (14,577)    $ 103,177
                                                                                                                          ---------
Comprehensive Income
   Net Income for 1999...........................                                               15,804                      15,804
   Other comprehensive income, net of
     income tax benefit of $(1,784)
       Unrealized gains and (losses) on
       investment securities available-for-sale..         (3,254)                                                           (3,254)
                                                                                                                          ---------
Total comprehensive income ......................                                                                           12,550
                                                                                                                          ---------
   Cash dividends declared* ($0.629 per share)...                                               (4,762)                     (4,762)
   Stock issued under dividend reinvestment
     and employee stock purchase plans ..........                                                  (12)        1,282         1,270
   Exercise of stock options ....................                                                 (613)        1,312           699
   Acquisition of treasury stock (360,253 shares)                                                            (10,183)      (10,183)
                                                   --------------------------------------------------------------------------------
Balance at December 31, 1999.....................         (2,672)       39,272     14,908       73,409       (22,166)      102,751
                                                                                                                          ---------
Comprehensive Income
   Net Income for 2000...........................                                               17,348                      17,348
   Other comprehensive income, net of
     income taxes of $1,927
       Unrealized gains and (losses) on
       investment securities available-for-sale..          3,520                                                             3,520
                                                                                                                          ---------
Total comprehensive income ......................                                                                           20,868
                                                                                                                          ---------
   Cash dividends declared* ($0.732 per share)...                                               (5,420)                     (5,420)
   5% stock dividend paid May 1, 2000............                        1,765      6,004       (7,769)
   Stock issued under dividend reinvestment
     and employee stock purchase plans...........                                                  (27)        1,266         1,239
   Exercise of stock options ....................                                                  (43)          109            66
   Acquisition of treasury stock
     (192,921 shares)............................                                                             (4,264)       (4,264)
                                                   --------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000 ....................            848        41,037     20,912       77,498       (25,055)      115,240
                                                                                                                          ---------
COMPREHENSIVE INCOME
   NET INCOME FOR 2001...........................                                               19,210                      19,210
   OTHER COMPREHENSIVE INCOME, NET OF
     INCOME TAXES OF $1,197
       UNREALIZED GAINS AND (LOSSES) ON
       INVESTMENT SECURITIES AVAILABLE-FOR-SALE..          1,919                                                             1,919
       UNREALIZED GAINS AND (LOSSES) ON SWAPS....            303                                                               303
                                                                                                                          ---------
TOTAL COMPREHENSIVE INCOME ......................                                                                           21,432
                                                                                                                          ---------
   CASH DIVIDENDS DECLARED*
       ($0.820 PER SHARE)........................                                               (5,843)                     (5,843)
   STOCK ISSUED UNDER DIVIDEND REINVESTMENT
       AND EMPLOYEE STOCK PURCHASE PLANS ........                                                  (16)        1,221         1,205
   EXERCISE OF STOCK OPTIONS.....................                                               (1,161)        2,213         1,052
   ACQUISITION OF TREASURY STOCK
       (404,302 SHARES)..........................                                                            (11,506)      (11,506)
                                                   --------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001 ....................      $   3,070      $ 41,037   $ 20,912     $ 89,688     $ (33,127)    $ 121,580
                                                   ================================================================================

See accompanying notes to consolidated financial statements.
* Per share data has been restated to give effect to a five percent stock dividend paid May 1, 2000.

                      UNIVEST CORPORATION OF PENNSYLVANIA

Consolidated Statements of Cash Flows
(in thousands)

                                                                                   Year ended December 31,
                                                                           2001             2000              1999
                                                                    ---------------------------------------------------
Cash flows from operating activities
Net income ....................................................        $  19,210         $  17,348         $  15,804
Adjustments to reconcile net income to net cash
    provided by operating activities:
  Provision for loan losses in excess of (less than)
    net charge-offs ...........................................               86              (496)              685
  Depreciation of premises and equipment ......................            2,495             2,284             2,313
  (Discount accretion) premium amortization on
    investment securities .....................................             (764)             (338)               17
  Deferred tax (benefit) income tax ...........................             (757)             (458)               31
  Realized gains on investment securities .....................             (150)               (1)               (3)
  Realized gains on sales of mortgages ........................              (83)              (14)              (51)
  Increase (decrease) in net deferred loan fees ...............              479              (315)              (39)
  (Increase) decrease in interest receivable and other assets .             (836)                60           (3,338)
  Increase (decrease) in accrued expenses and other liabilities            1,814              3,409             (622)
                                                                    ---------------------------------------------------
    Net cash provided by operating activities .................           21,494             21,479           14,797

Cash flows from investing activities
  Proceeds from maturing securities held-to-maturity ..........          163,329             61,707           90,041
  Proceeds from maturing securities available-for-sale ........          111,274             20,114           28,935
  Proceeds from sales of securities available-for-sale ........           15,893              9,041           18,391
  Purchases of investment securities held-to-maturity .........         (114,198)           (82,671)         (11,165)
  Purchases of investment securities available-for-sale .......         (171,862)           (38,956)        (115,466)
  (Increase) decrease in interest-bearing deposits ............          (10,600)            (1,292)             101
  Premium paid to purchase bank-owned life insurance ..........               --             (8,000)              --
  Net decrease (increase) in federal funds sold and other
    short-term investments ....................................           16,126            (14,390)          10,900
  Proceeds from sales of mortgages ............................            9,016              2,362           11,306
  Net increase in loans .......................................          (68,513)           (18,787)         (73,241)
  Capital expenditures ........................................           (2,982)            (2,414)          (1,893)
  Other investing activities ..................................           (2,700)              (200)          (4,000)
                                                                    ---------------------------------------------------
    Net cash used in investing activities .....................          (55,217)           (73,486)         (46,091)

Cash flows from financing activities
  Net increase in deposits.....................................           26,213             61,249           36,171
  Net increase (decrease) in short-term borrowings.............           23,101             (3,599)           8,053
  Repayment of long-term debt..................................           (7,000)            (2,000)               -
  Proceeds from long-term debt ................................            5,000             10,000            9,000
  Purchases of treasury stock..................................          (11,506)            (4,264)         (10,183)
  Stock issued under dividend reinvestment and
    employee stock purchase plans .............................            1,205              1,239            1,270
  Proceeds from exercise of stock options......................            1,052                 66              699
  Cash dividends ..............................................           (5,752)            (5,233)          (4,661)
                                                                    ---------------------------------------------------
    Net cash provided by financing activities .................           32,313             57,458           40,349
                                                                    ---------------------------------------------------
  Net (decrease) increase in cash and due from banks ..........           (1,410)             5,451            9,055
                                                                    ---------------------------------------------------
  Cash and due from banks at beginning of year ................           40,517             35,066           26,011
                                                                    ---------------------------------------------------
  Cash and due from banks at end of year ......................        $  39,107         $   40,517        $  35,066
                                                                    ===================================================

Supplemental disclosures of cash flow information
  Cash paid during the year for:
    Interest ..................................................        $  34,893         $   34,497        $  32,916
    Income taxes ..............................................        $   7,678         $    7,077        $   6,758

See accompanying notes to consolidated financial statements.

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

Reclassification

      Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Interest-bearing Deposits with Other Banks

      Interest-bearing deposits with other banks consist of deposit accounts with other financial institutions generally having maturities of three months or less.

Investment Securities

      Securities are classified as investment securities held to maturity and carried at amortized cost if management has the positive intent and ability to hold the securities to maturity. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and are carried at market value. Securities not classified as held to maturity or trading are designated securities available-for-sale and carried at fair value with unrealized gains and losses reflected in accumulated other comprehensive income, net of estimated income taxes. The net unrealized gain on available-for-sale securities included in accumulated other comprehensive income was $2,767 and $848 at December 31, 2001 and December 31, 2000, respectively.

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





Derivative Financial Instruments

      The Corporation uses interest-rate swap agreements to manage the interest-rate risk of its floating-rate loan portfolio. Univest accounts for its interest rate swap contracts in compliance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", by establishing and documenting the effectiveness of the instrument in offsetting the change in cash flows of certain prime-rate-based loans held by the bank. When the effectiveness of the hedge can be established and adequately documented at the inception of the derivative contract, the change in market value of the swap is recorded on the balance sheet of the company but only the accrued payments due under the contract for the current period are passed through the statement of operations. To ensure effectiveness, Univest performs an analysis to ensure that changes in fair value or cash flow of the derivative

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)

correlates to the equivalent changes in the loans being hedged. Related fees are deferred and amortized on a straight-line basis over the life of the swap, which corresponds to the estimated life of the asset being hedged. Interest-rate differentials to be paid or received as a result of interest-rate swap agreements are accrued and recognized as an adjustment of interest income related to the designated floating-rate loans. Recorded amounts related to interest-rate swaps are included in other assets or liabilities. Should the company be unable to document the effectiveness of all or part of the cash flow hedge, the change in market value of the ineffective part of the instrument will need to be marked-to-market through the statement of operations, potentially causing material fluctuations in reported earnings in the period of the change relative to comparable periods.

      As of January 1, 2001, the Corporation adopted Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended. The Statement requires the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The fair value, net of income taxes, of the interest-rate swaps has been included in accumulated other comprehensive income.

Reserve for Possible Loan Losses

      The reserve for possible loan losses is based on management's evaluation of the loan portfolio under current economic conditions and such other factors, which deserve recognition in estimating possible loan losses. This evaluation is inherently subjective as it requires estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Additions to the reserve arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the reserve. Loans are charged off when there has been permanent impairment or when in the opinion of management the full amount of the loan, in the case of non-collateral dependent borrowings, will not be realized. Certain impaired loans are reported at the present value of expected future cash flows using the loan's initial effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

      The reserve for possible loan losses consists of two elements:
      (1) an allocated reserve, which is comprised of reserves established on specific loans, and class reserves based on historical loan loss experience, current trends, and management assessments.
      (2) unallocated reserves based on both general economic conditions and other risk factors in the Corporation's individual markets and portfolios, and to account for a level of imprecision in management's estimation process.

      The specific reserve element is based on a regular analysis of impaired commercial and real estate loans. The specific reserve established for these loans is based on a careful analysis of related collateral value, cash flow considerations and, if applicable, guarantor capacity.

      The class reserve element is determined by an internal loan grading process in conjunction with associated allowance factors. The Corporation revises the class allowance factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool classification.

      The Corporation maintains an unallocated reserve to recognize the existence of credit exposures that are probable within the loan portfolio although currently are undetected. There are many factors considered such as the inherent delay in obtaining information regarding a customer's financial condition or changes in their business condition, the judgmental nature of loan evaluations, the delay in the interpretation of economic trends and the judgmental nature of collateral assessments. (Also refer to Management's Discussion and Analysis.)

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

Stock Options

      The Corporation grants stock options to employees with an exercise price equal to the fair value of the shares at the date of grant. The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)



accounting provided for under Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant.

      Pro forma information regarding net income and earnings per share is required by SFAS No. 123. The effect of applying SFAS No. 123 to the Corporation's stock-based awards results in net income and earnings per share that are not materially different from amounts reported.

Dividend Reinvestment and Employee Stock Purchase Plans

      The Univest Dividend Reinvestment Plan (the "Reinvestment Plan") provided 1,000,000 shares of common stock and the 1996 Employee Stock Purchase Plan (the "Purchase Plan") provided 500,000 shares of common stock available for issuance. Employees may elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% nor more than 10% of such employee's total compensation. These contributions are then used to purchase stock during an offering period determined by the Corporation's Administrative Committee. The purchase price of the stock is established by the Administrative Committee provided, however, that the purchase price will not be less than 85% of the lesser of the market price on the first day or last day of the offering period.

      During 2001 and 2000, 37,958 and 48,850 shares, respectively, were issued under the Reinvestment Plan, with 838,029 shares available for future purchase as of December 31, 2001. During 2001 and 2000, 6,102 and 8,700 shares, respectively, were issued under the Purchase Plan, with 492,175 shares available for future purchase as of December 31, 2001.

Income Taxes

      Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes."

Intangible Assets

      The Corporation acquired intangible assets in connection with the acquisitions of Pennview, Fin-Plan, Univest Insurance Inc. (formerly George Becker Associates) and Gum Insurance that include goodwill and core deposit intangibles. Goodwill is being amortized on a straight-line basis over a fifteen-year period. Core deposit intangibles have been fully amortized over their estimated useful lives of ten years. At December 31, 2001 the unamortized balance is approximately $7.1 million ($5.3 million at December 31, 2000), net of accumulated amortization of approximately $5.0 million ($4.2 million at December 31, 2000). In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the loss of economic value, the carrying amount of the goodwill is reduced by the estimated loss of value. On July 20, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards SFAS No. 141 and SFAS No. 142, which changed the initial measurement and subsequent recording of goodwill and intangible assets. The effect of adopting SFAS No. 141 is discussed under "Recent Accounting Pronouncements."

      Mortgage servicing rights are recognized as separate assets when rights are acquired through the sale of mortgage loans. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing period of the underlying mortgage loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Fair value is based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance, to the extent that fair value is less than the capitalized amount. The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2001 and 2000 was $0.5 million. The fair values of these rights approximates the carrying value at December 31, 2001 and 2000. The fair value of servicing rights was determined using discount rates ranging from 6.8% to 7.6%. Amortization of mortgage servicing rights of approximately $0.1 million was recorded during 2001 ($.06 million was recorded in 2000). The valuation allowance was immaterial to the financial statements.

Retirement Plan, Supplemental Plans and Other Postretirement Benefit Plans

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

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)


      The Corporation provides certain postretirement healthcare and life insurance benefits for retired employees. The Corporation accrues the costs associated with providing these benefits during the active service periods of employees in accordance with Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106).

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

Earnings Per Share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

Comprehensive Income

      Unrealized gains or losses on the Corporation's available-for-sale securities and cash flow hedges are included in comprehensive income.

      The following shows the accumulated comprehensive income, net of income taxes, for the periods presented:

                                                                  Period Ended Dec. 31
                                                                     2001       2000
                                                               ---------------------------
Net income...................................................     $ 19,210    $ 17,348
Accumulated unrealized gain on cash flow hedges .............          303           -
Change in unrealized gain (loss) on available-for-
sale investment securities ..................................        1,919       3,520
                                                               ---------------------------
Total comprehensive income ..................................     $ 21,432    $ 20,868
                                                               ===========================

Recent Accounting Pronouncements

      On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Major provisions of these Statements include the following:
      o SFAS No. 141 provisions relating to the initial measurement and recording of goodwill and intangible assets, financial statement presentation, and disclosures are effective for combinations completed after June 30, 2001.
      o SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for companies with fiscal years beginning after March 15, 2001, but only if they have not issued their first quarter financial statements prior to adoption. Regardless of the full adoption date, the nonamortization provisions of SFAS No. 142 are effective for business combinations and other transactions completed after June 30, 2001.

      The Corporation estimates that a decrease of approximately $500 thousand in other expenses will be the effect of adopting SFAS No. 142.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


Note 2. Restrictions on Cash and Due from Bank Accounts

      Union is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances was $2.7 million for December 31, 2001 and 2000.

Note 3. Investment Securities

      Securities with a market value of $206.0 million and $207.0 million at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes as required by law. The following table shows the amortized cost and the approximate market value of the held-to-maturity securities and available-for-sale securities at December 31, 2001 and 2000, by maturity within each type:


                                                        DECEMBER 31, 2001                            December 31, 2000
                                        --------------------------------------------  ----------------------------------------------
                                                        GROSS      GROSS                             Gross        Gross
                                         AMORTIZED   UNREALIZED  UNREALIZED  MARKET    Amortized   Unrealized   Unrealized   Market
Held-to-Maturity Securities                COST         GAINS      LOSSES    VALUE        Cost       Gains        Losses     Value
                                        --------------------------------------------  ----------------------------------------------
U.S. Treasury, government
  corporations and agencies
  obligations:
 Within 1 year ...................       $  7,000      $  102       $  -    $  7,102    $ 47,142     $   15       $ (70)    $ 47,087
 1 to 5 years ....................         23,100         446         (9)     23,537      30,998         25        (178)      30,845
                                        --------------------------------------------  ----------------------------------------------
                                           30,100         548         (9)     30,639      78,140         40        (248)      77,932
                                        --------------------------------------------  ----------------------------------------------

State and political subdivisions:
 Within 1 year ...................          2,960          26          -       2,986       5,020          1          (8)       5,013
 1 to 5 years ....................          9,180         195          -       9,375      12,721          -        (113)      12,608
 Over 10 years....................          1,154           4          -       1,158       1,154          -           -        1,154
                                        --------------------------------------------  ----------------------------------------------
                                           13,294         225          -      13,519      18,895          1        (121)      18,775
                                        --------------------------------------------  ----------------------------------------------

Mortgage-backed securities:
 Within 1 year ...................              -           -          -           -         794          -          (4)         790
 1 to 5 years ....................            934          17          -         951         837          -          (5)         832
 5 to 10 years ...................          5,726         104          -       5,830       3,130         20          (8)       3,142
 Over 10 years....................         39,384       1,027        (83)     40,328      36,609        684         (57)      37,236
                                        --------------------------------------------  ----------------------------------------------
                                           46,044       1,148        (83)     47,109      41,370        704         (74)      42,000
                                        --------------------------------------------  ----------------------------------------------

Other:
 Within 1 year ...................              -           -          -           -         491          -           -          491
 1 to 5 years ....................         10,145         532          -      10,677       9,195        271           -        9,466
 5 to 10 years ...................          6,351         298          -       6,649       6,542        140           -        6,682
 Over 10 years....................          3,871         225          -       4,096       3,866        113           -        3,979
                                        --------------------------------------------  ----------------------------------------------
                                           20,367       1,055          -      21,422      20,094        524           -       20,618
                                        --------------------------------------------  ----------------------------------------------
Total ............................       $109,805      $2,976       $(92)   $112,689    $158,499     $1,269       $(443)    $159,325
                                        ============================================  ==============================================

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)

                                                        DECEMBER 31, 2001                            December 31, 2000
                                        --------------------------------------------  ----------------------------------------------
                                                        GROSS      GROSS                             Gross        Gross
                                         AMORTIZED   UNREALIZED  UNREALIZED  MARKET    Amortized   Unrealized   Unrealized   Market
Securities Available for Sale              COST         GAINS      LOSSES    VALUE        Cost       Gains        Losses     Value
                                        --------------------------------------------  ----------------------------------------------
U.S. Treasury, government
  corporations and agencies
  obligations:
 Within 1 year .....................      $  5,497     $   54      $   -    $  5,551   $ 20,939      $    1     $ (55)      $ 20,885
 1 to 5 years ......................        52,260        868          -      53,128     31,677         147       (56)        31,768
 5 to 10 years .....................         2,000         44          -       2,044        550           1         -            551
                                        --------------------------------------------  ----------------------------------------------
                                            59,757        966          -      60,723     53,166         149      (111)        53,204
                                        --------------------------------------------  ----------------------------------------------
State and political subdivisions:
 1 to 5 years ......................           974          6          -         980        414           -        (6)           408
 5 to 10 years .....................         1,224         20          -       1,244        560           2         -            562
 Over 10 years......................        33,918        569       (367)     34,120     18,753         729        (1)        19,481
                                        --------------------------------------------  ----------------------------------------------
                                            36,116        595       (367)     36,344     19,727         731        (7)        20,451
                                        --------------------------------------------  ----------------------------------------------
Mortgage-backed securities:
 1 to 5 years ......................         2,436         50          -       2,486      2,225          12        (2)         2,235
 5 to 10 years .....................        29,400        795          -      30,195     27,836         154       (62)        27,928
 Over 10 years......................        72,627        977       (170)     73,434     51,057         196      (185)        51,068
                                        --------------------------------------------  ----------------------------------------------
                                           104,463      1,822       (170)    106,115     81,118         362      (249)        81,231
                                        --------------------------------------------  ----------------------------------------------
Other:
 Within 1 year .....................           669          -          -         669      3,493           -         -          3,493
 1 to 5 years ......................        23,994      1,311          -      25,305     23,936         469       (31)        24,374
 5 to 10 years .....................         2,000         46          -       2,046          -           -         -              -
 Over 10 years......................         6,797         54          -       6,851      7,183           -        (9)         7,174
                                        --------------------------------------------  ----------------------------------------------
                                            33,460      1,411          -      34,871     34,612         469       (40)        35,041
                                        --------------------------------------------  ----------------------------------------------
Total ..............................      $233,796    $ 4,794      $(537)   $238,053   $188,623      $1,711     $(407)      $189,927
                                        ============================================================================================

      Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

      During the year ended December 31, 2001, available-for-sale debt securities with a fair value at the date of sale of $15,893 were sold ($9,041 in 2000). Gross realized gains on such sales totaled $151 during 2001 ($9 in 2000 and $52 in 1999), and the gross realized losses totaled $1 during 2001 ($8 in 2000 and $49 in 1999). Net unrealized gains on available-for-sale securities included in accumulated other comprehensive income as a separate component of shareholders' equity totaled $2,767 in 2001 and $848 in 2000. Unrealized losses in investment securities at December 31, 2001 and 2000 do not represent permanent impairments.

      At December 31, 2001 and 2000, there were no investments in any single non-federal issuer representing more than 10% of shareholders' equity.

Note 4. Loans

      The following is a summary of the major loan categories:

                                                              December 31,
                                                           2001         2000
                                                      --------------------------
Real estate-construction ............................    $ 34,774    $ 39,707
Real estate-commercial ..............................     195,872     168,761
Real estate-residential .............................     226,962     214,973
Commercial and industrial ...........................     254,032     221,101
Loans to individuals ................................      71,212      79,320
All other............................................      15,495      15,425
                                                      --------------------------
Total loans .........................................     798,347     739,287
Less: Unearned income ...............................         (18)        (59)
                                                      --------------------------
                                                         $798,329    $739,228
                                                      ==========================

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


      At December 31, 2001, loans to directors and executive officers of Univest and companies in which directors have an interest aggregated $19,735. These loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with customers and did not involve more than the normal risk of collectibility or present other unfavorable terms. The summary of activity for the past year is as follows:

            Balance at                      Amounts           Balance at
         January 1, 2001     Additions     Collected       December 31, 2001
        ---------------------------------------------------------------------
             $14,021          $25,305       $19,591             $19,735

Note 5. Reserve for Possible Loan Losses

      A summary of the transactions in the reserve for possible loan losses is as follows:

                                                    2001      2000       1999
                                                --------------------------------
Balance at beginning of year....................  $10,208   $ 10,704   $10,019
Provision charged to operating expenses ........      763        205     1,052
Recoveries......................................      540        672     1,390
Loans charged off...............................   (1,217)    (1,373)   (1,757)
                                                --------------------------------
Balance at end of year..........................  $10,294   $ 10,208   $10,704
                                                ================================

      Information with respect to loans that are considered to be impaired under SFAS No. 114 for the year ended December 31 is as follows:


                                                                                        December 31,
                                                                                     2001         2000
                                                                                  ----------------------
Average recorded investment in impaired loans ..................................   $ 2,154      $ 2,096
Recorded investment in impaired loans at year-end subject to
    a reserve for loan losses...................................................       832        1,485
Corresponding reserve...........................................................       540        1,035
Recorded investment in impaired loans at year-end requiring
    no reserve for loan losses .................................................       574          168
Recorded investment in impaired loans at year-end ..............................     1,406        1,653
Recorded investment in nonaccrual and restructured* ............................     1,617        1,865

* Included in the nonaccrual total are Pennview's first residential mortgage loans which were over 90 days delinquent of $211 at December 31, 2001 and $212 at December 31, 2000.

      The following is an analysis of interest on nonaccrual loans at December 31 as follows:

                                                         2001    2000    1999
                                                      -------------------------
Nonaccrual and restructured loans .................... $ 1,617 $ 1,865 $ 2,323
Interest income that would have been recognized
      under original terms............................     176     229     246

      There was no other real estate owned at December 31, 2001 and December 31, 2000.

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)


Note 6. Premises and Equipment

                                                               December 31,
                                                             2001       2000
                                                           --------------------
Land and land improvements ............................... $  4,230   $  3,411
Premises and improvements.................................   17,759     17,853
Furniture and equipment...................................   17,528     16,996
                                                           --------------------
                                                             39,517     38,260
Less: accumulated depreciation............................  (23,492)   (22,722)
                                                           --------------------
                                                           $ 16,025   $ 15,538
                                                           ====================

      As of December 31, 2001, Univest and its subsidiaries were obligated under noncancelable leases for various premises and equipment. A summary of the future minimum rental commitments under noncancelable operating leases net of related sublease revenue is as follows:

                    2002................................$ 747
                    2003................................  592
                    2004................................  465
                    2005................................  291
                    2006................................  201

      Rental expense charged to operations was $707, $685, and $611 for 2001, 2000, and 1999, respectively.

Note 7. Income Taxes

      The provision for federal and state income taxes included in the accompanying consolidated statements of income consists of the following:

                                                           2001    2000    1999
                                                         -----------------------
Current..............................................    $ 7,728 $ 7,249 $ 6,583
Deferred ............................................       (757)   (458)     31
                                                         -----------------------
                                                         $ 6,971 $ 6,791 $ 6,614
                                                         =======================

      The provision for income taxes differs from the expected statutory provision as follows:

                                                                 2001    2000
                                                              ------------------
Expected provision at statutory rate .........................   35.0%   35.0%
Difference resulting from:
  Tax exempt interest income..................................   (6.7%)  (6.2%)
  Increase in value of contracts..............................   (2.4%)  (1.7%)
  Other.......................................................    0.7%    1.0%
                                                              ------------------
                                                                 26.6%   28.1%

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The assets and liabilities giving rise to the Corporation's deferred tax assets and liabilities as of December 31, 2001 and 2000 are as follows:


                                                                 2001     2000
                                                              ------------------
Deferred tax assets:
  Loan loss .................................................. $ 3,831  $ 3,772
  Deferred compensation ......................................     426      403
  Postretirement benefits.....................................     407      407
  Depreciation ...............................................     242       82
  Other.......................................................     118        -
                                                              ------------------
Total deferred tax assets .................................... $ 5,024  $ 4,664

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


                                                                2001     2000
                                                           ---------------------
Deferred tax liabilities:
  Accretion ............................................      $   311  $   234
  Retirement plans .....................................          153       56
  Intangible assets ....................................          291      290
  Deferred income ......................................          394      408
  Marked-to-market adjustment...........................        1,921      493
  Other.................................................            -      525
                                                           ---------------------
Total deferred tax liabilities .........................        3,070    2,006
Net deferred tax assets ................................      $ 1,954  $ 2,658
                                                           =====================
      No valuation allowance was recognized for the deferred tax assets at December 31, 2001 and 2000.

Note 8. Retirement Plan and Supplemental Retirement Plans

      Information with respect to the Retirement Plan and the Supplemental Retirement Plans is as follows:

                                                                2001     2000
                                                           ---------------------
Change in benefit obligation
Benefit obligation at beginning of year ................    $ 19,615  $ 17,944
Service cost-benefits earned during the period .........         635     1,221
Interest cost on projected benefit obligation ..........       1,266     1,322
Actuarial (gain) loss...................................        (802)       30
Benefits paid ..........................................      (1,063)     (902)
                                                           ---------------------
Benefit obligation at end of year.......................    $ 19,651  $ 19,615
                                                           =====================

Change in plan assets
Fair value of plan assets at beginning of year..........    $ 17,583  $ 19,090
Actual return on plan assets ...........................        (435)     (888)
Benefits paid...........................................      (1,063)     (902)
Employer contribution...................................         310       283
                                                           ---------------------
Fair value of plan assets at end of year ...............      16,395    17,583
                                                           ---------------------
Funded status                                                 (3,256)   (2,032)
Unrecognized net actuarial gain ........................         619      (489)
Unrecognized prior service costs .......................        (270)     (343)
Unrecognized net transition asset ......................           -         -
                                                           ---------------------
Pension liability ......................................    $ (2,907) $ (2,864)
                                                           =====================


Weighted-average assumptions as of December 31
Assumed discount rate for obligation.................... 7.00%-7.50% 7.25%-8.00%
Assumed long-term rate of investment return ............     8.50%       8.50%
Assumed salary increase rate ........................... 4.00%-5.10% 4.00%-5.10%


      Expense recognized in 2001, 2000, and 1999 amounted to $353, $680, and $1,045, respectively, and is summarized as follows:


                                                            2001      2000       1999
                                                         -------------------------------
Service cost-benefits earned during the period..........  $   635   $ 1,221    $ 1,684
Interest cost on projected benefit obligation ..........    1,266     1,322      1,039
Expected return on plan assets .........................   (1,476)   (1,593)    (1,455)
Amortization of net transition asset....................        -      (126)      (126)
Amortization of prior service cost .....................      (72)     (144)       (61)
                                                         -------------------------------
                                                          $   353   $   680    $ 1,045
                                                         ===============================

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)


      The unrecognized net asset at transition is being amortized on the straight-line method over 15 years. Plan assets include marketable equity securities, corporate and government debt securities, and certificates of deposit. The Corporation has invested in bank-owned life insurance contracts to meet its future obligations under the supplemental retirement plans. For the nonqualified supplemental retirement plan, the projected benefit obligation excess of plan assets was $3,920 and $3,884 for December 31, 2001 and 2000 respectively.

      Expense recorded by the Corporation for the 401(k) deferred salary savings plan for the years ended December 31, 2001, 2000 and 1999 was $306, $306 and $290, respectively.

Note 9. Other Postretirement Benefit Plan

      Information with respect to Other Postretirement Benefits is as follows:

Change in benefit obligation                                 2001        2000
                                                         -----------------------
Benefit obligation at beginning of year ................   $    929    $    903
Service cost-benefits earned during the period .........         34          32
Interest cost on projected benefit obligation ..........         66          64
Actuarial (gain) loss...................................          7         (31)
Benefits paid ..........................................        (69)        (39)
                                                         -----------------------
Benefit obligation at end of year.......................   $    967    $    929
                                                         =======================

Fair value of plan assets ..............................          -           -
                                                         -----------------------
Funded status                                                  (967)       (929)
Unrecognized net actuarial loss ........................         42          33
Unrecognized prior service cost.........................       (251)       (269)
                                                         -----------------------
Accrued pension expense ................................   $ (1,176)   $ (1,165)
                                                         =======================

      Net periodic postretirement benefit cost for the years ended December 31, 2001, 2000, and 1999 includes the following components:


                                                                             2001    2000    1999
                                                                           ------------------------
Service cost-benefits earned during the period........................       $ 34    $ 32    $ 30
Interest cost on accumulated postretirement benefit obligation .......         66      64      61
Prior service cost....................................................        (20)    (20)    (20)
Amortization of actuarial loss .......................................          -       -       6
                                                                           ------------------------
                                                                             $ 80    $ 76    $ 77
                                                                           ========================

Weighted-average assumptions as of December 31                   2001     2000
                                                              ------------------
Assumed discount rate for obligation.........................    7.25%    7.25%
Medical care cost trend on covered charges*..................    6.50%    6.50%

*For measurement purposes, the medical care cost trend rate on covered charges is assumed to decrease gradually by 1/2 percent per year, reaching 5 percent in 2003 and after. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                                               One Percentage Point
                                                                          ------------------------------
                                                                            Increase          Decrease
                                                                          ------------------------------
Effect on total of service and interest cost components ................      $ 3               $ (3)
Effect on postretirement benefit obligation ............................       36                (35)

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

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


Note 10. Long-Term Incentive Plan

      The Corporation adopted the 1993 Long-Term Incentive Plan, whereby the Corporation may grant options to employees to purchase up to 800,000 shares of common stock. The plan provides for the issuance of options to purchase common shares at prices not less than 100 percent of the fair market value at the date of option grant. After two years, 33 percent of the optioned shares are exercisable each year for a period not exceeding six years. 273,530 common shares were available for future options and 338,373 common shares were exercisable at December 31, 2001. Transactions involving the plan are summarized as follows:

                                                  Shares         Option Price
                                               Under Option        Per Share
                                              --------------------------------
Outstanding at December 31, 1998.............    126,404        $12.95-$28.57
Granted......................................     15,750                31.67
Granted......................................    146,213                24.29
Exercised....................................    (30,715)               12.95
Exercised....................................    (20,435)               14.76
                                              --------------------------------
Outstanding at December 31, 1999.............    237,217        $14.76-$31.67
Granted......................................     10,500                24.40
Granted......................................     53,000                22.25
Exercised....................................     (4,491)               14.76
                                              --------------------------------
Outstanding at December 31, 2000.............    296,226        $14.76-$31.67
Granted......................................     23,000                25.35
Granted......................................     91,500                35.35
Forfeited ...................................     (4,725)               24.29
Exercised....................................     (2,625)               31.67
Exercised....................................    (65,003)               14.76
                                              --------------------------------
Outstanding at December 31, 2001.............    338,373        $22.25-$35.35
                                              ================================

Note 11. Time Deposits

      The aggregate amount of certificates of deposit in denominations of $100 or more was $37,867 at December 31, 2001, and $31,662 at December 31, 2000, with interest expense of $1,887 for 2001 and $1,736 for 2000. Other time deposits in denominations of $100 or more were $13,314 at December 31, 2001, and $20,055 at December 31, 2000, with interest expense of $879 for 2001 and $1,230 for 2000.

Note 12. Long-Term Debt

      At December 31, 2001 and 2000, long-term debt consisted of the following:


Description                                       December 31,    December 31,
                                                     2001            2000        Interest Rate      Maturity
                                                -------------------------------------------------------------------
Federal Home Loan Bank Advance ................    $     -          $ 3,500     6.60% (variable)    May 2001
Federal Home Loan Bank Advance ................          -            3,500     6.58% (variable)    March 2001
Federal Home Loan Bank Advance ................         75               75         4.00%           September 2006
Federal Home Loan Bank Advance ................      4,000            4,000         4.99%           January 2009
Federal Home Loan Bank Advance ................      5,000            5,000         6.30%           November 2009
Federal Home Loan Bank Advance ................      5,000            5,000         6.10%           September 2010
Federal Home Loan Bank Advance ................      5,000            5,000         5.89%           December 2010
Federal Home Loan Bank Advance ................      5,000                -         4.68%           March 2011
                                                -------------------------------
                                                   $24,075          $26,075
                                                ===============================

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)


      Advances from the Federal Home Loan Bank are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans of the Banks. These advances may be convertible to a floating interest rate and could be subject to a prepayment fee.

      Univest, through its banks, has short-term and long-term credit facilities with the Federal Home Loan Bank of Pittsburgh with a maximum borrowing capacity of approximately $188.1 million. At December 31, 2001, Univest's outstanding borrowings under the FHLB credit facilities totaled $24.1 million. The maximum borrowing capacity changes as a function of the banks' qualifying collateral assets and the amount of funds received may be reduced by additional required purchases of FHLB stock.

      Univest maintains verbal federal fund credit lines with several correspondent banks totaling $70 million. At December 31, 2001, Univest's outstanding borrowings under these lines totaled $16.7 million. Future availability under these lines is subject to the prerogatives of the granting banks and may be withdrawn at will.

      Univest, through Union, has an available line of credit at the Federal Reserve Bank of Philadelphia, the amount of which is dependent upon the balance of loans and securities pledged as collateral. At December 31, 2001, the Corporation had no outstanding borrowings under this line.

Note 13. Earnings per Share

      The following table sets forth the computation of basic and diluted earnings per share (in thousands):


                                                                          2001       2000       1999
                                                                       --------------------------------
Numerator:
  Net income .........................................................  $ 19,210   $ 17,348   $ 15,804
  Numerator for basic and diluted earnings per
  share - income available to common shareholders ....................  $ 19,210   $ 17,348   $ 15,804
Denominator:*
  Denominator for basic earnings per share-
  weighted-average shares outstanding.................................     7,136      7,394      7,587
  Effect of dilutive securities:
     Employee stock options ..........................................        36         20         48
                                                                       --------------------------------
  Denominator for diluted earnings per share
  adjusted weighted-average shares outstanding........................     7,172      7,414      7,635
                                                                       ================================
Basic earnings per share*.............................................  $   2.69   $   2.35   $   2.08
                                                                       ================================
Diluted earnings per share*...........................................  $   2.68   $   2.34   $   2.07
                                                                       ================================

      For additional disclosures regarding the employee stock options, see Note 10.

*The weighted-average number of shares outstanding as well as per share data has been restated to give effect to a five percent stock dividend paid May 1, 2000.

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

      The Banks also control their credit risks by limiting the amount of credit to any business, institution, or individual. As of December 31, 2001, the Banks have identified the due from banks' balance of $23,658 as a significant concentration of credit risk because it contains a balance due from a single depository institution that is unsecured. Management evaluates the creditworthiness of the institution on at least a quarterly basis in an effort to monitor its credit risk associated with this concentration.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


      The following schedule summarizes the Corporation's off-balance-sheet financial instruments:

                                                                                Contract of
                                                                               Notional Amount
                                                                              -----------------
          Financial instruments representing credit risk:
            Commitments to extend credit.....................................   $ 247,271
            Standby letters of credit or commercial letters of credit........      19,759
            Interest-rate swaps, notional principal amount ..................      30,000

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

      At December 31, 2001, $30 million in notional interest-rate swaps were outstanding. The contracts entered into by the Corporation expire as follows:
$10 million in notional principal amount in first quarter 2002, $10 million in second quarter 2003 and $10 million in third quarter of 2003. The impact of the interest-rate swaps on net interest income for the year ended December 31, 2001 was a positive $440 and for the year ended December 31, 2000, a negative $187. The ineffective portion of the swaps' change in fair value is to be immediately recognized in earnings. For the Corporation, the amount of the ineffective portion is immaterial.

      The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. As of December 31, 2001, the market value of interest-rate swaps in a favorable position was $465. There were no interest-rate swaps in an unfavorable position. At December 31, 2000, the market value of interest-rate swaps in a favorable position was $107 and the market value of interest-rate swaps in an unfavorable position was $66. Credit risk also exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.

Note 15. Fair Values of Financial Instruments

      Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires all entities to disclose the estimated fair value of its financial instruments whether or not recognized in the balance sheet. For Univest, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities other than residential mortgage loans held-for-sale and those investment securities classified as available-for-sale. Significant estimations and present value calculations, which are affected by the assumptions used, including the discount rate and estimate of future cash flows, were used by the Corporation for the purposes of this disclosure.

      The Corporation, using the best available data and an estimation methodology suitable for each category of financial instruments, has determined estimated fair values. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Various methodologies are described in the accompanying notes.

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

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)

      The following table represents the estimates of fair value of financial instruments:


                                                                DECEMBER 31, 2001                December 31, 2000
                                                         ---------------------------------------------------------------
                                                            CARRYING OR                       Carrying or
                                                         NOTIONAL/CONTRACT      FAIR       Notinal/Contract      Fair
                                                              AMOUNT            VALUE           Amount           Value
                                                         ---------------------------------------------------------------
Assets:
     Cash and short-term assets ........................      $ 54,902        $   54,902       $ 61,838         $ 61,838
     Investment securities..............................       347,858           350,742        348,426          349,252
     Net loans..........................................       788,035           817,072        729,020          747,880
Liabilities:
     Deposits...........................................      $998,137        $1,006,435       $971,924         $973,372
     Short-term borrowings .............................        91,600            91,600         68,499           68,499
     Long-term debt ....................................        24,075            25,241         26,075           26,551
Off-Balance-Sheet:
     Commitments to extend credit.......................      $247,271        $     (610)      $251,622         $   (724)
     Letters of credit .................................        19,759              (296)        18,902             (284)
     Interest-rate swap, notional principal amount......        30,000               465         30,000               41

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

      Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios(set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Banks meet all capital adequacy requirements to which they are subject.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


      As of December 31, 2001, the most recent notification from the Office of Comptroller of the Currency and Federal Deposit Insurance Corporation (FDIC) categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

      The Banks' actual capital amounts and ratios are also presented in the table.

                                                                                                           To Be Well-Capitalized
                                                                                        For Capital       Under Prompt Corrective
                                                                    Actual           Adequacy Purposes        Action Provisions
                                                            -----------------------------------------------------------------------
                                                              Amount       Ratio     Amount       Ratio     Amount        Ratio
                                                            -----------------------------------------------------------------------
As of December 31, 2001:
 Total Capital (to Risk-Weighted Assets):
   CONSOLIDATED .......................................      $121,702     13.55%   $ 71,877       8.00%   $ 89,846       10.00%
   Union National Bank ................................       106,712     13.18%     64,754       8.00%     80,942       10.00%
   Pennview Savings Bank ..............................        12,078     14.84%      6,512       8.00%      8,140       10.00%
 Tier I Capital (to Risk-Weighted Assets):
   CONSOLIDATED .......................................       111,408     12.40%     35,938       4.00%     53,907        6.00%
   Union National Bank ................................        96,822     11.96%     32,377       4.00%     48,565        6.00%
   Pennview Savings Bank ..............................        11,170     13.72%      3,256       4.00%      4,884        6.00%
 Tier I Capital (to Average Assets):
   CONSOLIDATED .......................................       111,408      9.24%     36,168       3.00%     48,224        4.00%
   Union National Bank ................................        96,822      9.24%     31,444       3.00%     41,925        4.00%
   Pennview Savings Bank ..............................        11,170      7.39%      4,536       3.00%      6,048        4.00%

As of December 31, 2000:
 Total Capital (to Risk-Weighted Assets):
  CONSOLIDATED ........................................      $119,782     13.89%   $ 69,005       8.00%   $ 86,256       10.00%
  Union National Bank .................................       102,785     13.45%     61,121       8.00%     76,401       10.00%
  Pennview Savings Bank ...............................        13,598     15.16%      7,175       8.00%      8,969       10.00%
Tier I Capital (to Risk-Weighted Assets):
  CONSOLIDATED ........................................       109,055     12.64%     34,502       4.00%     51,753        6.00%
  Union National Bank .................................        93,232     12.20%     30,560       4.00%     45,841        6.00%
  Pennview Savings Bank ...............................        12,664     14.12%      3,588       4.00%      5,382        6.00%
Tier I Capital (to Average Assets):
  CONSOLIDATED ........................................       109,055      9.56%     34,219       3.00%     45,626        4.00%
  Union National Bank .................................        93,232      9.39%     29,786       3.00%     39,715        4.00%
  Pennview Savings Bank ...............................        12,664      8.96%      4,241       3.00%      5,655        4.00%

Dividend and Other Restrictions

      The approval of the Office of Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Union can declare dividends in 2002 without approval of the Office of Comptroller of the Currency of approximately $12,193 plus an additional amount equal to the Bank's net profits for 2002 up to the date of any such dividend declaration.

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

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)


Note 17. Parent Company Financial Information

Condensed financial statements of Univest, parent company only, follow:


Balance Sheets                                                                      December 31,
                                                                                  2001       2000
                                                                              ---------------------
Assets:
  Deposits with bank subsidiary .............................................   $    222   $     67
  Investments in U.S. Government obligations available-for-sale..............      1,000      1,570
  Investments in subsidiaries, at equity in net assets:
     Banks ..................................................................    118,166    112,075
     Non-banks ..............................................................      5,760      5,469
  Other assets ..............................................................      3,469      2,817
                                                                              ---------------------
       Total assets .........................................................   $128,617   $121,998
                                                                              =====================

Liabilities:
  Dividends payable .........................................................   $  1,486   $  1,395
  Other liabilities .........................................................      5,551      5,363
                                                                              ---------------------
  Total liabilities .........................................................      7,037      6,758
                                                                              ---------------------
Shareholders' equity ........................................................    121,580    115,240
                                                                              ---------------------
       Total liabilities and shareholders' equity............................   $128,617   $121,998
                                                                              =====================


Statements of Income                                                   Year ended December 31,
                                                                     2001       2000         1999
                                                                 -----------------------------------
Dividends from banks ..........................................   $ 15,193    $  8,139    $ 12,991
Other income ..................................................     10,249       9,500       8,578
                                                                 -----------------------------------
  Total operating income ......................................     25,442      17,639      21,569
Operating expenses ............................................     10,531       9,975       9,839
                                                                 -----------------------------------
Income before income tax benefit and equity in
  undistributed income of subsidiaries ........................     14,911       7,664      11,730
Applicable income tax (benefit) ...............................       (140)        (81)       (365)
                                                                 -----------------------------------
Income before equity in undistributed income of subsidiaries...     15,051       7,745      12,095
Equity in undistributed (loss) income of subsidiaries:
  Banks .......................................................      3,868       9,503       3,439
  Non-banks ...................................................        291         100         270
                                                                 -----------------------------------
Net income ....................................................   $ 19,210    $ 17,348    $ 15,804
                                                                 ===================================

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                      Notes to Consolidated Financial Statements
                                       (dollars in thousands, except share data)


Statements of Cash Flows                                                           Year ended December 31,
                                                                                2001        2000        1999
                                                                            ------------------------------------
Cash flows from operating activites
  Net income ............................................................     $ 19,210    $ 17,348    $ 15,804
  Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed net income/loss of subsidiaries...........       (4,159)     (9,603)     (3,709)
       Increase in other assets ..........................................        (968)       (545)     (1,592)
       Depreciation of premises and equipment ............................         315         520         571
       Increase in other liabilities .....................................         188         500       1,969
                                                                            ------------------------------------
           Net cash provided by operating activities .....................      14,586       8,220      13,043

Cash flows from investing activities
  Proceeds from sales of securities available-for-sale ...................       1,570       1,542       1,000
  Purchases of investment securities available-for-sale ..................      (1,000)     (1,570)     (1,542)
                                                                            ------------------------------------
           Net cash provided by (used in) investing activities                     570         (28)       (542)

Cash flows from financing activities
  Purchases of treasury stock ............................................     (11,506)     (4,264)    (10,183)
  Stock issued under dividend reinvestment and employee
    stock purchase plans .................................................       1,205       1,239       1,270
  Proceeds from exercise of stock options ................................       1,052          66         699
  Repayment from subsidiary ..............................................        --          --           350
  Cash dividends .........................................................      (5,752)     (5,233)     (4,661)
                                                                            ------------------------------------
           Net cash used in financing activities .........................     (15,001)     (8,192)    (12,525)
                                                                            ------------------------------------
  Net increase (decrease) in deposits with bank subsidiary ...............         155        --           (24)
  Deposits with bank subsidiary at beginning of year .....................          67          67          91
                                                                            ------------------------------------
  Deposits with bank subsidiary at end of year ...........................    $    222    $     67    $     67
                                                                            ====================================

During 2001, 2000, and 1999, the parent company made income tax payments of $7,678, $7,077, and $6,758, respectively. No interest payments were made.

                      UNIVEST CORPORATION OF PENNSYLVANIA

Notes to Consolidated Financial Statements
(dollars in thousands, except share data)



Note 18. Quarterly Data (Unaudited)

      The unaudited results of operations for the quarters for the years ended December 31, 2001 and 2000 were as follows:

2001 Quarterly Financial Data


                                                       DECEMBER 31   SEPTEMBER 30     JUNE 30      MARCH 31
                                                      ------------------------------------------------------
Interest income .....................................   $ 19,038       $ 19,938      $ 19,984     $ 20,248
Interest expense ....................................      7,436          8,470         9,073        9,462
                                                      ------------------------------------------------------
  Net interest income ...............................     11,602         11,468        10,911       10,786
Provision for loan losses ...........................        316            216           216           15
                                                      ------------------------------------------------------
Net interest income after provision for loan losses .     11,286         11,252        10,695       10,771
Noninterest income ..................................      4,874          4,188         4,679        4,225
Noninterest expense .................................      9,230          8,628         8,567        9,364
                                                      ------------------------------------------------------
Income before income taxes ..........................      6,930          6,812         6,807        5,632
Applicable income taxes .............................      1,794          1,913         1,793        1,471
                                                      ------------------------------------------------------
  Net income ........................................   $  5,136       $  4,899      $  5,014     $  4,161
                                                      ======================================================

Per share data:
  Net income:
      Basic .........................................   $    .73       $    .69      $    .70     $    .58
                                                      ======================================================
      Diluted .......................................   $    .72       $    .68      $    .70     $    .58
                                                      ======================================================
Dividends per share* ................................   $    .21       $    .21      $    .21     $    .19
                                                      ======================================================

2000 Quarterly Financial Data
                                                       DECEMBER 31   SEPTEMBER 30     JUNE 30      MARCH 31
                                                      ------------------------------------------------------
Interest income .....................................   $ 20,488       $ 20,330      $ 19,881     $ 19,178
Interest expense ....................................      9,752          9,453         8,931        8,323
                                                      ------------------------------------------------------
  Net interest income ...............................     10,736         10,877        10,950       10,855
Provision for loan losses ...........................        148            215            15         (173)
                                                      ------------------------------------------------------
  Net interest income after provision for loan losses     10,588         10,662        10,935       11,028
Noninterest income ..................................      4,108          4,157         4,112        4,364
Noninterest expense .................................      8,899          8,846         8,567        9,503
                                                      ------------------------------------------------------
Income before income taxes ..........................      5,797          5,973         6,480        5,889
Applicable income taxes .............................      1,524          1,641         1,862        1,764
                                                      ------------------------------------------------------
  Net income ........................................   $  4,273       $  4,332      $  4,618     $  4,125
                                                      ======================================================

Per share data:
  Net income:
      Basic .........................................   $    .58       $    .59      $    .62     $    .55
                                                      ======================================================
      Diluted .......................................   $    .58       $    .59      $    .62     $    .55
                                                      ======================================================
Dividends per share* ................................   $    .19       $    .19      $    .19     $   .162
                                                      ======================================================

*Per share data has been restated to give effect to a 5% stock dividend paid May 1, 2000.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                                  Report of Independent Auditors


Board of Directors and Shareholders
Univest Corporation of Pennsylvania

      We have audited the accompanying consolidated balance sheets of Univest Corporation of Pennsylvania as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univest Corporation of Pennsylvania at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                             /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
January 18, 2002

                      UNIVEST CORPORATION OF PENNSYLVANIA

FIVE-YEAR PERFORMANCE HIGHLIGHTS

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

BASIC EARNINGS PER SHARE
(In Dollars)
--------------------------------------------------------------------------------
97 ................................................................    1.62

98 ................................................................    1.84

99 ................................................................    2.08

00 ................................................................    2.35

01 ................................................................    2.69


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

AVERAGE DEPOSITS
(Millions of Dollars)
--------------------------------------------------------------------------------
97 ................................................................   755.0

98 ................................................................   830.2

99 ................................................................   885.7

00 ................................................................   934.8

01 ................................................................   969.1

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

AVERAGE LOANS
(Millions of Dollars)
--------------------------------------------------------------------------------
97 ................................................................   625.8

98 ................................................................   645.7

99 ................................................................   685.6

00 ................................................................   717.7

01 ................................................................   761.6


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

NET INCOME
(Millions of Dollars)
--------------------------------------------------------------------------------
97 ................................................................   13.18

98 ................................................................   14.50

99 ................................................................   15.80

00 ................................................................   17.35

01 ................................................................   19.21

--------------------------------------------------------------------------------

Selected Financial Data

                                                                       (In thousands, except per share data)
                                                                              Year ended December 31,
                                                      2001             2000            1999             1998           1997
                                           ---------------------------------------------------------------------------------
 Total assets...........................     $   1,260,713     $  1,204,714     $ 1,121,511      $ 1,070,989      $ 973,676
 Long-term obligations..................            24,075           26,075          18,075            9,075          9,075
 Interest income........................            79,208           79,877          73,844           72,460         69,540
 Net interest income....................            44,767           43,418          42,463           40,645         40,628
 Provision for loan losses..............               763              205           1,052              958          1,310
 Net income.............................            19,210           17,348          15,804           14,501         13,177
 Net income per share:*
       Basic............................     $        2.69     $       2.35     $      2.08      $      1.84      $    1.62
       Diluted..........................     $        2.68     $       2.34     $      2.07      $      1.82      $    1.61
 Dividends declared per share...........     $       0.820     $      0.732     $     0.629      $     0.548      $   0.457

*Per share data has been restated to give effect to a 5% stock dividend paid May 1, 2000.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS

Results of Operations
     Univest Corporation of Pennsylvania consolidated net income (in thousands) and earnings per share for 2001, 2000, and 1999 were as follows:


                                                                                      2001             2000            1999
                                                                          --------------------------------------------------
      Net income......................................................            $ 19,210         $ 17,348        $ 15,804
      Net income per share:
         Basic........................................................                2.69             2.35            2.08
         Diluted......................................................                2.68             2.34            2.07

2001 versus 2000

     The 2001 results compared to 2000 include the following significant pretax components:
     -- Net interest income increased due to growth in average earning assets offset by a decrease in the net interest margin. The net interest margin decreased to 4.0% from 4.1%.
     -- Total noninterest income increased by $1.3 million or 7.8% due primarily to growth in debit card compensation and the cash surrender value of bank owned life insurance policies.
     -- Other noninterest expense increased $1.2 million or 12.4% largely due to additional advertising, contribution and community relations expenses.

2000 versus 1999

     The 2000 results compared to 1999 include the following significant pretax components:
     -- Net interest income increased due to growth in average earning assets and an increase in average yield that was offset by growth in interest-bearing liabilities with an increase in yield. The net interest margin decreased to 4.1% from 4.2%.
     -- Total noninterest income increased by $1.2 million or 7.7% due to growth in fee income and commission income. Commission income, which is offset by commission expense, is the primary source of income for Fin-Plan Group and George Becker Associates, Inc. acquired during fiscal 2000.
     -- Salaries and benefits increased $1.7 million or 8.9% largely due to bonuses and the commissions and salaries of Fin-Plan Group and George Becker Associates, Inc. acquired during fiscal 2000.

Net Interest Income

     Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and interest paid on deposits and other interest-bearing liabilities. Net interest income is the principal source of the Corporation's revenues. The following table demonstrates a trend of increasing amounts for 1999 through 2001. Sensitivities associated with the mix of assets and liabilities are numerous and complex. The Asset/Liability Management and Investment Committees work to maintain an adequate and predictable net interest margin for the Corporation.

                      UNIVEST CORPORATION OF PENNSYLVANIA

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     The following table presents a summary of Univest's average balances, the yields earned on average assets, the cost of average liabilities, and shareholders' equity for the years ended December 31, 2001, 2000, and 1999:


                                     2001                            2000                                1999
                         ----------------------------------------------------------------------------------------------------
                                       INTEREST                        Interest                           Interest
                            AVERAGE     INCOME/   AVERAGE   Average     Income/    Average     Average     Income/    Average
                            BALANCE     EXPENSE    RATE     Balance     Expense     Rate       Balance     Expense      Rate
                         ----------------------------------------------------------------------------------------------------
 Interest-earning assets:
      Investments        $   359,014   $ 20,805    5.8%   $   341,481  $ 20,884     6.1%    $   325,693    $ 18,863     5.8%
      Loans                  761,640     58,403    7.7%       717,749    58,993     8.2%        685,644      54,981     8.0%
                         ----------------------------------------------------------------------------------------------------
 Total interest-earning
      assets               1,120,654     79,208    7.1%     1,059,230    79,877     7.5%      1,011,337      73,844     7.3%
 Noninterest-earning
      assets                  90,247                           87,147                            77,985
                         -------------                   ------------                     -------------
 Total assets            $ 1,210,901                      $ 1,146,377                       $ 1,089,322
                         =============                   ============                     =============

 Interest-bearing liabilities:
      Deposits           $   816,402   $ 30,776    3.8%  $   783,868   $ 32,937     4.2%    $   735,260    $ 28,220     3.8%
      Borrowings             102,274      3,665    3.6%       85,410      3,522     4.1%         85,822       3,161     3.7%
                         ----------------------------------------------------------------------------------------------------
 Total interest-bearing
      liabilities            918,676     34,441    3.7%       869,278    36,459     4.2%        821,082      31,381     3.8%
 Noninterest-bearing
      liabilities            173,014                          169,616                           165,472
                         -------------                   ------------                     -------------
 Total liabilities         1,091,690                        1,038,894                          986,554
 Shareholders' equity        119,211                          107,483                          102,768
                         -------------                   ------------                     -------------
 Total liabilities and
      shareholders'
      equity             $ 1,210,901                      $ 1,146,377                      $ 1,089,322
                        =============                    ============                    =============


                                     ----------                       ---------                          ----------
 Net interest income                   $ 44,767                        $ 43,418                            $ 42,463
                                     ==========                       =========                          ==========

 Interest-rate spread                              3.4%                             3.3%                                3.5%
                                             ==========                       ==========                            =========

 Net interest margin
      on weighted
      average interest-
      earning assets                               4.0%                             4.1%                                4.2%
                                             ==========                       ==========                            =========

 Ratio of average
      interest-earning
      assets to average
      interest-bearing
      liabilities                                122.0%                           121.9%                              123.2%
                                             ==========                       ==========                            =========

Interest Income
     Interest and fees on loans decreased 1.0% or $0.6 million from the $59.0 million recorded for the year ended December 31, 2000 to $58.4 million for the year ended December 31, 2001. There was a significant increase in loan volume in commercial loans that was offset by a decrease in loan yields. Prime rate, which is an important factor of the banks' loan interest income, decreased from 9.50% beginning in January 2001 to 4.75% in December 2001. The average prime rate for the year ended December 31, 2001 was 6.77% compared to 9.27% for the year ended December 31, 2000. The average interest yield on the portfolio decreased from 8.2% in 2000 to 7.7% in 2001.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS

     Interest and fees on loans increased 7.3% or $4.0 million from the $55.0 million recorded for the year ended December 31, 1999 to $59.0 million for the year ended December 31, 2000. The growth was due to increased volume and an increase in rate. Prime rate was increased during 2000 from 8.50% in January 2000 to 9.50% at December 2000. The average prime rate for the year 2000 was 9.27% compared to 8.00% for the year 1999. The average interest yield on the portfolio increased from 8.0% in 1999 to 8.2% in 2000.
     Tax-free interest on loans shows an increasing trend when comparing the $3.3 million for December 31, 2001 with the $3.2 million recorded for December 31, 2000 and the $2.6 million for December 31, 1999.
     Interest on U.S. Government obligations decreased from $7.3 million for the year ended December 31, 2000 to $5.2 million for the year ended December 31, 2001. The decline was due to a decrease in volume and rate. As U.S. government securities matured or were called, many were replaced with agency mortgage-backed securities. Interest on U.S. Government obligations decreased from $9.6 million for the year ended December 31, 1999 to $7.3 million at December 31, 2000. The decline was due to a decrease in volume. As treasury securities matured many were replaced with corporate and asset-backed securities.
     Interest and dividends on state and political subdivisions shows an increasing trend from $0.9 million in 1999 to $1.3 million in 2000 and $1.9 million in 2001. The increase is a result of a continued commitment to tax-exempt securities. During 2001 and 2000, the Corporation acquired tax-exempt securities with a term of greater than ten years and at tax-equated yields substantially higher than portfolio yields.
     The other securities category consists mainly of U.S. Government Agency mortgage-backed securities. Income on other securities has grown from $7.6 million in 1999 to $10.3 million in 2000 and $12.5 million in 2001. The increases were all due to increased average volume where average balances increased from $122.2 million for 1999 to $154.8 million for 2000 and to $192.6 million for 2001. Corporate and asset-backed securities purchased during the second half of 2000 also contributed to the increase in income.
     Interest on federal funds sold is the resulting daily investment activity that can be volatile in both rate and volume. Interest on federal funds sold decreased from $1.7 million in 2000 to $0.7 million in 2001 due to both decreased volume and a sharp decline in the federal funds rate. Interest on federal funds sold increased from $0.5 million in 1999 to $1.7 million in 2000 due to both increased volume and rate.

Interest Expense
     Interest expense on demand deposits decreased 20.2% or $2.0 million from $9.9 million in 2000 to $7.9 million in 2001. An increase in volume was offset by a decrease in the rate of certain types of money market accounts. Interest expense on demand deposits increased 39.4% or $2.8 million from $7.1 million in 1999 to $9.9 million in 2000. The growth is attributed to an increase in volume and rate in certain types of money market accounts.
     Interest expense on savings deposits decreased from $2.7 million in 2000 to $2.6 million in 2001. A reduction in rate caused the decrease. Interest expense on savings deposits decreased from $2.8 million in 1999 to $2.7 million in 2000. A reduction in volume caused the decrease.
     Interest expense on time deposits decreased from $20.4 million in 2000 to $20.3 million in 2001 primarily due to a decline in rates. Interest expense on time deposits increased from $18.4 million in 1999 to $20.4 million in 2000. Certificates of deposit volumes and rates grew due to special rate promotions during 2000.
     Interest expense-all other consists of interest paid on short-term borrowings such as federal funds purchased, repurchase agreements and a treasury tax and loan note. In addition, Union National Bank offers an automated cash management checking account that sweeps funds daily into a repurchase agreements account. Interest expense decreased from $2.4 million in 2000 to $2.2 million in 2001 due to a decrease in rate that was partially offset by an increase in volume. Interest expense-all other decreased from $2.5 million in 1999 to $2.4 million in 2000 due to a reduction in volume that was partly offset by an increase in rate.

Long-Term Debt
     Interest on long-term debt increased from $1.2 million at December 31, 2000 to $1.4 million at December 31, 2001. This increase represents a full year of interest on the additional $8.0 million borrowed from the Federal Home Loan Bank of Pittsburgh by Pennview in 2000. Interest on long-term debt increased from $0.7 million at December 31, 1999 to $1.2 million at December 31, 2000. This increase represents interest on the additional borrowings from the Federal Home Loan Bank of Pittsburgh by Pennview in 2000. Federal Home Loan Bank advances are available to meet seasonal and other withdrawals from deposit accounts, to purchase mortgage-backed securities and to expand lending.

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

                      UNIVEST CORPORATION OF PENNSYLVANIA

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     The reserve for possible loan losses is determined through a periodic evaluation that takes into consideration the growth of the loan portfolio, the status of past-due loans, current economic conditions, various types of lending activity, policies, real estate and other loan commitments, and significant changes in the charge-off activity. Loans are also reviewed for impairment based on discounted cash flows using the loans' initial effective interest rate or the fair value of the collateral for certain collateral dependent loans as provided for under SFAS No. 114. Any of the above criteria may cause the provision to fluctuate. The provision for December 31, 2001, 2000, and 1999 was $0.8 million, $0.2 million, and $1.1 million, respectively. Growing loan volumes and a migration of credit risk assessment towards weaker loan grades indicated the need for an increase in the reserve for 2001. As weakness in the economy became apparent in the latter part of 2001, the proportion of credits with identified credit issues also increased. The provision for December 31, 2000 was minimal due to improvements in the evaluation criteria and recoveries in the fourth quarter of 2000. The ratio of the reserve for possible loan losses to total loans at December 31, 2001 and 2000 was 1.3% and 1.4% respectively.
(Also refer to Note 1 of Notes to Consolidated Financial Statements.)
     At December 31, 2001, the recorded investment in loans that are considered to be impaired under SFAS No.114 was $1.4 million, all of which were on a nonaccrual basis. The related reserve for possible loan losses for those loans was $0.5 million. At December 31, 2000, the recorded investment in loans that are considered to be impaired under SFAS No.114 was $1.7 million, all of which were on a nonaccrual basis. The related reserve for possible loan losses for those loans was $1.0 million.
     When a loan, including a loan impaired under SFAS No. 114, is classified as nonaccrual, the accrual of interest on such a loan is discontinued. A loan is classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against "other expense." Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal.
     Loans are usually restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.
     Total cash basis, restructured and nonaccrual loans total $1.6 million at December 31, 2001 and $1.9 million at December 31, 2000 and $2.3 million at December 31, 1999 and consist mainly of commercial loans and real estate-related commercial loans. For the years ended December 31, 2001, 2000 and 1999, nonaccrual loans resulted in lost interest income of $0.2 million for all three years. In management's evaluation of the loan portfolio risks, any significant future increases in nonperforming loans are dependent to a large extent on the economic environment, or specific industry problems. The Corporation's ratio of nonperforming assets to total loans was .20% as of December 31, 2001 and .26% as of December 31, 2000.
     At December 31, 2001 and 2000, the Corporation had no Other Real Estate Owned ("OREO"). OREO is usually recorded in "Other Assets" at fair market value, less estimated costs to sell, in the accompanying consolidated balance sheets.

Noninterest Income
     Trust income continues to be a major source of noninterest income. Income for the year ended December 31, 2001 of $4.3 million was $0.1 million or 2.3% less than the $4.4 million reported for year ended December 31, 2000. The increase in the number of trust accounts was offset by the decline in market conditions thereby lowering the dollar value of assets under management. Income for the year ended December 31, 2000 of $4.4 million was $0.4 million or 10.0% more than the $4.0 million reported for the year ended December 31, 1999. The increase is attributed to growth in the number of trust accounts and a higher dollar value of assets under management.
     Service charges on demand deposits increased $0.2 million from $3.7 million for the year ended December 31, 2000 to $3.9 million for the year ended December 31, 2001. The growth was due mainly to increases in various transaction fees and deposit service fees. Service charges on demand deposits increased $0.2 million from $3.5 million at December 31, 1999 to $3.7 million at December 31, 2000. The realignment of checking account products resulted in an increase of deposit service fees.
     Service charges on other deposits increased $0.1 million from $1.2 million for the year ended December 31, 2000 to $1.3 million for the year ended December 31, 2001. The growth was due mainly to increases in various transaction fees and deposit service fees. Service charges on other deposits remained constant at $1.2 million for the years ended December 31, 1999 and 2000.
     Commission income, which is offset by commission expense, is the primary source of income for Fin-Plan Group, George Becker Associates, Inc. and the newly acquired Gum Insurance. Commission income decreased from $2.8 million at

                      UNIVEST CORPORATION OF PENNSYLVANIA

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS

December 31, 2000 to $2.6 million at December 31, 2001, a reduction of $0.2 million or 7.1%. This decline is primarily due to an increase in broker/dealer commission that was adversely impacted by the decline in the equity markets. Commission income grew from $2.1 million at December 31, 1999 to $2.8 million at December 31, 2000. This is an increase of $0.7 million or 33.3%. The majority of the growth was due to the new company, George Becker Associates, Inc.
     Other income that is noninterest related consists mainly of general fee income and other miscellaneous types of income. Other noninterest income of $5.7 million for 2001 is $1.1 million or 23.9% higher than the $4.6 million earned in 2000. Increases in debit card compensation, cash surrender values of bank-owned life insurance policies and nonqualified plan annuities all contributed to the growth. Other noninterest income of $4.6 million for 2000 is $0.1 million or 2.1% lower than the $4.7 million earned in 1999. An increase in debit card compensation and Bank-Owned Life Insurance Policy income offset by a decrease in mortgage servicing fees is the reason for the slight decline.

Asset Sales
     Sales of mortgage loans during the year ended December 31, 2001 resulted in a gain of $83 thousand as compared to $14 thousand for the year ended December 31, 2000. Sales increased due to the large number of refinancings that was a result of the decreasing long-term rates during 2001. Sales of mortgage loans during the year ended December 31, 2000 resulted in a gain of $14 thousand as compared to $51 thousand for the year ended December 31, 1999. Increasing long-term rates during 2000 caused a reduction in new loan volume and resulted in fewer sales.
     During 2001, securities totaling approximately $15.9 million were sold from the available-for-sale portfolio resulting in a net gain of $150 thousand. Short-term securities were sold and reinvested in medium-term securities to take advantage of the steepness of the yield curve. During 2000, securities totaling approximately $9.0 million were sold from the available-for-sale portfolio or matured, resulting in a net gain of $1 thousand. Near maturity government securities were sold and reinvested in bank owned life insurance. In 1999, securities totaling approximately $18.4 million were sold from the available-for-sale portfolio or matured at a net gain of $3 thousand. Short-term treasury securities were sold and the funds reinvested in agency securities to take advantage of the steepness of the yield curve and spread between treasuries and agencies. The total of debt and equity securities held in the available-for-sale portfolio as of December 31, 2001 is $238.1 million versus $189.9 million at December 31, 2000. The accumulated other comprehensive income of $3.1 million, net of taxes, has been credited to shareholders' equity as of December 31, 2001. Accumulated other comprehensive income of $0.8 million, net of taxes, was credited to shareholders' equity as of December 31, 2000.

Noninterest Expense
     The operating costs of the Corporation are known as noninterest expense, and include, but are not limited to, salaries and benefits, equipment expense, and occupancy costs. Expense control is very important to the management of the Corporation, and every effort is made to contain and minimize the growth of operating expenses, attempting to provide technological innovation whenever practical, as operations change or expand. Salaries and benefits decreased $0.9 million or 4.3% from $20.9 million in 2000 to $20.0 million in 2001. Decreases in bonus and commission expense, nonqualified pension expense and vacation liability accrual are the reason for the reduction. Salaries and benefits increased $1.7 million or 8.9% from $19.2 million in 1999 to $20.9 million in 2000. Salary increases of $1.1 million, which include bonuses and commission expense generated by Fin-Plan Group and George Becker Associates, Inc., acquired in fiscal 2000, contributed to this increase. The vacation and paid time off program was realigned in 2000 and created an increase in the vacation liability that generated $0.4 million of additional expense.
     Net occupancy expense remained constant at $2.7 million for the year ended December 31, 2000 and December 31, 2001. Net occupancy expense increased $0.2 million or 8.0% from $2.5 million for the year ended December 31, 1999 to $2.7 million for the year ended December 31, 2000. The new Franconia office and a full year's expense for the new supermarket opened in 1999 contributed to the higher expense. Equipment expense decreased $0.4 million from $2.6 million in 2000 to $2.2 million in 2001. Equipment expense remained constant at $2.6 million for December 31, 1999 and December 31, 2000.
     Other expenses of $10.9 million increased $1.2 million or 12.4% for the year ended December 31, 2001 as compared to $9.7 million for the year ended December 31, 2000. Advertising, contributions, community relations and stock option modification expense all contributed to this increase. Other expenses of $9.7 million decreased $0.6 million or 5.8% for the year ended December 31, 2000 as compared to $10.3 million for the year ended December 31, 1999. A decrease in intangible expense and certain retail sales incentives were posted to salaries and benefits in 2000 instead of marketing expense in 1999 contributed to the decrease.

Tax Provision
     The provision for income taxes was $7.0 million for the year ended December 31, 2001, $6.8 million for the year ended December 31, 2000 and $6.6 million for the year ended December 31, 1999. The provision for income taxes for 2001, 2000, and 1999, was at effective rates of 26.7%, 28.1%, and 29.5%, respectively. The effective tax rate reflects the benefits of tax

                      UNIVEST CORPORATION OF PENNSYLVANIA

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

credits generated from investments in low-income housing tax projects and tax-free income from investment of securities, loans, and bank-owned life insurance.

Critical Accounting Policies
     Management, in order to prepare Univest's financial statements in conformity with generally accepted accounting principles, is required to make estimates and assumptions that effect the amounts reported in the Corporation's financial statements. There are uncertainties inherent in making these estimates and assumptions. Certain critical accounting policies, discussed below, could materially effect the results of operations and financial position of the Corporation should changes in circumstances require a change in related estimates or assumptions.
     Reserves for possible loan losses are provided using techniques that specifically identify projected losses on impaired loans, estimate probable losses on pools of homogeneous loans, and estimate the amount of unallocated reserve necessary to account for probable losses that are present in the loan portfolio but not yet currently identifiable. The adequacies of these reserves are sensitive to changes in current economic conditions that may effect the ability of borrowers to make contractual payments as well as the value of the collateral committed to secure such payments. Rapid or sustained downturns in the economy may require increases in reserves that may negatively impact the corporation's results of operation and statements of financial condition in the periods requiring additional reserves.
     The Corporation accounts for its interest-rate swap contracts, in compliance with SFAS No. 133, by establishing and documenting the effectiveness of the instrument in offsetting the change in cash flows of certain prime-rate-based loans held by the bank. When the effectiveness of the hedge can be established and adequately documented, the change in market value of the swap is recorded on the balance sheet of the company but only the accrued payments due under the contract for the current period are passed through the statement of operations. Should the company be unable to document the effectiveness of all or part of the cash flow hedge, the change in market value of the ineffective part of the instrument will need to be marked-to-market through the statement of operations, potentially causing material fluctuations in reported earnings in the period of the change relative to comparable periods. At 12/31/01 Univest's interest-rate swap hedges were considered to be effective.
     Intangible assets have been recorded on the books of the Corporation in connection with its acquisitions of Pennview Savings Bank, Fin-Plan Group, Univest Insurance, and several bank branches. These assets, both identifiable and unidentifiable, are subject to tests for impairment. Changes in the useful life or economic value of acquired assets may require a reduction in the asset value carried on the financial statements of the Corporation and a related change in the statement of operations. Such changes in asset value could result from a change in market demand for the products or services offered by an acquired business or by reductions in the expected profit margins that can be obtained through the future delivery of the acquired product or service line. SFAS No. 142, which takes effect January 1, 2002, defines the methods that are acceptable for determining whether intangible asset values are sustainable.
     Univest designates its investment securities as either held-to-maturity, available-for-sale or trading in accordance with SFAS No. 115. Each of these designations affords different treatment in the statement of operations and statement of financial condition for market value changes effecting securities that are otherwise identical. Should evidence emerge that indicates that management's intent or ability to manage the securities as originally asserted is not supportable, securities in the held-to-maturity or available-forsale designations may be re-categorized so that either statement of financial position or statement of operations adjustments may be required.
     Univest accounts for mortgage servicing rights for mortgages it originated but subsequently sold in accordance with SFAS No. 140. As such, the value of the rights are booked as income when they are sold. The income booked at sale is the estimated present value of the cash flows that will be received from the current owner of the mortgage over its entire future term. The term of a servicing right can be reasonably estimated using prepayment assumptions of comparable assets priced in the secondary market. As mortgage rates being offered to the public decrease, the life of loan servicing rights tends to shorten, as borrowers have increased incentive to refinance. Shortened loan servicing lives require a change in the value of the servicing rights that have already been recorded to be marked down in the statement of operations of the servicing company. This may cause a material change in reported operations for the Corporation depending on the size of the servicing portfolio and the degree of change in the prepayment speed of the type and coupon of loans being serviced.
     The Corporation has a retirement plan and supplemental retirement plans that it provides as a benefit to employees and former employees. Determining the adequacy of the funding of these plans may require estimates of future salary rate increases, of long-term rates of investment return, and the use of an appropriate discount rate for the obligation. Changes in these estimates and assumptions due to changes in the economic environment or financial markets may result in material changes in the Corporation's report of operation or statement of financial condition.
     Readers of the Corporation's financial statements should be aware that the estimates and assumptions used in the Corporation's current financial statements may need to be updated in future financial presentations for changes in circumstances, business or economic conditions in order to fairly represent the condition of the Corporation at that time.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS

Financial Condition
     During 2001, total assets increased to $1,260.7 million, a growth of $56.5 million or 4.7% over the $1,204.7 million in 2000. Interest-bearing deposits increased $10.6 million to $15.7 million as compared to the $5.1 million at December 31, 2000. Federal funds sold decreased $16.1 million to $0.1 million as compared to the $16.2 million at December 31, 2000. Total loans increased significantly by $59.1 million from $739.2 million at December 31, 2000 to $798.3 million at December 31, 2001. Other assets increased $4.5 million due to the increase in the cash surrender value of the bank owned life insurance policies, the recognition of the market value of interest-rate swaps on the balance sheet and the acquisition of the Gum Insurance. The increase in deposits and the decrease in federal funds sold provided funds for the increases in loans.
     Total deposits grew from $971.9 million at December 31, 2000 to $998.1 million at December 31, 2001, an increase of $26.2 million or 2.70%. Deposit growth was due mainly to an increase in savings accounts, interest checking and certain types of money market accounts. Long-term debt decreased $2.0 million from $26.1 million at December 31, 2000 to $24.1 million at December 31, 2001.
     Shareholders' equity increased $6.4 million or 5.6% to $121.6 million at December 31, 2001 compared to $115.2 million at December 31, 2000. Unrealized gains on investment securities available-for-sale and unrealized gains on interest-rate swaps increased other comprehensive income by $2.3 million. Treasury stock increased to $33.1 million from $25.1 million at December 31, 2000. On November 22, 2000, the Board of Directors approved the continuation of the Buyback Program for another two years. This approval allows the Corporation to buy back up to 5% or approximately 367,228 shares of its outstanding common stock in open market or negotiated transactions. The net number of shares purchased since November 2000 is 318,625. Subsequent to December 31, 2001, the Board of Directors announced that the Corporation would extend the stock purchase program.
     As of January 1, 2001, the Corporation adopted Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended. The Statement requires the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The accumulated other comprehensive income, related to interest-rate swaps, of $0.3 million, net of taxes, has been included in shareholders' equity as of December 31, 2001.

Asset/Liability Management, Liquidity
     The primary functions of Asset/Liability Management are to assure adequate earnings, capital and liquidity while maintaining an appropriate balance between interest-earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet cash flow requirements of customers and corporate needs. Interest-rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing rates.
     Univest uses both GAP and simulation techniques to quantify its exposure to interest rate risk. The Corporation uses GAP techniques to identify and monitor long term rate exposure and uses a simulation model to measure the short-term rate exposures. The Corporation runs various earnings simulation scenarios to quantify the effect of declining or rising interest rates on the net interest margin over a one-year horizon. The simulation uses existing portfolio rate and repricing information, combined with assumptions regarding future loan and deposit growth, future spreads, prepayments on residential mortgages, and the discretionary pricing of non-maturity assets and liabilities.
     The Corporation is permitted to use interest-rate swap agreements that convert a portion of its floating rate commercial loans to a fixed rate basis. In these swaps, the Corporation agrees to exchange, at specified intervals, the difference between fixed and floating interest rates calculated on an agreed upon notional principal amount. Interest-rate swaps in which the Corporation pays a floating rate and receives a fixed rate are used to reduce the impact of changes in interest rates on the Corporation's net interest income.
     At December 31, 2001, $30.0 million in notional interest-rate swaps were outstanding. The contracts entered into by the Corporation expire as follows:
$10.0 million in notional principal amount in the first quarter 2002, $10.0 million in the second quarter 2003 and $10.0 million in the third quarter 2003. The impact of the interest-rate swaps on net interest income for the year ended December 31, 2001 was a positive $0.4 million and for the year ended December 31, 2000 a negative $0.2 million.
     The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation. As of December 31, 2001, the market value of interest-rate swaps in a favorable value position was $0.5 million. There were no interest-rate swaps with the market value in an unfavorable position. At December 31, 2000, the market value of interest-rate swaps in a favorable value position was $0.1 million and the market value of interest-rate swaps in an unfavorable value position was $0.1 million. Credit risk exists when the counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement.

                      UNIVEST CORPORATION OF PENNSYLVANIA

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Liquidity
     Univest, in its role as a financial intermediary, is exposed to certain liquidity risks. Liquidity refers to the Corporation's ability to ensure that sufficient cash flow and liquid assets are available to satisfy demand for loans and deposit withdrawals. Univest manages its liquidity risk by measuring and monitoring its liquidity sources and estimated funding needs.
     Core deposits and cash management repurchase agreement (Repos) have historically been the most significant funding sources for the Corporation. These deposits and Repos are generated from a base of consumer, business and public customers primarily located in Bucks and Montgomery Counties of Pennsylvania. The Corporation faces increased competition for these deposits from a large array of financial market participants, including banks, thrifts, mutual funds, security dealers and others.
     Univest supplements its core funding with money market funds it holds for the benefit of various trust accounts. These funds are fully collateralized by the banks investment portfolio and are at current money market mutual fund rates. This funding source is subject to changes in the asset allocations of the trust accounts.
     Univest, through its Banks, has short-term and long-term credit facilities with the Federal Home Loan Bank of Pittsburgh with a maximum borrowing capacity of approximately $188.1 million. At December 31, 2001, Univest's outstanding borrowings under the FHLB credit facilities totaled $24.1 million. The maximum borrowing capacity changes as a function of the banks' qualifying collateral assets and the amount of funds received may be reduced by additional required purchases of FHLB stock.
     The Corporation maintains federal fund lines with several correspondent banks totaling $70 million. At December 31, 2001, Univest's outstanding borrowings under these lines totaled $16.7 million. Future availability under these lines is subject to the policies of the granting banks and may be withdrawn.
     Univest, through Union, has an available line of credit at the Federal Reserve Bank of Philadelphia, the amount of which is dependent upon the balance of loans and securities pledged as collateral. At December 31, 2001, the corporation had no outstanding borrowings under this line.

Capital Adequacy
     Shareholders' equity at December 31, 2001 was $121.6 million or 9.6% of total assets compared to shareholders' equity of $115.2 million, also 9.6% of total assets as of December 31, 2000. At December 31, 2001, shareholders' equity includes accumulated other comprehensive income of $3.1 million related to the unrealized security gains, net of taxes, on investment securities available-for-sale and accumulated gains on interest-rate swaps, net of taxes, while shareholders' equity at December 31, 2000 includes accumulated other comprehensive income of $0.8 million.
     Capital guidelines which banking regulators have adopted assign minimum capital requirements for categories of assets depending on their assigned risks. The components of risk-based capital are Tier I and Tier II. Tier I is composed of total shareholders' equity, excluding the adjustment for the unrealized securities gains and losses, and also excluding any goodwill. Tier II includes the applicable portion of the reserve for possible loan losses. Minimum required total risk-based capital is 8.0%. Under the requirements, Univest has Tier I capital ratios of 12.4% and 12.6%, and total risk-based capital ratios of 13.6% and 13.9% at December 31, 2001 and 2000, respectively. These ratios place Univest in the "well-capitalized" category under regulatory standards.

Recent Accounting Pronouncements
     On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Major provisions of these Statements include the following:
      o SFAS No. 141 provisions relating to the initial measurement and recording of goodwill and intangible assets, financial statement presentation, and disclosures are effective for combinations completed after June 30, 2001.
      o SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for companies with fiscal years beginning after March 15, 2001 but only if they have not issued their first quarter financial statements prior to adoption. Regardless of the full adoption date, the nonamortization provisions of SFAS No. 142 are effective for business combinations and other transactions completed after June 30, 2001.
     The Corporation estimates that a decrease of approximately $500 thousand in other expenses will be the effect of adopting these new standards.

Credit Risk
     Extending credit exposes Univest to credit risk, which is the risk that the principal balance of a loan and any related interest will not be collected due to the inability of the borrower to repay the loan. Univest manages credit risk in the loan portfolio through adherence to consistent standards, guidelines and limitations established by the Board of Directors. Written loan policies establish underwriting standards, lending limits and other standards or limits as deemed necessary and prudent.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS

     The loan review department conducts ongoing, independent reviews of the lending process to ensure adherence to established policies and procedures, monitors compliance with applicable laws and regulations, provides objective measurement of the risk inherent in the loan portfolio, and ensures that proper documentation exists.
     Univest focuses on both assessing the borrower's capacity and willingness to repay and on obtaining sufficient collateral. Commercial and industrial loans are generally secured by the borrower's assets and by personal guarantees. Commercial real estate loans are originated primarily within the Eastern Pennsylvania market area and are secured by developed real estate at conservative loan-to-value ratios and often by a guarantee of the borrowers. Management closely monitors the composition and quality of the total commercial loan portfolio to ensure that significant credit concentrations by borrower or industry do not exist.
     Credit risk in the direct consumer loan portfolio is controlled by strict adherence to conservative underwriting standards that consider debt-to-income levels and the creditworthiness of the borrower and, if secured, collateral values. In the home equity loan portfolio, combined loan-to-value ratios are generally limited to 80%. Other credit considerations may warrant higher combined loan-to-value ratios for approved loans.
     Univest originates fixed-rate and adjustable-rate residential mortgage loans that are secured by the underlying 1- to 4-family residential properties. Credit risk exposure in this area of lending is minimized by the evaluation of the credit worthiness of the borrower, including debt-to-equity ratios, credit scores and adherence to underwriting policies that emphasize conservative loan-to-value ratios of generally no more that 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance.
     Univest closely monitors delinquencies as another means of maintaining high asset quality. Collection efforts begin after a loan payment is missed, by attempting to contact all borrowers. If collection attempts fail, Univest will proceed to gain control of any and all collateral in a timely manner in order to minimize losses. While liquidation and recovery efforts continue, officers continue to work with the borrowers, if appropriate, to recover all monies owed to Univest. Univest monitors delinquency trends and past due reports are submitted to the Board of Directors.

Market Risk
     When used or incorporated by reference in disclosure documents, the words "anticipate," "estimate," "expect," "project," "target," "goal" and similar expressions are intended to identify forward-looking statements within the meaning of section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those set forth below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. These forward-looking statements speak only as of the date of the document. The Corporation expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Corporation's expectations with regard to any change in events, conditions or circumstances on which any such statement is based.
     Market risk is the risk of loss from adverse changes in market prices and rates. In the course of its lending and deposit taking activities, Univest is subject to changes in the economic value and/or earnings potential of these assets and liabilities due to changes in interest rates. Univest's Asset/Liability Management Committee (ALMC) manages interest rate risk in a manner so as to provide adequate and predictable earnings. This is accomplished through the establishment of policy limits on maximum risk exposures, as well as the regular and timely monitoring of reports designed to quantify risk and return levels.
     Univest uses both GAP and simulation techniques to quantify its exposure to interest rate risk. The Corporation uses GAP techniques to identify and monitor long-term rate exposure and uses a simulation model to measure the short-term rate exposures. The Corporation runs various earnings simulation scenarios to quantify the effect of declining or rising interest rates on the net interest margin over a 1-year horizon. The simulation uses existing portfolio rate and repricing information, combined with assumptions regarding future loan and deposit growth, future spreads, prepayments on residential mortgages, and the discretionary pricing of non-maturity assets and liabilities. The Corporation is permitted to use interest-rate swaps and interest-rate caps/floors with indices that correlate to on-balance sheet instruments, to modify its indicated net interest sensitivity to levels deemed to be appropriate based on the Corporation's current economic outlook. The effect of the interest-rate swaps that the bank uses to reduce its earnings volatility due to rate risk is also included in the results of the simulation.
     At December 31, 2001, the simulation, based upon forward-looking assumptions, projects that Univest's greatest interest margin exposure to interest-rate risk would occur if interest rates rise from present levels. Given the assumptions, a 200 basis point parallel shift in the yield curve applied on a ramp-up basis would cause Univest's interest margin, over a 1-year horizon, to be approximately 0.60% less than it would be if market rates would remain unchanged. At December 31, 2000, the simulation projected that Univest's greatest interest margin exposure to interest-rate risk would occur if interest rates had declined. A 200 basis point parallel shift in the yield curve applied on a ramp-down basis would cause Univest's interest margin, over a 1-year horizon, to be approximately 1% less than it would be if market rates would remain unchanged. Policy

                      UNIVEST CORPORATION OF PENNSYLVANIA

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

limits have been established which allow a tolerance for no more than approximately a 3.25% negative impact to the interest margin resulting from a 200 basis point parallel yield curve shift over a forward looking 12-month period. See Management's Discussion and Analysis of Financial Condition and Results of Operations--"Net Interest Income" and "Asset/Liability Management, Liquidity" and the table below:

 Interest Sensitivity Analysis at December 31, 2001 (Dollars in thousands)


                                                                                  WITHIN               1-5           OVER
                                                                                  1 YEAR             YEARS        5 YEARS
                                                                        ----------------------------------------------------
 Rate Sensitive Interest Earning Assets
       Federal funds sold............................................           $      64       $       --     $       --
       Investment securities.........................................              63,840          257,120         42,629
       Loans.........................................................             400,339          343,167         54,823
       Hedging instruments...........................................             (20,000)          20,000             --
                                                                        ----------------------------------------------------
                                                                                  444,243          620,287         97,452
 Rate Sensitive Liabilities
       Interest bearing deposits.....................................             431,067          400,668            148
       Borrowed funds................................................              45,405           66,599          3,671
       Net noninterest-bearing funds (a).............................                  --               --        214,424
                                                                        ----------------------------------------------------
                                                                                  476,472          467,267        218,243
 Excess interest-earning assets (liabilities)........................             (32,229)         153,020       (120,791)
 Cumulative excess interest-earning assets (liabilities).............           $ (32,229)      $  120,791     $       --
                                                                        ====================================================


Notes to interest sensitivity analysis:
(a) Net noninterest-bearing funds is the sum of non-interest bearing liabilities and shareholders' equity minus non-interest earning assets.

                      UNIVEST CORPORATION OF PENNSYLVANIA

                                                       SUPPLEMENTARY INFORMATION

Range of Market Prices
     The following table shows the range of market values of the Corporation's stock. The Trust Department of Union National Bank and Trust Company, serves as the Corporation's Stock Transfer Agent and Registrar and Dividend Disbursement Agent pursuant to the trust powers of national banks. The prices shown on this page represent transactions between dealers and do not include retail markups, markdowns, or commissions.


                                                                                      High                 Low
                                                                             -----------------------------------------
      2001
      January-March....................................................             $ 25.00             $   22.25
      April-June.......................................................               32.50                 24.50
      July-September...................................................               34.00                 32.25
      October-December.................................................               35.40                 34.00

                                                                                      High                 Low
                                                                             -----------------------------------------
      2000
      January-March....................................................             $ 26.19             $   19.19
      April-June.......................................................               25.25                 19.53
      July-September...................................................               21.50                 19.50
      October-December.................................................               21.88                 21.00

 Cash Dividends Paid Per Share*
      2001
      January 2........................................................             $ 0.190
      April 1..........................................................               0.190
      July 1...........................................................               0.210
      October 1........................................................               0.210
                                                                             ----------------
            ...........................................................             $ 0.800 for the year 2001


      2000
      January 2........................................................             $ 0.162
      April 1..........................................................               0.162
      July 1...........................................................               0.190
      October 1........................................................               0.190
                                                                             ----------------
            ...........................................................             $ 0.704 for the year 2000


*The cash dividends paid per share have been restated to give effect to a five percent stock dividend paid on May 1, 2000.

                      UNIVEST CORPORATION OF PENNSYLVANIA

SUPPLEMENTARY INFORMATION

Description of Business

     Univest Corporation of Pennsylvania is a financial holding company with banking and financial subsidiaries operating in eastern Pennsylvania and Delaware.
     Union National Bank and Trust Company of Souderton, Pennsylvania has 19 traditional offices and 8 supermarket branches offering all normal commercial bank and trust services, and one work site office offering a payroll check cashing service. Union National also provides banking and trust services for the residents and employees of 10 retirement home communities.
     Pennview Savings Bank has 5 offices and emphasizes deposits from the general public and residential mortgage loans. Pennview also provides banking services at 2 retirement home communities. Delview, Inc., a wholly owned subsidiary of Pennview, is a passive investment holding company located in Delaware. Univest Financial Services Corporation, a subsidiary of Delview, provides various financial management services and insurance products to individuals and businesses within the holding company's market area through Univest Investments, Inc. (formerly Fin-Plan Group) and Univest Insurance, Inc.
     Univest Leasing Corporation offers services of leasing commercial, industrial, and institutional equipment to firms and individuals in the same geographical area.
     Univest Realty Corporation owns and manages real estate for all subsidiaries of the holding company.
     Univest Reinsurance Corporation (formerly Univest Insurance Company), as a reinsurer, offers life and disability insurance to individuals in connection with credit extended to them by the bank.

     Univest Electronic Services Corporation provides the data processing operation and electronic developmentfor all subsidiaries of the holding company.
     Univest Delaware, Inc. is a passive investment holding company located in Delaware.

Securities Market

     Univest Corporation of Pennsylvania stock is traded over the counter and is generally held by individuals residing within the arket area of the Corporation as stated under Description of Business. The number of shareholders as of December 31, 2001 as 2,082.

Securities and Exchange Commission Reports

     The Corporation will provide at no charge a copy of the SEC Form 10-K annual report for the year 2001 to each shareholder who requests one in writing after March 31, 2002. Requests should be directed to: Norman L. Keller, Secretary, Univest Corporation of Pennsylvania, 14 N. Main Street, Souderton, PA 18964.

                      UNIVEST CORPORATION OF PENNSYLVANIA


                                                                                                   OFFICE LOCATIONS
Union National Bank & Trust Company


Univest Plaza Office                        Hilltown Supermarket Office               Quakertown Office
TRUST AND FUNDS MANAGEMENT DIVISION,        Clemens Market                            Quakertown Shopping Plaza
CORPORATE BANKING, PRIVATE BANKING,         Route 113 & County Line Road              Clemens Market
CONSUMER AND LOAN DEPARTMENT                Souderton, Pennsylvania 18964             Routes 313 & 309
14 North Main Street                        215-703-9933                              Quakertown, Pennsylvania 18951
Souderton, Pennsylvania 18964               Kulpsville Office                         215-538-3407
215-721-2400                                Sumneytown Pike                           Ralph's Corner Office
Buckingham Office                           Kulpsville, Pennsylvania 19443            Clemens Market
Hunt Acres Center                           215-368-1666                              West Main Street & Forty Foot Road
5006 York Road                              Lansdale Area Office                      Lansdale, Pennsylvania 19446
Holicong, Pennsylvania 18928                2333 West Main Street, Suite 12           215-393-5677
215-794-5916                                Lansdale, Pennsylvania 19446              Schwenksville Office
Center Point Office                         215-362-8835                              415 Main Street
2960 Skippack Pike                          Lansdale East Office                      Schwenksville, Pennsylvania 19473
Worcester, Pennsylvania 19490               Clemens Market                            610-287-7811
610-584-8450                                620 East Main Street                      Sellersville Office
Center Square Office                        Lansdale, Pennsylvania 19446              835 Lawn Avenue
Clemens Market                              215-412-9750                              Sellersville, Pennsylvania 18960
Routes 202 & 73                             Line Lexington Office                     215-257-8060
Center Square, Pennsylvania 19422           990 Bethlehem Pike                        Solebury Office
610-279-3901                                Line Lexington, Pennsylvania 18932        Logan Square Shopping Center
East Greenville Office                      215-822-3314                              6542D York Road
321 Main Street                             Milford Office                            New Hope, Pennsylvania 18938
East Greenville, Pennsylvania 18041         Route 663 & Weiss Road                    215-862-3750
215-679-7928                                Milford Square, Pennsylvania 18935        Souderton Office
Franconia Office                            215-536-4204                              10 West Broad Street
503 Harleysville Pike                       Montgomery Office                         Souderton, Pennsylvania 18964
Franconia, Pennsylvania 18924               986 Bethlehem Pike                        215-721-2400
215-721-0707                                Montgomeryville, Pennsylvania 18936       Telford Office
Green Lane Office                           215-699-3525                              50 Penn Avenue
Gravel Pike                                 New Britain Office                        Telford, Pennsylvania 18969
Green Lane, Pennsylvania 18054              Clemens Market                            215-723-4515
215-234-4511                                202 Town Center                           Telford Supermarket Office
Harleysville Office                         New Britain, Pennsylvania 18901           Landis Market
Clemens Market                              215-345-8259                              2685 County Line Road
611 Main Street                             Perkasie Office                           Telford, Pennsylvania 18969
Harleysville, Pennsylvania 19438            545 Constitution Avenue                   215-721-7412
215-256-8048                                Perkasie, Pennsylvania 18944              Trappe Office
Hilltown Traditional Office                 215-257-6607                              595 West Main Street
Routes 113 & 309                            Plumsteadville Office                     Trappe, Pennsylvania 19426
Souderton, Pennsylvania 18964               5859 Easton Road                          610-454-0883
215-721-2471                                Plumsteadville, Pennsylvania 18949
                                            215-766-3701
Pennview Savings Bank                       Montgomeryville Office                    Univest Investments, Inc.
Executive Offices                           706 North Wales Road                      14 North Main Street
14 North Main Street                        Montgomeryville, Pennsylvania 18936       Souderton, Pennsylvania 18964
Souderton, Pennsylvania 18964               215-362-5130                              215-721-2112
215-721-2400                                Silverdale Office                         Univest Insurance, Inc.
Franconia Office                            103 Baringer Avenue                       521 West Main Street
503 Harleysville Pike                       Silverdale, Pennsylvania 18962            Lansdale, Pennsylvania 19446
Franconia, Pennsylvania 18924               215-257-9600                              215-362-7000
215-721-0707                                Souderton Office
Hatfield Office                             10 West Broad Street
115 East Broad Street                       Souderton, Pennsylvania 18964
Hatfield, Pennsylvania 19440                215-721-2400
215-855-4646

                      UNIVEST CORPORATION OF PENNSYLVANIA


 DIRECTORS
 James L. Bergey *+                                           Marvin A. Anders *+
 President,                                                   Chairman, Univest Corporation of Pennsylvania; and
 Abram W. Bergey & Sons, Inc.                                 Chairman, Union National Bank & Trust Company

 Clair W. Clemens *+                                          William S. Aichele *+o
 Retired,                                                     President & Chief Executive Officer, Univest
 Hatfield Quality Meats, Inc.                                 Corporation of Pennsylvania; and President
                                                              & Chief Executive Officer, Union National Bank
 R. Lee Delp *                                                & Trust Company
 Principal,
 R. L. Delp & Company                                         Norman L. Keller *o
                                                              Executive Vice President, Univest Corporation of
 Richard W. Godshall #                                        Pennsylvania; and President & Chief Executive Officer,
 Physician, M.D., Upper Bucks                                 Pennview Savings Bank
 Orthopaedic Associates
                                                              Laurence A. Moyer o
 Charles H. Hoeflich *+                                       Executive Vice President & Secretary,
 Chairman Emeritus,                                           Pennview Savings Bank
 Univest Corporation of Pennsylvania

 Thomas K. Leidy *+
 Chairman & President,
 Leidy's, Inc.

 H. Ray Mininger *
 President,
 H. Mininger & Son, Inc.

 William G. Morral o
 Retired,
 Moyer Packing Company

 Merrill S. Moyer *+o
 Retired Chairman, Univest Corporation of
 Pennsylvania; and Retired Chairman, Union National
 Bank & Trust Company

 Paul Gregory Shelly *+
 President,
 Shelly Enterprises, Inc.

 John U. Young *o
 President,                                                   KEY
 Alderfer Bologna Co., Inc.
                                                              * Director of Univest Corporation of Pennsylvania
 Margaret K. Zook #                                           + Director of Union National Bank & Trust Company
 Administrator,                                               o Director of Pennview Savings Bank
 Souderton Mennonite Homes                                    # Alternate Director of Univest Corporation of Pennsylvania

                                      III


 OFFICERS
 UNIVEST CORPORATION OF PENNSYLVANIA         UNION NATIONAL BANK & TRUST COMPANY      PENNVIEW SAVINGS BANK

 SENIOR MANAGEMENT                           SENIOR MANAGEMENT                        SENIOR MANAGEMENT

 Marvin A. Anders, Chairman                  Marvin A. Anders, Chairman               Norman L. Keller, President &
 William S. Aichele, President & Chief       William S. Aichele, President &            Chief Executive Officer
   Executive Officer                           Chief Executive Officer                Laurence A. Moyer, Executive
 Norman L. Keller, Executive Vice            Wallace H. Bieler, Executive Vice          Vice President & Secretary
   President & Corporate Secretary             President & Chief Financial Officer    Francis E. Varilla, Senior Vice
 Wallace H. Bieler, Executive Vice           K. Leon Moyer, Executive Vice            President,
   President, Treasurer, & Chief               President & Credit Policy Officer        Chief Financial Officer & Treasurer
  Financial Officer                         George D. Terry, Jr., Executive
K. Leon Moyer, Executive Vice                  Vice President                         UNIVEST INSURANCE, INC.
  President & Credit Policy Officer
George D. Terry, Jr., Executive Vice        SENIOR VICE PRESIDENTS                    Martin Renninger, Chairman &
  President, Electronic Services                                                        Chief Executive Officer
Martin Renninger, Senior Vice President,    Linda J. Bishop, Sales & Marketing        George Becker, Jr., President
  Financial Services & Insurance            Diane L. Koehler, Compliance &            Cynthia L. Gum, Chief
                                            Community Reinvestment                    Operating Officer
SENIOR VICE PRESIDENTS                      John T. Landes, Corporate Banking         George J. Becker, III, Vice President
                                            Ronald S. Price, Corporate Banking        William R. Erickson, Vice President
Linda J. Bishop, Sales & Marketing          Barry L. Stoltzfus, Trust Division        Hervey W. Schofield, Vice President
Richard L. Boaman, Electronic Services                                                Gail M. Strohmeyer, Vice President
Duane J. Brobst, Credit Quality             VICE PRESIDENTS                           Richard Theis, Vice President
Douglas R. Delp, Human Resources &
  Branch Delivery                           Vernon L. Clemmer, Trust Operations       UNIVEST INVESTMENTS, INC.
Kenneth D. Hochstetler, Wealth              John W. Duerksen, Corporate Banking
  Management                                J. Matthew Holliday, Trust &              Martin Renninger, Chairman
Diane L. Koehler, Compliance &                Investment Services                     Kenneth D. Hochstetler, President
  Community Reinvestment                    Patricia J. Kratz, Corporate Banking      Darren G. Johnson, Vice President
Richard R. Swartley, Electronic Services    William F. Marks, Corporate Banking
                                            Rose A. Radcliff, Corporate Banking       OTHER PRINCIPAL SUBSIDIARIES
VICE PRESIDENTS                             Stephen D. Robinson, Corporate            OF UNIVEST CORPORATION OF
                                              Banking                                 PENNSYLVANIA
Michael A. Baymor, Credit Quality           Ricky R. Schneider, Corporate Banking
Gary E. Brown, Wealth Management            Harry A. Wenzel, Corporate Banking        Univest Realty Corporation
Patricia S. Coleman, Electronic Services    Gary S. Wolfer, Trust &                   Univest Reinsurance Corporation
Richard D. Juniper, Auditor                   Investment Services                     Univest Delaware Inc.
Garry R. Kuhnle, Credit Support             Fern M. Zepp, Trust Division
Mary L. Marger, Electronic Services
William B. Meyer, Loan Review
Timothy E. Mininger,
  Wealth Management
Laurence A. Moyer, Residential
  Mortgage Origination
Philip J. Rush, Finance & Accounting
Keith C. Thomas, Asset Recovery
Francis E. Varilla, Finance & Accounting





                                       IV

 INFORMATION FOR SHAREHOLDERS

 CORPORATE HEADQUARTERS
 Univest Plaza
 14 North Main Street
 Souderton, Pennsylvania 18964

 SHAREHOLDERS' MEETING
 The Annual Shareholders' Meeting will
 take place at 10:45 a.m., Tuesday April 9, 2002, in the Board Room at Univest
 Plaza, 14 North Main Street, Souderton,
 Pennsylvania.

 MARKET MAKERS FOR UNIVEST CORPORATION
 OF PENNSYLVANIA COMMON STOCK
 Legg Mason Wood Walker, Inc.
 1-800-221-8496

 Ryan, Beck & Co.
 1-800-223-8969

 F.J. Morrissey & Co., Inc.
 1-800-842-8928

 UNIVEST SHAREHOLDER
 INFORMATION HOTLINE
 For more information on the Univest
 Corporation of Pennsylvania Common
 Stock, please call 215-721-2434.
















                                       V